As filed with the Securities and Exchange Commission on March 14, 2018

Registration No. 333-223261

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GreenTree Hospitality Group Ltd.

(Exact name of Registrant as specified in its charter)

Cayman Islands	7011	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2451 Hongqiao Road, Changning District

Shanghai 200335

People’s Republic of China

+86-21-3617-4886

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Law Debenture Corporate Services Inc.

801 2nd Avenue, Suite 403

New York, NY 10017, United States

+1-212-750-6474

(Name, address and telephone number of agent for service)

Chris K.H. Lin, Esq.	Allen C. Wang, Esq.
Daniel Fertig, Esq.	Zheng Wang, Esq.
Simpson Thacher & Bartlett LLP	Latham & Watkins
35th Floor, ICBC Tower	18th Floor, One Exchange Square
3 Garden Road	8 Connaught Place, Central
Central, Hong Kong	Hong Kong
+852-2514-7600	+852-2912-2500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(2)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Class A ordinary shares, par value US$0.50 per share	22,310,000	US$18.00	US$401,580,000	US$49,997

(1)	American depositary shares, or ADSs, evidenced by American depositary receipts issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6. Each ADS represents one (1) Class A ordinary share.
(2)	Includes (a) Class A ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs and (b) all Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States. Offers and sales of shares outside the United States are being made pursuant to Regulation S under the Securities Act of 1933, as amended, and are not covered by this Registration Statement.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(4)	Of which US$24,900 was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (subject to completion)

Issued                     , 2018

19,400,000 American Depositary Shares

GreenTree Hospitality Group Ltd.

REPRESENTING 19,400,000 CLASS A ORDINARY SHARES

GreenTree Hospitality Group Ltd. is offering 19,400,000 American depositary shares, or ADSs. Each ADS represents one (1) Class A ordinary share, par value US$0.50 per share. This is our initial public offering and no public market currently exists for our ADSs or shares.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. Immediately prior to the completion of this offering, our outstanding share capital will consist of 56,589,300 Class A ordinary shares and 34,762,909 Class B ordinary shares, all of which will be owned by our parent company, GreenTree Inns Hotel Management Group, Inc., a Cayman Islands company, or GTI. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one (1) vote. Each Class B ordinary share is entitled to three (3) votes if such Class B ordinary share is owned by GTI, Mr. Alex S. Xu, our founder, chairman and chief executive officer, Mr. Alex S. Xu’s family trusts or his or the family trust’s designated transferees, and is convertible into one (1) Class A ordinary share at any time if such Class B ordinary share is owned by any other holder. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

GTI will beneficially own 74.5% of our Class A ordinary shares and 100% of our Class B ordinary shares immediately after the completion of this offering and 89.2% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering. The voting power of our company owned by GTI is indirectly owned by Mr. Alex S. Xu, our founder, chairman and chief executive officer, as he owns 83.9% of voting power of GTI, which entitles Mr. Xu to nominate or replace all directors of GTI, and determine how GTI exercises the voting power in our company. Following the completion of this offering and as long as GTI or Mr. Alex S. Xu owns at least 50% of the voting power of our company, we will be a “controlled company” as defined under the NYSE Listed Company Manual. We have no current intention to rely on the controlled company exemption.

Prior to this offering, there has been no public market for the ADSs or our shares. It is currently estimated that the initial public offering price per ADS will be between US$16.00 and US$18.00. We have applied to list our ADSs on the New York Stock Exchange under the symbol “GHG.”

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 14.

PRICE US$             AN ADS

	Price to public	Underwriting Discounts and Commissions(1)	Proceeds before expense to Company
Per ADS	US$	US$	US$
Total	US$	US$	US$

(1)	For a description of compensation payable to the underwriters, see “Underwriting.”

We have granted the underwriters the right to purchase up to 2,910,000 additional ADSs to cover over-allotments within 30 days after the date of this prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on or about                 , 2018.

MORGAN STANLEY	BofA Merrill Lynch	UBS INVESTMENT BANK

ICBC International

Prospectus dated                 , 2018.

GreenTree Hospitality Group Ltd.

263 Cities

2,289 Hotels

190,807 Rooms

20,655,823 Members

As of December 31, 2017

格林联盟酒店

格林东方酒店

This prospectus contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This prospectus contains statistical data and estimates published by various sources. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

i

No dealer, salesperson or other person is authorized to give any information or to represent as to anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell, and we are seeking offers to buy, only the ADSs offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of the ADSs.

Neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where other action for that purpose is required, other than in the U.S. persons outside the U.S. who come into possession of this prospectus or any free writing prospectus filed with the U.S. Securities and Exchange Commission, or SEC, must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the U.S.

Until                 , 2018 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our ADSs. You should carefully read the entire prospectus, including “Risk Factors” and the financial statements, before making an investment decision.

We are the leading pure play franchised hotel operator in China as franchised-and-managed hotels represent almost all of the hotels in our hotel network. In 2016, we were the fourth largest economy to mid-scale hotel group in China in terms of number of hotel rooms according to China Hospitality Association. As of December 31, 2017, we had the highest proportion of franchised-and-managed hotels among the top four economy to mid-scale hotel networks in China, with 98.9% of hotels in our network as of those dates being franchised-and-managed hotels. As of December 31, 2017, our hotel network comprised 2,289 hotels with 190,807 rooms in China, covering all four centrally-administrated municipalities and 263 cities throughout all 27 provinces and autonomous regions in China, as well as an additional 306 hotels with 23,157 rooms that were contracted for or under development. Out of those 306 hotels, 129 hotels were contracted for, and the remaining 177 hotels were under development and are expected to commence operation by June 2018.

We operate one of the fastest growing economy to mid-scale hotel networks in China, with over 13 years of proven results and experience. Furthermore, we achieved the 2,000-hotel milestone through organic growth. From December 31, 2012 to December 31, 2017, we grew from 792 to 2,289 hotels at a CAGR of 23.7% and from 70,934 rooms to 190,807 rooms at a CAGR of 21.9%. As a result of our strategic focus on building a dense network of hotels in the most affluent regions in China with high growth potential, 50.5% of our hotels were located in Shanghai Municipality, Jiangsu, Zhejiang and Anhui Provinces, or the Greater Yangtze River Delta region, while 12.8% of our hotels were located in Beijing/Tianjin/Hebei region as of December 31, 2017.

We sell a predominant proportion of our room nights through our strong direct sales channels comprising our website and mobile app. In 2015, 2016 and 2017, we sold approximately 97% of our room nights through our direct sales channels, while online travel agencies, or OTAs, only contributed approximately 3% of our room nights. Our strong direct sales channels, combined with a loyal customer base, have contributed to our financial success. Over the years, we have grown a strong base of loyal members at a CAGR of approximately 42% from approximately 1.8 million members as of December 31, 2010. As of December 31, 2017, we had over 820,000 corporate clients who were able to settle directly with us or our franchisees and enjoy a preferential room rate and approximately 21 million members who registered with us and enjoyed a range of different benefits, including discounts on room rates, priority in making hotel reservations. In 2015, 2016 and 2017, our corporate clients and loyal members booked 72.9%, 72.9% and 73.0%, respectively, of our room nights.

We have built a strong “GreenTree Inns” brand as a result of our long-standing dedication in the hospitality industry in China and consistent quality of our services, signature hotel designs, broad geographic coverage and convenient locations. We have positioned our brands to appeal to value- and quality-conscious business travelers and leisure travelers. Starting from our GreenTree Inns hotels in 2004, we have successfully rolled out a number of brands to establish a full product suite, which we believe enables us to capture a wide spectrum of market opportunities. Our current brand portfolio comprises (i) mid- to up-scale brands including GreenTree Eastern founded in 2012, and newly launched Gme, Gya and VX brands with an aggregate of nine hotels being contracted; (ii) mid-scale brands including GreenTree Inns founded in 2004 and GreenTree Alliance founded in 2008; and (iii) economy brands including Vatica founded in 2013 and Shell founded in 2016.

We have established a highly effective and scalable franchise management system that enables us to win franchisees and grow rapidly. This platform not only ensures quality service be consistently delivered to our guests, but also helps our franchisees integrate into our hotel network smoothly and quickly. Our strong and supportive franchise platform and disciplined return-driven model enable our franchisees to generate highly attractive investment returns, which we believe is both a strong attraction for prospective franchisees and a strong incentive for existing franchisees to open multiple hotels.

As a result of our pure play franchise business model, strong direct sales channels, loyal hotel guests and effective management and operational platform, we have consistently achieved highly attractive profitability, as evidenced by our Adjusted EBITDA of RMB323.1 million, RMB338.5 million and RMB440.8 million (US$67.8 million), Adjusted EBITDA margin of 50.9%, 52.3% and 56.6%, net income of RMB235.7 million, RMB265.8 million and RMB285.1 million (US$43.8 million), net margin of 37.1%, 41.0% and 36.6% and return on equity of 34.5%, 29.5% and 32.4% for 2015, 2016 and 2017, respectively. See “Summary Consolidated Financial and Operating Data — Non-GAAP Financial Data.” We have also been able to grow our network substantially and generate strong cash flow consistently since inception in 2004 with minimal debt and equity financing. In 2015, 2016 and 2017, we generated net operating cash inflow of RMB357.3 million, RMB443.6 million and RMB476.7 million (US$73.3 million) and did not have any outstanding indebtedness as of December 31, 2017.

Our Strengths

We have achieved a leading position in China’s economy to mid-scale hotel industry through our dedication in addressing the needs of our hotel guests and franchisees. We believe that we possess the following strengths which contribute to our success and differentiate us from our competitors:

•	leading pure play franchise hotel operator in China with attractive returns;

•	one of the largest hotel networks in China through rapid organic growth;

•	97% of room nights sold through direct sales channels with loyal membership base;

•	strong brand recognition with a diverse product suite;

•	effective management and operational system with people-first philosophy; and

•	guests and franchisees-focused and service-oriented culture with an experienced management team.

Our Strategies

Our goal is to become a leading economy to mid-scale hotel network globally for business and leisure travelers. We intend to achieve this goal by executing on the following strategies:

•	enhance our leading position by expanding our hotel network;

•	enhance profitability and performance of our hotels in operations;

•	strengthen brand recognition and expand our membership base by leveraging our membership program;

•	meet evolving market demand through brand portfolio mix diversification; and

•	attract, retain and promote well-trained employees.

Our Challenges

We believe some of the major risks and uncertainties that may materially and adversely affect us include the following:

•	our results of operations are subject to conditions typically affecting the hospitality industry;

•	we are subject to various risks inherent in the franchised-and-managed business model;

•	we may not be able to renew our existing franchise agreements or renegotiate new franchise agreements when they expire;

•	failure to comply with government regulations relating to the franchise, hospitality industry, construction, fire prevention, food hygiene, safety and environmental protection could materially and adversely affect our business and results of operations;

•	the legal rights of our franchisees and us to use certain leased properties could be challenged by property owners or other third parties, which could prevent our franchisees or us from continuing to operate the affected hotels or increase the costs associated with operating these hotels;

•	we may not be able to successfully attract new franchisees and compete for franchise agreements and, as a result, we may not be able to achieve our planned growth;

•	the leases of our franchisees and us could be terminated early, we or our franchisees may not be able to renew the existing leases on commercially reasonable terms and the rents could increase substantially, which could materially and adversely affect our operations;

•	our financial condition and results of operations may be materially affected if our strategy to diversify our brand portfolio and mix of hospitality offerings is not successfully implemented; and

•	our results of operations may fluctuate significantly due to seasonality and other factors.

We also face other challenges, risks and uncertainties that may materially and adversely affect our business, financial condition, results of operations and prospects. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our ADSs.

Corporate Structure and History

We are a Cayman Islands holding company and conduct our operations in China through our PRC subsidiaries. GreenTree Inns Hotel Management Group, Inc., a company incorporated in Samoa, or GreenTree Samoa, was formed to be the holding company of all but two of our PRC subsidiaries that operate our hotels in the PRC. GreenTree Samoa also owns 100% of the equity interest in Pacific Hotel Investment, Inc. and GreenTree Suites Management Corp., which owns 100% of the equity interest in the other two of our PRC subsidiaries.

Following the completion of this offering and as long as GTI or Mr. Alex S. Xu owns at least 50% of the voting power of our company, we will be a “controlled company” as defined under the NYSE Listed Company Manual. We have no current intention to rely on the controlled company exemption.

The following diagram illustrates our ownership structure immediately before our initial public offering. It omits all our subsidiaries and joint ventures. See “Our History and Corporate Structure” for our corporate structure showing the material subsidiaries and joint ventures.

Note:

(1)

GTI holds 56,589,300 Class A ordinary shares and 34,762,909 Class B ordinary shares in our company. GTI is entitled to cast 160,878,027 votes. Class A ordinary shares are entitled to one (1) vote per share and holders of Class B ordinary shares are entitled to three (3) votes per share, in respect of matters requiring the votes of shareholders of our company. Holders of our Class A and Class B ordinary shares have the same rights to dividend and other distributions.

Immediately after the completion of this offering, 56,589,300 of our Class A ordinary shares and 34,762,909 of our Class B ordinary shares will be owned by GTI, our parent company. The following diagram illustrates our ownership structure immediately after the completion of this offering.

Notes:

(1)	GTI holds 56,589,300 Class A ordinary shares, 34,762,909 Class B ordinary shares and is entitled to cast 160,878,027 votes. Mr. Alex S. Xu is considered to beneficially own these shares and has power to direct these votes. See “Principal Shareholder.”
(2)	In aggregate, the public shareholders hold 19,400,000 Class A ordinary shares and are entitled to cast an aggregate of 19,400,000 votes.

After the completion of this offering, GTI intends to register and distribute to each of its shareholders not more than 60% of the number of our shares that represent the percentage of such shareholder’s ownership in GTI as of the closing date of this offering. As a condition to receive our shares, GTI’s shareholders will be required to enter into lock-up agreements with us to agree, among others, not to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend, make any short sale, file a registration statement, or make any demand for or exercise any right to file a registration statement, under the Securities Act or otherwise dispose of any of our shares prior to the expiry of a six-month period following the date of this prospectus. The number of our shares subject to such lock-up agreements will be reduced by 25% at the end of the six month period following the date of this prospectus and each six month period thereafter through the two-year anniversary of the date of this prospectus.

Our Corporate Information

Our principal executive offices are located at 2451 Hongqiao Road, Changning District, Shanghai 200335, People’s Republic of China. Our telephone number at this address is +86-21-3617-4886. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.

Our corporate website is www.998.com. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 801 2nd Avenue, Suite 403, New York, NY 10017.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We will take advantage of the extended transition period. As a result of this election, our financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.07 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Conventions That Apply to This Prospectus

Unless we indicate otherwise, references in this prospectus to:

•	“ADR” or “ADRs” are to the American depositary receipts, which, if issued, evidence our ADSs;

•	“ADSs” are to our American depositary shares, each of which represents one (1) Class A ordinary share;

•	“Adjusted EBITDA” are to Adjusted EBITDA as calculated and presented in the “Summary Consolidated Financial and Operating Data”, “Selected Consolidated Financial and Operating Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in this prospectus;

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

•	“GreenTree Inns” brand are to hotels operated under the GreenTree Inns and GreenTree Inns Express brands;

•	“leased-and-operated hotels” are to hotels that we lease or own the premises and operate;

•	“RMB” or “Renminbi” are to the legal currency of China;

•	“ramp up stage” are to hotels in operation that have been open for six or fewer months;

•	“RevPAR” are to revenue per available room, which is calculated by multiplying our hotels’ average daily room rate, or ADR, by its occupancy rate;

•	“shares” are to, collectively, our Class A ordinary shares and Class B ordinary shares, par value US$0.50 per share;

•	“Tier 1 cities” are to the term used by the National Bureau of Statistics of China and refer to Beijing, Shanghai, Shenzhen and Guangzhou;

•	“Tier 2 cities” are to the 32 major cities, other than Tier 1 cities, as categorized by the National Bureau of Statistics of China, including provincial capitals, administrative capitals of autonomous regions, direct-controlled municipalities and other major cities designated as “municipalities with independent planning” by the State Council;

•	“US$,” “U.S. dollars,” or “dollars” are to the legal currency of the United States;

•	“U.S. GAAP” are to accounting principles generally accepted in the United States; and

•	“we,” “us,” “our company” and “our” are to GreenTree Hospitality Group Ltd., our Cayman Islands holding company, and its subsidiaries, as the context requires.

Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB6.5063 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 29, 2017. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On March 9, 2018, the noon buying rate for Renminbi was RMB6.3285 to US$1.00.

The number of our shares that will be outstanding after this offering is calculated based on 91,352,209 shares outstanding as of the date of this prospectus, and excludes:

•	1,703,000 Class A ordinary shares issuable upon the exercise of options to purchase Class A ordinary shares that were outstanding as of the date of this prospectus; and

•	an additional 7,297,000 Class A ordinary shares reserved for future issuance under our 2018 share incentive plan.

Except as otherwise indicated, all information in this prospectus assumes:

•	no exercise by the underwriters of their option to purchase up to an additional 2,910,000 ADSs representing 2,910,000 Class A ordinary shares from us.

THE OFFERING

ADSs Offered by Us	19,400,000 ADSs

Public Offering Price	We estimate that the initial public offering price will be between US$16.00 and US$18.00 per ADS.

ADSs Outstanding Immediately After This Offering	19,400,000 ADSs.

Shares Outstanding Immediately After This Offering	110,752,209 shares, comprising 75,989,300 Class A ordinary shares, and 34,762,909 Class B ordinary shares, excluding shares issuable upon the exercise of options outstanding under our 2018 share incentive plan as of the date of this prospectus.

Over-Allotment Option	We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 2,910,000 additional ADSs at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

The ADSs	Each ADS represents one (1) Class A ordinary share.

The depositary will be the holder of the Class A ordinary shares underlying the ADSs and you will have the rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Shares	Our shares will consist of Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering.

Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote; each Class B ordinary share is entitled to three (3) votes if such Class B ordinary share is owned by GTI, Mr. Alex S. Xu, our founder, chairman and chief executive officer, Mr. Alex S. Xu’s family trusts or his or the family trust’s designated transferees, and is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares. For a description of Class A ordinary shares and Class B ordinary shares, see “Description of Share Capital.”

Use of Proceeds	We estimate that we will receive net proceeds of approximately US$301.1 million from this offering, assuming an initial public offering price of US$17.00 per ADS, the mid-point of the estimated range of the initial public offering price set forth on the cover of this prospectus, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us. We plan to use the net proceeds we will receive from this offering for general corporate purposes in line with our strategies, including for the organic expansion of our hotel chain and the improvement of existing hotel properties, potential acquisitions of domestic and overseas operators that will complement our operations and accelerate our expansion plan, and for working capital and other general corporate purposes. See “Use of Proceeds” for more information.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks relating to investing in our ADSs. You should carefully consider these risks before deciding to invest in our ADSs.

Directed ADS Program	At our request, the underwriters have reserved up to 5% of the ADSs being offered by this prospectus for sale to and purchase by our directors, officers, employees, business associates and related persons at the initial public offering price through a directed share program in accordance with applicable laws. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or a portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs.

Listing	We have applied to list our ADSs on the New York Stock Exchange.

Proposed Trading Symbol	GHG

Depositary	Deutsche Bank Trust Company Americas

Lock-up	We and our sole shareholder, GTI, have agreed with the underwriters to certain lock-up restrictions in respect of our shares, ADSs, and/or any securities convertible into or exchangeable or exercisable for any of our shares or ADSs, during the period ending six months after the completion of this offering, subject to certain exceptions. See “Shares Eligible for Future Sale” and “Underwriting.”

After the completion of this offering, GTI intends to register and distribute to each of its shareholders not more than 60% of the number of our shares that represent the percentage of such shareholder’s ownership in GTI as of the closing date of this offering. As a condition to receiving our shares, GTI’s Shareholders will be required to enter into lock-up agreements with us to agree, among others, not to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend, make any short sale, file a registration statement, or make any demand for or exercise any right to file a registration statement, under the Securities Act or otherwise dispose of any of our shares prior to the expiry of a six-month period following the date of this prospectus. The number of our shares subject to such lock-up agreements will be reduced by 25% at the end of the six month period following the date of this prospectus and each six month period thereafter through the two-year anniversary of the date of this prospectus.

Summary Consolidated Financial and Operating Data

The following summary consolidated statements of comprehensive income data for the years ended December 31, 2015, 2016 and 2017 and the summary consolidated balance sheet data as of December 31, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Our historical results are not necessarily indicative of results to be expected for any future period. The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.

	Year ended December 31,
	2015	2016	2017
	RMB	RMB	RMB		US$
	(in thousands)
Summary Consolidated Statements of Comprehensive Income Data:
Revenues
Leased-and-operated hotels	204,761	183,773	189,134		29,069
Franchised-and-managed hotels	397,987	421,577	535,632		82,325
Membership fees	31,972	42,439	53,365		8,202

Total revenues	634,720	647,789	778,131		119,596

Operating costs and expenses
Hotel operating costs	(264,335)	(240,132)	(233,646)		(35,910)
Selling and marketing expenses	(24,643)	(26,609)	(45,032)		(6,921)
General and administrative expenses	(64,308)	(77,933)	(121,657	)(1)	(18,698)
Other operating expenses	(14,757)	(3,073)	(5,629)		(866)

Total operating costs and expenses	(368,043)	(347,747)	(405,964)		(62,395)
Other operating income	21,095	12,222	15,284		2,349

Income from operations	287,772	312,264	387,451		59,550
Interest income and other, net	19,643	22,039	26,238		4,032
Interest expense	—	—	(1,443)		(221)
Gains from trading securities	25,545	24,564	59,165		9,094
Other income (expense), net	—	1,322	1,191		183

Income before income taxes	332,960	360,189	472,602		72,638
Income tax expense	(80,077)	(83,924)	(186,651	)(2)	(28,688)

Income before share of loss in equity investees	252,883	276,265	285,951		43,950
Share of loss in equity investees, net of tax	(17,213)	(10,465)	(900)		(138)

Net income	235,670	265,800	285,051		43,812
Net loss attributable to noncontrolling interests	123	173	349		54

Net income attributable to ordinary shareholders	235,793	265,973	285,400		43,866

(1)	Includes one-time share-based compensation expenses of RMB38.0 million (US$5.8 million) in 2017 for GTI’s shares granted to certain of our directors for their past services as directors.
(2)	Includes withholding taxes of RMB67.7 million (US$10.4 million) incurred in connection with a cash dividend distributed by our subsidiaries incorporated in the PRC during the year ended December 31, 2017.

The following table presents a summary of our consolidated balance sheet data as of December 31, 2015, 2016 and 2017:

	As of December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	505,857	896,783	161,964	24,893
Property and equipment, net	141,394	110,436	96,669	14,858
Intangible assets, net	5,981	4,927	3,727	573
Goodwill	2,959	2,959	2,959	455
Long-term investments	81,158	35,497	122,509	18,829
Total assets	1,407,151	1,875,751	1,755,983	269,890
Deferred revenue	151,101	201,356	253,361	38,941
Total liabilities	629,947	848,827	1,023,378	157,291
Total shareholders’ equity	777,204	1,026,924	732,605	112,599
Total liabilities and shareholders’ equity	1,407,151	1,875,751	1,755,983	269,890

The following tables present certain unaudited financial data and selected operating data as of and for the years ended December 31, 2015, 2016 and 2017:

	As of December 31,
	2015	2016	2017
Summary Operating Data:
Total hotels in operation	1,651	1,964	2,289
Franchised-and-managed hotels	1,611	1,932	2,263
Leased-and-operated hotels	40	32	26
Total hotel rooms in operation	146,176	168,238	190,807
Franchised-and-managed hotels	141,434	164,207	187,505
Leased-and-operated hotels	4,742	4,031	3,302
Number of cities	210	234	263

	Year Ended December 31,
	2015	2016	2017
Occupancy rate (as a percentage)(1)
Total hotels in operation	77.8%	80.4%	82.6%
Franchised-and-managed hotels	78.3%	80.9%	82.9%
Leased-and-operated hotels	66.8%	66.4%	70.3%
Average daily rate (in RMB)
Total hotels in operation	152	153	157
Franchised-and-managed hotels	152	152	156
Leased-and-operated hotels	160	164	186
RevPAR (in RMB)
Total hotels in operation	118	123	130
Franchised-and-managed hotels	119	123	129
Leased-and-operated hotels	107	109	131

(1)	Based on number of available rooms.

	Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands, except for percentage)
Non-GAAP Financial Data
Adjusted EBITDA(1)	323,117	338,470	440,800	67,751
Adjusted EBITDA Margin(2)	50.9%	52.3%	56.6%

(1)	We believe that Adjusted EBITDA, as we present it, is a useful financial metric to assess our operating and financial performance before the impact of investing and financing transactions, income taxes and certain non-core and non-recurring items in our financial statements.

The presentation of Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business.

The use of Adjusted EBITDA has certain limitations because it does not reflect all items of income and expenses that affect our operations. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our operating and financial performance. Depreciation and amortization expense for various long-term assets, income tax and share-based compensation have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest expense/income, gains/losses from trading securities, income tax expenses, share-based compensation, share of loss in equity investees and other relevant items both in our reconciliations to the corresponding U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

The term Adjusted EBITDA is not defined under U.S. GAAP, and Adjusted EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. When assessing our operating and financial performance, you should not consider this data in isolation or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our Adjusted EBITDA may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate Adjusted EBITDA in the same manner as we do.

A reconciliation of Adjusted EBITDA to net income, which is the most directly comparable U.S. GAAP measure, is provided below:

	Year Ended December 31,
	2015	2016	2017
	(RMB)	(RMB)	RMB	US$
	(in thousands)
Net income	235,670	265,800	285,051	43,812
Deduct:
Other operating income	21,095	12,222	15,284	2,349
Interest income and other, net	19,643	22,039	26,238	4,032
Gains from trading securities	25,545	24,564	59,165	9,094
Other income (expense), net	—	1,322	1,191	183
Add:
Other operating expenses	14,757	3,073	5,629	866
Income tax expense	80,077	83,924	186,651	28,688
Share of loss in equity investees, net of tax	17,213	10,465	900	138
Interest expense	—	—	1,443	221
Share-based compensation	—	—	38,048	5,848
Depreciation and amortization	41,683	35,355	24,956	3,836

Adjusted EBITDA (Non-GAAP)	323,117	338,470	440,800	67,751

(2)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by our total revenues.

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our results of operations are subject to conditions typically affecting the hospitality industry.

Our results of operations are subject to conditions typically affecting the hospitality industry, including the following:

•	changes in national, regional or local economic conditions;

•	natural disasters or travelers’ fears of exposure to serious contagious diseases;

•	changes in travel patterns;

•	changes in governmental regulations that influence or determine wages, prices or construction costs;

•	local market conditions such as an oversupply of, or a reduction in demand for, hotel rooms;

•	our ability to secure desirable locations for our hotels;

•	the attractiveness of our hotels to potential guests and competition from other hotels;

•	changes in occupancy and room rates;

•	increases in operating costs and expenses due to inflation and other factors;

•	our ability to develop and maintain positive relations with current and potential franchisees; and

•	the performance of managerial and other employees of our hotels.

Changes in any of these conditions could adversely affect our occupancy rates, average daily rates and RevPAR or otherwise adversely affect our business, results of operations and financial condition.

We are subject to various operational risks inherent in the franchised-and-managed business model.

Our success could be adversely affected by the performance of our franchised-and-managed hotels. As of December 31, 2017, we franchised-and-managed approximately 98.9% of our hotels, and we derived 62.7%, 65.0% and 68.8% of our revenues from those hotels in 2015, 2016 and 2017, respectively. We plan to increase the number of franchised-and-managed hotels in operation to increase our national presence in China. Our franchisees may not be able to develop hotel properties on a timely basis, which could adversely affect our growth strategy and may impact our ability to collect fees from them on a timely basis.

We oversee and manage the operations of our franchised-and-managed hotels pursuant to various franchise agreements. However, we are not able to control the actions of our franchisees. Under those franchise agreements, our franchisees are typically responsible for developing hotel properties on a timely basis, bearing the costs and expenses of developing and operating the hotels, including costs of renovating the hotels to our standards and recruiting and employing hotel staff. However, if our franchisees have difficulties in accessing capital or are reluctant to make investments for the management or renovation of the hotels, we may not able to force them to secure the required capital and the quality of our franchised-and-managed hotels’ operations may be thereby diminished.

We normally require our franchisees to secure relevant governmental approvals and permits for operating the hotels in our standard franchise agreements and require that our franchisees provide us with some basic approvals and permits, including business license, special industry license and fire prevention safety inspection certificates. However, some of our franchisees may not be able to obtain such approvals or permits in a timely manner, or at all. See “— Failure to comply with government regulations relating to the franchise, hospitality industry, construction, fire prevention, food hygiene, safety and environmental protection could materially and adversely affect our business and results of operations.”

As many factors affecting the operations of those hotels are beyond our control, we cannot assure you that the quality of the services in our franchised-and-managed hotels are consistent with our standards and requirements. Although we send for routine inspection purposes regional managers and members of our quality control team to franchised-and-managed hotels on a regular basis, we may not be able to identify problems in their operations and make responses on a timely basis. As a result, our image and reputation may suffer, which may have a material adverse effect on our business and results of operations.

In addition to quality standards, safety incidents such as fire accidents may occur at our franchised-and-managed hotels despite our supervision. Any such occurrence may result in substantial reputational harm to us and our brands. In addition, if such safety incidents occur at any of the franchised-and-managed hotels that do not possess the relevant licenses, permits or inspection certificate, there could be substantial negative publicity, thereby triggering large-scale government actions that could impact our entire hotel network, which in turn will have a material adverse impact on our business, results of operations and financial condition.

Although our proprietary information system can collect operational and financial data of each hotel, we may not be able to avoid fraud or manipulation of such data by some franchisees, which may adversely affect the ability to effectively respond to potential issues. In addition, many of our franchisees do not own the hotel land or the property but typically lease the property from landlords who are either a property owner or a sub-lessor. We cannot assure you that all landlords who lease the hotel property to our franchisees have good and marketable title, or have unencumbered rights to lease or sub-lease the property to our franchisees. If any third party such as the ultimate property owners or relevant governmental authorities successfully challenge the lease of our franchisees, or if our franchisees fail to renew the leases when they expire, or if the landlords early terminate the lease, or if the properties or lands owned or leased by our franchisees are demolished, acquired or otherwise reclaimed by the government, our franchisees may have to close their hotels and thus terminate the franchise agreements and as a result, our business and results of operations may be adversely affected. Moreover, the term of lease for some of the property of our franchisees is shorter than the typical term of our franchise agreements. We cannot assure you that upon expiration, these franchisees will be able to renew their leases in order to perform their franchise agreements with us.

We may not be able to renew our existing franchise agreements or renegotiate new franchise agreements when they expire.

We franchise hotels to third parties pursuant to franchise agreements. These franchise agreements may be renegotiated or may expire. The versions of franchise agreements we have used during recent years typically have an initial term of 15 to 20 years except for the franchise agreements with our GreenTree Alliance franchisees and Shell franchisees. We plan to renew our existing franchise agreements upon expiration or renegotiate with our franchisees for new franchise agreements. However, we may be unable to retain our franchisees on satisfactory terms, or at all. If a significant number of our existing franchise agreements expire and new franchisees do not cover those expired franchises, our revenue and profit may decrease in the future, and our results of operations could be materially and adversely affected.

As the hospitality industry in China is highly competitive, the terms of our franchise agreements are influenced by contract terms offered by our competitors. We cannot assure you that the terms of franchise agreements for new franchised-and-managed hotels entered into or renewed in the future will be as favorable as the terms under our existing franchise agreements. If such agreements cannot be renewed on satisfactory terms upon expiration, our results of operations could be materially and adversely affected.

Failure to comply with government regulations relating to the franchise business model, hospitality industry, construction, fire prevention, food hygiene, safety and environmental protection could materially and adversely affect our business and results of operations.

Our business is subject to various compliance and operational requirements under PRC laws and regulations, which include public safety, construction, fire prevention, public area hygiene, health and sanitation and environmental protection, as well as requirements related to construction or decoration of hotel premises. The failure of any of our hotels to comply with applicable laws and regulations may incur substantial fines and penalties from the relevant PRC government authorities. Each hotel in our network must hold a basic business license and a special industry license issued by local government authorities and must conduct its hotel operations within the business scope of its business license. These hotels must also obtain various other licenses and permits. For example, if our hotels provide catering service, they are required to obtain a food operation permit. In addition, any project construction undertaken by our hotels may be subject to governmental approvals or filings requirements, and our failure to comply with the aforementioned requirements may subject us to fines or the suspension or even the cessation of operations, which could materially and adversely affect our business, financial condition and results of operations. In any event, we may not be able to obtain all permits, licenses, certificates and other approvals required by government regulations, which could negatively impact our business and significantly harm our reputation.

As of February 27, 2018, out of our 26 leased-and-operated hotels, eight and one have not obtained the fire prevention safety inspection certificates and the public area hygiene permits, respectively, two are applying to have their public area hygiene permits examined and verified, and two of our leased-and-operated hotels engaging in the catering service business as of February 27, 2018 were either in the process of renewing or applying for their food operation permits. Given the significant discretion local government authorities have in the examination of our application as well as other factors beyond our control, we may be unable to renew or obtain our food operation permits at all. In addition, we have only been provided with and reviewed the relevant governmental approvals and permits for the operation of 1,862 out of our 2,263 franchised-and-managed hotels in operation as of December 31, 2017, and have found that:

•	approximately 1% of these hotels did not provide us with the business license;

•	approximately 10% of these hotels did not provide us with the special industry license;

•	approximately 16% of these hotels did not provide us with the fire prevention safety inspection certificate; and

•	approximately 11% of these hotels did not provide us with the public hygiene license.

For our leased-and-operated hotels that have not obtained the necessary licenses, and to the extent that the franchisees who did not provide us with the licenses had not obtained the licenses prior to the commencement of their operations, the legal consequences will be as follows:

•	Business license: fines, suspension of operation, warnings, orders to suspend or cease continuing operations, confiscations of illegal gains or fines, and even up to 15 days of detention;

•	Special industry license: warnings or fines of up to RMB1,000, and even up to a 15-days detention. In addition, pursuant to various local regulations, hotels failing to obtain the special industry license may be subject to warnings, orders to suspend or cease continuing business operations, confiscations of illegal gains or fines.

•	Fire prevention safety inspection certificate: (i) suspension of construction of projects, and/or use or operation of the business; and (ii) fines between RMB30,000 and RMB300,000;

•	Public hygiene license: a range of administrative penalties depending on the seriousness of a hotel’s activities: (i) warnings; (ii) fines between RMB500 and RMB30,000; or (iii) suspension of operations for rectification, or revocation of public hygiene license; and

•	Food operation permit: (i) confiscation of illegal gains, food illegally produced for sale and tools, facilities and raw materials used for illegal production; or (ii) fines between RMB50,000 and RMB100,000 if the value of food illegally produced is less than RMB10,000 or fines of 10 to 20 times of the value of food if such value is equal to or greater than RMB10,000.

If any franchisee is subject to the foregoing legal consequences, whether fines or orders to suspend or even cease operations, due to its failure to obtain necessary licenses and permits or to comply with other requirements, our image and reputation may suffer, and such franchisee may defer making or refuse to make payments in breach of its franchise agreement with us. As we hold equity interests in certain of our franchisees, any regulatory non-compliance by such franchisees may also decrease the value of our investments. In either case, our business and results of operations may be adversely affected. Furthermore, as to certain hotels that are being converted from the leased-and-operated model to the franchised-and-managed model, if any franchisee refuses to return and uses any of our hotels’ permits in breach of their supplementary agreements with us, our company as the registered permit holder could be held liable for any regulatory non-compliance by our franchisees. See “— Our hotels being converted into franchised-and-managed hotels may not be able to obtain their own operational licenses or fail to pay us the rent materially and adversely affect our business and results of operations.”

In respect of our franchising business, we are subject to a comprehensive disclosure requirement when recruiting and managing our franchisees. In the past, we have not received penalties in relation to such requirements. However, our communication with our franchisees could be found in violation of these requirements in the future.

We are also required to file our sample franchise agreements and file annual reports with the provincial level counterpart of the PRC Ministry of Commerce for record-keeping purposes in connection with the execution, withdrawal and renewal of any amendment to franchise agreements in the preceding calendar year. After filing the initial information regarding the operations of our hotel franchise business, the information regarding the execution, withdrawal and renewal of any amendment to franchise agreements for the calendar year 2016 have not been filed with the government authorities. Accordingly, we could be subject to fines of up to an aggregate amount of RMB100,000 for each of our operating subsidiaries which fails to make the filing in a timely manner as required by applicable regulations.

We started to franchise our Shell brand from early 2016. However, we may not satisfy all the prerequisites for franchising our Shell brand under relevant PRC laws and regulations. If the competent government authorities establish that we have no adequate qualification to franchise our Shell brand, we could be subject to penalties including confiscation of relevant gain and fines between RMB100,000 and RMB500,000. We have filed with the competent government authorities to establish these qualifications.

Furthermore, holders of 70% of equity interest in Yibon Hotel Group Co., Ltd., or Yibon, an equity investee of ours, have the right to exchange their equity interest in Yibon into our shares in 2020. See “Description of Share Capital — History of Securities Issuances — Outstanding Right Exchangeable with our Shares.” If we are deemed to acquire control of Yibon after the exchange, Yibon will become one of our subsidiaries and we may bear the legal consequences if any of Yibon’s hotels are not in compliance with applicable PRC laws and regulations. Accordingly, any such non-compliance could adversely affect our results of operations and financial condition. If Yibon becomes one of our subsidiaries, we will also face challenges and related risks of integrating Yibon with the rest of our company. Following the exchange of the equity interests in Yibon, we will consolidate the results of operation of Yibon in our financial statements as a subsidiary. As a result, we will be exposed to the risks of Yibon’s business and financial results, which could negatively impact our results of operation and financial condition.

We may terminate franchise agreements earlier under certain circumstances, and we may have disputes with our franchisees which may materially and adversely affect our business and result of operations.

Our franchisees may terminate our franchise agreements in the event that, among others, the franchised-and-managed hotels’ performance is worse than they expect. Although they are not permitted to do so by our franchise agreements, the franchisees may still attempt to unilaterally terminate their franchise agreements. In such instances, we may have disputes with them, and it will be difficult for us to force them to continue the performance of our franchise agreements until they expire. If the franchise agreements are eventually terminated either based on a settlement between us and the franchisees or with a judgment or arbitral award which requires the franchisees to compensate us for our losses and costs, such compensation may not cover our losses which we have suffered as a result of the early termination, and we may no longer receive the franchise fees and related management fees from the termination. Furthermore, if our franchisees breach or terminate their franchise agreements with us before the hotel commences operation, we might not be able to grow our hotel network as planned.

Due to our rapid expansion in recent years, we have added a large number of new franchised-and-managed hotels into our hotel network, some of which may not be able to provide consistent and high quality service to meet our standards. To avoid potential damage to our brand name and to ensure the quality of services provided to our guests, we may terminate our franchise agreements with such franchisees. In addition, if any of our franchisees defaults or commits wrongdoing and fails to cure defaults or wrongdoings, we may also need to terminate our franchise agreements. Although our franchise agreements typically allow us to terminate the agreements under many circumstances, our franchisees may dispute our termination or our claim and in such cases we have to submit such disputes for the settlement by courts or arbitration. For example, as of January 31, 2018, we had 29 pending legal proceedings in connection with the franchised-and-managed hotels. Also, we have in the past closed and may close in the future certain franchised-and-managed hotels as a result of disputes with the franchisees for their failure to comply with our requirements on, among other things, the punctual payment of our franchise fees or management fees, the decoration or operation standard, use of our brand, maintenance of the hotel condition and appearance, the avoidance of competition between the franchisees, including keeping appropriate distances between the franchised-and-managed hotels. For example, in 2017, we terminated 65 franchised-and-managed hotels that did not comply with our brand and operating standards. If a significant number of our existing franchise agreements are terminated early, our revenue and profit may decrease in the future.

In case of a dispute with our franchisees, even if such disputes can be resolved in favor of us, the disputes could divert our management attention, affect our brand image, and incur cost for us. There could also be situations where the franchisee is not in a position to sufficiently compensate us for losses which we have suffered as a result of their defaults or wrongdoings. If we eventually terminate any franchisees, we will lose such franchisees and can no longer collect franchise fees and management fees from them. If new franchisees do not cover those terminated franchises, our results of operations and financial conditions could be materially and adversely affected.

Our hotels being converted into franchised-and-managed hotels may not be able to obtain their own operational licenses or fail to pay us the rent materially and adversely affect our business and results of operations.

During the past few years, we have sought to convert some hotels from the leased-and-operated model over to the franchised-and-managed model through selling relevant business assets and handed over the management of such hotels, in most of the cases pursuant to an asset, business and personnel transfer agreement, or Transfer Agreements, to certain individuals or entities that have subsequently entered into franchise agreements with us and have therefore become our new franchisees. According to the Transfer Agreements, such new franchisees shall take over and operate such hotels on their own account and shall take the risks and enjoy the benefit of operating such hotels from the completion of the transfer contemplated by such agreements. However, the Transfer Agreements typically allow our franchisees under such arrangements to continue to use the hotel’s permits that were previously obtained by us and remain in the name of our company for a transitional period. As of December 31, 2017, some of the abovementioned new franchisees were still using our relevant hotels’ permits. However, all but two of these franchisees have executed a supplementary agreement which requires them to stop using and return to us our hotels’ permits upon execution of the supplementary agreements. Such supplementary agreements also require the franchisees to indemnify us against all losses, costs or liabilities incurred by us for their defaults under such agreements. However, if any franchisees refuse to return and continue to use any of our hotels’ permits, our company could be held liable as the registered permit holder for any regulatory non-compliance on the part of our franchisees. As a result, any breach by our franchisees of relevant regulations could cause us to incur relevant legal liability under PRC law, which may materially affect our brand image and our results of operations. In addition, in such instances, because the relevant leases have not been transferred to our new franchisees, we continued to be the tenants of the relevant hotel premises and we remain liable to pay the rent to our landlords, and may not thereafter be fully compensated by the new franchisees. As a result, our result of operations and financial conditions may be materially and adversely affected by the default of such franchisees. Furthermore, such arrangement between us and the new franchisees could be deemed as a sublease, and our landlords may claim that our subleasing arrangement without our landlords’ consent constitutes a default. In such cases, we may be required by our landlords to terminate sublease arrangements and compensate their losses, if any, which may further increase our costs and risks. Moreover, we may not be able to enforce our rights against the franchisees under the supplementary agreements, which would hinder our ability to prevent the franchisees from using our hotel permits and negatively impact our business and our reputation.

Our leased-and-operated hotels are subject to a number of operational risks.

For hotels under the leased-and-operated model, a significant portion of operating costs, including rent, is fixed. Accordingly, a decrease in revenues could result in a disproportionately larger decrease in earnings because the operating costs and expenses are unlikely to decrease proportionately. For example, the period during both the New Year and Chinese Spring Festival holidays generally accounts for a smaller portion of our annual revenues than the other periods, but the expenses do not vary in proportion to changes in occupancy rates and revenues. Major construction work near our hotel may also have a negative impact on the occupancy rate. We need to continue to pay rent and salaries, make regular repairs, perform maintenance and renovations and invest in other capital improvements for our leased-and-operated hotels throughout the year to maintain their attractiveness. Therefore, our leased-and-operated hotels’ costs and expenses may remain constant or increase even if their revenues decline. The operation of each leased-and-operated hotel goes through the stages of development, ramp-up and mature operation. Our involvement in the development of such properties presents a number of risks, including construction delays or cost overruns, which may result in increased project costs or forgone revenue. During the development stage, significant pre-opening expenses will be incurred, and at the ramp-up stage, which is usually six months, when the occupancy rate increases gradually, revenues generated by these hotels may be insufficient to cover their operating costs, which are relatively fixed in nature. As a result, most newly opened leased-and-operated hotels may not achieve profitability until they reach mature operations. We also may be unable to recover development costs we incur for projects that are not completed. Any expansion of our leased-and-operated hotel portfolio would incur significant pre-opening expenses during the development stage and relatively low revenues during the ramp-up stage of such newly opened leased-and-operated hotels, which expenses may have a significant negative impact on our results of operations. Properties that we develop could become less attractive due to market saturation, oversupply or changes in market demand, with the result that we may not be able to recover development costs as we expect, or at all.

We also may acquire or develop owned-and-operated hotels on a limited, case-by-case basis to seize unusually attractive business opportunities. Any such owned-and-operated hotels will be subject to risks similar to those of our leased-and-operated hotels. Such owned-and-operated hotels will also be subject to depreciation in the value paid by us for the underlying hotel property, which usually is influenced by macroeconomic and local political and economic factors.

As of December 31, 2017, we were in the process of liquidating five of our PRC subsidiaries and branches which previously operated leased-and-operated hotels. In liquidating such subsidiaries and branches, we need to complete various deregistration procedures, which may be time consuming and therefore we cannot assure you that such subsidiaries and branches can be deregistered in a timely manner. In the future, we may need to liquidate more subsidiaries and branches which have ceased to operate leased-and-operated hotels.

The legal rights of our franchisees and us to use certain leased properties could be challenged by property owners or other third parties, which could prevent our franchisees or us from operating the affected hotels or increase the costs associated with operating these hotels.

For all of our franchised-and-managed hotels and all but two of our leased-and-operated hotels, we and our franchisees do not hold property ownership with respect to the premises under which those hotels are operated. Instead, we and our franchisees rely on leases or contracted management arrangements with third parties who either own the properties or lease the properties from the ultimate property owner. As of December 31, 2017, four of the ultimate owners of the properties of our leased-and-operated hotels failed to provide us with the relevant title certificates. As to these four ultimate owners, if they have not obtained and provided such title certificates because the relevant properties were constructed by such ultimate owners without having obtained or in violation of a construction project planning permit, our lease of such properties may be challenged or even invalidated by a government authority or relevant dispute resolution institution. Meanwhile, the property title certificates for the premises on which approximately half of our leased-and-managed hotels are located have a different designated use from the actual usage of those properties, and our lease of such properties may be challenged by relevant government authorities and subject us to cessation of operations or fines in an amount of up to RMB30,000 for each property or approximately RMB390,000 in aggregate. If the property owners’ title and the legal rights of our franchisees and us to the leases of such properties are successfully challenged by a government authority or dispute resolution institution as mentioned above, the development or operations of our hotels on such properties could be adversely affected.

In addition, we and our franchisees are subject to the risks of potential disputes with property owners or our immediate lessors and to forced closure of hotels by the government. Such disputes and forced closures, whether resolved in the favor of our franchisees and us, may divert management attention of our franchisees and us, harm our reputation or otherwise disrupt and adversely affect our business.

Where immediate lessors are not the ultimate owners of hotel properties operated by our franchisees and us, in some instances, no consent was obtained from the owners to sublease the hotel properties to our franchisees or us. A property owner’s failure to duly obtain the title to the property or a sub-lessor’s failure to receive any necessary approvals from the ultimate owner or the primary lease holder, as applicable, could potentially invalidate the underlying lease or result in the renegotiation of such lease which may lead to less favorable terms. Some of the properties we or our franchisees lease from third parties were subject to mortgages at the time the leases were signed. In such circumstances and where consent to the lease was not obtained from the mortgage holder, the lease may not be binding on the transferee of the property if the mortgage holders foreclose on the mortgage and transfer the property, which could in turn materially and adversely affect the ability of our franchisees and us to operate the hotel facility located on such property. In the past, although our operations have not been disrupted simply due to the lack of title certificates or consent from the owners, such events could occur in the future.

We also sublease the property parts we do not use to third parties and in some instances where we have closed or converted our leased-and-operated hotels, we may also need to sublease the whole properties we leased for such hotels to third parties to save costs if our landlords do not agree to early terminate our lease. In some instances, no written consent was obtained from our landlords to sublease such property parts or the whole property to third parties. Our failure to receive any necessary approvals from our landlords could potentially invalidate the underlying lease or result in our default under such subleases, which may in turn affect our business. In addition, if our sub-lessees are not able to pay us rent in a timely manner or at all, we are obligated to pay the rent to our landlords on our own account. If we fail to pay such rent, we may be required by our landlords to terminate the sublease arrangements and compensate their losses, if any, which may adversely affect our result of operations and our financial condition.

If we are unable to compete successfully, our business, financial condition and results of operations may be harmed.

The hospitality industry in China is highly competitive. Competition in the industry is primarily based on room rates, quality of accommodation, brand name recognition, convenience of location, geographic coverage, service quality, range of services and guest amenities. We compete primarily with other economy to mid-scale hotel brands as well as regional and local economy hotels. We also compete with three- and four-star hotels, as we offer rooms with standards comparable to many of those hotels while maintaining competitive pricing. Furthermore, we compete with other hotels for guests in each market segment in which we operate, as our typical business and leisure traveler guests may change their travel, spending and consumption patterns and choose to stay in hotels in different markets. New and existing competitors may offer competitive rates, greater convenience, services or amenities or superior facilities, which could attract guests away from our hotels, resulting in a decrease in occupancy and average daily rates for our hotels. In addition, competition among franchised hotels is intense in attracting potential franchisees and retaining existing franchisees. We believe that hotel operators choose hospitality franchisors based on primarily the value and quality of a franchisor’s brand, reputation and service and the extent to which affiliation with that franchisor may increase the franchisee’s hotel occupancy rates and profitability. Any of these factors may have an adverse effect on our competitive position, results of operations and financial condition.

We may not be able to successfully attract new franchisees and compete for franchise agreements and, as a result, we may not be able to achieve our planned growth.

Our growth strategy includes expanding through franchised-and-managed hotels by entering into franchise agreements with our franchisees. We believe that our ability to attract new franchisees and compete for franchise agreements with them depends primarily on our brand recognition and reputation, the results of our overall operations in general and the success of our current franchised-and-managed hotels. Other competitive factors for franchise agreements include marketing support, membership program, efficiency of our central reservation system, our ability to provide systems and support to assist franchisees to operate their hotels cost-effectively. The terms of any new franchise agreements that we obtain also depend on the terms that our competitors offer for those agreements. In addition, if the availability of suitable locations for new properties decreases, or governmental planning or other local regulations change, the supply of suitable properties for additional franchised-and-managed hotels could diminish. If the performance of our franchised-and-managed hotels is less successful than that of our competitors’ hotels or if we are unable to offer terms as favorable as those offered by our competitors, we may not be able to compete effectively for new franchise agreements and we may not be able to attract as many new franchisees as we expect. As a result, we may not be able to achieve our planned growth and our business and results of operations may be materially and adversely affected.

The leases of our franchisees and us could be terminated early, we and our franchisees may not be able to renew the existing leases on commercially reasonable terms and the rents paid by us or our franchisees could increase substantially, which could materially and adversely affect our operations.

The terms of leases for our franchised-and-managed hotels and leased-and-operated hotels typically provide, among other things, that the lease could be terminated under certain legal or factual conditions. If any such lease were terminated early, operations of the related hotel property may be interrupted or discontinued and costs may be incurred by us or our franchisees to relocate to another location. Furthermore, we may be liable to our lessors, guests, franchisees and other vendors and may be required to pay losses and damages due to our default under relevant contracts. As a result, our business, results of operations and financial condition could be materially and adversely affected.

Although we intend to coordinate with our franchisees to renew existing leases of our franchised-and-managed hotels, and to renew existing leases of certain of our leased-and-operated hotels, there can be no assurance that we and our franchisees will be able to renew such leases and maintain current hotel operations on satisfactory terms, or at all. In particular, we and our franchisees may experience increased rent payments and increased operating cost in connection with renegotiating leases. If we and our franchisees fail to maintain current hotel operations on satisfactory terms upon expiration of the leases, the respective operating costs of our company and our franchisees may increase, the ability of our franchisees to pay their franchise fees may decline, and overall profits generated from hotel operations may decrease. If we and our franchisees are unable to pass on increased costs to our guests through room rate increases, the operating margins and earnings of our company and our franchisees could decrease and our results of operations could be materially and adversely affected.

We may terminate our leases early for certain reasons and any failure by us to terminate a lease for cause may subject us to payment of liquidated damages.

Our leases typically allow us to terminate the lease early under limited circumstances, and in some instances, our leases contain a term which requires us to pay the contingent rent for our wrongful early termination of such agreements. In the past, we have early terminated some leases of hotel properties and closed our leased-and-operated hotels underlying such leased properties, and disputes arose between us and our landlords whereby we were demanded to pay the contingent rents and liquidated damages. If such disputes occur in the future, and resolved in favor of our landlords, we may need to pay losses and damages to the landlords and as a result, our business, results of operations and financial condition could be materially and adversely affected.

Our growth depends on our ability to increase revenues generated by our existing hotels.

While sales growth will depend in part on our plans for new hotel openings, deeper penetration into existing and new geographic markets and increased sales at our existing hotels will also affect our sales growth and will continue to be critical factors affecting our revenue and profit. Our ability to increase the revenues generated by our hotels depends in part on our ability to successfully implement our growth strategy and related initiatives. Our ability to penetrate further into the existing geographic markets where we already have a presence depends in part on our ability to successfully market ourselves and to maintain and increase sales to our existing members and attract more members to our membership program. We may not be able to achieve our targeted sales growth at our existing hotels, and sales at existing hotels could decrease. In addition, we may not be able to achieve our targeted level of expansion within existing and new geographic markets. The occurrence of any of such events may have a material adverse effect on our business, financial condition and results of operations.

Our growth depends on our ability to grow the number of hotels in operation.

Our growth depends on our ability to open and profitably operate new hotels under both franchised-and-managed model and leased-and-operated model. In 2015, 2016 and 2017, we opened 386, 401 and 424 new franchised-and-managed hotels. In each of 2015 and 2017, we opened one new leased-and-operated hotel. We opened no new leased-and-operated hotels in 2016. We plan to increase the number of our hotels in the future. We may not be successful in identifying and leasing or franchising additional hotel properties at desirable locations and on commercially reasonable terms or at all. In more developed cities, it may be difficult to increase the number of hotels because we or our competitors may already have operations in such cities. In less developed cities, demand for our hotels may not increase as rapidly as we expect. We also may incur substantial costs in connection with evaluating hotel properties and negotiating with property owners, including ones that we are subsequently unable to lease or franchise.

The growth in the number of hotels is subject to numerous risks, many of which are beyond our control. Among other risks, the following factors affect our ability to open and operate additional hotels profitably and achieve growth in the number of our hotels:

•	the availability and cost of suitable hotel locations;

•	the availability and cost of capital to fund construction or conversion;

•	cost-effective and timely construction of hotels (which construction can be delayed due to, among other reasons, labor and materials availability, labor disputes, local zoning and licensing matters, and weather conditions);

•	the ability of our company and our franchisees to secure required governmental permits;

•	the availability of qualified hotel management staff and other personnel;

•	our ability to enhance our reservation, operational and service delivery systems to support additional franchisees in a timely and cost-effective manner;

•	our ability to effectively and efficiently implement our development plan;

•	our ability to introduce our brands into new markets, any failure of which may adversely impact potential property owners’ or franchisees’ acceptance of and confidence in us; and

•	our ability to attract new qualified franchisees and to retain existing franchisees.

We may not be able to manage our expected growth, which could adversely affect our results of operations.

We have experienced substantial growth since our inception. We have increased the number of our total hotels in operation in China from eight as of December 31, 2005 to 2,289 as of December 31, 2017, and we intend to focus on developing additional franchised-and-managed hotels in different geographic locations in China and internationally, as well as growing through mergers, acquisitions and strategic alliances. This expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological, financial and other resources. There can be no assurance that we will be able to effectively manage our growth. If our growth initiatives fail, and if we fail to integrate new alliances, merged entities or acquired targets into our network, our businesses and prospects may be materially and adversely affected.

Our planned expansion will also require us to maintain the consistency of our brands and the quality of our services to ensure that our brands do not suffer as a result of any deviations, whether actual or perceived. In order to manage and support our growth, we must improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain qualified hotel managerial personnel as well as other administrative and sales and marketing personnel, particularly as we expand into new markets.

We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified personnel and integrate new franchised-and-managed hotels into our operations, whether they are organically developed or strategically acquired. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse effect on our business, financial condition and results of operations.

Acquisitions, financial investment or strategic investment may have an adverse effect on our ability to manage our business and harm our results of operations and financial condition.

If we are presented with appropriate opportunities, we may acquire or invest in businesses or assets. For example, we acquired 30% equity interest in Yibon Hotel Group Co., Ltd. and 50% equity interest in Steigenberger (Beijing) Hotel Management Co., Ltd. in 2017.

The existing and future acquisitions or investments may expose us to potential risks, including risks associated with unforeseen or hidden liabilities, risks that acquired or invested companies will not achieve anticipated performance levels, diversion of management attention and resources from our existing business, difficulty in integrating the acquired businesses with our existing operational infrastructure, and inability to generate sufficient revenues to offset the costs and expenses of acquisitions or investments. In addition, following completion of an acquisition or investment, our management and resources may be diverted from their core business activities due to the integration process, which diversion may harm the effective management of our business. Furthermore, it may not be possible to achieve the expected level of benefits after integration and the actual cost of delivering such benefits may exceed the anticipated cost. Any difficulties encountered in the acquisition or investment and integration process may have an adverse effect on our ability to manage our business and harm our results of operations and financial condition. If a financial or strategic investment is unsuccessful, then in addition to the diversion of management attention and resources from our existing business, we may lose the value of our investment, which could have a material adverse effect on our financial condition and results of operations.

Our expansion into new markets may present increased risks.

We plan to open new hotels in markets in China as well as internationally where we have little or no operating experience. Those markets may have different regulatory requirements, competitive conditions, consumer preferences and discretionary spending patterns as compared to our existing markets. As a result, any new hotels we open in those markets may be less successful than hotels in our existing markets. Guests and franchisees in any new market may not be familiar with our brands and we may need more time to build brand awareness in that market through greater investments in advertising and promotional activities than we anticipated. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision, passion and culture. Hotels operated in new markets also may have lower average sales or higher operating costs than hotels in existing markets. Sales at hotels operated in new markets may take longer than expected to ramp up and reach expected sales and profit levels, and may never do so, thereby affecting our overall profitability.

Our financial condition and results of operations may be materially affected if our strategy to diversify our brand portfolio and mix of hospitality offerings is not successfully implemented.

We intend to diversify our brand portfolio and mix of hospitality offerings with GreenTree Eastern, Gme, Gya, VX, Vatica and Shell branded hotels to cover market segments from economy to mid- to up-scale markets. We may not possess enough knowledge or experience in expanding into these new market segments and we may face more competition in such new market segments. In addition, the strategy to diversify our mix of hospitality offerings may increase the cash needs of our operations and may distract our management’s attention and energy. If such strategies are not successful, our business, financial condition and results of operations may be materially and adversely affected.

If we fail to maintain our relationships with our members and corporate account clients, our business and growth prospects could be materially and adversely affected.

Historically, we have derived a portion of our revenues from our members and from our cooperation arrangements with certain corporate account clients such as banks, airlines and other large companies. In 2015, 2016 and 2017, we sold approximately 97% of our room nights through our direct sales channels. We expect that these members and corporate account clients will contribute to the growth of our business in the near future.

We cannot assure you that our members will remain loyal patrons of our hotels and that our corporate account clients will agree to renew the relevant cooperation agreements upon their expiration, or enter into new agreements with us on substantially similar terms. Our negotiating position with corporate account clients also is limited given the competition in China’s hospitality industry. If we fail to enhance or maintain our relationships with our members, and the frequency of member stays at our hotels declines as a result, or if our corporate account clients decline to renew their cooperation agreements or propose new agreements with commercial terms less favorable to us, our business and growth prospects could be materially and adversely affected.

In addition, our members are allowed to redeem their bonus points for various gifts or merchandises offered by 168mall, which has been operated under the domain name of https://mall.998.com, and such activities might be deemed to be a business operated by us without an operating permit for value-added telecommunications services, and may subject us to regulatory investigation, order of rectification, and a fine. As of the date of this prospectus, we have ceased to use this domain name.

If our franchisees are unable to maintain our hotels’ condition and appearance, our hotel occupancy rates may decline.

In order to maintain the condition and appearance of hotels in our network, our hotels require ongoing renovations and other leasehold improvements, including periodic replacement of broken or used furniture, fixtures and equipment. Such investments and expenditures require ongoing funding and, to the extent our franchisees cannot fund these expenditures from existing cash or cash flow generated from operations, our franchisees must borrow or raise capital through financing. Our franchisees may not be able to access capital and our franchisees may be unwilling to spend available capital when necessary, even if required by the terms of our franchise agreements. If our franchisees continue to operate hotels while they are under refurbishment or improvement, there may be instances where refurbishment or improvements would seriously disrupt hotel operations and adversely affect the revenues of the relevant hotels. If our franchisees do not make needed leasehold investments and improvements, our hotels could become less attractive to our potential guests, we could lose market share to our competitors and our hotel occupancy rates may decline. Moreover, disruptions and other risks associated with renovation and improvements could have an adverse effect on our business, financial condition and results of operations.

If the value of our brand portfolio or image diminishes, it could have a material and adverse effect on our business and results of operations.

Our continued success in maintaining and enhancing our brand portfolio and image depends, to a large extent, on the ability of our franchisees and us to satisfy customer needs by maintaining consistently high quality services across our hotel network, as well as their and our ability to respond to competitive pressures. If we and our franchisees are unable to do so, our occupancy rates may decline, which could in turn adversely affect our results of operations. Our business may also be adversely affected if our brands, public image or reputation were to be diminished by the operations of any of our hotels, whether due to our franchisees failing to operate hotels according to our requirements, unsatisfactory service, accidents or otherwise. Our brand portfolio is integral to our sales and marketing efforts. In addition, the trademark “GreenTree Inn” in the U.S. was registered by a company owned by Mr. Alex S. Xu, our chairman and chief executive officer and currently used by a chain of ten hotels in the U.S. owned by a company majority owned by Mr. Alex S. Xu. We cannot exert control over any of these hotels in the United States. If these hotels experience any quality issues or are involved in any incidents, despite the fact that our current operations are primarily in China, our reputation can be negatively affected, and the value and image of our brands can diminish. If the value of our brand image is diminished or if our brands do not continue to be attractive to guests and franchisees, our business and results of operations may be materially and adversely affected.

Our results of operations may fluctuate significantly due to seasonality and other factors.

The hospitality industry is subject to fluctuations in revenues due to seasonality. The seasonality of our business may cause fluctuations in our quarterly operating results. Generally, the first quarter, in which both the New Year and Spring Festival holidays fall, accounts for a lower percentage of our annual revenues than other quarters of the year. Furthermore, our overall results of operations may fluctuate significantly from period to period because of several factors, including the timing of new hotel openings, revenue loss associated with the temporary closure of existing hotels for refurbishment, and any losses incurred by our franchisees or us due to hotel closures. As a result, our results of operations may fluctuate significantly from period to period and comparison of different periods, or even the same periods during different years, may not be meaningful. Our results for a given fiscal period are not necessarily indicative of results to be expected for any other fiscal period.

Substantial defaults or delays in payment by our franchisees and corporate customers or the deterioration of the financial condition of our franchisees or corporate clients may have an adverse effect on our cash flows, working capital, financial condition and results of operations.

Our accounts receivable mainly consist of amounts due from our franchisees and corporate clients whose employees are guests in our leased-and-operated hotels. Our corporate clients may choose to settle with us directly, and we typically require our franchisees to pay various fees pursuant to their franchise agreements with us on a monthly or annual basis. Our franchisees and corporate clients may delay their payments beyond the time periods set forth in our agreed credit arrangements. Furthermore, in order to accelerate our expansion, we plan to use our surplus cash to finance the opening of new franchised-and-managed hotels by franchisees who have a proven track record with us. There can be no assurance that our franchisees will always repay us timely once we begin the financing plan. Our liquidity and cash flows from operations may be adversely affected if our accounts receivable cycles or collection periods lengthen or if we encounter a material increase in defaults of payment of our accounts receivable or repayment of the amounts we have lent to our franchisees.

Our operating results are affected by the ability of our franchisees to pay our franchise management fees. An extended period of hotel room vacancy or decrease in room rates, which may be the result of a variety of factors such as unfavorable economic conditions in China and globally, may adversely affect the operating results and financial condition of our franchisees. These negative operating conditions could result in the financial failure of our franchisees and result in the delayed payment of franchise management fees or other revenues derived from our franchised-and-managed hotels or the termination of their franchise agreements. As a result, our business, prospects and results of operations may be adversely affected.

Failure to retain our senior management could harm our business.

We place substantial reliance on the hospitality and other consumer-service industry experience and the institutional knowledge of members of our senior management team. Mr. Alex S. Xu, our founder, chairman and chief executive officer, is particularly important to our future success due to his substantial experience in the property development, hospitality and other consumer service industries. We do not carry key person insurance on any members of our senior management team. The loss of the services of one or more of these members of our senior management team due to their departure or otherwise could hinder our ability to effectively manage our business and implement our growth strategies. Finding suitable replacements for Mr. Xu or other members of our senior management team could be difficult, and competition for such personnel of similar experience is intense. If we lose their services, our business may be adversely affected.

If we or our franchisees are not able to hire, train and retain qualified managerial and other employees, our brand and our business may be materially and adversely affected.

Our managerial and other employees manage our hotels and interact with our guests on a daily basis. They are critical to maintaining the quality and consistency of our services as well as our established brand and reputation. It is important for our franchisees and us to attract qualified managerial and other employees who have experience in hospitality or other consumer-service industries and are committed to high levels of service. There may be a limited supply of such qualified individuals in the cities in China where we and our franchisees have operations or where we intend to expand. In addition, it is difficult to ascertain and evaluate intangible criteria of candidates, and whether they will share our vision, dedication, passion and culture, during the recruitment process. We and our franchisees must hire and train qualified managerial and other employees on a timely basis to keep pace with our rapid growth while maintaining consistently high quality services across our hotels in various geographic locations. Regular training needs to be provided to our managerial and other employees so that they are equipped with up-to-date knowledge of various aspects of our hotel operations and can meet our demand for quality services. We and our franchisees also need to offer opportunities for development and career advancement in order to retain qualified managerial and other hotel staff. If we or our franchisees fail to do so, the quality of our services may decrease in one or more of the markets where the hotels in our network are located, which in turn, may have a material and adverse effect on our brand and our business.

Interruption or failure of our information and operational systems could impair our ability to effectively provide our services, which could damage our reputation.

Our ability to provide consistent quality services throughout our hotel network depends on the operation of our proprietary information and operational systems, including our central reservation, hotel management, data analysis and inter-department support systems. Any damage to or failure of our systems could interrupt our service. Our systems are vulnerable to damage or interruption as a result of power loss, telecommunications failures, computer viruses, fires, floods, earthquakes, interruptions in access to our toll-free numbers, hacking or other attempts to harm our systems, and similar events. Our servers, which are maintained in Shanghai, may also be vulnerable to break-ins, sabotage and vandalism. Some of our systems are not fully backed up, and our disaster recovery planning does not account for all possible scenarios. In addition, our systems and technologies may become outdated and we may not be able to replace or introduce upgraded systems as quickly as our competitors or within budgeted costs for such upgrades. If we experience frequent or persistent system failures, our quality of services and our reputation could be harmed. The steps we need to take to increase the reliability and safety of our systems may be costly, which could reduce our operating margins, and may not be successful in reducing the frequency or duration of system failures and service interruptions.

Failure to maintain the integrity of internal or customer data could result in harm to our reputation or subject us to costs, liabilities, fines or lawsuits.

Our business involves collecting and retaining large volume of internal and customer data, including credit card numbers and other personal information as our various information technology systems enter, process, summarize and report such data. We also maintain information about various aspects of our operations as well as our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information. Our security measures and those of our third-party service providers may not be adequate for the protection of our customer, employee or company data.

In addition, computer hackers, foreign governments or cyber terrorists may attempt to penetrate our network security and our website. Unauthorized access to our proprietary internal and customer data may be obtained through break-ins, sabotage, breach of our secure network by an unauthorized party, computer viruses, computer denial-of-service attacks, employee theft or misuse, breach of the security of the networks of our third-party service providers, or other misconduct. Because the techniques used by computer programmers who may attempt to penetrate and sabotage our proprietary internal and customer data change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. Unauthorized access to our proprietary internal and customer data may also be obtained through inadequate use of security controls. The laws and regulations applicable to security and privacy are becoming increasingly important in China. The theft, loss, fraudulent or unlawful use of customer, employee or company data could harm our reputation or result in remedial and other costs, liabilities, fines or lawsuits.

Any failure to protect our trademarks and other intellectual property rights could negatively impact our business.

Our brand, trade name, trademarks and other intellectual property are critical to our success. The success of our business depends in part upon our continued ability to use our brands, trade names and trademarks to increase brand awareness and to further develop our brands. As of December 31, 2017, we had a total of 177 trademarks, 22 software registration certificates, one copyright and 11 patents registered in China. The expiration dates of our trademarks fall between 2018 and 2027, including “GreenTree Inn.” Once the ten-year term of our registered trademarks has expired, we will be able to renew our trademark registrations for another ten years upon paying a renewal fee. If we are unable to renew one or more trademark registrations, our ability to use such trademarks could be impaired, and our business and results of operations could be materially and adversely affected.

Furthermore, the unauthorized reproduction or infringement of our trade name or trademarks or other intellectual property could diminish the value of our brand and its market acceptance, competitive advantage or goodwill. For example, our proprietary operational IT system, which has not been patented, copyrighted or otherwise registered as our intellectual property, is a key component of our competitive advantage and our growth strategy. As of December 31, 2017, we have received 22 software registration certificates for certain of our proprietary information and operational systems including our Central Reservation System (CRS), Property Management System (PMS) and certain other quality control systems. Although we have been granted software registration certificates in respect of some of our proprietary information and operational systems, these systems could be infringed upon by third parties, which may adversely affect our business, financial condition and results of operations. As of December 31, 2017, we also have received 11 patent registrations, including ten design patents for furnishings used in our hotels and one utility patent for a proprietary door design. Because the protection of a company’s intellectual property provided under PRC laws and regulations is less than that afforded under United States laws and regulations, the measures we take to protect our brands, trade names, trademarks and other intellectual property rights may not be adequate to prevent their unauthorized use by third parties. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brands, trade names, trademarks and other intellectual property rights, we may lose these rights and our business may suffer materially. For example, in order to protect our brands, in the past we have filed lawsuits against certain hotel operators which had alleged to be our franchised-and-managed hotels but have not entered into any agreements with us.

We could also be subject to claims for infringement, invalidity, or indemnification relating to third parties’ intellectual property rights. Such third party claims may be time-consuming and costly to defend, divert management attention and resources, or require us to enter into licensing agreements, which may not be available on commercially reasonable terms, or at all.

The restaurants operated by our hotels face risks related to instances of food-borne illnesses and other food safety accidents.

Some of our hotels directly operate the restaurant located in the hotels. The restaurant business is susceptible to food-borne illnesses and other food safety accidents. We cannot assure you that our internal controls and training will be fully effective in preventing all food-borne illnesses. Furthermore, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by third-party food suppliers and distributors outside of our control and the risk of multiple locations being affected rather than a single restaurant. New illnesses resistant to any precautions may develop in the future, or diseases with long incubation periods could arise that could give rise to claims or allegations on a retroactive basis. Reports in the media of instances of food-borne illnesses could, if highly publicized, negatively impact restaurant sales, forcing the closure of some restaurants and affect our customers’ confidence in our hotel business. Furthermore, other illnesses, such as hand, foot and mouth disease or avian influenza, could adversely affect the supply of some of the restaurants’ food products and significantly increase such restaurants’ costs, which may also adversely affect the results of operations of the relevant hotels.

Accidents or injuries in our hotels may adversely affect our reputation and subject us to liability.

There are inherent risks of accidents or injuries in hotels. One or more accidents or injuries such as fire accident, slip and fall and accident during property renovation at any of our hotels could adversely affect our safety reputation among guests and potential guests, decrease our overall occupancy rates and increase our costs by requiring us to take additional measures to make our safety precautions even more visible and effective. If accidents or injuries occur at any of our hotels, we may be held liable for costs related to the injuries. Our property and liability insurance policies may not provide adequate coverage and we may be unable to renew our insurance policies or obtain new insurance policies without increases in cost or decreases in coverage levels.

In addition, if any incidents, particularly fire accidents, occur in any of the leased-and-operated hotels that do not possess the relevant licenses, permits, title certificate or fire safety inspection certificate, or is located on properties where the actual use and the designated land or property use are inconsistent, there could be substantial negative publicity, thereby triggering large-scale government actions that impact our entire hotel network, which in turn will have a material adverse impact on our business, results of operations and financial condition.

We are subject to risks related to litigation filed by or against us, and adverse litigation results may harm our business and financial condition.

We have been, and may in the future be, a party to litigation and other proceedings filed by or against us, including actions relating to among others property lease, franchise agreements with our franchisees, infringement of our brands, employment related disputes, personal injury, property damage or other harm resulting from acts or omissions by individuals or entities outside of our control, including franchisees and third-party property owners. Various disputes in connection with the properties we lease or with the franchise agreements may occur from time to time, which may cause our hotel operations to be affected or in worst-case scenario, to be ceased. For example, as of January 31, 2018, we had one pending legal proceeding in connection with the leased hotel properties and had 29 pending legal proceedings in connection with the franchised-and-managed hotels. In addition, the research and examinations that we conduct on both the hotel properties and the potential franchisees before entering into franchise agreements, may not be sufficient for us to identify all relevant information. As a result, we may be in dispute with our franchisees, which may result in litigation filed by or against us. See “Business — Legal Proceedings.”

The outcome of legal proceedings is uncertain, we cannot predict with certainty the cost of defense, the cost of prosecution or the ultimate outcome of thereof, including remedies or damage awards, and adverse results in such litigation and other proceedings may disrupt our business, materially and adversely affect our reputation, results of operations, financial condition and prospects. Moreover, if any claims against us were to prevail, we would be subject to monetary or other liabilities, which could strain our financial resources, consume the time and attention of our management and otherwise have an adverse effect on our business, financial condition and results of operations.

Our lessors’ failure to comply with lease registration and other compliance requirements under PRC law may subject these lessors or us to fines or other penalties that may negatively affect our ability to operate our hotels.

As an operator and manager of our leased hotel properties, we are subject to a number of land- and property-related legal requirements. For instance, under PRC law, all lease agreements are required to be registered with the local land and real estate administration bureau. Our standard lease agreement generally requires the lessor to make such registrations. However, as of December 31, 2017, because our lessors failed or reluctant to provide necessary documents for us to register the leases, 23 lessors of our leased-and-operated hotels had not obtained registrations of their leases from the relevant authorities as required despite our repeated requests to these lessors to obtain registrations, as required under our lease agreements with them. In addition, based on the specific land use right certificates and property ownership certificates held by some of our lessors of the leased-and-operated hotels, approximately half of 26 of hotel properties we own or lease and operate are restricted to industrial and other uses, rather than qualified for hotel operation use. The failure of these 23 lessors to register lease agreements as required by law or to ensure that the hotel properties are operated in compliance with their designated use may subject these lessors or us to fines or other penalties in the amount of up to RMB10,000 for each hotel property or approximately RMB230,000 in aggregate, which may negatively affect our ability to operate the hotels covered under those leases. Moreover, the failure to use the property in compliance with the intended usage designated by the land use right certificates or the property ownership certificates may subject the lessors or us to fines in the amount of up to RMB30,000 for each property, invalidate the lease agreements, confiscation of relevant gains or subject them or us to temporary suspension or termination of operations.

We are subject to various claims and disputes in the ordinary course of business, and increases in the amount or severity of these claims and disputes could adversely affect us.

We are exposed to various claims and disputes related to commercial operations, personal injury, property damage, labor disputes and other matters in the ordinary course of our business. Developments in regulatory, legislative or judicial standards, material changes to dispute resolution trends, or a catastrophic accident or series of accidents, including accidents that affect our franchisees or vendors, involving any or all of commercial operations, property damage, personal injury, and labor disputes could have a material adverse effect on our operating results, financial condition and reputation.

For example, approximately 3% of our room nights are booked through OTAs, to whom we pay agency fees for such services. If we were to have a dispute with an OTA, the volume of our room inventory booked through such OTA may decline, or the OTA may block reservations of our rooms or remove our hotels from their website entirely, pending resolution of the dispute. As a result, our business and results of operations may be adversely affected.

In addition, our franchisees may suspend or terminate their cooperation with us voluntarily or involuntarily due to various reasons, including disagreement or dispute with us, failure to maintain requisite approvals, licenses or permits or to comply with other governmental regulations, and events beyond our or their control, such as inclement weather, natural disasters, transportation interruptions or labor unrest or shortage. For example, although the trademark for our current Shell brand has been and is used in public, this trademark is still in the process of being registered. Franchisees of our Shell brand may object to or decline to pay franchise fees charged by us, and third parties may use or exploit this trademark due to its non-registration. Due to intense competition in China’s hospitality industry, our existing franchisees may also discontinue their cooperation with us and work with our competitors instead. We may not be able to promptly replace our franchisees on a timely and cost-effective basis, or at all. As a result of any disruptions associated with our franchisees, our guest satisfaction, brands, reputation, operations and financial performance may be materially and adversely affected.

We may encounter disputes from time to time relating to our use of intellectual property of third parties.

We may encounter disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in those disputes. We cannot assure you that personnel in our leased-and-operated hotels will not use intellectual property of third parties without proper authorization. We may incur liability for such unauthorized or infringing use, and be subject to additional claims in the future. Any such claim of infringement or unauthorized use of intellectual property could result in costly litigations and divert the attention and resources of our management.

The growth of online and other hotel reservation intermediaries and travel consolidators may adversely affect our margins and profitability.

In 2015, 2016 and 2017, approximately 3% of our room nights were booked through OTAs to whom we pay commissions for such services. If these intermediaries and consolidators become the primary channel through which our guests make their bookings, they may be able to negotiate higher commissions, reduced room rates, or other significant concessions from us. The operations of these travel intermediaries and consolidators may adversely affect our ability to control the supply and price of our room inventory, which would in turn adversely affect our margins and profitability.

We will be a “controlled company” within the meaning of the NYSE Listed Company Manual.

Immediately after the completion of this offering, GTI will beneficially own 74.5% of our Class A ordinary shares and 100% of our Class B ordinary shares and 89.2% of the aggregate voting power of our total issued and outstanding share capital. The voting power of our company owned by GTI is indirectly owned by Mr. Alex S. Xu, our founder, chairman and chief executive officer, as he owns 83.9% of voting power of GTI, which entitles Mr. Xu to nominate or replace all directors of GTI, and determine how GTI exercises the voting power in our company. After the completion of this offering, GTI intends to register and distribute to each of its shareholders not more than 60% of the number of our shares that represent the percentage of such shareholder’s ownership in

GTI as of the closing date of this offering. As a condition to receive our shares, GTI’s shareholders will be required to enter into lock-up agreements with us to agree, among others, not to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend, make any short sale, file a registration statement, or make any demand for or exercise any right to file a registration statement, under the Securities Act or otherwise dispose of any of our shares prior to the expiry of a six month period following the date of this prospectus. The number of our shares subject to such lock-up agreements will be reduced by 25% at the end of the six month period following the date of this prospectus and each six month period thereafter through the two-year anniversary of the date of this prospectus. Following the completion of this offering and as long as GTI or Mr. Alex S. Xu owns at least 50% of the voting power of our company, we will be a “controlled company” as defined under the NYSE Listed Company Manual. For so long as we remain a controlled company under that definition, we are permitted to elect to rely on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Our financial and operating performance may be adversely affected by epidemics, natural disasters and other catastrophes.

Our financial and operating performance may be adversely affected by epidemics, natural disasters and other catastrophes, particularly in locations where we operate a large number of hotels. China has in the past experienced significant natural disasters, including earthquakes in Western and Southwestern China, extreme weather conditions, as well as health scares related to epidemic diseases, and any similar event could materially impact our business in the future. If a disaster or other disruption were to occur in the future that affects the regions where we have or are developing franchised-and-managed or leased-and-operated hotels, our operations could be materially and adversely affected due to loss of personnel and damages to property. Even if we are not directly affected, such a disaster or disruption could affect our guests, which could harm our results of operations.

In addition, our business could be affected by public health epidemics, such as the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus, or other disease. If any of our employees is suspected of having contracted a contagious disease, we may be required to apply quarantines or suspend our operations. Furthermore, any future outbreak may restrict economic activities in affected regions, resulting in reduced business volume, temporary closure or quarantine of hotels in operation or otherwise disrupt our operations and adversely affect our results of operations.

Losses caused by epidemics, natural disasters and other catastrophes, including SARS, H1N1 and H7N9 influenza, earthquakes or floods, are either uninsurable or too expensive to justify insuring against in China. In the event an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any financial obligations related to the hotel. Similarly, war (including the potential of war), terrorist activities (including the threat of terrorist activities), social unrest and heightened travel security measures, as well as geopolitical uncertainty and international conflict may affect travel and may in turn affect our business, financial conditions, and results of operations. If our franchised-and-managed hotels are affected by these incidents, we might lose our revenue stream from those hotels. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be adversely affected and our reputation may be harmed.

We have limited insurance coverage.

We carry property insurance that covers the assets that we own at our leased-and-operated hotels, but such property insurance does not cover the buildings or any other assets owned by our lessors or the assets of the franchised-and-managed hotels. Although we generally require our lessors and our franchisees to purchase customary insurance policies, we cannot guarantee that they will adhere to such requirements. In addition, we do not have any business disruption insurance coverage for our operations to cover losses that may be caused by natural disasters or catastrophic events, such as SARS or avian flu. Any business disruption or natural disaster may result in our incurring substantial costs and diversion of our resources. In addition, there are inherent risks of accidents or injuries in hotels. One or more accidents or injuries at any of our hotels could adversely affect our safety reputation among customers and potential customers, decrease our overall occupancy rates and increase our costs by requiring us to take additional measures to make our safety precautions even more visible and effective. In the future, we may be unable to renew our insurance policies or obtain new insurance policies without increases in cost or decreases in coverage levels. We may also encounter disputes with insurance providers regarding payments of claims that we believe are covered under our policies. If we were held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage, our reputation, our business, results of operations and financial condition may be materially and adversely affected.

We may require additional financing for our business, which may not be available on terms acceptable to us, or at all, or would increase our financial leverage and may be difficult to service.

We may require additional financial resources to support our growth, future development and any investments, including mergers or acquisitions, that we may pursue. The amount and timing of such additional financing needs will vary depending on the timing of our new hotel openings, investments in converting new leased-and-operated hotels and searching and developing relationships with potential franchisees and the amount of cash flow from our operations. If our internal resources are insufficient to satisfy our financing requirements, we may seek additional financing by selling additional equity or debt securities or obtaining a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that may, among other things, potentially restrict our operations or our ability to pay dividends. Servicing such debt obligations could also be burdensome to our operations. If we fail to service our debt obligations or are unable to comply with the relevant debt covenants, we could be in default under the relevant debt obligations and our liquidity and financial conditions may be materially and adversely affected.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perception of, and demand for, securities of businesses in the PRC hospitality industry;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flows;

•	PRC governmental regulation of foreign investment in the hospitality industry in China;

•	economic, political and other conditions in China; and

•	PRC governmental policies relating to foreign currency borrowings.

We cannot assure you that future financing will be available in amounts or on terms acceptable to us, if at all. If we fail to raise additional funds, we may need to sell debt or additional equity securities, reduce our growth to a level that can be supported by our cash flow or defer planned expenditures.

We will recognize a substantial amount of share-based compensation expense upon the completion of this offering, which will have a significant impact on our results of operations.

We adopted our 2018 share incentive plan in January 2018, pursuant to which we may grant options to purchase up to 9,000,000 of our Class A ordinary shares. On January 15, 2018, we issued 1,703,000 share options to our directors and employees where such share options are vested 25% for each of the four years with effect from the vesting commencement date which is the completion date of this offering. As a result, we expect to begin to recognize share-based compensation expenses of RMB81.0 million (US$12.4 million) over the vesting period. As of the date of this prospectus, we have outstanding options with respect to 1,703,000 Class A ordinary shares that have been granted to our employees, directors and consultants under the 2018 share incentive plan. We are required to account for share options granted to our employees, directors and consultants in accordance with Codification of Accounting Standards, or ASC 718, “Compensation — Stock Compensation” and ASC 505-50, “Equity, Equity-Based Payments to Non-Employees.”

For the year ended December 31, 2017, we recorded one-time share-based compensation expenses of RMB38.0 million (US$5.8 million) for GTI’s shares issued to certain of our directors for their past services as directors. We believe share-based incentive awards enhance our ability to attract and retain key personnel and employees, and we will continue to grant stock options and other share-based awards to employees in the future. If our share-based compensation expenses continue to be significant, our results of operations would be materially and adversely affected.

A material weakness in our internal control over financial reporting has been identified, and if we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, meet our reporting obligations or prevent fraud.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In connection with the audit of our consolidated financial statements for the years ended December 31, 2015, 2016 and 2017, we and our independent registered public accounting firm identified one material weakness as of December 31, 2015, 2016 and 2017, in accordance with the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB. We have implemented and are continuing to implement a number of measures to address the material weakness identified. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.” We are working to remediate these findings, we cannot assure you that we will not identify additional material weaknesses or significant deficiencies in the future.

Furthermore, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such firm might have identified additional material weaknesses and deficiencies. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2019. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation. In addition, we may not be able to timely file our periodic reports as a public company under U.S. securities laws, which could limit the amount of information that investors receive about our company in the future and adversely affect the price of our ADSs, our business and our reputation.

In documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We are an “emerging growth company” and may not be subject to requirements that other public companies are subject to, which could harm investor confidence in us and our ADSs.

The Jumpstart Our Business Startups Act, or the JOBS Act, contains provisions that, among other things, relax certain requirements for qualifying public companies. We are an “emerging growth company” as defined under the JOBS Act and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies, including an exemption from the requirement to comply with the auditor attestation requirements of Section 404 and an exemption from the requirement to adopt and comply with new or revised accounting standards at the same time as other public companies. We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter.

The JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will take advantage of the extended transition period. As a result of this election, our financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We also expect that these new rules and regulations could make it more expensive for us to renew director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee.

We cannot predict if investors will find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our ADS price may be more volatile.

Risks Related to Doing Business in China

Adverse changes in the Chinese economy could have a material adverse effect on the hospitality industry in China which could adversely affect our business.

We conduct all of our operations in China and all of our revenues are derived from our operations there. As the travel and hospitality industry is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many aspects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the China’s economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among various economic sectors of China. We cannot assure you that the China’s economy will continue to grow, or that if there is growth, such growth will be steady and uniform. If there is a slowdown, such a slowdown could have a negative effect on our business.

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth strategy.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government plays a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

Uncertainties with respect to the Chinese legal system could adversely affect us.

We conduct our business primarily through our subsidiaries in China. Our operations in China are governed by PRC laws and regulations. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes and their interpretation by the Supreme People’s Court of the PRC. Unlike common law systems, prior court decisions may be cited for reference but have limited precedential value. Since 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published court decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties and may not be as consistent and predictable as in other jurisdictions. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the violation occurs. For example, historically we have used a portion of our excess cash to purchase shares that are listed on the PRC stock exchanges. We may be subject to investigations by relevant government authorities, severe penalties or other administrative measures for our purchases of those shares due to restrictions or prohibitions on our operational activities in the PRC. In addition, we may be subject to fines of up to RMB30,000 in connection with the purchase of publicly traded shares in certain Chinese companies engaged in industries in which foreign investments are restricted or prohibited. As we are not aware of any precedent in implementing these current legal restrictions or prohibitions, we cannot predict whether these restrictions will be implemented and if so, the quantum of the fines that may be assessed.

Furthermore, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive all of our revenues in RMB. Under our current structure, our income will be primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE, by complying with certain procedural requirements. However, foreign exchange transactions under our capital account items are subject to significant foreign exchange controls and require approval from the SAFE or its local branches. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions if foreign currencies reserve falls below certain level. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC and other governments. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. More recently, from December 31, 2015 to December 31, 2016, the RMB depreciated approximately 6.7% against the U.S. dollar. In 2017, however, the RMB appreciated approximately 6.7% against the U.S. dollar. It remains unclear what further fluctuations may occur.

Substantially all of our revenues, costs and expenses are denominated in RMB. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of the RMB may materially reduce any dividends payable on, our ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive. Conversely, if we decide to convert our RMB into U.S. dollars for business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount.

Limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Rapid urbanization and changes in zoning and urban planning in China may cause our hotel properties to be demolished, expropriated or otherwise affected.

China is undergoing a rapid urbanization process, and zoning requirements and other governmental mandates with respect to urban planning of a particular area may change. When zoning requirements or other governmental mandates change with respect to the areas where our hotels are located, the affected hotels may need to be demolished or removed. As a result, we may have to relocate our hotels to other locations. We have experienced such demolition and relocation in the past and we may encounter additional demolition and relocation cases in the future. As of February 27, 2018, one of our leased-and-operated hotels is expected to cease operations due to urban planning. Our hotels could suffer from demolitions or interruptions due to zoning or other local regulations in the future. Any such demolition and relocation could cause us to lose primary locations for our hotels and cause the licenses and permits held by the hotels facing demolition to not be renewed or even be revoked, and we may not be able to achieve comparable operational results following the relocations. While we may be reimbursed for such demolition and relocation, we cannot assure you that the reimbursement, as determined by the relevant government authorities, will be sufficient to cover our direct and indirect losses. Accordingly, our business, results of operations and financial condition may be adversely affected.

Furthermore, the PRC government has the statutory power to acquire or demolish any land in the PRC for reason of changes in urban planning or zoning or otherwise. In such events, we may be forced to relocate or close our hotels. Although we might be paid compensation for such forced acquisition, demolishment or closure, the amount of compensation to be awarded to us may not cover our losses and adversely affecting our operations.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In December 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, which set forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account. In January 2007, the State Administration of Foreign Exchange issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly listed company. Pursuant to the Notice of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration of the Overseas Investment and Financing and the Round-trip Investment Made by Domestic Resident through Special-Purpose Companies, or Circular 37, issued on July 4, 2014, PRC residents who participate in share incentive plans in overseas non-publicly listed SPVs due to their position as director, senior management or employees of the PRC subsidiaries of the overseas SPVs may submit applications to SAFE or its local branches for the foreign exchange registration with respect to such overseas SPVs.

On February 25, 2012, the State Administration of Foreign Exchange promulgated the Circulars on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Equity Incentive Plans of Overseas-Listed Company, or the Stock Option Rules. Under these rules, PRC citizens who participate in an equity incentive plan of an overseas publicly listed company are required to register to handle issues such as foreign exchange registration, account establishment, funds transfer and remittance, and entrust an overseas institution, or the “Overseas Trustee” to handle issues like exercise of options, purchase and sale of corresponding stocks or equity and transfer of corresponding funds. A “Domestic Agency” shall be a domestic company participating in the equity incentive plan or a domestic institution which is qualified for asset custody business as chosen by us according to PRC law.

We adopted our 2018 share incentive plan in January 2018. Our board of directors has authorized the issuance of up to 9,000,000 Class A ordinary shares upon exercise of awards granted under our 2018 share incentive plan. See “Management — Share Incentive Plan.” We and our PRC citizen employees who participate in the 2018 share incentive plan will be subject to these regulations and may not be able to complete the foreign exchange registration until our company becomes a publicly listed company in the United States. As such, the 2018 share incentive plan provides that PRC citizen participants shall not exercise their options nor shall they purchase or subscribe for our shares before our company becomes a publicly listed company in the United States. After this offering, we plan to advise our employees and directors participating in the 2018 share incentive plan to handle foreign exchange matters in accordance with the Stock Option Rules. We cannot provide any assurance that we or the PRC individual participants of our share incentive plans have complied or will comply with the requirements imposed by the Stock Option Rules. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions, and our ability to further grant shares or share options under our share incentive plans to, and to adopt additional share incentive plans for, our directors and employees may be restricted. Such events could adversely affect our operations. See “Regulation — Regulations on Employee Stock Incentive Plans of Overseas Publicly-Listed Company.”

Further, a notice concerning the individual income tax on earnings from employee share options jointly issued by Ministry of Finance, or the MOF, and the State Administration of Taxation, or the SAT, on March 28, 2005, and its implementing rules, provide that domestic companies that implement employee share option programs shall (i) file the employee share option plans and other relevant documents to the local tax authorities having jurisdiction over them before implementing such employee share option plans; (ii) file share option exercise notices and other relevant documents with the local tax authorities having jurisdiction over them before exercise by the employees of the share options, and clarify whether the shares issuable under the employee share options mentioned in the notice are the shares of publicly listed companies; and (iii) withhold taxes from the PRC employees in connection with the PRC individual income tax. To comply with the requirement, we will file the 2018 share incentive plan with the relevant local tax bureau.

Our employment practices may be adversely impacted under the labor contract law of the PRC.

The PRC National People’s Congress promulgated the Labor Contract Law which became effective on January 1, 2008 and was amended on December 28, 2012, and the State Council promulgated implementing rules for the labor contract law on September 18, 2008. The labor contract law and the implementing rules impose requirements concerning, among others, the execution of written contracts between employers and employees, the time limits for probationary periods, and the length of employment contracts. The interpretation and implementation of these regulations are still evolving, our employment practices may violate the labor contract law and related regulations and we could be subject to penalties, fines or legal fees as a result. If we are subject to severe penalties or incur significant legal fees in connection with labor law disputes or investigations, our business, financial condition and results of operations may be adversely affected.

The Labor Contract Law prohibits an employer to establish staff dispatching companies to place workers with themselves or their subsidiaries. We have established a subsidiary which is the employer of most our employees of other subsidiaries. This subsidiary has entered into a service outsourcing arrangement with other relevant subsidiaries of us. Since the current labor dispatch regulation does not clearly define the distinction of labor dispatch and service outsourcing business, our service outsourcing arrangement could be considered as labor dispatch by the relevant PRC government authorities and our abovementioned subsidiary might be regarded as dispatching entity and therefore subject us to fines, or termination of such outsourcing arrangement.

In accordance with the PRC Social Insurance Law and the Regulations on the Administration of Housing Fund and other relevant laws and regulations, China establishes a social insurance system and other employee benefits including basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance, maternity insurance, housing fund, and a handicapped employment security fund, or collectively the Employee Benefits. An employer shall pay the Employee Benefits for its employees in accordance with the rates provided under relevant regulations and shall withhold the social insurance and other Employee Benefits that should be assumed by the employees. For example, an employer that has not made social insurance contributions at a rate and based on an amount prescribed by the law, or at all, may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of up to 0.05% or 0.2% per day, as the case may be. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue.

Under the Regulations on the Administration of Housing Fund, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds.

We have not made adequate contributions to employee benefit plans, as required by applicable PRC laws and regulations. We have recorded accruals for the estimated underpaid amounts for the current employees in our financial statements. However, we have not made any accruals for the interest on underpayment and penalties that may be imposed by the relevant PRC government authorities. If we are subject to investigations related to non-compliance with labor laws and are imposed severe penalties or incur significant legal fees in connection with labor law disputes or investigations, our business, financial condition and results of operations may be adversely affected.

We rely principally on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to borrow money or pay dividends to holders of our ADSs.

As a holding company, we rely principally on dividends and other payments from our wholly owned operating subsidiaries in China for our cash requirements, including funds necessary to service any debt we may incur, to pay dividends and other cash distributions to our shareholders and to pay our operating expenses. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Pursuant to laws applicable to entities incorporated in the PRC, each of our subsidiaries in the PRC must make appropriations from after tax profit to a statutory surplus reserve fund. The reserve fund requires annual appropriation of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) after offsetting accumulated losses from prior years, until such reserve reaches 50% of the subsidiary’s registered capital. The reserve fund can only be used to increase the registered capital and eliminate further losses of the respective companies under PRC regulations. As of December 31, 2015, 2016 and 2017, total statutory reserves of our PRC subsidiaries were RMB47.3 million, RMB55.3 million and RMB57.7 million (US$8.9 million). These reserves are not distributable as cash dividends, loans or advances. In addition, due to restrictions under PRC laws and regulations, our PRC subsidiaries are restricted in their ability to transfer their net assets to the company in the form of dividend payments, loans or advances. Amounts of net assets restricted include paid up capital and statutory reserve funds of our PRC subsidiaries amounted to RMB407.0 million, RMB398.4 million and RMB391.0 million (US$60.1 million) as of December 31, 2015, 2016 and 2017, respectively. As a result, our Chinese subsidiaries are restricted in their ability to transfer a portion of their net assets to us or any of our other subsidiaries in the form of dividends, loans or advances. Limitation on the ability of our Chinese subsidiaries to pay dividends to us or any of our other subsidiaries could materially and adversely limit our ability to borrow money outside of China or pay dividends to holders of our ADSs. Also see “— Risks Related to Doing Business in China — It is unclear whether we will be considered as a PRC “resident enterprise” under the Enterprise Income Tax Law of the PRC, and depending on the determination of our PRC “resident enterprise” status, dividends paid to us by our PRC subsidiaries may be subject to PRC withholding tax, we may be subject to 25% PRC income tax on our worldwide income, and holders of our ADSs may be subject to PRC withholding tax on dividends on, and gains realized on their transfer of, our ADSs.”

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries which would materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any loans or additional capital contributions to our PRC subsidiaries are subject to PRC regulations and approvals. For example, loans by us to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with the SAFE or its local counterpart.

We may also decide to finance our subsidiaries by means of capital contributions. According to the relevant PRC regulations on foreign-invested enterprises in China, depending on the total amount of investment, capital contributions to our PRC subsidiaries are no longer subject to the approval of the PRC Ministry of Commerce or its local branches. Instead, we are required to file and submit required information and documents online within 30 days of such event. However, we cannot assure you that the regulations will always remain favorable to us. If the regulations are revised in the future or we fail to complete such registration or obtain such approvals on time, our ability to use the proceeds from the offering of the ADSs and to capitalize our operations in the PRC may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Except for the filing required by PRC Ministry of Commerce or its local branches, when using the capital contributions to exchange for RMB funds, the domestic institutions including foreign-invested enterprises, must comply with certain foreign exchange requirements. For example, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, on June 9, 2016. Under Circular 16, the foreign exchange receipts under capital accounts of a domestic institution and the RMB funds obtained thereby from foreign exchange settlements may be used for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations. However they may not be used (i) directly or indirectly, for expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations of the state; (ii) unless otherwise specified, directly or indirectly, for investments in securities or other investments than banks’ principal-secured products; (iii) for the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) for the construction or purchase of real estate for purposes other than self-use (except for real estate enterprises). In addition, the RMB funds obtained thereby from foreign exchange settlements may not be used to repay RMB loans if the proceeds of such loans have not been fully used by the domestic institution, including a foreign-invested company like us.

We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

It is unclear whether we will be considered as a PRC “resident enterprise” under the Enterprise Income Tax Law of the PRC, and depending on the determination of our PRC “resident enterprise” status, dividends paid to us by our PRC subsidiaries may be subject to PRC withholding tax, we may be subject to 25% PRC income tax on our worldwide income, and holders of our ADSs may be subject to PRC withholding tax on dividends on, and gains realized on their transfer of, our ADSs.

Under the PRC Enterprise Income Tax Law and its Implementation Regulations, or the EIT Law, dividends, interest, rent, royalties and gains on transfers of property payable by a foreign-invested enterprise in China to its foreign investor who is a non-resident enterprise without any establishment or place of business within China or if the received dividends, interest, rent, royalties and gains have no connection with the establishment or place of business of such foreign investor will be subject to a 10% withholding tax, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax. Under the EIT Law, an enterprise established outside China with its “de facto management body” within China is considered a “resident enterprise” in China and is subject to the Chinese enterprise income tax at the rate of 25% on its worldwide income. The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. There are no detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.”

The Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in China; and (iv) 50% or more of voting board members or senior executives habitually reside in China.

Although substantially all of our operational management is based in the PRC, it is unclear whether PRC tax authorities would require (or permit) us to be treated as a PRC resident enterprise. It is also unclear whether the dividends we receive from our PRC subsidiaries will constitute dividends between “qualified resident enterprises” and therefore qualify for exemption from withholding tax if we are deemed to be a “resident enterprise” for PRC enterprise income tax purposes. We are not controlled by a Chinese enterprise or PRC enterprise group and as such we do not believe that our company meets all of the conditions to be deemed a PRC resident enterprise. For the same reasons, we believe our other subsidiaries located outside China are not PRC resident enterprises. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours ever having been deemed a PRC “resident enterprise” by PRC tax authorities. However, the tax resident status of an enterprise is subject to determination by PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company as a PRC resident enterprise since a substantial majority of the members of our management team are located in China, in which case we would be subject to the PRC enterprise income tax at the rate of 25% on our worldwide income.

If the Chinese tax authorities determine that we are a resident enterprise for PRC enterprise income tax purposes, among other things, we would be subject to the PRC enterprise income tax at the rate of 25% on our worldwide taxable income, substantially higher than the 10% withholding tax rate to which we are subject as a non-PRC resident enterprise. Furthermore, if we are treated as a PRC resident enterprise, payments of dividends by us may be regarded as derived from sources within the PRC and therefore we may be obligated to withhold PRC income tax at 10% on payments of dividends on the ADSs or shares to non-PRC resident enterprise investors. In the case of non-PRC resident individual investors, the tax may be withheld at a rate of 20%. In addition, if we are treated as a PRC resident enterprise, any gain realized on the transfer of the ADSs and/or shares by non-PRC resident investors may be regarded as derived from sources within the PRC and accordingly may be subject to a 10% PRC income tax in the case of non-PRC resident enterprises or 20% in the case of non-PRC resident individuals. The PRC tax on dividends and/or gains may be reduced or exempted under applicable tax treaties between the PRC and the holder’s home country.

In addition, under the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Resident Enterprises, or SAT Public Notice 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. Gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to SAT Public Notice 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties in China, and equity investments in PRC resident enterprises. See “Regulation — Regulations Relating to Tax.” As part of our restructuring, GreenTree Hospitality Group Ltd., or GreenTree Hospitality, the listing entity for the purpose of this offering, acquired through a share exchange the entire share capital of GreenTree Samoa, including the equity interests in most of our PRC operating subsidiaries then held by it. See “Our History and Corporate Structure.” This acquisition of equity interests in our PRC operating subsidiaries by GreenTree Hospitality may be deemed to be an indirect transfer of PRC taxable assets, and the gains from the acquisition may be subject to PRC enterprise income tax at a rate of up to 25%. However, there is uncertainty as to the implementation details of SAT Public Notice 7. If SAT Public Notice 7 was determined by the tax authorities to be applicable to the abovementioned and other of our transactions involving PRC taxable assets, we might be required to spend valuable resources to comply with SAT Public Notice 7 or to establish that the relevant transactions should not be taxed under SAT Public Notice 7. If such transactions involving PRC taxable assets were subject to PRC enterprise income tax, our results of operations and financial condition could be adversely affected.

If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

Starting in 2011, the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S. listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese accounting firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. In January 2014, the administrative law judge reached an initial decision to impose penalties on the firms including a temporary suspension of their right to practice before the SEC. The accounting firms filed a petition for review of the initial decision. On February 6, 2015, before a review by the commissioners of the SEC had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our ADSs may be adversely affected.

If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our consolidated financial statements, our consolidated financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delay or abandonment of this offering, delisting of our ADSs from the New York Stock Exchange or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to Our ADSs and this Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. We have applied to list the ADSs on the New York Stock Exchange. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

The initial public offering price for our ADSs will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ADSs after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The market price for our ADSs may be volatile.

The market price for our ADSs may be highly volatile and subject to wide fluctuations in response to factors including the following:

•	negative media reports and coverage regarding us or other companies in the hospitality industry;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	announcements of studies and reports relating to the quality of our solutions or those of our competitors;

•	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the travel and hospitality industries;

•	changes in the economic performance or market valuations of other hospitality companies;

•	announcements by us or our competitors of new brands, acquisitions, strategic relationships, joint ventures or capital commitments;

•	addition or departure of our senior management;

•	fluctuations of exchange rates between the RMB and U.S. dollar;

•	potential litigation or administrative investigations;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ADSs or ordinary;

•	sales or perceived potential sales of additional ordinary shares or ADSs; and

•	general economic or political conditions in China.

In addition, the securities market from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

Because the initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of US$13.50 per ADS, representing the difference between the initial public offering price of US$17.00 per ADS (the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus) and our net tangible book value per ADS as of December 31, 2017, after giving effect to the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options.

We may not pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we may not pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Substantial future sales of our ADSs in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.

Additional sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have 110,752,209 ordinary shares outstanding including 34,762,909 Class B ordinary shares and 75,989,300 Class A ordinary shares, 19,400,000 Class A ordinary shares of which are represented by ADSs. All Class A ordinary shares represented by ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The 34,762,909 Class B ordinary shares and 56,589,300 Class A ordinary shares held by our existing shareholder will be available for sale, upon the expiration of the six-month lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 and 701 under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the representative of underwriters for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

GTI has pledged 20% of our ordinary shares to Pudong Development Bank, and following the completion of this offering will be required to pledge additional ordinary shares. If Pudong Development Bank forecloses on these shares, the market price of our ADSs could decline.

GTI has pledged 20% of our ordinary shares to Pudong Development Bank as security under a Euro-denominated loan of approximately RMB900 million obtained in March 2017. Approximately RMB560 million of the loan remains outstanding. Following completion of this offering, GTI will be required to pledge ordinary shares in an amount that results in Pudong Development Bank having a pledge of no fewer than 20% of our ordinary shares, and may be required to pledge additional ordinary shares if the market price of our ADSs declines. If GTI breaches certain covenants and obligations under the loan agreement, an event of default could result and Pudong Development Bank could exercise its right to accelerate all the debt under the loan agreement and foreclose on the pledged shares. The pledged shares are not subject to a lock-up agreement, and any future sale of the ordinary shares upon foreclosure could cause the market price of our ADSs to decline.

Our corporate actions are substantially controlled by our officers, directors and principal shareholders.

After this offering, our executive officers and directors will beneficially own approximately 89.2% of our outstanding shares. These shareholders could exert substantial influence over matters requiring approval by our shareholders, including electing directors and approving mergers or other business combination transactions. The concentration of our share ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering.

As a foreign private issuer, we are permitted to adopt certain practices of our home country, the Cayman Islands, in relation to corporate governance matters that differ significantly from the New York Stock Exchange corporate governance listing standards; these practices afford less protection to shareholders than they would enjoy if we complied fully with the New York Stock Exchange corporate governance listing standards.

We have applied to list our ADSs on the New York Stock Exchange. The New York Stock Exchange Listed Company Rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the New York Stock Exchange corporate governance listing standards.

For instance, we are not required to: (i) have a majority of the board be independent; (ii) have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or (iii) have regularly scheduled executive sessions with only independent directors each year. We intend to rely on some or all of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the New York Stock Exchange.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to direct how the ordinary shares underlying your ADSs are voted.

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to direct how the ordinary shares underlying your ADSs are voted.

If we ask for your instructions and upon timely notice from us, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you, which contain, among other things, a statement as to the manner in which your voting instructions may be given, including an express indication that such instructions may be given or deemed given to the depositary to give a discretionary proxy to a person designated by us if no instructions are received by the depositary from you on or before the response date established by the depositary. However, no voting instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exits or the matter materially and adversely affects the rights of holders of the ordinary shares.

Voting at any meeting of our shareholders will be by poll.

You may not be able to participate in any future rights offerings which may cause dilution to your holdings and you may not receive cash dividends if it is impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act, or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

After the completion of this offering, GTI intends to register and distribute to each of its shareholders not more than 60% of the number of our shares that represent the percentage of such shareholder’s ownership in GTI as of the closing date of this offering. As a condition to receive our shares, GTI’s shareholders will be required to enter into lock-up agreements on all of our shares which they own prior to the expiry of a six-month period following the date of this prospectus. The number of our shares subject to such lock-up agreements will be reduced by 25% at the end of the six month period following the date of this prospectus and each six month period thereafter through the two-year anniversary of the date of this prospectus.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law, conduct substantially all of our operations in China and the majority of our directors and executive officers reside outside the United States.

We are incorporated in the Cayman Islands, and conduct substantially all of our operations in China through our wholly owned subsidiaries in China. Most of our directors and executive officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind in a U.S. court, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and executive officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforcement of Civil Liabilities.”

Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and by the Companies Law (2016 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. In addition, Cayman

Islands companies may not have standing to initiate a shareholder derivative action in U.S. federal courts. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Our articles of association will contain anti-takeover provisions that could have an adverse effect on the rights of holders of our ordinary shares and ADSs.

Our amended and restated memorandum and articles of association contain provisions which could limit the ability of others to acquire control of our company, including a provision that grants authority to our board directors to establish from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. The provisions could deprive our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

Our management will have considerable discretion as to the use of the net proceeds from this offering.

Our management will have considerable discretion in the application of the net proceeds received by us from this offering. See “Use of Proceeds.” You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our ADS price. The net proceeds from this offering may be placed in investments, such as short-term investments, that do not produce income or that lose value.

We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors.

The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, for any taxable year, we will be classified as a PFIC for U.S. federal income tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets (which includes cash) in that taxable year which produce, or are held for the production of, passive income is at least 50%.

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not expect to be a PFIC for the foreseeable future (not including the current taxable year), although there can be no assurance in this regard. It is unclear, however, whether we will be a PFIC for the current taxable year. If a “controlled foreign corporation” (as defined for U.S. federal income tax purposes), or CFC, is a “publicly traded corporation” for the taxable year, the PFIC asset test is applied based on the value of the CFC’s assets. Otherwise, the asset test is applied based on the adjusted tax bases of the CFC’s assets as determined for the purposes of computing earnings and profits under U.S. federal income tax principles. We are a CFC for the current taxable year, and while we expect to become a publicly traded corporation sometime close to the end of our first quarter, it is unclear how the asset test will apply to us in respect of our current taxable year, as it is not clear how the asset test should be applied to a CFC in respect of its taxable year in which it becomes a publicly traded corporation (specifically, it is not clear whether the CFC can be treated as a “publicly traded corporation” for the taxable year). If we are not treated as a publicly traded corporation for the current taxable year, there is a significant risk that we will be treated as a PFIC. You should consult your tax advisors about how to apply the asset test with respect to us for the current taxable year. For taxable years in which we are treated as a publicly traded corporation, or for which we are no longer a CFC, the calculation of the value of our assets will be based, in part, on the quarterly market value of our ADSs, which is subject to change. See “Taxation — Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company.”

If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, our PFIC status could result in adverse U.S. federal income tax consequences to you if you are a U.S. Holder, as defined under “Taxation — Material U.S. Federal Income Tax Considerations.” For example, if we are or become a PFIC, you may become subject to increased tax liabilities under U.S. federal income tax laws and regulations, and will become subject to burdensome reporting requirements. See “Taxation — Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company.” There can be no assurance that we will not be a PFIC for our current or any future taxable year.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

As a public company, we will incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, have detailed requirements concerning corporate governance practices of public companies, including Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting. As a company with less than US$1.07 billion in net revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We will take advantage of the extended transition period. As a result of this election, our financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We expect these and other rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. We are evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of incurring such costs. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our dual-class ordinary share structure with different voting rights could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to three (3) votes per share if such Class B ordinary share is owned by GTI, Mr. Alex S. Xu, our founder, chairman and chief executive officer, Mr. Alex S. Xu’s family trusts or his or the family trust’s designated transferees. We will issue Class A ordinary shares represented by our ADSs in this offering. Our existing shareholder GTI will hold 56,589,300 Class A ordinary shares and all the 34,762,909 Class B ordinary shares, upon the completion of this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, and Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Due to the disparate voting rights attached to shares in these two classes, GTI will own approximately 89.2% of the total voting power of our outstanding ordinary shares immediately after the offering. Mr. Alex S. Xu, our founder, chairman and chief executive officer, by virtue of this 83.9% voting power of GTI, which entitles Mr. Xu to nominate or replace all directors of GTI, and determine how GTI exercises the voting power in our company, is considered to beneficially owned the shares held by GTI. As a result, Mr. Xu will have significant voting rights over matters requiring shareholder approval, including the election and removal of directors and certain corporate transactions, such as mergers, consolidations and other business combinations. This concentrated control could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise their rights.

Holders of our ADSs do not have the same rights as our registered shareholders. As a holder of our ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which attach to the underlying Class A ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Upon receipt of your voting instructions in a timely manner, the depositary will vote or attempt to vote the underlying Class A ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. Under our amended and restated memorandum and articles of association, the minimum notice period required to be given by our company to our registered shareholders to convene a general meeting will be ten calendar days. When a general meeting is convened, you may not receive sufficient notice of the meeting to enable you to withdraw the Class A ordinary shares represented by your ADSs and become the registered holder of such shares to allow you to attend the general meeting or to cast your vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our amended and restated memorandum and articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying Class A ordinary shares represented by your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly.

Under the deposit agreement, if we request the depositary to act at a general meeting, we will give the depositary notice of the meeting at least 30 business days in advance of the meeting in order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Class A ordinary shares underlying your ADSs. However, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. Where any matter is to be put to a vote at a general meeting, we will make all reasonable efforts to cause the depositary to notify you of the upcoming vote and to deliver our voting materials to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to direct how the underlying Class A ordinary shares represented by your ADSs are voted and you may lack recourse if the underlying Class A ordinary shares represented by your ADSs are not voted as you request. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview,” “Business” and “Regulation” in this prospectus. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

•	our goals and growth strategies;

•	our future business development, financial condition and results of operations;

•	trends in the hospitality industry in China and globally;

•	competition in our industry;

•	fluctuations in general economic and business conditions in China and other regions where we operate;

•	the regulatory environment in which we and our franchisees operate;

•	our proposed use of proceeds from this offering; and

•	assumptions underlying or related to any of the foregoing.

This prospectus also contains market data relating to the hospitality industry in China, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. Statistical data in these publications and reports also include projections based on a number of assumptions. The hospitality industry in China may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$301.1 million, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial offering price of US$17.00 per ADS (the mid-point of the estimated range of initial public offering price shown on the front cover page of this prospectus). A US$1.00 increase (decrease) in the assumed initial public offering price of US$17.00 per ADS would increase (decrease) the net proceeds to us from this offering by US$18.0 million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ADSs offered by us as set forth on the front cover page of this prospectus.

We plan to use the net proceeds we will receive from this offering for general corporate purposes in line with our strategies, including the following:

•	approximately 25% of the net proceeds of this offering for the organic expansion of our hotel chain and the improvement of existing hotel properties, including conversion of existing leased-and-operated hotels to new brands, including Gme, Gya and VX;

•	approximately 60% of the net proceeds of this offering for potential acquisitions of domestic and overseas operators that will complement our operations and accelerate our expansion plan. Currently, we have not entered into any binding agreement for any acquisition nor identified any definite acquisition target; and

•	the remaining amount, approximately 15% for working capital and other general corporate purposes, including marketing and upgrading our IT system.

The foregoing represents our intentions as of the date of this prospectus with respect of the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of the offering.

The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits.

In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy applicable government registration and approval requirements. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries which would materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

In December 2017, we declared a cash dividend of RMB588.4 million (US$90.4 million). RMB548.7 million (US$84.3 million) of the cash dividend was paid in December 2017, and the remainder will be paid in 2018. In February and March 2018, we declared a cash dividend of US$23.0 million and US$2.6 million, respectively, and we intend to pay such cash dividend to GTI, our shareholder, after the completion of this offering and upon the receipt of relevant internal and other approvals. Other than this dividend, we do not have any present plan to pay any dividends on our shares or ADSs in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Any future determination to pay dividends will be made at the discretion of our board of directors, subject to certain requirements of Cayman Islands law. Our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our directors decide to pay dividends, the form, frequency and amount of dividends will be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our shares, we will pay those dividends which are payable in respect of the underlying Class A ordinary shares represented by our ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to the underlying Class A ordinary shares represented by the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders and ADS holders, we rely on dividends distributed by our subsidiaries in China. Distributions from our subsidiaries to us may be subject to various local taxes, such as withholding tax. In addition, regulations in China currently permit payment of dividends of a Chinese company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. See “Risk Factors — Risks Related to Doing Business in China — We rely principally on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to borrow money or pay dividends to holders of our ADSs.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2017 presented on:

•	an actual basis;

•	a pro forma basis to reflect (i) the intended distribution of cash dividends of US$23.0 million in February 2018 and US$2.6 million in March 2018 to GTI and (ii) the redesignation of 7,954,048 Class B ordinary shares as Class A ordinary shares; and

•	a pro forma as adjusted basis to reflect (i) the intended distribution of cash dividends US$23.0 million in February 2018 and US$2.6 million in March 2018 to GTI, (ii) the redesignation of 7,954,048 Class B ordinary shares as Class A ordinary shares and (iii) the issuance and sale of the shares in the form of ADSs by us in this offering, at an assumed initial public offering price of US$17.00 per ADS, the mid-point of the estimated range of initial public offering price shown on the front cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2017
	Actual		Pro Forma		Pro forma as adjusted
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Shareholders’ equity:
Class A ordinary shares	160,190	24,621	186,388	28,648	249,499	38,347
Class B ordinary shares	140,697	21,625	114,499	17,598	114,499	17,598
Additional paid-in capital	212,310	32,631	212,310	32,631	2,110,971	324,451
Retained earnings	223,134	34,295	56,712	8,717	56,712	8,717
Accumulated other comprehensive loss	(4,086)	(628)	(4,086)	(628)	(4,086)	(628)
Noncontrolling interests	360	55	360	55	360	55

Total shareholders’ equity	732,605	112,599	566,183	87,021	2,527,955	388,540

Total capitalization	732,605	112,599	566,183	87,021	2,527,955	388,540

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results because the initial public offering price per Class A ordinary share is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding shares.

Our net tangible book value as of December 31, 2017 was approximately RMB725.9 million (US$111.6 million), or RMB7.95 (US$1.22) per share as of that date, and US$1.22 per ADS. Net tangible book value represents the amount of our total consolidated assets, less the amount of our intangible assets, goodwill and total consolidated liabilities. Dilution is determined by subtracting net tangible book value per share, after giving effect to the issuance and sale by us of 19,400,000 Class A ordinary shares in the form of ADSs in this offering at an assumed initial public offering price of US$17.00 per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus) after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after December 31, 2017 other than to give effect to the intended distribution of cash dividends and the issuance and sale by us of 19,400,000 Class A ordinary shares in the form of ADSs in this offering, at an assumed initial public offering price of US$17.00 per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus) after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2017 would have been US$387.5 million, or US$3.50 per outstanding share and US$3.50 per ADS. This represents an immediate increase in net tangible book value of US$2.28 per share and US$2.28 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$13.50 per share and US$13.50 per ADS to investors purchasing ADSs in this offering.

The following table illustrates such dilution:

	Per share		Per ADS
Actual net tangible book value as of December 31, 2017	US$	1.22	US$	1.22
Pro forma net tangible book value after giving effect to the intended distribution of cash dividends	US$	0.94	US$	0.94
Pro forma as adjusted net tangible book value after giving effect to the intended distribution of cash dividends and this offering	US$	3.50	US$	3.50
Assumed initial public offering price	US$	17.00	US$	17.00
Dilution in net tangible book value to new investors in the offering	US$	13.50	US$	13.50

The amount of dilution in net tangible book value to new investors in this offering set forth above is determined after giving effect to this offering from the public offering price per share.

A US$1.00 increase (decrease) in the assumed public offering price of US$17.00 per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to the offering by US$18.0 million, the pro forma as adjusted net tangible book value per share and per ADS after giving effect to this offering by US$0.16 per share and US$0.16 per ADS and the dilution in pro forma as adjusted net tangible book value per share and per ADS to new investors in this offering by US$0.84 per share and US$0.84 per ADS, assuming no change to the number of ADS offered by us as set forth on the front cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma basis as of December 31, 2017, the differences between existing shareholders and the new investors with respect to the number of shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Shares Purchased		Total Consideration			Average Price per Share		Average Price per ADS
	Number	Percent	Amount		Percent
	(in millions of US$, except number of shares and percentages)
Existing shareholders	91,352,209	82%	US$	53.6	14%	US$	0.59	US$	0.59
New investors	19,400,000	18%	US$	329.8	86%	US$	17.00	US$	17.00
Total	110,752,209	100%	US$	383.4	100%	US$	3.46	US$	3.46

If the underwriters were to fully exercise the over-allotment option to purchase 2,910,000 additional shares of our Class A ordinary shares from us, the percentage of our shares held by existing shareholders would be 82.5%, and the percentage of shares of our common stock held by new investors would be 17.5%.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

EXCHANGE RATE INFORMATION

Almost all of our revenue and expenses are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.5063 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 29, 2017. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On March 9, 2018, the noon buying rate for Renminbi was RMB6.3285 to US$1.00.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. For all dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

	Noon Buying Rate
	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2012	6.2301	6.2990	6.3879	6.2221
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480
2017	6.5063	6.7350	6.9575	6.4773
August	6.5888	6.6670	6.7272	6.5888
September	6.6533	6.5690	6.6591	6.4773
October	6.6328	6.6254	6.6533	6.5712
November	6.6090	6.6200	6.6385	6.5967
December	6.5063	6.5932	6.6210	6.5063
2018
January	6.2841	6.4232	6.5263	6.2841
February	6.3280	6.3183	6.3471	6.2649
March (through March 9)	6.3285	6.3354	6.3565	6.3093

Source: Federal Reserve Statistical Release

(1)	Annual averages are calculated using the average of the rates on the last business day of each month during the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant month.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the U.S. and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the U.S.

Most of our operations are conducted in China, and most of our assets are located in China. In addition, most of our directors and officers are residents of jurisdictions other than the U.S. and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the U.S. or of any state in the U.S. or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Zhonglun W&D Law Firm, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. and (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

Maples and Calder (Hong Kong) LLP has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

In addition, Maples and Calder (Hong Kong) LLP has advised us that although there is no statutory recognition in the Cayman Islands of judgments obtained in the federal or state courts of the U.S., and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Zhonglun W&D Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. However, as of the date of this prospectus, the PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, courts in China will not recognize or enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or social public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Furthermore, it will be difficult for U.S. shareholders to initiate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedure Law.

OUR HISTORY AND CORPORATE STRUCTURE

We are a Cayman Islands holding company and conduct our operations in China through our PRC subsidiaries. GreenTree Inns Hotel Management Group, Inc., a company incorporated in Samoa, or GreenTree Samoa, was formed to be the holding company of all but two of our PRC subsidiaries that operate our hotels in the PRC. GreenTree Samoa also owns 100% of the equity interest in Pacific Hotel Investment, Inc. and GreenTree Suites Management Corp., each of which owns 100% of the equity interest in the other two of our PRC subsidiaries.

We began our hotel business in the PRC in September 2004 through GreenTree Inns Hotel (Weihai) Management Group Inc., or GreenTree Weihai, which was incorporated on November 14, 2003 and 100% owned by American Pacific Homes Inc., a company wholly owned by Mr. Alex S. Xu, our founder, chairman and chief executive officer. In September 2010, GreenTree Weihai was merged into GreenTree Samoa as a wholly owned subsidiary of GreenTree Samoa. In October 2010, upon completion of a share exchange, GreenTree Samoa became a wholly-owned subsidiary of GreenTree Inns Hotel Management Group, Inc., or GTI, a company incorporated in the Cayman Islands.

GreenTree Hospitality Group Ltd., or GreenTree Hospitality, the listing entity for the purpose of this offering, was incorporated in October 2017 as a wholly-owned subsidiary of GTI. In November 2017, GreenTree Hospitality issued 48,635,251 Class A ordinary shares and 42,716,957 Class B ordinary shares to GTI in exchange for the entire share capital of GreenTree Samoa then held by GTI. On March 11, 2018, we redesignated 7,954,048 of our Class B ordinary shares as Class A ordinary shares. Immediately after the completion of this offering, 74.5% of our Class A ordinary shares and 100% of our Class B ordinary shares will be owned by GTI, our parent company. Subsequently, GTI intends to register and distribute to each of its shareholders not more than 60% of the number of our shares that represent the percentage of such shareholder’s ownership in GTI as of the closing date of this offering. As a condition to receiving our shares, GTI’s shareholders will be required to enter into certain lock-up agreements with us in respect of our shares which they own prior to the expiry of a six-month period following the date of this prospectus. The number of our shares subject to such lock-up agreements will be reduced by 25% at the end of the six month period following the date of this prospectus and each six month period thereafter through the two-year anniversary of the date of this prospectus. Following the completion of this offering and as long as GTI or Mr. Alex S. Xu owns at least 50% of the voting power of our company, we will be a “controlled company” as defined under the NYSE Listed Company Manual. We have no current intention to rely on the controlled company exemption.

Our principal executive offices are located at 2451 Hongqiao Road, Changning District, Shanghai 200335, People’s Republic of China. Our telephone number at this address is +86-21-3617-4886.

The following diagram illustrates our corporate structure and the place of organization and ownership interest of each of our subsidiaries as of the date of this prospectus. It omits certain entities that are immaterial to our results of operations, business and financial condition. Unless otherwise indicated, equity interests depicted in this diagram are held as to 100%.

Note:

(1)	GTI holds 56,589,300 Class A ordinary shares and 34,762,909 Class B ordinary shares in our company. GTI is entitled to cast 160,878,027 votes. Class A ordinary shares are entitled to one (1) vote per share and Class B ordinary shares are entitled to three (3) votes per share in respect of matters requiring the votes of shareholders of our company if such Class B ordinary share is owned by GTI, Mr. Alex S. Xu, our founder, chairman and chief executive officer, Mr. Alex S. Xu’s family trusts or his or the family trust’s designated transferees. Our Class A and Class B ordinary shares have the same rights to dividend and other distributions.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statements of comprehensive income data for the years ended December 31, 2015, 2016 and 2017 and the selected consolidated balance sheet data as of December 31, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Our historical results are not necessarily indicative of results to be expected for any future period. The following selected consolidated financial data for the periods and as of the dates indicated are qualified by reference to and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.

	Year ended December 31,
	2015	2016	2017
	RMB	RMB	RMB		US$
	(in thousands)
Selected Consolidated Statements of Comprehensive Income Data:
Revenues
Leased-and-operated hotels	204,761	183,773	189,134		29,069
Franchised-and-managed hotels	397,987	421,577	535,632		82,325
Membership fees	31,972	42,439	53,365		8,202

Total revenues	634,720	647,789	778,131		119,596
Operating costs and expenses
Hotel operating costs	(264,335)	(240,132)	(233,646)		(35,910)
Selling and marketing expenses	(24,643)	(26,609)	(45,032)		(6,921)
General and administrative expenses	(64,308)	(77,933)	(121,657	)(1)	(18,698)
Other operating expenses	(14,757)	(3,073)	(5,629)		(866)

Total operating costs and expenses	(368,043)	(347,747)	(405,964)		(62,395)
Other operating income	21,095	12,222	15,284		2,349

Income from operations	287,772	312,264	387,451		59,550
Interest income and other, net	19,643	22,039	26,238		4,032
Interest expense	—	—	(1,443)		(221)
Gains from trading securities	25,545	24,564	59,165		9,094
Other income (expense), net	—	1,322	1,191		183
Income before income taxes	332,960	360,189	472,602		72,638
Income tax expense	(80,077)	(83,924)	(186,651	)(2)	(28,688)

Income before share of loss in equity investees	252,883	276,265	285,951		43,950
Share of loss in equity investees, net of tax	(17,213)	(10,465)	(900)		(138)

Net income	235,670	265,800	285,051		43,812
Net loss attributable to noncontrolling interests	123	173	349		54

Net income attributable to ordinary shareholders	235,793	265,973	285,400		43,866

(1)	Includes one-time share-based compensation expenses of RMB38.0 million (US$5.8 million) in 2017 for GTI’s shares granted to certain of our directors for their past services as directors.
(2)	Includes withholding taxes of RMB67.7 million (US$10.4 million) incurred in connection with a cash dividend distributed by our subsidiaries incorporated in the PRC during the year ended December 31, 2017.

The following table presents a summary of our consolidated balance sheet data as of December 31, 2015, 2016 and 2017:

	As of December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	505,857	896,783	161,964	24,893
Property and equipment, net	141,394	110,436	96,669	14,858
Intangible assets, net	5,981	4,927	3,727	573
Goodwill	2,959	2,959	2,959	455
Long-term investments	81,158	35,497	122,509	18,829
Total assets	1,407,151	1,875,751	1,755,983	269,890
Deferred revenue	151,101	201,356	253,361	38,941
Total liabilities	629,947	848,827	1,023,378	157,291
Total shareholders’ equity	777,204	1,026,924	732,605	112,599
Total liabilities and shareholders’ equity	1,407,151	1,875,751	1,755,983	269,890

The following tables present certain unaudited financial data and selected operating data as of and for the years ended December 31, 2015, 2016 and 2017:

	As of December 31,
	2015	2016	2017
Selected Operating Data:
Total hotels in operation	1,651	1,964	2,289
Franchised-and-managed hotels	1,611	1,932	2,263
Leased-and-operated hotels	40	32	26
Total hotel rooms in operation	146,176	168,238	190,807
Franchised-and-managed hotels	141,434	164,207	187,505
Leased-and-operated hotels	4,742	4,031	3,302
Number of cities	210	234	263

	Year Ended December 31,
	2015	2016	2017
Occupancy rate (as a percentage)(1)
Total hotels in operation	77.8%	80.4%	82.6%
Franchised-and-managed hotels	78.3%	80.9%	82.9%
Leased-and-operated hotels	66.8%	66.4%	70.3%
Average daily rate (in RMB)
Total hotels in operation	152	153	157
Franchised-and-managed hotels	152	152	156
Leased-and-operated hotels	160	164	186
RevPAR (in RMB)
Total hotels in operation	118	123	130
Franchised-and-managed hotels	119	123	129
Leased-and-operated hotels	107	109	131

(1)	Based on number of available rooms.

	Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands, expect for percentage)
Non-GAAP Financial Data
Adjusted EBITDA(1)	323,117	338,470	440,800	67,751
Adjusted EBITDA Margin(2)	50.9%	52.3%	56.6%

(1)	We believe that Adjusted EBITDA, as we present it, is a useful financial metric to assess our operating and financial performance before the impact of investing and financing transactions, income taxes and certain non-core and non-recurring items in our financial statements.

The presentation of Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business.

The use of Adjusted EBITDA has certain limitations because it does not reflect all items of income and expenses that affect our operations. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our operating and financial performance. Depreciation and amortization expense for various long-term assets, income tax and share-based compensation have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest/expense income, gains/losses from trading securities, income tax expenses, share-based compensation, share of loss in equity investees and other relevant items both in our reconciliations to the corresponding U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

The term Adjusted EBITDA is not defined under U.S. GAAP, and Adjusted EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. When assessing our operating and financial performance, you should not consider this data in isolation or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our Adjusted EBITDA may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate Adjusted EBITDA in the same manner as we do.

A reconciliation of Adjusted EBITDA to net income, which is the most directly comparable U.S. GAAP measure, is provided below:

	Year Ended December 31,
	2015	2016	2017
	(RMB)	(RMB)	RMB	US$
	(in thousands)
Net income	235,670	265,800	285,051	43,812
Deduct:
Other operating income	21,095	12,222	15,284	2,349
Interest income and other, net	19,643	22,039	26,238	4,032
Gains from trading securities	25,545	24,564	59,165	9,094
Other income (expense), net	—	1,322	1,191	183
Add:
Other operating expenses	14,757	3,073	5,629	866
Income tax expense	80,077	83,924	186,651	28,688
Share of loss in equity investees, net of tax	17,213	10,465	900	138
Interest expense	—	—	1,443	221
Share-based compensation	—	—	38,048	5,848

Depreciation and amortization	41,683	35,355	24,956	3,836

Adjusted EBITDA (Non-GAAP)	323,117	338,470	440,800	67,751

(2)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by our total revenues.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are the leading pure play franchised hotel operator in China as franchised-and-managed hotels represent almost all of the hotels in our hotel network. In 2016, we were the fourth largest economy to mid-scale hotel group in China in terms of number of hotel rooms, according to China Hospitality Association. As of December 31, 2017, we had the highest proportion of franchised-and-managed hotels among the top four major economy to mid-scale hotel networks in China, with 98.9% of hotels in our network as of those dates being franchised-and-managed hotels. As of December 31, 2017, our hotel network comprised 2,289 hotels with 190,807 rooms in China, covering all four centrally-administrated municipalities and 263 cities throughout all 27 provinces and autonomous regions in China, as well as an additional 306 hotels with 23,157 rooms that were contracted for or under development. Out of those 306 hotels, 129 hotels were contracted for, and the remaining 177 hotels were under development and are expected to commence operation by June 2018.

We generate our revenues from the management fees and upfront initial franchise fees we collect from our franchised-and-managed hotels, and from the operations of our leased-and-operated hotels. Under the franchised-and-managed model, we generate revenues from the initial franchise fee and from the recurring franchise management fees derived from the hotel’s revenues. For our leased-and-operated hotels, we lease or own the hotel premises and are responsible for the development costs, capital expenditures and operating expenses, whereas for our franchised-and-managed hotels, the franchisees are responsible for the development cost, capital expenditures and operating expenses and as a result, we expect hotels operated under leased-and-operated model to generate more revenue but also incur greater operating expenses and require higher capital investment for us compared to hotels operated under the franchised-and-managed model.

Our current brand portfolio comprises (i) mid- to up-scale brands including GreenTree Eastern founded in 2012, and newly launched Gme, Gya and VX brands with an aggregate of nine hotels being contracted; (ii) mid-scale brands including GreenTree Inn founded in 2004 and GreenTree Alliance founded in 2008; and (iii) economy brands including Vatica founded in 2013 and Shell founded in 2016.

In 2015, 2016 and 2017, we sold approximately 97% of our room nights through our direct sales channels comprising our website and mobile app, while OTAs only contributed approximately 3% of our room nights. Our strong and effective direct sales channels enable us and franchises to effectively reduce sales and marketing expense and enhance profitability.

As a result of our pure play franchise business model, our strong direct sales channels, our loyal hotel guests and our effective management and operational platform, we have consistently achieved highly attractive profitability, as evidenced by our Adjusted EBITDA of RMB323.1 million, RMB338.5 million and RMB440.8 million (US$67.8 million), Adjusted EBITDA margin of 50.9%, 52.3% and 56.6%, net income of RMB235.7 million, RMB265.8 million and RMB285.1 million (US$43.8 million), net margin of 37.1%, 41.0% and 36.6% and return on equity of 34.5%, 29.5% and 32.4% for 2015, 2016 and 2017, respectively. We have also been able to grow our network substantially and generate strong cash flow consistently since inception in 2004 with minimal debt and equity financing. In 2015, 2016 and 2017, we generated net operating cash inflow of RMB357.3 million, RMB443.6 million and RMB476.7 million (US$73.3 million) and did not have any outstanding indebtedness as of December 31, 2017.

Factors Affecting Our Results of Operations

While our business is affected by factors relating to general economic conditions and the hospitality industry in China, we believe that our results of operations are also affected by company specific factors, including, among others:

•	The total number of hotels and hotel rooms in our hotel network. Our revenues are affected to a significant extent by the number of hotels and hotel rooms we have in operation. We generate substantially all of our revenues from room nights sold at our leased-and-operated hotels and the franchise management fees we charge to each of our franchised-and-managed hotels. Furthermore, we believe expanding geographic coverage of our hotel network through increasing the number of hotels will enhance our brand recognition. Our ability to expand our hotel network depends on whether we can provide consistent quality services to our guests and franchisees and whether we can enhance our brand recognition in the market and win the competition for suitable property sites and quality franchisee candidates.

•	The proportion of mature hotels in our hotel portfolio. We define mature hotels as those that have been in operation for more than six months. It typically takes six months for our newly opened franchised-and-managed hotels to ramp up before such hotels can generate normal and stable franchise management fees and for our new leased-and-operated hotels’ income to exceed the hotel operating costs which are generally fixed in nature.

The operation of each leased-and-operated hotel goes through three stages: development, ramp up and mature operations. During the ramp up stage, when the occupancy rate is relatively low, revenues generated by these new leased-and-operated hotels may be insufficient to cover their operating costs. The lower franchise management fees generated by our franchised-and-operated hotels during the ramp up stage and the pre-opening expenses incurred during the development stage and the lower profitability during the ramp-up stage for our leased-and-operated hotels may have a significant negative impact on our financial performance. The table below illustrates the net increases our hotels during 2015, 2016 and 2017.

	Year Ended December 31,
	2015	2016	2017
Hotels opened	387	401	425
Hotels closed	(80)	(88)	(100)

Net increase in total hotels	307	313	325

We track the performance of our hotels by comparing hotel revenue of our hotels during ramp up stage and mature hotels, calculated on a monthly rolling basis, taking into account the total number of hotels during ramp up stage and mature hotels in any particular period of time.

The table below illustrates the comparison of performance between mature hotels and hotels during ramp up stage.

	Year Ended December 31,
	2015	2016	2017
Mature franchised-and-managed hotels(1)	1,380	1,639	1,983
RevPAR (in RMB)	120	123	129
Franchised-and-managed hotels during ramp up stage	231	293	280
RevPAR (in RMB)	86	86	87

(1)	As of end of the period.

	Year Ended December 31,
	2015	2016	2017
Mature leased-and-operated hotels(1)	39	32	26
RevPAR (in RMB)	107	109	131
Revenue (in RMB thousands)	204,761	183,773	189,134

(1)	As of end of the period.

•	The fixed nature of our hotel operating costs. For our leased-and-operated hotels, a significant portion of our operating costs and expenses, including rental and base salary, is generally fixed. As a result, an increase in our revenues achieved through higher RevPAR will generally result in higher profitability, whereas a decrease in our revenues could result in a disproportionately large decrease in our earnings.

•	Seasonality and special events. The hospitality industry is subject to fluctuations in revenues due to seasonality. Generally, the first quarter, in which both the New Year and Spring Festival holidays fall, accounts for a lower percentage of our annual revenues than the other quarters of the year. In addition, certain special events, such as large-scale exhibition, concerts or sports events, may increase the demand for our hotels significantly as such special events may attract travelers into and within the regions in China where we operate hotels.

Key Performance Indicators

We utilize a set of non-financial and financial key performance indicators which our senior management reviews frequently. The review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to react promptly to changing customer demands and market conditions.

Our non-financial key performance indicators consist of increase in the total number of hotels and hotel rooms in our hotel network, as well as RevPAR achieved by our leased-and-operated hotels and franchised-and-managed hotels. RevPAR is a commonly used operating measure in the hospitality industry and is defined as the product of average occupancy rates and average daily rates achieved. Occupancy rates of our hotels mainly depend on the locations of our hotels, product and service offering, the effectiveness of our sales and brand promotion efforts, our ability to effectively manage hotel reservations, the performance of managerial and other employees of our hotels, as well as our ability to respond to competitive pressure. We set the room rates of our hotels primarily based on the location of hotels, room rates charged by our competitors within the same locality, and our relative brand and product strength in the city or city cluster.

Our financial key performance indicators consist of revenues, operating costs and expenses, which are discussed in greater detail in the following paragraphs. In addition, we use Adjusted EBITDA, a non-GAAP financial measure, as a key financial performance indicator to assess our results of operations before the impact of investing and financing transactions and income taxes. We believe that Adjusted EBITDA is widely used by other companies in the hospitality industry and may be used by investors as a measure of our financial performance. See “— Results of Operations” for a reconciliation of Adjusted EBITDA to net income.

Revenues. We primarily derive our revenues from operation of our leased-and-operated hotels and various types of fees we charge our franchisees in relation to our franchised-and-managed hotels. We also generate revenue from the one-time membership fees charged to our hotel guests. Our revenues are net of a value-added tax of 6% and other related taxes. The following table sets forth our revenues generated by our franchised-and-managed hotels and leased-and-operated hotels, both in absolute amount and as a percentage of total revenues for the year indicated.

	Year Ended December 31,
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenues:
Leased-and-operated hotels(1)	204,761	32.3	183,773	28.4	189,134	29,069	24.3
Franchised-and-managed hotels	397,987	62.7	421,577	65.0	535,632	82,325	68.8
Membership fees	31,972	5.0	42,439	6.6	53,365	8,202	6.9

Total revenues	634,720	100.0	647,789	100.0	778,131	119,596	100.0

(1)	Including revenue from two owned and operated hotels.

•	Franchised-and-managed Hotels. In 2015, 2016 and 2017, we generated revenues of RMB398.0 million, RMB421.6 million and RMB535.6 million (US$82.3 million) from our franchised-and-managed hotels, which accounted for 62.7%, 65.0% and 68.8% of our revenues for the respective years. Going forward, we expect the number of our franchised-and-managed hotels as a percentage of the total number of hotels in our network to further increase.

We select franchisees who are property owners, existing hotel operators or hotel investors. We train and manage general managers for our franchised-and-managed hotels and impose the same standards on all franchised-and-managed hotels to ensure product quality and consistency across our hotel network. Pursuant to the franchise-and-management agreements, we charge the franchisees fixed hotel manager fees to compensate us for the franchised-and-managed hotel managers’ salaries, social welfare benefits and certain other out-of-pocket expenses as incurred. The hotel manager fee is recognized as revenue on a monthly basis. Management services we provide to our franchisees generally include appointing and training hotel managers, obtaining access to and integrating into our central reservation system and our proprietary IT system, providing sales and marketing support, conducting quality assurance inspections, and providing other operational support and information. Our franchisees are responsible for operating expenses and the costs of developing and operating the hotels, including renovating the hotels according to our standards. We believe that our franchised-and-managed model has enabled us to quickly and effectively expand our geographical coverage and increase our market share in an asset-light manner by utilizing the local knowledge and relationships of our franchisees and the properties that they may own or have access to which are suitable for future hotel business cooperation with us.

Our revenues from franchised-and-managed hotels are primarily affected by the number of hotels and the revenues generated by the franchised-and-managed hotels. Our franchise agreements typically run for an initial term of 15 to 20 years. We collect franchise management fees from our franchisees and do not bear loss, if any, incurred by our franchisees. Our franchisees are generally required to pay us an initial franchise fee ranging between RMB150,000 and RMB250,000, depending on the number of rooms in the hotel. They are also responsible for all costs and expenses related to hotel construction and renovation. In addition, our franchise agreements typically provide for a monthly franchise management fee of 3% to 5% of the total revenues generated by each franchised-and-managed hotel. In general, we charge franchisees who open multiple hotels under our franchised-and-managed model a lower fee to reward their loyalty. On average, we charged our franchisees a monthly franchise management fee of 4.2%, 4.3% and 4.4% of the total revenues generated by each franchised-and-managed hotel in 2015, 2016 and 2017. We also collect from franchisees a reservation fee on a per room night basis for using our central reservation system, an annual IT system maintenance fee and a part of the membership registration fee to service customers who join our membership program at franchised-and-managed hotels. A number of these hotel general managers are our direct employees and the franchisees will reimburse us the general managers’ salary which is recognized as part of our revenues.

The table below sets forth the revenues from initial franchise fee and recurring franchise management fees, both in absolute amount and as a percentage of our revenues generated from franchised-and-managed hotels for the years indicated:

	Year Ended December 31,
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentage)
Initial franchise fee	73,893	18.6	48,517	11.5	56,176	8,634	10.5
Recurring franchise management fee	324,094	81.4	373,060	88.5	479,456	73,691	89.5

Revenues from franchised-and-managed hotels	397,987	100.0	421,577	100.0	535,632	82,325	100.0

Revenues from recurring franchise management fee as a percentage of our revenues from franchised-and-managed hotels increased from 81.4% 2015 to 88.5% in 2016 and further to 89.5% in 2017, due to a continuous increase in the number of franchised-and-managed hotels in operation from 2015 to 2017.

•	Leased-and-operated Hotels. In 2015, 2016 and 2017, we generated revenues of RMB204.8 million, RMB183.8 million and RMB189.1 million (US$29.1 million) (including RMB20.9 million, RMB27.2 million and RMB42.2 million (US$6.5 million) sublease rental revenue for 2015, 2016 and 2017, respectively) from our leased-and-operated hotels, which accounted for 32.3%, 28.4% and 24.3% of our revenues for the respective years. As we plan to focus on our franchised-and-managed model, we do not expect revenues from our leased-and-operated hotels to increase in the future as a percentage of our revenue.

For our leased-and-operated hotels, we own or lease properties from property owners or lessors and we are responsible for hotel conversion and customization to conform to our standards, as well as for repairs and maintenance and operating costs and expenses of properties over the term of the lease. We are also responsible for hotel operations and management, including hiring, training and supervising the hotel managers and employees required to operate our hotels and purchasing supplies. Our typical lease term ranges from 15 to 20 years with an initial three to six month rent free period. We generally pay rent on a quarterly or semi-annual basis.

Our revenues generated from leased-and-operated hotels are significantly affected by the following:

•	the total number of leased-and-operated hotels in our hotel network;

•	the total number of leased-and-operated hotel rooms in our hotel network; and

•	RevPAR achieved by our leased-and-operated hotels, which represents the product of average daily rates and occupancy rates.

The growth of revenues generated from our leased-and-operated hotels depend significantly upon our ability to expand our hotel network into new locations in China and maintain competitive rates.

•	Membership Fees. The one-time membership fee we charge in relation to our paid memberships are recognized as our revenue on a straightline basis over the estimated life of the membership, which is three to six years, depending on the membership level. In 2015, 2016 and 2017, we generated revenues of RMB32.0 million, RMB42.4 million and RMB53.4 million (US$8.2 million) from our paid membership program. Going forward, as we continue to promote our paid membership program, we expect the revenue generated from membership fees to increase in absolute term.

Operating Costs and Expenses. Our operating costs and expenses consist of hotel operating costs, selling and marketing expenses and general and administrative expenses. The following table sets forth the components of our operating costs and expenses, both in absolute amount and as a percentage of total revenues for the year indicated.

	Year Ended December 31,
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Operating costs and expenses:
Hotel operating costs:
Rental	72,019	11.3	65,616	10.1	60,253	9,261	7.7
Utilities	18,015	2.8	17,274	2.7	16,692	2,566	2.1
Personnel costs	38,683	6.1	32,754	5.1	27,546	4,234	3.5
Depreciation and amortization	39,816	6.3	33,751	5.2	22,979	3,532	3.0
Consumables, food and beverage	18,372	2.9	14,162	2.2	13,470	2,070	1.7
Costs of general managers of franchised-and-managed hotels	42,336	6.7	45,516	7.0	54,292	8,344	7.0
Other costs of franchised-and-managed hotels	19,420	3.1	18,822	2.9	23,498	3,612	3.0
Others	15,674	2.5	12,237	1.9	14,916	2,291	2.0

Total hotel operating costs	264,335	41.7	240,132	37.1	233,646	35,910	30.0
Selling and marketing expenses	24,643	3.9	26,609	4.1	45,032	6,921	5.8
General and administrative expenses	64,308	10.1	77,933	12.0	121,657	18,698	15.6
Other operating expenses	14,757	2.3	3,073	0.5	5,629	866	0.7

Total operating costs and expenses	368,043	58.0	347,747	53.7	405,964	62,395	52.1

•	Hotel operating costs. Our hotel operating costs consist of costs and expenses directly attributable to the operations of our franchised-and-managed and leased-and-operated hotels. Operating costs primarily include costs related to our leased and operated hotels, including rental payments and utility costs, compensation and benefits for our hotel based employees, costs of hotel room consumable products, such as bedding accessories, towel and sanitary amenities, depreciation and amortization of leasehold improvements and others including maintenance expenses, telecommunication expenses and public service charges, as well as costs related to our franchised-and-managed hotels, including (i) compensation and benefits for franchised-and-managed hotel general managers appointed and trained by us, the regional managers of the operating department and other headquarter personnel that serve the franchise and managed hotels, and (ii) related travel and telecommunication expenses. We anticipate that our hotel operating costs as a percentage of total revenues will decrease in general primarily due to (i) the enlarged base of relatively mature hotels in our leased-and-operated hotel portfolio, (ii) the increased revenue contribution from our franchised-and-managed hotels, and (iii) the relatively fixed nature of a significant portion of our operating costs and expenses.

•

Selling and marketing expenses. Our selling and marketing expenses consist primarily of commissions to travel intermediaries, expenses for marketing programs and materials, expenses in relation to our membership program, compensation and benefits for our sales and marketing personnel, and others including entertainment expenses and travel expenses for our sales and marketing personnel. We expect that our selling and marketing expenses will increase as our sales increase and as we expand into new geographic locations and promote our brand.

•	General and administrative expenses. Our general and administrative expenses consist primarily of compensation and benefits, including share based compensation, for our corporate and regional office employees and other employees who are not sales and marketing or hotel-based employees, costs of third-party professional services, travel and accommodation expenses, bad debt provision and other expenses which include bank charges and stamp duty. We expect that our general and administrative expenses will increase in the near term as we hire additional personnel and incur additional costs in connection with the expansion of our business and with being a public company, including costs of enhancing our internal controls.

Taxation

We are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income or capital gain tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

GreenTree Hotel Inns Management Group Inc., or GreenTree Samoa, is incorporated in the Independent State of Samoa, or Samoa. Under the current law of Samoa, GreenTree Samoa is not subject to income or capital gain tax. In addition, dividend payments are not subject to withholding tax in Samoa.

On March 16, 2007, the National People’s Congress, the Chinese legislature, passed the Enterprise Income Tax Law, and on December 6, 2007, the PRC State Council issued the Implementation Regulations of the Enterprise Income Tax Law, both of which became effective on January 1, 2008. The Enterprise Income Tax Law and its Implementation Regulations, or the EIT Law, applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises. Enterprises qualified as “High New Technology Enterprises”, or HNTEs, enjoy a preferential income tax rate of 15%. A subsidiary of ours was qualified as an HNTE during 2014 to 2017 under the EIT Law. This subsidiary has been entitled to a preferential corporate income tax rate of 12.5% for a three year period during 2013 to 2015 and will be entitled to a preferential income tax rate of 15% during 2016 to 2017. We have renewed the HNTE qualification and extended the preferential income tax treatment of this subsidiary from 2018 to 2020.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the Chinese Enterprise Income Tax Law, it would be subject to enterprise income tax on its global income at a rate of 25%. See “Risk Factors — Risks Related to Doing Business in China — It is unclear whether we will be considered as a PRC “resident enterprise” under the Enterprise Income Tax Law of the PRC, and depending on the determination of our PRC “resident enterprise” status, dividends paid to us by our PRC subsidiaries may be subject to PRC withholding tax, we may be subject to 25% PRC income tax on our worldwide income, and holders of our ADSs may be subject to PRC withholding tax on dividends on, and gains realized on their transfer of, our ADSs.”

Internal Control over Financial Reporting

In connection with the preparation and external audit of our consolidated financial statements as of and for the years ended December 31, 2015, 2016 and 2017, our auditors, an independent registered public accounting firm, noted one material weakness in our internal control over financial reporting. The material weakness identified related to insufficient accounting expertise necessary to comply with U.S. GAAP and SEC reporting and compliance requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do after we become a public company. In light of the material weakness that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies would have been identified.

We will improve our financial control over financial reporting through (i) arranging appropriate U.S. GAAP training for all relevant accounting personnel; (ii) preparing a comprehensive set of accounting policies and procedures manual, making such manual readily accessible to guide the day-to-day operations of our accounting and finance personnel to ensure the timely and consistent accounting application; (iii) implementing a formal review process for the financial statement close process; and (iv) establishing an internal audit department within close proximity of the date of our initial public offering to, among other things, review our internal control processes, policies and procedures to ensure compliance with the Sarbanes-Oxley Act. However, the implementation of these measures may not fully address the material weakness in our internal control over financial reporting. We are not able to estimate with reasonable certainty the costs that we will need to incur to implement these and other measures designed to improve our internal control over financial reporting. See “Risk Factors — Risks Related to Our Business — A material weakness in our internal control over financial reporting has been identified, and if we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, meet our reporting obligations or prevent fraud.”

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. See “Risk Factors — Risks Related to Our Business — A material weakness in our internal control over financial reporting has been identified, and if we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, meet our reporting obligations or prevent fraud.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

We intend to choose to take advantage of the extended transition period. As a result of this election, our financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

Critical Accounting Policies

We prepare financial statements in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Revenue recognition

We recognize revenues when all of the following have occurred: persuasive evidence of arrangement with the customer, services have been performed, fees are fixed or determinable and collectability of the fees is reasonably assured, as prescribed by ASC 605-10, Revenue Recognition, Overall.

Our revenues from leased-and-operated hotels are primarily derived from hotel operations, including the rental of rooms and food and beverage sales from those hotels administrated under our brand names. Revenue is recognized when rooms are occupied and food and beverages are sold. Sublease rental revenue are derived from the subleasing of partial space of leased-and-operated hotels and is recorded in leased-and-operated hotel revenue in the consolidated statements of comprehensive income on a straight line basis over the contractual lease term.

Our revenues from franchised-and-managed hotels are derived from franchise agreements where the franchisees are required to pay (i) an initial one-time non-refundable franchise fee, and (ii) continuing franchise fees, which mainly consist of on-going management and service fees based on a certain percentage of the room revenues of the franchised-and-managed hotels and central reservation system, or CRS, usage fee based on a fixed rate per transaction. The one-time franchise fee is recognized when we have fulfilled all our commitments and obligations, including the assistance to the franchisees in property design, leasehold improvement, construction project management, systems installation, personnel recruiting and training, which is generally when the franchised-and-managed hotel opens for business. Continuing franchise fees are recognized when the underlying service revenue is recognized by the franchisees’ operations. The CRS usage fees are recognized when the services are provided.

In addition, we designate hotel managers to certain hotels and account for hotel manager fees related to the hotels under the franchise program as revenues. Pursuant to the franchise and management agreements, we charge the franchisees fixed hotel manager fees to compensate us for the franchised-and-managed hotel managers’ salaries, social welfare benefits and certain other out-of-pocket expenses as incurred. The hotel manager fee is recognized as revenue on a monthly basis and is included in franchised-and-managed hotel revenue in our consolidated statements of comprehensive income.

We invite our customers to participate in a membership program. We have four tiers of membership — e-membership, regular membership, gold membership and platinum membership. A one-time membership fee is charged for new members except for the e-membership. The membership automatically expires after two years in the event of non-usage. The membership is automatically renewed if used at least once within a two-year period. Members enjoy discounts on room rates, priority in hotel reservation, and accumulate membership points for their paid stays, which can be redeemed for membership upgrades, room night rewards and other gifts within two years after the points are earned.

One time fees from the sale of membership cards under our paid membership program are recognized on a straight line basis over the expected membership term, which is three to six years depending on membership level, based on our historical membership data. We will continue to monitor membership activity patterns and will re-assess estimated lives of memberships at each reporting period.

Impairment of long lived assets

We evaluate our long lived assets and finite lived intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, we measure impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, we will recognize an impairment loss based on the fair value of the assets. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long lived assets. We recognized impairment charges of RMB7.1 million, nil and nil for long lived assets for the years ended December 31, 2015, 2016 and 2017, respectively.

Investments

Our investments mainly consist of cost method and equity method investments as well as held-to-maturity investments and trading securities.

Entities where we own less than 20% of the voting securities and does not have the ability to exercise significant influence over operating and financial policies are accounted as cost-method investment. Whereas entities where we have significant influence but does not own a majority equity interest or otherwise control are accounted as equity-method investments in accordance to ASC323-10, Investments — Equity Method and Joint Ventures: Overall. Share of earnings or losses of such investees are recorded in earnings. We record impairment losses on these investments when the impairment is deemed other-than-temporary.

The securities that we have the positive intent and the ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost, whereas the securities that we buy and hold principally for the purpose of selling them in the near term are classified as trading securities with unrealized holding gains and losses for trading securities are included in earnings.

Income taxes

We account for income taxes using the liability method, where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some or all of the deferred tax assets will not be realized.

We recognize the benefit of a tax position if the tax position is more likely than not to prevail based on the technical merits of the tax position. Tax positions that meet the “more likely than not” threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. We re-assessed our liability for unrecognized tax benefits that may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. We account for interest and penalties related to an uncertain tax position as a component of income taxes.

Share-based compensation

Share based awards granted to employees are accounted for under ASC 718, “Compensation — Stock Compensation”, which requires that such share-based awards granted to employees be measured based on the grant date fair value and recognized as compensation expense (a) immediately at grant date if no vesting conditions are required; or (b) using graded vesting method, net of estimated forfeitures, over the requisite service period, which is the vesting period.

Fair Value of Our Ordinary Shares

Prior to the completion of this offering, we were a private company with no quoted market prices for our ordinary shares. We engaged an independent third party valuation firm to assist us in the determination of the estimated fair value of options granted for purposes of assessing the share-based compensation in connection with employee share options granted. The table below sets forth our estimates of the fair value of our ordinary shares:

Date	Fair Value per Ordinary Share (US$)	DLOM(1)	Discount Rate
January 15, 2018	16.39	5%	12%

(1)	“DLOM” refers to discount for lack of marketability.

The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

We considered three generally accepted approaches to value our ordinary shares: the market approach, cost approach and income approach. We have adopted the income approach as our primary approach and used the market approach as a crosscheck. We have not relied on the cost approach because it does not directly include information about the economic benefits contributed by our assets, business or business interests.

The income approach is based on the assumption that value emanates from expectations of future income and cash flows. The income approach seeks to convert future economic benefits into a present value, and involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Our revenue and earnings growth rates, as well as major milestones that we have achieved, contributed to the increase in the fair value of our ordinary shares. However, the fair value analyses are inherently uncertain and highly subjective and are based on assumptions, including no material changes in the existing political, legal and economic conditions in the markets which we operate; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts.

Under the income approach, we have applied the discounted cash flow method. We have used the concept of “free cash flow to firm,” or FCFF, being the cash flows left over after covering capital expenditure and working capital needs, to assess the overall enterprise value of our operating companies. Present value of our FCFF is a measure of enterprise value and a 100% equity interest is subsequently derived by taking the enterprise value, subtracting existing debt and adding cash and cash equivalents. Enterprise value is estimated based on the estimated present value of future net cash flows that the business is expected to generate over a forecasted period and an estimate of the present value of cash flows beyond that period, which is referred to as terminal value.

The estimated present value is calculated using a discount rate based on the weighted average cost of capital, or WACC, which accounts for the time value of money and the appropriate degree of risks inherent in the business. Our calculation of WACC was determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systemic risk factors. We have assumed a WACC of 12% the grant date.

We have applied a discount for lack of marketability, or DLOM, to reflect the fact that there is no ready public market for our shares as we are a closely held private company.

The assumptions used in the above methodology are inherently uncertain. Different assumptions and judgments would affect our calculation of the fair value of the underlying ordinary shares for the options granted, and the valuation results and the amount of share-based compensation expenses would also vary accordingly.

The market approach uses the guideline company method, which considers valuation metrics based on trading multiples of a selected industry peer group of companies.

Litigation and contingencies

From time to time are, and in the future, we may be, parties to or targets of lawsuits, claims, investigations, and proceedings, including but not limited to non-compliance respect to licenses and permits, franchise agreements and lease contracts, which are handled and defended in the ordinary course of business. We may be unable to estimate the reasonably possible loss or a range of reasonably possible losses until developments in such matters have provided sufficient information to support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from other parties and investigation of factual allegations, rulings by the court on motions or appeals, or the progress of settlement negotiations. We accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When we are not able to reasonably estimate a single amount within a range, we accrue the minimum amount. We expense legal costs, including those expected to be incurred in connection with a loss contingency, as incurred.

Results of Operations

The following table sets forth a summary of our consolidated results of operations, both in absolute amount and as a percentage of total revenues for the year indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. We believe that the year to year comparison of operating results should not be relied upon as being indicative of future performance.

	Year Ended December 31,
	2015		2016		2017
	RMB	%	RMB	%	RMB		US$	%
	(in thousands, except for percentage)
Consolidated Statement of Comprehensive Income Data:
Revenues:
Leased-and-operated hotels	204,761	32.3	183,773	28.4	189,134		29,069	24.3
Franchised-and-managed hotels	397,987	62.7	421,577	65.0	535,632		82,325	68.8
Membership fees	31,972	5.0	42,439	6.6	53,365		8,202	6.9

Total revenues	634,720	100.0	647,789	100.0	778,131		119,596	100.0
Operating costs and expenses:
Hotel operating costs	(264,335)	(41.7)	(240,132)	(37.1)	(233,646)		(35,910)	(30.0)
Selling and marketing expenses	(24,643)	(3.9)	(26,609)	(4.1)	(45,032)		(6,921)	(5.8)
General and administrative expenses	(64,308)	(10.1)	(77,933)	(12.0)	(121,657	)(1)	(18,698)	(15.6)
Other operating expense	(14,757)	(2.3)	(3,073)	(0.5)	(5,629)		(866)	(0.7)

Total operating costs and expenses	(368,043)	(58.0)	(347,747)	(53.7)	(405,964)		(62,395)	(52.1)
Other operating income	21,095	3.3	12,222	1.9	15,284		2,349	2.0

Income from operations	287,772	45.3	312,264	48.2	387,451		59,550	49.9
Interest income and other, net	19,643	3.1	22,039	3.4	26,238		4,032	3.4
Interest expenses	—	—	—	—	(1,443)		(221)	(0.2)
Gain from trading securities	25,545	4.0	24,564	3.8	59,165		9,094	7.4
Other income/expense, net	—	—	1,322	0.2	1,191		183	0.2

Income before income taxes	332,960	52.4	360,189	55.6	472,602		72,638	60.7
Income tax expense	(80,077)	(12.6)	(83,924)	(13.0)	(186,651	)(2)	(28,688)	(24.0)

Income before share of loss in equity investees	252,883	39.8	276,265	42.6	285,951		43,950	36.7
Share of loss in equity investees, net of tax	(17,213)	(2.7)	(10,465)	(1.6)	(900)		(138)	(0.1)

Net income	235,670	37.1	265,800	41.0	285,051		43,812	36.6
Net loss attributable to noncontrolling interests	123	0.0	173	0.0	349		54	0.1

Net income attributable to ordinary shareholders	235,793	37.1	265,973	41.0	285,400		43,866	36.7

(1)	Includes one-time share-based compensation expenses of RMB38.0 million (US$5.8 million) in 2017 for GTI’s shares granted to certain of our directors for their past services as directors.
(2)	Includes withholding taxes of RMB67.7 million (US$10.4 million) incurred in connection with a cash dividend distributed by our subsidiaries incorporated in the PRC during the year ended December 31, 2017.

The following tables present certain unaudited financial data and selected operating data as of and for the years ended December 31, 2015, 2016 and 2017:

	As of December 31,
	2015	2016	2017
Selected Operating Data:
Total hotels in operation	1,651	1,964	2,289
Franchised-and-managed hotels	1,611	1,932	2,263
Leased-and-operated hotels	40	32	26
Total hotel rooms in operation	146,176	168,238	190,807
Franchised-and-managed hotels	141,434	164,207	187,505
Leased-and-operated hotels	4,742	4,031	3,302
Number of cities	210	234	263

	Year Ended December 31,
	2015	2016	2017
Occupancy rate (as a percentage)(1)
Total hotels in operation	77.8%	80.4%	82.6%
Franchised-and-managed hotels	78.3%	80.9%	82.9%
Leased-and-operated hotels	66.8%	66.4%	70.3%
Average daily rate (in RMB)
Total hotels in operation	152	153	157
Franchised-and-managed hotels	152	152	156
Leased-and-operated hotels	160	164	186
RevPAR (in RMB)
Total hotels in operation	118	123	130
Franchised-and-managed hotels	119	123	129
Leased-and-operated hotels	107	109	131

(1)	Based on number of available rooms.

	Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands, except for percentage)
Non-GAAP Financial Data
Adjusted EBITDA(1)	323,117	338,470	440,800	67,751
Adjusted EBITDA Margin(2)	50.9%	52.3%	56.6%

(1)	We believe that Adjusted EBITDA, as we present it, is a useful financial metric to assess our operating and financial performance before the impact of investing and financing transactions, income taxes and certain non-core and non-recurring items in our financial statements.

The presentation of Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business.

The use of Adjusted EBITDA has certain limitations because it does not reflect all items of income and expenses that affect our operations. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our operating and financial performance. Depreciation and amortization expense for various long-term assets, income tax and share-based compensation have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest/expenses income, gains/losses from trading securities, income tax expenses, share-based compensation, share of loss in equity investees and other relevant items both in our reconciliations to the corresponding U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

The term Adjusted EBITDA is not defined under U.S. GAAP, and Adjusted EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. When assessing our operating and financial performance, you should not consider this data in isolation or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our Adjusted EBITDA may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate Adjusted EBITDA in the same manner as we do.

A reconciliation of Adjusted EBITDA to net income, which is the most directly comparable U.S. GAAP measure, is provided below:

	Year Ended December 31,
	2015	2016	2017
	(RMB)	(RMB)	RMB	US$
	(in thousands)
Net income	235,670	265,800	285,051	43,812
Deduct:
Other operating income	21,095	12,222	15,284	2,349
Interest income and other, net	19,643	22,039	26,238	4,032
Gains from trading securities	25,545	24,564	59,165	9,094
Other income (expense), net	—	1,322	1,191	183
Add:
Other operating expenses	14,757	3,073	5,629	866
Income tax expense	80,077	83,924	186,651	28,688
Share of loss in equity investees, net of tax	17,213	10,465	900	138
Interest expense	—	—	1,443	221
Share-based compensation	—	—	38,048	5,848

Depreciation and amortization	41,683	35,355	24,956	3,836

Adjusted EBITDA (Non-GAAP)	323,117	338,470	440,800	67,751

(2)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by our total revenues.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Revenues. Our total revenues increased by 20.1% from RMB647.8 million in 2016 to RMB778.1 million (US$119.6 million) in 2017.

•	Franchised-and-managed hotels. Revenues from our franchised-and-managed hotels increased by 27.1% from RMB421.6 million in 2016 to RMB535.6 million (US$82.3 million) in 2017. This growth was primarily due to the increased number of hotels in our franchised-and-managed hotel portfolio from 1,932 hotels and 164,207 hotel rooms as of December 31, 2016 to 2,263 hotels and 187,505 hotel rooms as of December 31, 2017. The increase in the occupancy rate from 80.9% in 2016 to 82.9% in 2017 and the RevPAR from RMB123 in 2016 to RMB129 in 2017, driven by stronger brand recognition, also contributed to the growth of revenues from our franchised-and-managed hotels.

•

Leased-and-operated hotels. Revenues from our leased-and-operated hotels, including sublease rental revenues of RMB27.2 million and RMB42.2 million (US$6.5 million) for 2016 and 2017, respectively, increased by 2.9% from RMB183.8 million in 2016 to RMB189.1 million (US$29.1 million) in 2017. This growth was primarily due to the opening of one leased-and-operated hotel and increases in the occupancy rate from 66.4% in 2016 to 70.3% in 2017 and the RevPar from RMB109 in 2016 to RMB131 in 2017, which in turn was the result of our stronger brand recognition. Such increases were partially offset by a decrease in the number of our leased-and-operated hotels as we converted six leased-and-operated hotels to franchised-and-managed hotels and we closed one leased-and-operated hotel.

•	Membership Fees. Revenues from membership fees increased by 25.7% from RMB42.4 million in 2016 to RMB53.4 million (US$8.2 million) in 2017, primarily as a result of an increase in the number of our paid members from approximately 14 million as of December 31, 2016 to approximately 17 million as of December 31, 2017 as we continued to promote our paid membership program.

Hotel operating costs. Our hotel operating costs decreased by 2.7% from RMB240.1 million in 2016 to RMB233.6 million (US$35.9 million) in 2017. The decrease was primarily due to a decrease in the number of our leased-and-operated hotels as we converted six leased-and-operated hotels to franchised-and-managed hotels and we closed one leased-and-operated hotel, partially offset by the costs associated with one leased-and-operated hotel opened in 2017. Our hotel operating costs as a percentage of total revenues decreased from 37.1% in 2016 to 30.0% in 2017, primarily due to the increasing revenue contribution from our franchised-and-managed hotels.

Selling and marketing expenses. Our selling and marketing expenses increased by 69.2% from RMB26.6 million in 2016 to RMB45.0 million (US$6.9 million) in 2017, primarily due to increased membership points in exchange for awards, an increase in marketing personnel and related travel expenses. For the same reason, our selling and marketing expenses increased as a percentage of our revenues from 4.1% in 2016 to 5.8% in 2017.

General and administrative expense. Our general and administrative expenses increased by 56.1% from RMB77.9 million in 2016 to RMB121.7 million (US$18.7 million) in 2017, primarily as a result of one-time share-based compensation expenses of RMB38.0 million (US$5.8 million) for GTI’s shares granted to certain of our directors for their past services as directors. For the same reason, our general and administrative expense as a percentage of our revenues increased from 12.0% in 2016 to 15.6% in 2017.

Other operating expense. Our other operating expense increased by 83.2% from RMB3.1 million in 2016 to RMB5.6 million (US$0.9 million) in 2017, primarily due to loss incurred on the disposal of six of our leased-and-operated hotels.

Other operating income. Our other operating income increased by 25.1% from RMB12.2 million in 2016 to RMB15.3 million (US$2.3 million) in 2017, primarily due to the government subsidies of RMB10.2 million (US$1.6 million) we received in 2017, as compared with the government subsidies of RMB8.6 million we received in 2016.

Income from operations. As a result of the foregoing, our income from operations increased by 24.1% from RMB312.3 million in 2016 to RMB387.5 million (US$59.6 million) in 2017. As a percentage of our revenues, our income from operations increased from 48.2% in 2016 to 49.9% in 2017.

Interest income and other, net. Our net interest income increased by 19.1% from RMB22.0 million in 2016 to RMB26.2 million (US$4.0 million) in 2017, primarily due to an increase in interest income from higher average aggregate balances of cash and cash equivalents, restricted cash and short-term investment in 2017.

Gain from trading securities. Our gain from trading securities increased by 140.9% from RMB24.6 million in 2016, including a gain from disposal of trading securities of RMB24.2 million and a mark-to-market gain of RMB0.4 million, to RMB59.2 million (US$9.1 million) in 2017, including a gain from disposal of trading securities of RMB22.6 million (US$3.5 million) and a mark-to-market gain of RMB36.6 million (US$5.6 million). The balance of our trading securities increased from RMB273.5 million as of December 31, 2016 to RMB307.8 million (US$47.3 million) as of December 31, 2017. All of these securities were shares of Chinese companies listed on China’s A share market. Any realized or unrealized gains or losses resulting from the fluctuations of the market value of these securities will be recognized in earnings in the period which they occur.

Income tax expense. Our income tax expenses increased by 122.4% from RMB83.9 million in 2016 to RMB186.7 million (US$28.7 million) in 2017, primarily due to an increase in our taxable income. In addition, we incurred withholding taxes of RMB67.7 million (US$10.4 million) as our subsidiaries incorporated in the PRC distributed a cash dividend in 2017. As a result of the foregoing, our effective tax rate increased from 23.3% in 2016 to 39.5% in 2017.

Share of loss in equity investee, net of tax. We recognized loss of RMB10.5 million for our equity investments in certain investees, including RMB9.4 million, RMB0.6 million and RMB0.5 million as to CYTS Shanghai Jinyuhao International Hotel Co. Ltd., or JYH, Yancheng Zexin Hotel Management Co., Ltd., or Zexin, and GreenTree Tianbao Hotel Management Co., Ltd., or Tianbao, respectively, in 2016, as compared with loss of RMB0.9 million, including RMB0.8 million and RMB0.1 million as to Zexin and Tianbao, respectively, in 2017, as a result of the net losses of these companies in proportion to our equity interest in them. As we disposed of our investment in JYH in 2016, the net loss of JYH is not reflected on our financial statements since then.

Net income attributable to our ordinary shareholders. As a result of the foregoing, our net income attributable to our ordinary shareholders increased by 7.3% from RMB266.0 million in 2016 to RMB285.4 million (US$43.9 million) in 2017. Our net margin, defined as our net income attributable to our ordinary shareholders as a percentage of our revenues, decreased from 41.0% in 2016 to 36.7% in 2017.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenues. Our total revenues increased by 2.1% from RMB634.7 million in 2015 to RMB647.8 million in 2016.

•	Franchised-and-managed hotels. Revenues from our franchised-and-managed hotels increased by 5.9% from RMB398.0 million in 2015 to RMB421.6 million in 2016. This growth was primarily due to the increased number of hotels in our franchised-and-managed hotel portfolio from 1,611 hotels and 141,434 hotel rooms as of December 31, 2015 to 1,932 hotels and 164,207 hotel rooms as of December 31, 2016. The increase in the occupancy rate from 78.3% in 2015 to 80.9% in 2016 and the RevPAR from RMB119 in 2015 to RMB123 in 2016, resulted primarily from the increased brand recognition achieved through our marketing efforts also drove the growth of revenues from our franchised-and-managed hotels.

•	Leased-and-operated hotels. Revenues from our leased-and-operated hotels, including sublease rental revenues of RMB20.9 million and RMB27.2 million for 2015 and 2016, respectively, decreased by 10.3% from RMB204.8 million in 2015 to RMB183.8 million in 2016. This decrease was primarily due to the fact that we converted five of our leased-and-operated hotels to franchised-and-managed hotels and we closed three of our leased-and-operated hotels as we focused on our franchised-and-managed model to facilitate our expansion throughout China.

•	Membership Fees. Revenues from membership fees increased by 32.5% from RMB32.0 million in 2015 to RMB42.4 million in 2016, primarily as a result of our effort in promoting our paid-membership program and an increase in our paid members from approximately 11 million as of December 31, 2015 to approximately 14 million as of December 31, 2016.

Hotel operating costs. Our hotel operating costs decreased by 9.2% from RMB264.3 million in 2015 to RMB240.1 million in 2016. The decrease was primarily due to a decrease in the number of our leased-and-operated hotels as we converted five of our leased-and-operated hotels to franchised-and-managed hotels and we closed three of our leased-and-operated hotels. Our hotel operating costs as a percentage of total revenues decreased from 41.7% in 2015 to 37.1% in 2016, primarily due to a decrease in the number of our leased-and-operated hotels.

Selling and marketing expenses. Our selling and marketing expenses increased by 8.1% from RMB24.6 million in 2015 to RMB26.6 million in 2016, as we increased the expenditure on selling and marketing activities in responses to a larger hotel network in 2016. As a percentage of our revenues, our selling and marketing expenses remained relatively stable.

General and administrative expense. Our general and administrative expenses increased by 21.2% from RMB64.3 million in 2015 to RMB77.9 million in 2016, primarily as a result of an increase in our per-capita salary we paid to our administrative personnel in 2016. As a percentage of our revenues, our general and administrative expense increased from 10.1% in 2015 to 12.0% in 2016.

Other operating expense. Our other operating expense decreased by 79.1% from RMB14.8 million in 2015 to RMB3.1 million in 2016, primarily due to a decrease in leased-and-operated hotel closeout costs of RMB11.8 million in 2016.

Other operating income. Our other operating income decreased by 42.2% from RMB21.1 million in 2015 to RMB12.2 million in 2016, primarily due to decreases in hotel closeout income and vendor rebates of RMB6.6 million and RMB1.8 million, respectively, in 2016.

Income from operations. As a result of the foregoing, our income from operations increased by 8.5% from RMB287.8 million in 2015 to RMB312.3 million in 2016. As a percentage of our revenues, our income from operations increased from 45.3% in 2015 to 48.2% in 2016.

Interest income and other, net. Our net interest income increased by 12.2% from RMB19.6 million in 2015 to RMB22.0 million in 2016, primarily due to an increase in interest income from our short-term investments resulting from higher average balances of short-term investments in 2016. As of December 31, 2015 and 2016, the balance of our short-term investment was RMB185.0 million and nil, respectively.

Gain from trading securities. Our gain from trading securities decreased by 3.5% from RMB25.5 million in 2015, including gain from disposal of trading securities of RMB17.1 million and a mark-to-market gain of RMB8.4 million, to RMB24.6 million in 2016, including a gain from disposal of trading securities of RMB24.2 million and a mark-to-market gain of RMB0.4 million. The balance of our trading securities increased from RMB213.6 million as of December 31, 2015 to RMB273.5 million as of December 31, 2016. Most of these securities are shares of Chinese companies listed on China’s A share market. Any realized or unrealized gains or losses resulting from the fluctuations of the market value of these securities will be recognized in earnings in the period which they occur.

Income tax expense. Our income tax expenses increased by 4.7% from RMB80.1 million in 2015 to RMB83.9 million in 2016, primarily due to an increase in our taxable income. Our effective tax rates for 2015 and 2016 were 24.1% and 23.3%, respectively.

Share of loss in equity investee, net of tax. We recognized loss of RMB17.2 million, including RMB16.8 million for our equity investment in JYH in 2015 and RMB10.5 million, including RMB9.4 million and RMB0.6 million for our equity investment in JYH and Zexin, respectively, in 2016, as a result of the net losses of these companies in proportion to our equity interest in them.

Net income attributable to our ordinary shareholders. As a result of the foregoing, our net income attributable to our ordinary shareholders increased by 12.8% from RMB235.8 million in 2015 to RMB266.0 million in 2016. Our net margin increased from 37.1% in 2015 to 41.0% in 2016.

Our Selected Quarterly Results of Operations

The following table presents our selected unaudited quarterly results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. We believe that the quarter-to-quarter comparison of operating results should not be relied upon as being indicative of future performance.

	For the Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017		December 31, 2017
	(in RMB thousands)
Consolidated Statement of Comprehensive Income Data:
Revenues:
Leased-and-operated hotels	42,629	47,723	48,385	45,036	41,763	47,064	47,930		52,377
Franchised-and-managed hotels	88,246	99,759	113,728	119,844	112,236	134,262	149,392		139,742
Membership fees	9,567	10,289	11,063	11,520	12,268	12,620	13,800		14,677

Total revenues	140,442	157,771	173,176	176,400	166,267	193,946	211,122		206,796
Operating costs and expenses:
Hotel operating costs	(63,162)	(62,501)	(59,664)	(54,805)	(57,035)	(57,726)	(59,840)		(59,045)
Selling and marketing expenses	(6,291)	(6,258)	(7,310)	(6,750)	(9,654)	(9,402)	(10,281)		(15,695)
General and administrative expenses	(16,721)	(16,023)	(20,811)	(24,378)	(18,435)	(18,146)	(21,337)		(63,739	)(1)
Other operating expenses	(1)	(825)	(209)	(2,038)	(853)	(295)	(140)		(4,341)

Total operating costs and expenses	(86,175)	(85,607)	(87,994)	(87,971)	(85,977)	(85,569)	(91,598)		(142,820)
Other operating income	2,370	2,189	6,946	717	344	4,722	9,071		1,147

Income from operations	56,637	74,353	92,128	89,146	80,634	113,099	128,595		65,123
Interest income and other, net	3,525	9,484	7,659	1,371	6,735	5,936	7,552		6,015
Interest expense	—	—	—	—	—	(261)	(667)		(515)
(Losses) Gains from trading securities	(3,935)	2,471	18,995	7,033	11,582	24,385	13,008		10,190
Other income (expense), net	—	—	28,625	(27,303)	(41)	(29)	(376)		1,637

Income before income taxes	56,227	86,308	147,407	70,247	98,910	143,130	148,112		82,450
Income tax expense	(13,101)	(20,110)	(34,345)	(16,368)	(23,837)	(34,494)	(35,695	)(2)	(92,625	)(3)

Income (Loss) before share of loss in equity investees	43,126	66,198	113,062	53,879	75,073	108,636	112,417		(10,175)
Share of (loss) gain in equity investees, net of tax	(3,353)	(3,652)	(3,637)	177	(566)	52	(637)		251

Net income (loss)	39,773	62,546	109,425	54,056	74,507	108,688	111,780		(9,924)
Net loss attributable to noncontrolling interests	107	28	24	14	28	7	13		301

Net income (loss) attributable to ordinary shareholders	39,880	62,574	109,449	54,070	74,535	108,695	111,793		(9,623)

Notes:

(1)	Includes one-time share-based compensation expenses of RMB38.0 million (US$5.8 million) for GTI’s shares granted to certain of our directors during the three months ended December 31, 2017.
(2)	Includes withholding taxes of RMB3.7 million (US$0.6 million) incurred in connection with a cash dividend distribution by our subsidiaries incorporated in the PRC in the three months ended September 30, 2017.
(3)	Includes withholding taxes of RMB64.0 million (US$9.8 million) incurred in connection with a cash dividend distributed by our subsidiaries incorporated in the PRC in the three months ended December 31, 2017.

The following table presents our selected unaudited quarterly results of operations for the periods indicated, as a percentage of total revenues:

	For the Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
	(%)
Consolidated Statement of Comprehensive Income Data:
Revenues:
Leased-and-operated hotels	30.4	30.2	27.9	25.5	25.1	24.3	22.7	25.3
Franchised-and-managed hotels	62.8	63.3	65.7	68.0	67.5	69.2	70.8	67.6
Membership fees	6.8	6.5	6.4	6.5	7.4	6.5	6.5	7.1

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Operating costs and expenses:
Hotel operating costs	(45.0)	(39.6)	(34.5)	(31.1)	(34.3)	(29.8)	(28.3)	(28.6)
Selling and marketing expenses	(4.5)	(4.0)	(4.2)	(3.8)	(5.8)	(4.8)	(4.9)	(7.6)
General and administrative expenses	(11.9)	(10.2)	(12.0)	(13.8)	(11.1)	(9.4)	(10.1)	(30.8)
Other operating expenses	(0.0)	(0.5)	(0.1)	(1.2)	(0.5)	(0.2)	(0.1)	(2.1)

Total operating costs and expenses	(61.4)	(54.3)	(50.8)	(49.9)	(51.7)	(44.2)	(43.4)	(69.1)
Other operating income	1.7	1.4	4.0	0.4	0.2	2.5	4.3	0.6

Income from operations	40.3	47.1	53.2	50.5	48.5	58.3	60.9	31.5
Interest income and other, net	2.5	6.0	4.4	0.8	4.1	3.1	3.6	2.9
Interest expense	—	—	—	—	—	(0.1)	(0.3)	(0.2)
(Losses) Gains from trading securities	(2.8)	1.6	11.0	4.0	7.0	12.6	6.2	4.9
Other income (expense), net	—	—	16.5	(15.5)	(0.0)	(0.0)	(0.2)	0.8

Income before income taxes	40.0	54.7	85.1	39.8	59.6	73.9	70.2	39.9
Income tax expense	(9.3)	(12.7)	(19.8)	(9.3)	(14.3)	(17.8)	(16.9)	(44.8)

Income (Loss) before share of loss in equity investees	30.7	42.0	65.3	30.5	45.3	56.1	53.3	(4.9)
Share of (loss) gain in equity investees, net of tax	(2.4)	(2.3)	(2.1)	0.1	(0.3)	(0.0)	(0.3)	0.1

Net income (loss)	28.3	39.7	63.2	30.6	45.0	56.1	53.0	(4.8)
Net loss attributable to noncontrolling interests	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.1

Net income (loss) attributable to ordinary shareholders	28.4	39.7	63.2	30.6	45.0	56.1	53.0	(4.7)

The following table presents certain selected operating data of our company as of the dates and for the periods indicated.

	As of and for the Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Operating Data:
Total hotels in operation(1)	1,674	1,716	1,785	1,964	1,964	2,035	2,119	2,289
Franchised-and-managed hotels(1)	1,636	1,682	1,751	1,932	1,934	2,008	2,092	2,263
Leased-and-operated hotels(1)	38	34	34	32	30	27	27	26
Total hotel rooms in operation(1)	147,912	151,342	155,818	168,238	168,579	173,836	178,535	190,807
Franchised-and-managed hotels(1)	143,450	147,125	151,095	164,207	164,750	170,485	175,139	187,505
Leased-and-operated hotels(1)	4,462	4,217	4,723	4,031	3,829	3,351	3,396	3,302
Occupancy rate (as a percentage)
Franchised-and-managed hotels	77.2%	81.9%	84.5%	80.3%	78.1%	83.5%	87.7%	81.6%
Leased-and-operated hotels	57.8%	69.2%	70.3%	64.9%	59.4%	72.1%	76.9%	70.2%
Average daily rate (in RMB)
Franchised-and-managed hotels	149	152	155	153	152	155	159	158
Leased-and-operated hotels	159	161	166	166	168	182	189	193
RevPAR (in RMB)
Franchised-and-managed hotels	115	124	131	123	119	129	139	129
Ramp-up stage	83	77	88	88	89	129	91	88
Mature	117	125	132	124	120	130	140	129
Leased-and-operated hotels	92	111	117	108	100	131	145	135
Ramp-up stage	42	NA	NA	NA	NA	169	148	NA
Mature	93	111	117	108	100	129	145	135

Note: (1) As of the end of the period.

Seasonal factors cause our revenues to fluctuate from quarter to quarter. As we primarily target individual business and leisure travelers, January or February, the month in which the Chinese New Year falls, generally accounts for a lower portion of our annual revenues than the other months, due to generally lower occupancy rates and therefore lower RevPAR. For our leased-and-operated hotels, a higher portion of hotel operating costs are fixed which resulted in such costs accounting for a larger proportion of our total revenues in the first quarter of each year. Therefore, our operations are typically less profitable in the first quarter of each year.

For our franchised-and-managed hotels, growth in rooms in operation and RevPAR (notwithstanding seasonal fluctuations) resulted in increased revenue from continuing franchise fees, while revenue from initial franchise fees also increased as we opened new franchised-and-managed hotels at a faster rate.

In the third quarter of 2016, we disposed of our equity interest in an investee and recorded a gain, while we incurred certain expenses in connection with potential acquisitions in the fourth quarter of 2016. Both of these incidents affected our quarterly profitability in those quarters.

Our Liquidity and Capital Resources

Our principal sources of liquidity have been cash generated from operating activities. Our cash and cash equivalents balance as of December 31, 2017 was RMB162.0 million (US$24.9 million). Our cash and cash equivalents consist of cash on hand and liquid investments which have maturities of three months or less when acquired and are unrestricted as to withdrawal or use.

We have been able to meet our working capital and capital expenditure needs, and we believe that we will be able to meet our working capital needs in at least the next twelve months with our operating cash flow and existing cash and cash equivalents. The following table sets forth a summary of our cash flows for the years indicated:

	Year Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	US$
	(in thousands)
Net cash provided by operating activities	357,301	443,556	476,666	73,262
Net cash (used in) provided by investing activities	(186,432)	73,998	(744,856)	(114,482)
Net cash used in financing activities	(51,335)	(132,956)	(465,161)	(71,494)
Effect of exchange rate changes on cash and cash equivalents	5,430	6,328	(1,468)	(226)

Net increase (decrease) in cash and cash equivalents	124,964	390,926	(734,819)	(112,940)
Cash and cash equivalents at the beginning of the year	380,893	505,857	896,783	137,833

Cash and cash equivalents at the end of the year	505,857	896,783	161,964	24,893

Operating Activities

Net cash provided by operating activities in 2017 was RMB476.7 million (US$73.3 million), which was primarily attributable to our net income of RMB285.1 million (US$43.8 million), adjusted to deduct (i) gains from trading securities of RMB59.2 million (US$9.1 million), and (ii) interest income of RMB14.7 million (US$2.3 million), and to add back (i) income tax expenses of RMB67.7 million (US$10.4 million) related to dividend distribution by our PRC subsidiaries, (ii) share-based compensation expenses of RMB38.0 million (US$5.8 million), and (iii) non-cash depreciation and amortization of RMB25.0 million (US$3.8 million). The amount was further adjusted by changes in itemized balances of operating assets and liabilities that have a negative effect on cashflow, including primarily (i) an increase in our accounts receivable of RMB17.9 million (US$2.8 million) mainly attributable to an increase of RMB11.7 million (US$1.8 million) in receivables from franchisees due to expansion of our business, and (ii) a decrease in our deferred rent of RMB15.8 million (US$2.4 million), as well as certain changes in itemized balances of operating assets and liabilities that have a positive effect on cashflow, including primarily (i) an increase in our deferred revenue of RMB52.0 million (US$8.0 million) mainly attributable to an increase of RMB60.7 million (US$9.3 million) in membership fees received, partially offset by a reduction of RMB8.7 million (US$1.3 million) in initial franchisee fees received, (ii) an increase in our accrued expenses and other current liabilities of RMB44.3 million (US$6.8 million) mainly attributable to an increase of RMB52.0 million (US$8.0 million) in payables to franchisees, partially offset by a reduction of RMB7.7 million (US$1.2 million) in other payables, (iii) an increase in our income tax payable of RMB20.8 million (US$3.2 million), (iv) an increase in amounts due from related parties of RMB13.8 million (US$2.1 million), and (v) an increase in our other long-term liabilities of RMB10.7 million (US$1.6 million).

Net cash provided by operating activities in 2016 was RMB443.6 million, which was primarily attributable to our net income of RMB265.8 million, adjusted to deduct (i) the disposal gain on equity investee of RMB35.7 million, (ii) gains from trading securities of RMB24.6 million, and (iii) interest income of RMB15.3 million, and to add back (i) the non-cash depreciation and amortization of RMB35.4 million and (ii) the non-cash share of loss in equity investees of RMB10.5 million. The amount was further adjusted by changed in itemized balances of operating assets and liabilities that have a negative effect on cashflow, including primarily (i) an increase in our deferred taxes of RMB12.3 million, (ii) the deposit of RMB10.2 million to restricted cash account for judgments in respect of litigation, and (iii) an increase in our other current assets of RMB10.0 million including an increase of RMB8.0 million receivables from on-line payment platform and (iii) as well as certain changes in itemized balances that have a positive effect on cashflow, including primarily (i) an increase in our other payables comprise primarily accrued expenses and other current liabilities in connection with various hotel operating costs and operating expenses of RMB105.4 million, (ii) an increase in our deferred revenue of RMB50.3 million in connection with the growth of our paid-membership base, (iii) an increase in uncertain tax positions of RMB25.2 million, (iv) an increase in advance received from franchisees of RMB17.3 million comprising primarily an increase in prepaid membership cards to be sold by franchisees to customers, (v) an increase in advances from related parties of RMB16.8 million, and (vi) an increase in our other long-term liabilities of RMB15.7 million.

Net cash provided by operating activities in 2015 was RMB357.3 million, which was primarily attributable to our net income of RMB235.7 million, adjusted to deduct gains from trading securities of RMB25.5 million and interest income of RMB17.6 million, and to add back (i) the non-cash depreciation and amortization of RMB41.7 million and (ii) the non-cash share of loss in equity investees of RMB17.2 million. The amount was further adjusted by changed in itemized balances of operating assets and liabilities that have a negative effect on cashflow, including primarily (i) an increase in deferred taxes of RMB5.8 million, (ii) an increase in deferred rent of RMB5.5 million, as well as certain changes in itemized balances that have a positive effect on cashflow, including primarily (i) an increase in our unrecognized tax benefits of RMB45.1 million, (ii) an increase in our other long-term liabilities of RMB30.6 million, and (iii) an increase in our other payables comprise primarily accrued expenses and other current liabilities in connection with various hotel operating costs and operating expenses of RMB23.0 million.

Investing Activities

Net cash used in investing activities in 2017 was RMB744.9 million (US$114.5 million), primarily attributable to (i) purchase of short-term investments of RMB781.9 million (US$120.2 million), (ii) purchase of long-term investments of RMB100.7 million (US$15.5 million), (iii) purchases of trading securities of RMB40.0 million (US$6.1 million), and (iv) purchases of property and equipment of RMB16.6 million (US$2.5 million), partially offset by (i) receipt of a loan repayment from a related party of RMB128.1 million (US$19.7 million), and (ii) receipt of a repayment from a related party of RMB8.7 million (US$1.3 million).

Net cash provided by investing activities in 2016 was RMB74.0 million, primarily attributable to (i) receipt of proceeds from sale of short-term investments of RMB564.7 million, (ii) receipt of proceeds from disposal of trading securities of RMB129.3 million and (iii) receipt of proceeds from disposal of equity interest in CYTS Shanghai Jinyuhao International Hotel Co. Ltd., our equity investee, of RMB64.0 million, partially offset by (i) investment in trading securities of RMB164.6 million and (ii) purchase of short-term investments of RMB368.0 million as part of our treasury policy to manage our cash.

Net cash used in investing activities in 2015 was RMB186.4 million, primarily attributable to (i) purchase of short-term investments of RMB653.3 million, and (ii) the provision of bridge loan to a third party, partially offset by (i) receipt of proceeds from disposal of short-term investments of RMB485.0 million, and (ii) receipt of proceeds from disposal of trading securities of RMB45.8 million.

Financing Activities

Net cash used in financing activities in 2017 was RMB465.2 million (US$71.5 million), primarily attributable to (i) a distribution to our shareholders of RMB579.0 million (US$89.0 million), (ii) income tax paid of RMB64.7 million (US$9.9 million) related to the foregoing distribution, and (iii) repayment of short-term borrowings of RMB61.4 million (US$9.4 million), partially offset by (i) a decrease in restricted cash of RMB180 million (US$27.7 million) and (ii) proceeds from short-term borrowings of RMB60 million (US$9.2 million).

Net cash used in financing activities in 2016 was RMB133.0 million, primarily attributable to (i) a distribution to our shareholders of RMB18.0 million and (ii) an increase in restricted cash of RMB115.0 million.

Net cash used in financing activities in 2015 was RMB51.3 million, which is mainly for a distribution to our shareholders.

Restrictions on Cash Transfers to Us

We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries in the PRC. In utilizing the proceeds from this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. For an increase in the registered capital of any of our PRC subsidiaries, we need to receive approval from MOFCOM or its local counterparts, who will decide within 90 days after receiving the application documents. If we provide funding to any of our PRC subsidiaries through loans, the total amount of such loans may not exceed the difference between the total investment as approved by the foreign investment authorities and the registered capital of such PRC subsidiary. Such loans should be registered with the SAFE which usually takes no more than 20 working days to complete. The cost of obtaining such approvals or completing such registration is minimal. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds we receive from this offering to make loans or additional capital contributions to our PRC subsidiaries which would materially and adversely affect our liquidity and our ability to fund and expand our business.”

As a holding company, we rely upon dividends paid to us by our subsidiaries in the PRC to pay dividends and to finance any debt we may incur. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Pursuant to laws applicable to entities incorporated in the PRC, each of our subsidiaries in the PRC must make appropriations from after tax profit to a statutory surplus reserve fund. The reserve fund requires annual appropriation of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) after offsetting accumulated losses from prior years, until such reserve reaches 50% of the subsidiary’s registered capital. The reserve fund can only be used to increase the registered capital and eliminate further losses of the respective companies under PRC regulations. As of December 31, 2015, 2016 and 2017, total statutory reserves of our PRC subsidiaries was RMB47.3 million, RMB55.3 million and RMB57.7 million (US$8.9 million). These reserves are not distributable as cash dividends, loans or advances. In addition, due to restrictions under PRC laws and regulations, our PRC subsidiaries are restricted in their ability to transfer their net assets to the company in the form of dividend payments, loans or advances. Amounts of net assets restricted include paid up capital and statutory reserve funds of our PRC subsidiaries amounted to RMB407.0 million, RMB398.4 and RMB391.0 million (US$60.1 million) as of December 31, 2015, 2016 and 2017, respectively.

Furthermore, under regulations of the SAFE, the RMB is not convertible into foreign currencies for capital account items, such as loans, repatriation of investments and investments outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made.

The EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises.” Currently, there are no detailed rules or precedents applicable to an enterprise like us governing the procedures and specific criteria for determining “de facto management body.” See “Taxation — People’s Republic of China Taxation.”

Under the EIT Law, dividends, interest, rent, royalties and gains on transfers of property payable by a foreign invested enterprise in China to its foreign investor who is a non-resident enterprise will be generally subject to a 10% withholding tax, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax.

The EIT Law provides that PRC “resident enterprises” are generally subject to the uniform 25% enterprise income tax rate on their worldwide income. Therefore, if we are treated as a PRC “resident enterprise,” we will be subject to PRC income tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations to the extent we have non-PRC income. However, if we are required under the EIT Law to pay income tax on any dividends we receive from our subsidiaries, our income tax expenses will increase.

We have been advised by our PRC counsel that because there remains uncertainty regarding the interpretation and implementation of the EIT Law and its implementation rules, it is uncertain whether, if we are regarded as a PRC resident enterprise, any dividends to be distributed by us to our non-PRC enterprise shareholders and ADS holders would be subject to any PRC withholding tax and whether such shareholders would be subject to a 10% PRC tax on disposition gains. If we are required under the EIT Law to withhold PRC income tax on our dividends payable to our non-PRC enterprise shareholders and ADS holders, or if disposition gains are subject to PRC taxation, your investment in our ordinary shares or ADSs may be materially and adversely affected.

We do not expect any of such restrictions or taxes to have a material impact on our ability to meet our cash obligations for our operations in China.

Treasury Policy

As a result of practical difficulties in remitting cash by our PRC subsidiaries outside of China, we have established a treasury policy to better utilize our financial resources and manage our cash that we generate from our operations in China. Under this policy, when our internal cash flow and liquidity forecast indicates that we have sufficient capital resources for our operating activities and our capital expenditure, we make liquid investments with a portion of our excess cash to achieve a better return on our assets than generating interest on bank deposits.

Given the limited investment channels available in China, we primarily purchase short-term wealth management products issued by commercial banks and shares of blue chip companies listed in China’s A-Share market. The short-term wealth management products are typically principal protected with limited risks. In addition, we select high-quality companies with proven track records and stable operations. Among these investments, most of them are state-owned enterprises.

As of December 31, 2015, 2016 and 2017, we had short-term investments of RMB185.0 million, nil and RMB781.9 million (US$120.2 million) and trading securities of RMB213.6 million, RMB273.5 million and RMB307.8 million (US$47.3 million). We recorded gains from disposal of the short-term investments and trading securities of RMB16.6 million and RMB17.1 million, respectively, in 2015, RMB11.7 million and RMB24.2 million, respectively, in 2016 and nil and RMB22.6 million (US$3.5 million), respectively, in 2017. Mark-to-market gain from these trading securities we recorded amounted to RMB8.4 million, RMB0.4 million and RMB36.6 million (US$5.6 million) in 2015, 2016 and 2017, respectively.

In December 2017, we declared a cash dividend of RMB588.4 million (US$90.4 million). RMB548.7 million (US$84.3 million) of the cash dividend was paid in December 2017, and the remainder will be paid in 2018. In February 2018, we declared a cash dividend of US$23 million and we intend to pay such cash dividend to GTI, our shareholder, after the completion of this offering and upon the receipt of relevant internal and other approvals. In addition, we plan to implement a more prudent treasury policy that involves board level discussion, approval and oversight, as well as third party professional securities trading advice. In particular, we plan to gradually liquidate our holding of our trading securities, subject to market conditions, and will put the unutilized cash in interest-bearing accounts or pursue less volatile investment options.

Capital Expenditures

Our capital expenditures were incurred primarily in connection with renovation and re-decoration of leased-and-operated hotels and procurement of technology, information and operational software. Our capital expenditures totaled RMB14.0 million, RMB6.1 million and RMB16.6 million (US$2.5 million), respectively, in 2015, 2016 and 2017. We will continue to make capital expenditures to meet the expected growth of our operations. We believe that our cash balance, anticipated cash flow from operations and the net proceeds we expect to receive from this offering will be sufficient to meet our anticipated capital expenditures needs for the foreseeable future.

In February 2018, we entered into a purchase agreement for part of a building to be leased to potential franchisees in Xuzhou, Jiangsu Province at a price of RMB54.6 million. We have made a downpayment of approximately 50% of the purchase price, and we expect to settle the balance by the end of March 2018 and take delivery of the premises by the end of April 2018.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2017:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than Five Years
	(in RMB thousands)
Operating lease obligations	495,342	67,314	126,208	109,068	192,752
Other long-term liabilities	73,937	—	—	—	73,937

Total	569,279	67,314	126,208	109,068	266,689

As of December 31, 2017, we recorded uncertain tax benefits of RMB113.3 million (US$17.4 million) mainly related to transfer pricing and deductibility of expenses.

Outstanding Indebtedness

As of December 31, 2017, we did not have any outstanding balance of loans due to third parties or related parties.

Off Balance Sheet Commitments and Arrangements

In connection with the plan of APAM Holdings, a hotel project management company wholly owned by Mr. Alex S. Xu, our chairman and chief executive officer, to invest in hotel assets in the United States, we entered into a guarantee arrangement with China Everbright Bank and The Bank of East Asia Limited, under which we made a deposit of RMB with the former bank in order for the latter bank to issue a credit line to be utilized by APAM Holdings, a hotel project management company wholly owned by Mr. Alex S. Xu, our chairman and chief executive officer, APAM Holdings for its investment in Bayshore, a hotel project development company wholly owned by Mr. Alex S Xu. We deposited cash of RMB65 million into a collateral account at China Everbright Bank, which was replaced with a deposit of RMB70 million in 2016, pursuant to the guarantee arrangement. The amount of RMB65 million and RMB70 million was included in “restricted cash” in our consolidated balance sheets as of December 31, 2015 and 2016, respectively. In 2017, the guarantee was released and our cash deposit was released from the collateral account.

In December 2016, in connection with GTI’s plan to acquire certain assets unrelated to GTI’s hotel business, currently form the principal assets of GreenTree Hospitality, cash of RMB110 million (US$15.8 million) was put up as performance bond in December 2016. Such amount was classified as our restricted cash as of December 31, 2016.

In March 2017, GTI obtained an Euro-denominated loan of approximately RMB900 million from Pudong Development Bank as part of GTI’s acquisition financing plan. As required by Pudong Development Bank, a restricted cash collateral of RMB900 million was deposited by GTI to secure the bank loan. Upon its formation, GreenTree Hospitality is also liable to maintain such restricted cash collateral account to secure GTI’s obligations under the bank loan.

In April 2017, the performance bond of RMB110 million was released upon completion of the acquisition. In July 2017, RMB120 million of the collateral was replaced by GTI with cash from one of its subsidiaries that is not part of our group, thereby releasing a corresponding amount of our cash from the restricted cash account. In December 2017, GTI repaid RMB340 million of the loan in two installments, and approximately RMB560 million of the bank loan remains outstanding. GTI has also replaced the remaining cash collateral of RMB780 million with 20% of equity interest in our company and a personal guarantee from Mr. Alex S. Xu. As a result, our cash of RMB780 million was released from the restricted cash account.

Other than operating lease obligations set forth in the table under the caption “Contractual Obligations” above, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties as of December 31, 2017. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, the consumer price index in China increased by 0.4% from 2015 to 2017. Although we have not in the past been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to interest income generated by excess cash which is mostly held in interest bearing bank deposits. As of December 31, 2017, substantially all of our cash and cash equivalents were held in major financial institutions located in China. Interest earning instruments carry a degree of interest rate risk. We have not used derivative financial instruments to hedge interest rate risk. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

We have not been exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Equity Price Risk

We are exposed to equity price risk on our common stock holdings. As of December 31, 2017, we had trading securities of RMB307.8 million (US$47.3 million), primarily common stock in 30 Chinese companies which are listed on China A-Share market. The common stock holdings are exposed to price fluctuations. Assuming a 1.0% decrease of share prices, the market value of the common stock holdings would have decreased to RMB304.7 million.

Foreign Exchange Risk

Substantially all of our revenues and most of our expenses are denominated in RMB. Our exposure to foreign exchange risk primarily relates to cash and cash equivalents denominated in U.S. dollars as a result of our past issuances of ordinary shares and proceeds from this offering. As of December 31, 2017, the amount of our cash and cash equivalents denominated in U.S. dollars was US$4.0 million and the amount of our cash and cash equivalents denominated in RMB was RMB135.7 million, and all our short-term investments of RMB781.9 million were denominated in RMB.

We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and RMB because the value of our business is effectively denominated in RMB, while the ADSs will be traded in U.S. dollars.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China, or the PBOC. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the exchange rate between the Renminbi and the U.S. dollar had been stable and traded within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar, though there have been periods when the Renminbi has depreciated against the U.S. dollar. In particular, on August 11, 2015, the PBOC allowed the Renminbi to depreciate by approximately 2% against the U.S. dollar. Since then and until the end of 2016, the Renminbi has depreciated against the U.S. dollar by approximately 10%. In 2017, however, the RMB appreciated approximately 6.7% against the U.S. dollar. It is difficult to predict how long the current situation may last and when and how the relationship between the Renminbi and the U.S. dollar may change again.

To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately US$301.1 million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$17.00 per ADS, the mid-point of the estimated range of the initial public offering price. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the U.S. dollar against the Renminbi, from the exchange rate of RMB6.5063 for US$1.00 as of December 31, 2017 to a rate of RMB7.1569 to US$1.00, will result in an increase of RMB195.9 million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the Renminbi, from the exchange rate of RMB6.5063 for US$1.00 as of December 31, 2017 to a rate of RMB5.8557 to US$1.00, will result in a decrease of RMB195.9 million in our net proceeds from this offering.

Recently Issued Accounting Pronouncements

As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include a provision that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We will take advantage of the extended transition period.

In May 2014, the Financial Accounting Standard Board, or FASB, issued Accounting Standards Update, or ASU, 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all exiting revenue recognition guidance, including industry-specific guidance, in current U.S. GAAP.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

In August 2015, FASB issued its final standard formally amending the effective date of the new revenue recognition guidance. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2018, including interim periods beginning after December 15, 2019. While we are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements, we expect differences on areas including but not limited to the accounting for franchise revenue and membership program.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes or ASU 2015-17, that requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. This ASU, which may be adopted either prospectively or retrospectively, is effective for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Adoption of the ASU may result in changes in the Company’s presentation of deferred tax assets and liabilities on our financial position but will not affect the substantive content of our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10), or ASU 2016-01, which requires all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). This ASU also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this ASU eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2018, including interim periods after December 15, 2019. An entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity investments that exist as of the date of adoption of the ASU. We are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, or ASU 2016-02, which requires lessees to recognize assets and liabilities related to lease arrangements longer than 12 months on the balance sheet. This standard also requires additional disclosures by lessees and contains targeted changes to accounting by lessors. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous U.S. GAAP. As of December 31, 2016, we have certain leases for our leased-and-operated hotels that are not currently recognized on its consolidated balance sheets. We are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU makes targeted amendments to the accounting for employee share-based payments, including the accounting for income taxes, forfeitures, and statutory withholding requirements, as well as classification in the statement of cash flows. The guidance is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. We are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. This ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of our portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. The amendments in this ASU are effective for fiscal years beginning after December 15, 2020, including interim periods within fiscal years beginning after December 15, 2021. We are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU applies to all entities, including both business entities and not-for-profit entities that are required to present a statement of cash flows under Topic 230. This ASU addresses diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. We are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. Topic 740, Income Taxes, prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. In addition, interpretations of this guidance have developed in practice for transfers of certain intangible and tangible assets. This prohibition on recognition is an exception to the principle of comprehensive recognition of current and deferred income taxes in U.S. GAAP. To more faithfully represent the economics of intra-entity asset transfers, the amendments in this ASU require that entities recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The amendments in this ASU do not change U.S. GAAP for the pre-tax effects of an intra-entity asset transfer under Topic 810, Consolidation, or for an intra-entity transfer of inventory. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual periods beginning after December 15, 2019. We are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This ASU does not provide a definition of restricted cash or restricted cash equivalents. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. We expect the adoption of this ASU will impact our cash flow statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. We are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, which simplifies the accounting for goodwill impairment by eliminating Step two from the goodwill impairment test. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, versus determining an implied fair value in Step two to measure the impairment loss. The guidance is effective for annual and interim impairment tests performed in periods beginning after December 15, 2021. The guidance should be applied on a prospective basis. We are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements.

In February 2017, the FASB issued ASU 2017-05 (“ASU 2017-05”), Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets. ASU 2017-05 defines an in-substance nonfinancial asset and clarifies guidance related to partial sales of nonfinancial assets. This standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. We are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09 (“ASU 2017-09”), Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting. This standard provides clarity and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation-Stock Compensation, to a change to the terms or conditions of a share-based payment award. The updated guidance is effective for interim and annual periods beginning after December 15, 2017. We are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements.

INDUSTRY OVERVIEW

Overview of Hospitality Industry in China

The hospitality industry in China consists of up-scale luxury hotels such as four and five star hotels and other accommodations such as one, two and three star hotels and non-rated hotels such as economy to mid-scale hotels. Total number of hotels grew from approximately 102.3 thousand in 2012 to approximately 117.0 thousand in 2016, and total number of hotel rooms grew from 7.1 million in 2012 to 8.5 million in 2016, representing compound annual growth rates, or CAGR, of 3.4% and 4.7% respectively, according to Euromonitor International.

The table below shows the average daily rate of rated hotels by stars and peer group from 2012 to 2016:

	2012	2013	2014	2015	2016
	RMB
Five star hotels	708	689	662	642	615
Four star hotels	363	356	344	339	332
Three star hotels	215	223	215	216	214
Two star hotels	154	164	159	163	165
One star hotels	125	156	130	124	116
Peer group(1)	173	172	173	172	176

Source: Company Data, National Tourism Administration of China, 2016

Note: (1) Peer group figures are based on the weighted average daily rate by number of hotel rooms of China Lodging, Jin Jiang (limited service hotels in China only) and Home Inns (acquired by BTG Hotels Group in April 2016)

The table below shows the Occupancy Rate of rated hotels by stars and peer group from 2012 to 2016:

	2012	2013	2014	2015	2016
	%
Five star hotels	59.6	55.7	55.4	56.6	59.0
Four star hotels	61.1	56.6	55.2	55.6	56.2
Three star hotels	52.0	55.4	53.6	53.0	52.5
Two star hotels	50.4	55.3	52.8	52.7	52.3
One star hotels	52.4	52.2	49.9	49.9	44.9
Peer group(1)	87.9	87.0	84.9	82.3	83.4

Source: Company Data, National Tourism Administration of China, 2016

Note: (1) Peer group figures are based on the weighted average occupancy rate by number of hotel rooms of China Lodging, Jin Jiang (limited service hotels in China only) and Home Inns (acquired by BTG Hotels Group in April 2016)

The table below shows the RevPAR of rated hotels by stars and peer group from 2012 to 2016:

	2012	2013	2014	2015	2016
	RMB
Five star hotels	422	384	367	363	363
Four star hotels	222	201	190	188	187
Three star hotels	112	124	115	114	112
Two star hotels	78	91	84	86	86
One star hotels	66	81	65	62	52
Peer group(1)	152	150	147	142	147

Source: Company Data, National Tourism Administration of China, 2016

Note: (1) Peer group figures are based on the weighted average RevPAR by number of hotel rooms of China Lodging, Jin Jiang (limited service hotels in China only) and Home Inns (acquired by BTG Hotels Group in April 2016)

The table below shows the top branded economy to mid-scale hotel groups by number of hotel rooms in China as of January 1, 2017:

Rank	Previous Year Rank	Hotel Group	Number of Hotel Rooms(2)	Number of Hotels(2)
1	1	Jin Jiang International Group(1)	569,363	5,868
2	2	BTG Hotels Group (including Home Inns)	373,560	3,402
3	3	China Lodging Group	331,347	3,269
4	5	GreenTree Inns Hotel Management	168,238	1,964
5	6	Super 8(3)	80,595	1,061
6	9	Dossen Hotel Group	63,169	733
7	8	Sun Mei Group	62,349	1,107
8	n/a	Urban Hotel Group	55,439	1,126
9	11	Hangzhou Zhuyou Hotel Management	33,492	504
10	n/a	Shanghai Gongsheng Hotel Management	26,699	493
11	17	Yibon Chain Hotel	24,046	429

Source: Company Data, Chinese Hotel Chain Development Investment Report by China Hospitality Association and Inntie, or China Hospitality Association and Inntie Report, 2016 and 2017

Notes:	(1) Jin Jiang figures are based on Select Service Hotels in operation

(2) Number of hotel rooms and hotels are based on hotels in operation

(3) Number of hotels and hotel rooms are based on hotels under the China Super 8 brand

Growth of the Franchised Business Model and Expansion of the Branded Economy to Mid-scale Hotels in China

Franchised business model has been the dominant way of expansion

The hospitality industry in China has been increasingly moving towards the franchised business model, where hotel groups expand their geographic coverage to increase market share in lower-tier cities. Hotel groups can also benefit from receiving a higher percentage of recurring revenue from franchisees with much less operational and financial risk or upfront costs. The franchised model is a scalable and asset-light business model that enables hotel groups to rapidly expand the hotel networks while benefiting from economies of scale that is inherent in the franchising business.

Industry consolidation continues with increasing brand penetration

As compared to non-affiliated hotels, branded chain hotels benefit from nationally recognized brands, powerful distribution channels, membership programs, centralized marketing campaigns, professional management teams and meaningful financial support. For such reasons, many less profitable independent hotels have joined branded hotel chains to improve both of their operating and financial performances. Brand penetration level in China is likely to rise further in the next decade.

Between 2012 and 2016, the number of branded economy to mid-scale hotels and hotel rooms grew at a compound annual growth rate, or CAGR, of 24.9% and 21.4%, respectively, according to China Hospitality Association. The growth rates are significantly faster than those of the overall hospitality industry in China; total number of hotels and hotel rooms grew at a CAGR of 3.4% and 4.7% respectively, according to Euromonitor International.

	2012	2013	2014	2015	2016	2012-2016 CAGR
Number of Hotels for Branded Economy to Mid-scale Hotel Chains	9,924	12,727	16,375	21,481	24,150	24.9%
Number of Hotel Rooms for Branded Economy to Mid-scale Hotel Chains	981,712	1,235,833	1,525,471	1,969,145	2,134,690	21.4%

Source: China Hospitality Association and Inntie Report, 2017

Product upgrades enable hotel groups to move up the value chain

In general, mid-scale hotels provide efficient and high-quality services at reasonable prices, which cater well to the increasing demand from Chinese business and middle-class leisure travelers. Hotel operators in China, such as China Lodging, Jin Jiang and Home Inns, have gradually increased their investment in chained mid-scale hotels through acquisitions and hotel conversions in recent years.

Growth Drivers of the Branded Economy to Mid-scale Hotels in China

The economy to mid-scale hotel industry in China, in particular the branded economy to mid-scale hotel chains, presents significant growth opportunities.

China’s robust economic growth drives overall travel and tourism industry

According to China Statistics Bureau, China’s nominal GDP and nominal GDP per capita grew at a CAGR of 8.3% and 7.8%, respectively, from 2012 to 2016. According to the International Monetary Fund, China is one of the world’s fastest growing economies; China’s nominal GDP and nominal GDP per capita are forecasted to grow at a CAGR of 7.7% and 7.0%, respectively, from 2016 to 2020.

Domestic travel, the key target segment for economy to mid-scale hotels, is expected to continue to grow significantly as domestic business activities expand and leisure travel becomes more frequent due to rising disposable income levels and economic growth. China’s total domestic trips grew at a CAGR of 11.2% and total domestic travel expenditures, excluding shopping expenditures, grew at a CAGR of 14.2% between 2012 and 2016, according to Euromonitor International.

Increasing Domestic Business Travel

According to Euromonitor International, number of domestic business trips in China grew at a CAGR of 10.6% between 2012 and 2016, and is forecasted to grow at a CAGR of 8.1% from 2016 to 2020. According to the same source, domestic business travel expenditure in China grew at a CAGR of 14.5% between 2012 and 2016, and is forecasted to grow at a CAGR of 12.4% from 2016 to 2020. China’s business travel market size surpassed that of the U.S. in 2015, according to Global Business Travel Association. In addition, the sustained growth of SMEs in China contributes to increasing domestic business travel. According to iResearch, total number of SMEs in China grew at a CAGR of 17.0% between 2012 and 2016, reaching approximately 25 million in 2016.

The table below shows the amount of domestic travel expenditure in China from 2012 to 2016:

	2012	2013	2014	2015	2016	2012-2016 CAGR
	RMB Million
Domestic travel expenditure(1)	1,524,821	1,749,624	2,006,575	2,270,915	2,592,327	14.2%
Business travel expenditure	481,372	557,054	642,612	724,593	826,426	14.5%
Leisure travel expenditure(1)	1,043,449	1,192,570	1,363,963	1,546,322	1,765,901	14.1%

Source: Euromonitor International, 2017

Note: (1) Excluding shopping expenditure

The strong demand for economy to mid-scale hotels is partially fueled by emerging and developing small and medium enterprises (SMEs). According to iResearch, total number of SMEs in China grew at a CAGR of 17.0% between 2012 and 2016, and is forecasted to grow at a CAGR of 15.0% between 2016 and 2020, bringing the total number of SMEs to approximately 43 million by 2020. The table below shows the number of SMEs in China from 2012 to 2016:

	2012	2013	2014	2015	2016	2012-2016 CAGR
	Million
Number of SMEs in China	13.2	14.7	17.6	20.5	24.6	17.0%

Source: iResearch

Increasing attractiveness of branded economy to mid-scale hotel chains which drives industry consolidation

China’s hospitality industry is still highly fragmented with branded economy to mid-scale hotel chains accounting for a relatively small percentage of the industry. As of December 31, 2016, there were 24,150 economy to mid-scale chain hotels and 2,134,690 economy to mid-scale hotel chain rooms in China, according to the May 2017 Inntie Report, accounting for 20.6% of total hotels in China. Hotel chains in China have been pursuing high-profile M&A activities to enhance market share, breath / depth of the business and to boost the brand effect, leading to further industry consolidation.

Policy support fuels growth in domestic travel consumption

In the 13th Five-Year Plan issued by the State Council of the People’s Republic of China in December 2016, the section on tourism industry development confirms that leisure travel has become people’s top choice for relaxation. The plan proposed making the tourism industry a key driving force for economic restructuring and upgrading. The plan also states that total revenue from tourism is expected to reach RMB7,000 billion by 2020, increasing at an annual growth rate of more than 11%; direct investment in the tourism industry is expected to grow at an annual rate of more than 14%. In November 2015, the General Office of the State Council issued guidance on speeding up the development of the service industry and promoting consumption structure upgrades, emphasizing its plan to encourage more leisure travel. Over the past few years, the Chinese government has consistently reiterated its commitment to encourage domestic consumption and further develop the consumer service industry. This bodes well for the long-term outlook for the branded economy to mid-scale sector, which creates job opportunities and additional spending on food and beverage, tourism and discretionary items. Continued policy support for domestic consumption upgrade will contribute to the growth of hospitality expenditures in China.

Low hotel penetration in China

According to May 2017 Inntie Report, Euromonitor International and World Bank, economy to mid-scale hotel chain rooms per 1,000 capita in China reached 1.5 in 2016; economy to mid-scale hotel chain rooms per

1,000 capita in the U.S. was 5.0 in 2013. The comparatively low hotel penetration in China presents substantial expansion opportunities for hotel operators.

The table below shows the economy to mid-scale hotel penetration in China in 2016:

2016
Number of Hotel Rooms for Branded Economy to Mid-scale Hotel Chains	2,134,690
Population (million)	1,379
Economy to mid-scale hotels chain rooms per 1,000 capita	1.5

Source: World Bank, China Hospitality Association and Inntie Report, 2017

Blooming demand for mid-scale hotels as a result of changing lifestyle and growing middle class

According to Euromonitor International, the number of domestic trips per capita in China reached 2.7 in 2016, which is lower than that of developed countries. According to the same source, the numbers of domestic trips per capita in the U.S., Canada and France are 3.4, 3.3 and 3.0 respectively in 2016. Travel frequency in China still has headroom for growth.

Consumption upgrades and change in lifestyle. With increased personal wealth, consumers are also changing their lifestyles; some of these changes have important implications for the economy to mid-scale hotel industry. Our observation is that demand for leisure travel has been increasing. We believe majority of leisure travelers in China are value-conscious and consider economy to mid-scale hotel chains their preferred choice of accommodation. According to Euromonitor International, number of domestic leisure trips in China grew at a CAGR of 11.5% between 2012 and 2016, and is forecasted to grow at a CAGR of 10.5% from 2016 to 2020. According to the same source, domestic leisure travel expenditure in China grew at a CAGR of 14.5% between 2012 and 2016, and is forecasted to grow at a CAGR of 12.2% from 2016 to 2020.

Growing middle class in China. Continued urbanization and rising disposable income in China will lead to a larger middle class. Urban population in China has been increasing steadily over the past years, reaching 57.7% of total population in 2016, according to China Statistics Bureau. According to the same source, urban resident disposal income grew at a CAGR of 8.2% between 2012 and 2016. The burgeoning middle class in China is poised to become the principal engine of consumer spending over the next decade and will create new market opportunities for hotel operators.

BUSINESS

Overview

We are the leading pure play franchised hotel operator in China as franchised-and-managed hotels represent almost all of the hotels in our hotel network. In 2016, we were the fourth largest economy to mid-scale hotel group in China in terms of number of hotel rooms according to China Hospitality Association. As of December 31, 2017, we had the highest proportion of franchised-and-managed hotels among the top four economy to mid-scale hotel networks in China, with 98.9% of hotels in our network as of those dates being franchised-and-managed hotels. As of December 31, 2017, our hotel network comprised 2,289 hotels with 190,807 rooms in China, covering all four centrally-administrated municipalities and 263 cities throughout all 27 provinces and autonomous regions in China, as well as an additional 306 hotels with 23,157 rooms that were contracted for or under development. Out of those 306 hotels, 129 hotels were contracted for, and the remaining 177 hotels were under development and are expected to commence operation by June 2018.

We operate one of the fastest growing economy to mid-scale hotel networks in China, with over 13 years of proven results and experience. Furthermore, we achieved the 2,000-hotel milestone through organic growth. From December 31, 2012 to December 31, 2017, we grew from 792 to 2,289 hotels at a CAGR of 23.7% and from 70,934 rooms to 190,807 rooms at a CAGR of 21.9%. As a result of our strategic focus on building a dense network of hotels in the most affluent regions in China with high growth potential, 50.5% of our hotels were located in the Greater Yangtze River Delta region, while 12.8% of our hotels were located in Beijing/Tianjin/Hebei region as of December 31, 2017.

We sell a predominant proportion of our room nights through our strong direct sales channels comprising our website and mobile app. In 2015, 2016 and 2017, we sold approximately 97% of our room nights through our direct sales channels, while OTAs only contributed approximately 3% of our room nights. Our strong direct sales channels, combined with a loyal customer base, have contributed to our financial success. Over the years, we have grown a strong base of loyal members at a CAGR of approximately 42% from approximately 1.8 million members as of December 31, 2010. As of December 31, 2017, we had over 820,000 corporate clients who can settle directly with us or our franchisees and enjoy a preferential room rate and approximately 21 million members who registered with us and enjoy a range of different benefits, including discounts on room rates, priority in making hotel reservations. In 2015, 2016 and 2017, our corporate clients and loyal members booked 72.9%, 72.9% and 73.0%, respectively, of room nights in our hotel network.

We have built a strong “GreenTree Inns” brand as a result of our long-standing dedication in the hospitality industry in China and consistent quality of our services, signature hotel designs, broad geographic coverage and convenient locations. We have positioned our brands to appeal to value- and quality-conscious business travelers and leisure travelers. Starting from our GreenTree Inns hotels in 2004, we have successfully rolled out a number of brands to establish a full product suite, which we believe enables us to capture a wide spectrum of market opportunities. Our current brand portfolio comprises (i) mid- to up-scale brands including GreenTree Eastern founded in 2012, and newly launched Gme, Gya and VX brands with an aggregate of nine hotels being contracted; (ii) mid-scale brands including GreenTree Inns founded in 2004 and GreenTree Alliance founded in 2008; and (iii) economy brands including Vatica founded in 2013 and Shell founded in 2016.

We have established a highly effective and scalable franchise management system that enables us to win franchisees and grow rapidly. This platform not only ensures quality service be consistently delivered to our guests, but also helps our franchisees integrate into our hotel network smoothly and quickly. Our strong and supportive franchise platform, and disciplined return-driven model, enable our franchisees to generate highly attractive investment returns, which we believe is both a strong attraction for potential franchisees and a strong incentive for existing franchisees to open multiple hotels.

As a result of our pure play franchise business model, our strong direct sales channels, our loyal hotel guests and our effective management and operational platform, we have consistently achieved highly attractive profitability, as evidenced by our Adjusted EBITDA of RMB323.1 million, RMB338.5 million and RMB440.8 million (US$67.8 million), Adjusted EBITDA margin of 50.9%, 52.3% and 56.6%, net income of RMB235.7 million, RMB265.8 million and RMB285.1 million (US$43.8 million), net margin of 37.1%, 41.0% and 36.6% and return on equity of 34.5%, 29.5% and 32.4% for 2015, 2016 and 2017, respectively. See “Selected Consolidated Financial and Operating Data — Non-GAAP Financial Data.” We have also been able to grow our network substantially and generate strong cash flow consistently since inception in 2004 with minimal debt and equity financing. In 2015, 2016 and 2017, we generated net operating cash inflow of RMB357.3 million, RMB443.6 million and RMB476.7 million (US$73.3 million) and did not have any outstanding indebtedness as of December 31, 2015, 2016 and 2017.

Our Strengths

We have achieved a leading position in China’s economy to mid-scale hotel industry through our dedication in addressing the needs of our hotel guests, employees and franchisees. We believe that we possess the following strengths which contribute to our success and differentiate us from our competitors:

Leading Pure Play Franchise Hotel Operator in China with Attractive Returns

We are the leading pure play franchise hotel operator in China as evidenced by our highest proportion of franchised-and-managed hotels and revenue contribution from franchised-and-managed hotels among the top four economy to mid-scale hotel networks in China. As of December 31, 2017, we had the highest proportion of franchised-and-managed hotels among the top four economy to mid-scale hotel networks in China, with 98.9% of hotels in our network as of those dates being franchised-and-managed hotels. In 2015, 2016 and 2017, these franchised-and-managed hotel contributed to 62.7%, 65.0% and 68.8% of our revenue, significantly higher than any other China-focused listed economy to mid-scale hotel operators.

Under our franchised-and-managed model, we generate revenues from both upfront franchise fees and recurring management fees. Our emphasis on long-term franchise contracts tends to provide more stable earnings in periods of economic downturn and recession. Our franchised-and-managed model also allows us to expand without incurring significant capital expenditure. We believe that our pure play, asset-light franchised-and-managed business model not only provides a cost-effective means of rapidly expanding our hotel network, but also increases our revenues, market share, brand recognition, profitability and return to our shareholders. We enable our franchisees to achieve highly attractive investment returns and have consistently achieved highly attractive profitability, as evidenced by our Adjusted EBITDA margin of 50.9%, 52.3% and 56.6%, net margin of 37.1%, 41.0% and 36.6% and return on equity of 34.5%, 29.5% and 32.4% for 2015, 2016 and 2017, respectively. We have also been able to grow our network substantially and generate strong cash flow consistently since inception in 2004 with minimal debt and equity financing. In 2015, 2016 and 2017, we generated net operating cash inflow of RMB357.3 million, RMB443.6 million and RMB476.7 million (US$73.3 million), respectively, and did not have any outstanding indebtedness as of December 31, 2015, 2016 and 2017.

One of the Largest Hotel Networks in China through Rapid Organic Growth

We operate one of the fastest growing economy to mid-scale hotel networks in China, with over 13 years of proven results and experience. In 2016, we operated the fourth largest economy to mid-scale hotel network in China in terms of number of hotel rooms, and is the largest overseas originated hotel brand in China by the same measure, both according to China Hospitality Association and Inntie Report, 2016 and 2017. Furthermore, we achieved the 2,000-hotel milestone through organic growth. From 2012 to 2017, we grew from 792 to 2,289 hotels at a CAGR of 23.7% and from 70,934 rooms to 190,807 rooms at a CAGR of 21.9%. As of December 31, 2017, our hotel network consisted of 2,289 hotels with 190,807 rooms in China, covering all four centrally-administrated municipalities and 263 cities throughout all 27 provinces and autonomous regions in China.

As a result of our strategic focus on building a dense network of hotels in the most affluent region in China with high growth potential, 50.5% of our hotels were located in the Greater Yangtze River Delta region, while 12.8% of our hotels were located in Beijing/Tianjin/Hebei region as of December 31, 2017. Our extensive hotel network positions us well in capturing the growth potential in China’s booming economy to mid-scale hotels and domestic travel markets. Such markets are expected to further grow on drivers such as China’s robust economic growth, increasing attractiveness of branded economy and mid-scale hotels, policy support for domestic travel consumption, increasing domestic business travel and changing middle class life style. In particular, the fragmented hotel market and the relatively low hotel penetration rate of economy to mid-scale hotels in China present substantial expansion and industry consolidation opportunities for us.

97% of Room Nights Sold through Direct Sales Channels with Loyal Membership Base

We sell a predominant proportion of our room night through our strong direct sales channels comprising our website and mobile app. In 2015, 2016 and 2017, we sold approximately 97% of our room nights through our direct sales channels, while OTAs only contributed approximately 3% of the sales. Our strong and effective direct sales channels enable us and franchises to effectively reduce sales and marketing expense and enhance profitability.

Our strong direct sales channels combined with a loyal customer base have contributed to our financial success. Over the years, we have grown a strong base of loyal members at a CAGR of approximately 42% from approximately 1.8 million members as of December 31, 2010. As of December 31, 2017, we had over 820,000 corporate clients who settle directly with us or our franchisees and enjoy a preferential room rate and approximately 21 million members who registered with us and enjoy a range of different benefits, including discounts on room rates, priority in making hotel reservations. In 2015, 2016 and 2017, our corporate clients and loyal members booked 72.9%, 72.9% and 73.0%, respectively, of room nights in our hotel network. Our paid membership program compared to mostly free membership programs offered by our competitors increases membership retention rate, enhances members’ loyalty and commitment to our services and encourages members to repeatedly use our central reservation system, substantially decreasing our dependence on third party reservation channels. The extensive network of corporate accounts and individual members provides us a stable base of repeat hotel guests, which in turn attracts potential franchisees.

Strong Brand Recognition with a Diverse Product Suite

We have built a strong “GreenTree Inns” brand as a result of our long-standing dedication in the hospitality industry in China and consistent quality of our services, signature hotel designs, broad geographic coverage and convenient locations. We have positioned our brand to appeal to value- and quality-conscious business travelers and leisure travelers. Our efforts have been recognized with a number of prestigious awards, including top four ranking in Annual Top 60 China Hotel Group by China Tourist Hotel Association for four consecutive years from 2013 to 2016, China Hotel Golden Horse Awards for Top Choice International Hotel Management Company for Investors in 2014 and 2016, Hotels’ 325 —Top 13 Ranking among 325 largest global hotel groups in 2015 and 2016, Brand with Most Investment Value in 2015 from China Hotel Global Forum, China Hotels Golden Ray Award — Top 10 Hotel Chain Brand of the Year in 2017, The Continental Diamond Award for The Most Promising Hotel Group in 2016, and Shanghai Market Integrity Management Award for Excellent Services for four consecutive years from 2013 to 2016.

Starting from our GreenTree Inns hotels in 2004, we have successfully rolled out a number of brands to establish a full product suite, which we believe enables us to capture a wide spectrum of market opportunities. To meet changing tastes and lifestyles of mid and junior levels of business travelers as well as middle class leisure travelers, we strive to improve our product offerings under existing brands and launch new offerings and new brands. This will also help to meet the needs of our franchisees who would like to open new hotels on our platform as well as increasing RevPAR and improve overall hotel performance. Our current brand portfolio comprises (i) mid- to up-scale brands including GreenTree Eastern founded in 2012 and newly launched Gme, Gya and VX brands with an aggregate of nine hotels being contracted; (ii) mid-scale brands including GreenTree Inns founded in 2004 and GreenTree Alliance founded in 2008; and (iii) economy brands including Vatica founded in 2013 and Shell founded in 2016. The diverse product offerings, designed to meet the needs and expectations of distinct groups of guests, enables the company to enhance business growth, revenue mix and long-term development flexibility. In addition, our diverse product offerings enable us to cross-sell different brands to our loyal customers who are attracted to our brands by our consistent quality and service standards and the membership benefits.

Effective Management and Operational System with People-first Philosophy

We have established a highly effective and scalable franchise management system, which, combined with franchisees’ local resources, underpins the success of our business. This platform not only ensures quality service to be consistently delivered to our guests, but also helps our franchisees integrate into our hotel network smoothly and quickly. Our philosophy of balancing franchisees’ interests with ours, encouraging them to maximize usage of their own knowledge and resources of the local markets in which they operate, dedicating our resources to help them achieve good investment returns, and fair and transparent in all dealings with them, differentiate us from our competitors and help cement franchisees’ loyalty to us and our brands. Our strong and supportive franchise platform and disciplined return-driven enable our franchisees to generate highly attractive investment returns, which we believe is both a strong attraction for potential franchisees and a strong incentive for existing franchisees to open multiple hotels. Our effective management and operational system comprised the follow elements:

•	Systematic and rigorous site and franchisee selection. To balance rent to landlord and average daily rate to achieve optimal return, we are actively involved in the site selection process of our franchised-and-managed hotels, and we provide extensive market research for our franchisees and apply a rigorous evaluation and approval process for hotel openings. We have a high standard for selecting potential franchisees based on extensive background checks. In general, we prefer franchisees that reflect our philosophy of providing professional and dedicated services to our hotel guests.

•	Modern and efficient design service and construction support. Relying on our rich experience in construction and China’s hospitality industry, we have optimized hotel designs to ensure operational and space efficiency, lower utility costs through energy saving, lower initial capital expenditure per room and ongoing maintenance costs and optimize staff to room ratio. Moreover, our hotel rooms are equipped with the best-in-class soundproofing systems for a more pleasant stay.

•	Centralized logistics and procurement support. We are able to achieve significant cost savings through centralized procurement and bulk purchasing. Through the years, we have screened and selected a group of suppliers that provide high quality amenities and hotel consumables at reasonable price levels. Such centralized support for franchisees has enabled them to increase efficiency and lower operating costs.

•	Comprehensive training program and MIS support. We have established and maintain a comprehensive suite of integrated IT systems, including property management system, central reservation system, management information system and financial and accounting IT system, which underpins our effort in managing and supporting our franchisees. The IT systems help us achieve accurate revenue reporting from franchisees and evaluate hotel performance against budget and KPI. The systems also monitor and analyze the performance of our franchised-and-managed hotels, including occupancy and average daily rate trends on a daily basis, helping these franchised-and-managed hotels to respond to market trends and adjust room rates in a timely fashion. The majority of the IT systems have been developed in-house and are proprietary, ensuring that the systems are tailor-made to enhance our operational efficiency.

•	Dedicated support in hotel operations. We dispatch regional managers and hotel managers to our franchised-and-managed hotels and help train and monitor hotel staff to ensure that consistent and high-quality service is provided to all of our guests. Our dedicated quality control teams conduct frequent site inspection to ensure strict adherence with our quality standards, ensuring the consistency of the standards for our brand and product offerings among our franchised-and-managed hotels.

•

Powerful and cost-effective sales channels. We maintain a centralized, online hotel reservation system through our dedicated website and mobile app that helps locate hotels easily on the digital map and provides real-time information regarding our availability and pricing for all types of rooms in a given hotel. In addition to promoting sales of the hotels, our effective direct sales channels and strong membership program reduce the reliance on third party OTAs and lower selling and marketing expenses of our franchisees.

Guests and Franchisees-focused and Service-oriented Culture with an Experienced Management Team

We have an America-rooted corporate culture focusing on serving our guests and franchisees. We believe that this is one of our core competitive advantages and a key to maintaining our consistent quality of our services across our hotel network. We also believe that our distinct corporate philosophy of promoting open and transparent communications is not only appealing to our employees and franchisees, but also promotes trust among our employees, hotel guests, our franchisees and us. In order to reinforce our culture of serving our guests and franchisees, after new employees join us we arrange for them to attend internal training to learn about values and ethical principles emphasizing superior customer service. In addition, in order to reinforce our corporate culture and maintain our standard of quality, we encourage frequent internal promotions, cross-fertilization among different departments, clear-cut career development and KPI-driven incentive plans for qualified employees, which include regional managers and general managers on our payroll and hotel employees on the franchisees’ payrolls.

Our management team has extensive international experience in the property development, hospitality and construction industries and a proven track record of successfully identifying, developing, operating and managing hotel properties. Our senior management team has an average over 10 years of relevant industry experience, and most members of our senior management team have been in the company for over 10 years and have in-depth knowledge of our culture, strategies and operations. Our founder and chief executive officer, Mr. Alex S. Xu, has over 25 years of experience in hotel management and operations, property development and retail store chain management, finance and real estate investment in commercial and residential properties in California, the United States and in China. Mr. Xu was awarded Top 10 Influential Person in China Hospitality Industry by China Hotel Global Forum in 2017, Continental Diamond Award for Outstanding Entrepreneur of the Year in 2016 by the World Hotel Association, the Top Ten Innovative Person of 2016 China Hospitality Industry by 2016 China Innovation Forum and China Smart Leader in Hospitality Sector 2014 by CSTIA.

Our Strategies

Our goal is to become a leading economy to mid-scale hotel network globally for business and leisure travelers. We intend to achieve this goal by executing on the following strategies:

Enhance our Leading Position by Expanding Our Hotel Network

We aim to consolidate our leading position in franchise-focused hotel network in China and expand our hotels portfolio through our franchised-and-managed model. We intend to expand our presence in regions and cities where we already have operations as well as to broaden the geographical coverage of our hotel network by entering into new geographical markets. Our target markets include major metropolitan areas and regional centers with a particular focus on the Greater Yangtze River Delta region, Beijing/Tianjin/Hebei Area and the Pearl River Delta, which we believe have a high potential for profitability growth. As of December 31, 2017, we had 306 hotels with approximately 23,157 rooms in our pipeline. Out of those 306 hotels, 129 hotels were contracted for, and the remaining 177 hotels were under development and are expected to commence operation by June 2018.

In addition to the domestic market in China, we also aim to selectively expand our presence into overseas markets where we see strong demand and growth prospects. Currently, our target markets include countries well-traveled by Chinese travelers such as Korea, Japan, Australia and Southeast Asia which we consider a natural extension of our operations in China.

We are committed to serving our existing franchisees by enhancing our brand and by staying current on the latest developments in the hotel sector in order to better serve our hotel guests and franchisees. We will also devote additional resources to identifying and establishing relationships with potential franchisees, including owners of independent hotels and motels, hotel developers and other hotel investors. Furthermore, to accelerate our expansion we plan to use our surplus cash to finance the opening of new franchised-and-managed hotels by franchisees who have a proven track record with us. Meanwhile, we plan to balance our organic growth with strategic and selective acquisition of domestic and overseas hotel operators that we believe will complement our operations and accelerate our expansion plans. In particular, we aim to acquire hotel network operators that focus on franchise model. In particular, we may consider acquiring a portfolio of hotels in China that fits our growth prospects or in other key overseas markets. Currently, we have not entered into any binding agreement for such acquisition nor identified any definite acquisition target.

Enhance Profitability and Performance of Our Hotels in Operations

We intend to increase our occupancy rates and RevPAR and enhance the performance of our hotels by implementing the following strategies:

•	Optimizing pricing strategies. We plan to utilize and analyze the data we collect in our proprietary IT system to devise a pricing strategy that maintains an optimal balance between occupancy rate and average daily rate, thereby achieving a stronger RevPAR.

•	Better utilizing our hotel space to maximize and diversify revenue source besides room revenue. We plan to cooperate with catering service providers, including Da Niang dumpling, our affiliate, to better utilize our hotel space and pursue cross selling opportunities. In addition, we may partner with or invest in other food and beverage firms to test and provide unique and fun experiences to our guests, such as themed bars, tea rooms, breakfast and coffee shops, while maximizing and diversifying revenue for franchisees and ourselves.

•	Upgrading existing hotels. We plan to enhance the appeal of our existing hotels through property renovation, re-decoration and roll out new iterations hotel periodically. We plan to convert some of our existing leased-and-operated hotels to our new brands, such as Gme, Gya and VX. We also plan to enhance guests experience.

•	Improving operational efficiency and cost control. We plan to enhance our profitability with strict cost control policies and to invest and improve our robust IT system to increase operational efficiency for franchisees and ourselves. In addition, we plan to roll out “smart hotels” that extensively employ mobile technology and smart devices to further enhance operational efficiency and lower operating costs, as well as improve hotel guest experience.

•	Enhancing website and mobile app. We plan to enhance our dedicated booking website and mobile app to provide an information-rich and easy-to-use portal through functionality and service improvements to drive more direct sales and reduce sales and marketing costs.

Strengthen Brand Recognition and Expand our Membership Base

We plan to devote significant resources to reinforce the recognition and reputation of our brand by providing services of consistent quality and delivering value to our guests. In particular, we plan to pursue the following:

•	Increasing our brand awareness by implementing an enhanced branding strategy. We plan to increase our brand value via new brands launching, refreshed and rejuvenated properties, new room and public area designs, enriched amenities and updated technology. Our brands are well known in China due to satisfied guests, dedicated employees and gratified franchisees, and we intend to implement an enhanced global branding campaign, including sponsoring industry and other public events, selected advertising and media interviews, as we effectively build on our growth in China and pursue expansion outside of China.

•	Broadening membership base and enhancing membership benefit program. We intend to expand our membership base by incentivizing our franchisees and hotel employees to sell memberships, expanding our corporate sales team and enhancing our membership rewards programs.

•	Co-marketing arrangement. We have co-marketing arrangements with China Unionpay and Shanghai Pudong Development Bank, and with several airlines, including China Eastern Airlines and Hainan Airlines. We plan to enter into co-marketing arrangements with other major banks, airlines and car rental companies to promote our brands and enhance our membership programs.

•	Use of social media and other marketing channels. We plan to strengthen our marketing efforts through social media, including our official account on WeChat. Furthermore, our marketing department plans to expand our outdoor advertising through billboards and signs, as well as advertising on radio, television, high-speed rail networks and via the Internet, and initiate various events and campaigns to attract more members and guests.

Meet Evolving Market Demand through Brand Portfolio Diversification

As guests are becoming increasingly sophisticated and are more attracted to different types of hotels and products offering depending on their needs, we plan to expand our product offerings in addition to growing our mid-scale brands, namely GreenTree Inns and GreenTree Alliance. We aim to expand our coverage in the value chain with a focus on younger-generation travelers with different consumption patterns. To achieve our goal, we plan to implement the following strategies:

•	Strengthening our current mid- to up-scale brand. We plan to strengthen our current mid- to up-scale brand, namely GreenTree Eastern by strengthening local elements into hotel design and enhancing guests experience through personalized services targeting at different guests, including business travelers, road trip travelers, business conference travelers, female travelers and accompanying children.

•	Introducing new mid- to up-scale brands. We plan to roll out new brands targeting the mid- to up-scale segments. Our Gme brand is a mid- to up-scale business hotel brand featuring a relaxed yet elegant design and focus on providing high quality services. Our Gya brand is a mid- to up-scale smart, fashionable and trendy hotel brand featuring design elements such as book mountains and other cultural elements and amenities such as modern fitness facility that suit the need of modern urban travelers. Our VX — “Very Relaxing” — brand is a mid- to up-scale leisure hotel brand featuring a design incorporating local natural scenery in hotel lobby to create a feel of oasis in the busy city, attracting young and sentimental travelers. All these brands are designed with younger-generation travelers in mind.

•	Accelerating expansion of selected brands targeting younger travelers. We plan to accelerate the expansion of our Shell and Vatica brands to capture growing demand from travelers of younger generations. In particular, we aim to capture the fragmented and growing markets for local bed-and-breakfasts that are highly popular among younger travelers. We plan to realign the position of our Shell brand as cost-effective boutique hotels. We plan to implement personalized hotel design and provide amenities such as gyms, bars, special pillows and 3D movie projectors. We also plan to encourage our franchisees to offer themed hotel rooms to attract guests for special occasions. For our Vatica brand, we plan to continue to target young business travelers and offer amenities that help lower stress or enhance productivity during business trips.

•	Utilizing dedicated brand teams. We have created separate, dedicated brand teams for each brand, which consist of brand managers, franchisee development, operation and service teams to facilitate the development of each of our brands nationally. We intend to expand these brand teams, as well as create healthy competition and differentiation among brands.

Attract, Retain and Promote Well-trained Employees

We will continue to recruit, train and develop professional employees to uphold the values of our guest-centric, franchisee-focused and service-oriented culture. We have established relationships with the career offices of several leading universities in China to increase awareness among top graduates of our employment opportunities for senior and middle management tracks. We will also expand our recruiting efforts to vocational schools, colleges and universities in the regions where we expand our hotel network. In addition, we will refine our selection process to identify qualified candidates, and also devote more resources to systematic education and training platforms under our proprietary, internally developed GreenTree Academy, online learning center and on-the-job training programs for our employees, which include headquarter employees, regional managers and hotel managers on our payrolls as well as all the employees on the franchisees’ payrolls. We aim to provide all our employees (whether or not on our payrolls) equal opportunities to earn monetary incentives and promotions/advancements through transparent, fair and straightforward HR policies and systems.

We believe that investments made in our employees are investments in our future. We will continue to develop an incentive system for our employees and employees at our franchised-and-managed hotels. By systematically monitoring our staff’s performance and aligning their interests with those of our management and shareholders, we believe that we can retain and incentivize quality employees to maintain our standards for consistent quality services and enable us to remain competitive over the long-term. In particular, we believe that a clear upward career track for staff at our franchised-and-managed hotels incentivizes them to provide first-class services and uphold our service-oriented corporate culture.

Our Hotel Network

We provide guests at each of our five different brands of hotels with conveniently-located, clean, comfortable and quality accommodations at competitive prices. We cater primarily to the needs of value- and quality-conscious business travelers and leisure travelers. In 2017, we launched new mid- to up-scale brands catering to the changing tastes of lifestyles of middle-class consumers.

As of December 31, 2017, our overall hotel network consisted of 2,289 hotels with 190,807 rooms in operation covering 263 cities in China, and an additional 306 hotels with 23,157 rooms that were contracted for or under development. Out of those 306 hotels, 129 hotels were contracted for, and the remaining 177 hotels were under development and are expected to commence operation by June 2018. As of December 31, 2017, our GreenTree Inns brand hotels consisted of 1,733 hotels with 151,154 rooms in operation covering 233 cities in China, and an additional 159 hotels with 12,669 rooms under development.

The following map depicts the geographic coverage of our hotel network as of December 31, 2017.

We expand into a new city if it meets our selection criteria, especially potential for economic growth, geographic location and affordability of long-term rent. As a result of our strategic focus on building a dense network of hotels in the most affluent regions in China with high growth potential, 50.5% of our hotels were located in the Greater Yangtze River Delta region, while 12.8% of our hotels were located in Beijing/Tianjin/Hebei province as of December 31, 2017. Within these regions, we select locations to achieve a balanced rental rate and RevPAR, and many of them located in Tier 2 or smaller cities, thereby ensuring attractive returns for our franchisees. As of December 31, 2017, 329 of our 2,289 hotels were located in Tier 1 cities (14.4%), 524 in Tier 2 cities (22.9%) and 1,436 in other cities (62.7%). Taking into account of the hotels under development as of the same date, by December 31, 2017, the number of our hotels located in Tier 2 cities and other cities will further increase to 2,244, representing 86.5% of our total hotels in operation and under development.

The following table sets forth a breakdown by geographic locations of our hotels as of December 31, 2017.

City	Franchised-and- managed Hotels	Leased-and- operated Hotels(1)	Contracted for or under Development Franchised-and- managed Hotels(2)	Contracted Leased-and- operated Hotels	Total
Shanghai Municipality and 49 cities in Jiangsu, Zhejiang and Anhui Provinces	1,143	14	120	—	1,277
Beijing, Tianjin Municipalities and Hebei Province	287	6	35	—	328
Other cities	833	6	151	—	990

Total	2,263	26	306	—	2,595

(1)	Including two hotels directly owned by us.
(2)	Including 159 GreenTree Inns hotels, 46 GreenTree Alliance hotels, 25 GreenTree Eastern hotels, 21 Vatica hotels and 46 Shell hotels.

The following table sets forth a breakdown of locations of our hotels by Tier 1, Tier 2 and other cities as of December 31, 2017.

City	Franchised-and- managed Hotels	Leased-and- operated Hotels	Contracted for Hotels		Total
			Franchised-and- managed Hotels	Leased-and- operated Hotels
Tier 1 cities	317	12	22	—	351
Tier 2 cities	516	8	75	—	599
Other cities	1,430	6	209	—	1,645

Total	2,263	26	306	—	2,595

The following table sets forth a breakdown of the number of our hotels in operation by operational model as of December 31, 2017.

	Total Number of Hotels	Number of Hotels Opened for Over Six Months	Number of Hotels Opened for Less than Six Months	Average Number of Rooms per Hotel	Typical Lease/Franchise Term
Franchised-and-managed hotels	2,263	1,983	280	84	15 -20 years
GreenTree Inns	1,708	1,563	145	87	15 -20 years
GreenTree Eastern	49	33	16	118	15 -20 years
GreenTree Alliance	249	216	33	79	10 -20 years
Vatica	104	83	21	74	10 -20 years
Shell	153	88	65	41	5 years
Leased-and-operated hotels	26	26	0	126	15 -20 years
GreenTree Inns	25	25	0	125	15 -20 years
GreenTree Eastern	1	1	0	160	15 -20 years

Total	2,289	2,009	280	85

Franchised-and-managed hotels. As of December 31, 2017, we had 2,263 franchised-and-managed hotels, accounting for 98.9% of all of our hotels in operation. For our franchised-and-managed hotels, we license our relevant brand to property owners, lessors or existing hotel operators who become our franchisees, and we give the franchisees the right to use our brand name, logo, operating manuals and procedures. Hotels under the franchised-and-managed business model will be converted in accordance with our brand standard, including conforming the hotel property to the standard design and layout of the corresponding brand offering under our supervision, becoming integrated into our central reservation system and hotel management IT system, being staffed with well-trained general managers and other managerial personnel and being included in our consumable goods procurement system. This conversion progress ensures our ability to provide services of consistent quality to our hotel guests.

Our franchisees are responsible for the costs of developing and operating their hotels, including the costs of renovating the hotels to meet our standards. We believe that the franchised-and-managed model has enabled us to expand our geographical coverage and market share quickly and effectively with less capital and lower upfront investment. We leverage the local knowledge and relationships of our franchisees in order to achieve success, while dedicating resources to help them achieve good investment returns.

The number of our franchised-and-managed hotels grew rapidly from 24 in 2007 to 2,263 as of December 31, 2017. We aim to strengthen our leadership position and gain greater market share by attracting new franchisees while encouraging our existing franchisees to expand their hotel business under our brand and management.

Franchise Agreements and Cost Structure. Our franchise agreements typically carry terms of 15 to 20 years. Under our typical franchise agreements, the franchisee is required to pay an initial one-time franchise fee of RMB150,000 to RMB250,000, depending on the size of the property, a one-time system installation fee and a one-time project consultancy fee, and recurring monthly franchise management fees of 3% to 5% of total revenue, which primarily consist of on-going management and service fees based on a certain percentage of room revenues, as well as system maintenance, reservation fees to use our central reservation system and other support fees, including marketing fees to cover expenses associated with marketing and media advertising. The initial fee and on-going franchise management fee are intended to cover our operating expenses, such as expenses incurred for purposes of business development, quality assurance, administrative support and other franchise services and to provide us with operating profits. Pursuant to the typical franchise agreement we are entitled to terminate the franchise under a number of circumstances, including: franchisee insolvency or bankruptcy; falsification of revenue by the franchisee; and unapproved transfer of the property by the franchisee. We may also terminate a franchise agreement where the franchisee fails to cure any of the following conditions within 30 days: failure to make necessary repairs; failure to maintain required insurance; operation of the hotel in violation of applicable laws and regulations; and failure to pass periodic inspections made by us. Franchisees generally have the right to terminate the franchise agreement in the event of our default in performing our obligations under the franchise agreement.

The fee and cost structure of our franchised-and-managed business model afford us opportunities to improve operating results by increasing the number of franchised-and-managed hotel rooms, improving RevPAR performance and increasing the effective franchise management fee rates of our franchise agreements. As a hotel franchisor, we derive our revenue primarily from the various franchise fees described above.

Our revenue stream depends on the number of rooms in our franchise, revenues generated by our franchisees and effective franchise management fee rates under our franchise agreements. We enjoy significant operating leverage by using smart IT systems and effective organizational management structures, since the variable operating costs associated with our franchise growth have historically been less than incremental franchise management fees generated from new franchisees.

Leased-and-operated Hotels. As of December 31, 2017, we had 26 leased-and-operated hotels, accounting for 1.1% of all of our hotels then in operation. For all but two of our leased-and-operated hotels, we lease properties from property owners or lessors and we are responsible for all costs of construction, ongoing maintenance and repairs in connection with converting the property to conform to the standards of our brands and all hotel operating expenses. Rent is generally paid on a quarterly or semiannual basis. Our typical lease term ranges from 15 to 20 years with an initial three- to six-month rent-free period. Upon a lease’s expiry, we generally have the right to remove and dispose of any removable facilities, equipment and appliances, while leasehold improvements and fixtures will be kept by the real estate owner or lessor. Our leases typically contain a penalty for early termination that is equal to double the daily rent times the number of days remaining on the lease. In addition, our lessors are typically required to notify us in advance if they intend to sell or dispose of the subject property, in which case we have a preemptive right to purchase the property on conditions and terms equivalent to those being offered by the lessor.

Pricing. We set the room rates of our hotels based on a number of factors, including local market conditions with reference to room rates set by our competitors, recent occupancy levels and seasonal occupancy fluctuations. As we primarily target individual business travelers and leisure travelers, the month in which the Chinese New Year falls generally accounts for a lower portion of our annual revenues than other months, due to generally lower occupancy rates. Our headquarters in Shanghai reviews and establishes standard room rates. When a hotel believes that the room rates need to be changed, an individual hotel will conduct a market study, and then send its proposed price change to our property sales department for approval, generally within 24 hours. We regularly review room rates at each of our hotels under both franchised-and-managed and leased-and-operated models and adjust rates based on occupancy levels, seasonality, and reports from our general managers. We also negotiate contract rates with corporate accounts whose employees regularly stay at our hotels.

Hotel Performance

The following table presents certain selected operating data as of and for the dates and periods indicated. Our revenues have been and will continue to be significantly affected by these operating measures which are widely used in the hospitality industry.

	As of December 31,
	2015	2016	2017
Total hotels in operation:
Franchised-and-managed hotels	1,611	1,932	2,263

GreenTree Inns	1,390	1,532	1,708
GreenTree Eastern	20	30	49
GreenTree Alliance	154	212	249
Vatica	47	78	104
Shell	0	80	153
Leased-and-operated hotels	40	32	26

GreenTree Inns	40	32	25
GreenTree Eastern	0	0	1

Total	1,651	1,964	2,289

Total rooms:
Franchised-and-managed hotels	141,434	164,207	187,505

GreenTree Inns	123,103	134,055	148,015
GreenTree Eastern	2,160	3,480	5,543
GreenTree Alliance	12,703	17,276	19,887
Vatica	3,468	5,967	7,704
Shell	0	3,429	6,356
Leased-and-operated hotels	4,742	4,031	3,302

GreenTree Inns	4,742	4,031	3,139
GreenTree Eastern	0	0	163

Total	146,176	168,238	190,807

	For the Year Ended December 31,
	2015	2016	2017
Occupancy rate (as a percentage)(1)
Franchised-and-managed hotels	78.3%	80.9%	82.9%

GreenTree Inns	79.3%	82.1%	84.5%
GreenTree Eastern	54.5%	69.6%	71.2%
GreenTree Alliance	73.2%	74.0%	74.8%
Vatica	63.3%	71.1%	77.1%
Shell	N/A	68.1%	73.1%
Leased-and-operated hotels	66.8%	66.4%	70.3%

GreenTree Inns	66.8%	66.4%	71.3%
GreenTree Eastern	N/A	N/A	43.7%

Total hotels in operation	77.8%	80.4%	82.6%

Average daily rate (in RMB)
Franchised-and-managed hotels	152	152	156

GreenTree Inns	151	152	156
GreenTree Eastern	198	202	210
GreenTree Alliance	157	156	159
Vatica	135	142	150
Shell	N/A	138	129
Leased-and-operated hotels	160	164	186

GreenTree Inns	160	164	181
GreenTree Eastern	N/A	N/A	396

Total hotels in operation	152	153	157

RevPAR (in RMB)
Franchised-and-managed hotels	119	123	129

GreenTree Inns	120	125	132
GreenTree Eastern	108	140	150
GreenTree Alliance	115	115	119
Vatica	85	101	116
Shell	N/A	94	94
Leased-and-operated hotels	107	109	131

GreenTree Inns	107	109	129
GreenTree Eastern	N/A	N/A	173

Total hotels in operation	118	123	130

(1)	Based on number of available rooms.

Our Brands

	Brands	Number of hotels in operation as of December 31, 2017	Number of hotels contracted for or under development as of December 31, 2017
Business to Mid-to-up-scale	GreenTree Eastern	50	25
	Gme, Gya and VX	0	9(1)

Mid-scale	GreenTree Inns	1,733	159
	GreenTree Alliance	249	46

Economy	Vatica	104	21
	Shell	153	46

Total		2,289	306

(1)	As of December 31, 2017, we had nine contracted hotels for Gme, Gya and VX brands.

We began the transition to our current business of operating and managing a multi-brand hotel group in 2004. Our main brand, GreenTree Inns, caters to the needs of value-conscious business travelers and leisure travelers. We also offer GreenTree Alliance hotels that feature distinctive designs and furnishings from our GreenTree Inns brand. We launched our GreenTree Eastern brand as our first hotel offering designed to provide a level of service commensurate with four-star hotels for quality-conscious business travelers at mid- to up-scale price points. Our economy brands, Shell and Vatica, offer vibrant accommodations suited to young professionals and travelers. Beyond our mid-scale offerings under the GreenTree Inns and GreenTree Alliance brands, we have expanded our brand portfolio in the business to mid-to-up-scale segment, with new Gme, Gya and VX brands launched in 2017 that complement the diversity and style of our hospitality offerings.

GreenTree Eastern. Founded in 2012, our GreenTree Eastern brand of premium boutique hotels that are designed to provide a level of service commensurate with four-star hotels to quality-conscious business travelers at mid- to up-scale price points. GreenTree Eastern hotels are generally located in busy commercial centers and urban high-tech zones, and are priced between RMB300 and RMB600 per room night. These hotels feature more varied and customized room layouts, stylish working spaces and healthy dining as well as beauty and health spas.

Gme. Founded in 2017, our Gme brand of hotels are mid- to up-scale business hotels that are designed to be a calm and unique heaven for business travelers. “Go with Me”, the Gme brand takes business travelers to a space with rich culture and graceful taste. Our Gme branded hotels are priced between RMB280 and RMB350 per room night. As of December 31, 2017, we had contracted for two Gme hotels.

Gya. Founded in 2017, our Gya brand of hotels are mid- to up-scale smart, fashionable and trendy hotels that are designed to be a chic club that highlights individuality. A rendezvous with Gya hotels take travelers to a spiritual sanctuary in the busy world. Our Gya branded hotels are priced between RMB280 and RMB350 per room night. As of December 31, 2017, we had contracted for one Gya hotel.

VX. Founded in 2017, our VX brand of hotels are mid- to up-scale leisure hotels that combine youthful trends with artistic interiors to allow each hotel to make a mark on the local culture scene. The colorful lobbies and artistic designs create a “Very Relaxing” space for travelers at our VX brand of hotels. Our VX branded hotels are priced between RMB280 and RMB350 per room night. As of December 31, 2017, we had contracted for six VX hotels.

GreenTree Inns. Founded in 2004 with our first hotel opened in Shanghai, GreenTree Inns is designed to provide a level of service commensurate with three-star hotels and value to business and leisure travelers at mid-scale price points. These hotels are typically located in areas close to major business and commercial districts, and are priced between RMB180 and RMB400 per room night. These hotels feature spacious lobbies and our uniform GreenTree Inns decorative style, and provide free high-speed Internet access, cable television, conference rooms, business centers and exercise facilities. Most of our GreenTree Inns hotels provide food and beverage through onsite full service restaurants.

GreenTree Alliance. Founded in 2008, our GreenTree Alliance brand offers unique hotels in desirable locations to deliver individualized experiences with distinctive decor and furnishings for our guests. GreenTree Alliance hotels are typically designed to provide a level of service commensurate with three-star hotels, and are priced between RMB150 and RMB400 per room night. We provide GreenTree Alliance branded hotels with our standard operating procedures and proprietary Property Management System to help ensure a uniform quality of services for our guests. Most of the GreenTree Alliance hotels provide food and beverage through onsite full service restaurants.

Vatica. Founded in 2013, our Vatica brand of hotels offer oases of natural, environmentally conscious design elements in urban settings to provide vibrant experiences for white-collar professionals and allow them to retreat to nature while in the heart of the city. Vatica hotels are priced between RMB150 and RMB300 per room night. Vatica hotels promote green, environmentally-friendly and low-carbon lifestyles with neat accommodations. These hotels feature modern, well-appointed rooms and amenities with free 24-hour Internet access.

Shell. Founded in 2016, our Shell brand of hotels mixes fashionable designs and creative elements to host young professionals, travelers and college students while in major urban centers along their journey. Shell branded hotels are gaining popularity among youths in urban areas, and are priced between RMB99 and RMB260 per room night.

Membership Program

Our GreenTree Reward Membership Program is a key element of our marketing efforts. We invite our guests to participate in this customer loyalty program.

We have four tiers of membership — E-membership, regular membership, gold membership and platinum membership. Other than basic-tier E-membership, a one-time membership fee is charged to join one of our three premium tiers of regular, gold or platinum membership, for which we charge a fee of RMB30, RMB198 and RMB398, respectively. Each membership must be used at least once during the period of two years following its last use, or the membership will expire. We believe that this membership program helps us build loyalty to our brand among repeat guests and allows us to promote our brand in a cost-effective and targeted way.

Different tiers of membership offer different benefits. Members enjoy a range of different benefits, including discounts on room rates, priority in making hotel reservations, and they accumulate membership points for their paid stays. Membership points can be redeemed for membership upgrades, room night awards and other gifts and products. The estimated incremental costs to provide gifts, membership upgrades and room night awards are accrued and recorded as selling and marketing expenses in our consolidated statements of comprehensive income. As members redeem awards or their entitlements expire, the provision is reduced correspondingly. We record estimated liabilities for points that are expected to be redeemed in the future, by estimating points that will be forfeited based on historical data.

We have accumulated a strong base of loyal hotel guests including over 820,000 corporate clients and approximately 21 million members as of December 31, 2017. Of these members, approximately 17.1 million had paid a one-time membership fee to join the program. In 2015, 2016 and 2017, our corporate clients and loyal members took approximately 72.9%, 72.9% and 73.0%, respectively, of room nights in our hotel network. In addition, approximately 67% of our members are between the ages of 20 and 40, which represents the youthful core of our loyal guest community that whose spending power is expected to grow in years to come. The following table shows the breakdown of our membership by age:

Age Group
Age 21 to 30	30%
Age 31 to 40	37%
Age 41 to 50	22%
Others	11%

Our paid membership program increases membership retention rate, enhances members’ loyalty and commitment to our services and encourages members to repeatedly use our central reservation system as well as other membership services, substantially decreasing our dependence on third party reservation channels. The extensive network of corporate accounts and individual members provides us a stable base of repeat guests, which is in turn an attractive marketing message to potential franchisees.

Hotel Development

We have adopted a systematic process with respect to the planning and execution of new development projects for our franchised-and-managed and leased-and-operated hotels. When assessing potential franchising opportunities, we consider and evaluate additional factors such as the quality of the prospective franchisee and consistency with our standards. The franchise agreement must be based on our standard form and is processed through the same internal review procedure as our lease agreements.

Market and Hotel Selection Criteria. We seek franchised-and-managed or leased-and-operated properties that meet the following general market and specific hotel criteria:

General Market Criteria. We follow a return-driven approach in selecting hotel locations. We focus on cities that are approaching, or have already entered into, periods of significant economic growth. Such cities generally show growth in certain business segments as measured by employment opportunities, population growth rates, tourism and convention activities, air traffic volume, local commercial real estate occupancy, and retail sales volume. Cities that exhibit growth in these areas typically have strong demand for hotel facilities and services. Cities which we target include provincial capitals, national economic centers, special economic zones, urban tourist destinations and regional transportation hubs. As a result of our strategic focus on building a dense network of hotels in the most affluent region in China with high growth potential, 50.5% of our hotels were located in the Greater Yangtze River Delta region, while 12.8% of our hotels were located in Beijing/Tianjin/Hebei region as of December 31, 2017. Within these regions, we select locations to achieve a balanced rental rate and RevPAR, a lot of them located in Tier 2 or smaller cities, thereby ensuring attractive return for our franchisees. We also follow this return-driven approach to select locations in Tier 1 cities.

Specific Hotel Criteria. We seek to invest in hotels that are conveniently located near entertainment, shopping, commercial, conference or tourist centers, universities, and mid- to high-end residential areas. We also consider a hotel’s proximity to local businesses, such as restaurants, banks, convenience stores, supermarkets and malls. Transportation is another factor we consider, and we actively seek properties situated near major public transit, major thoroughfares or intersections and airports. We believe that having our hotels located near both business and leisure centers enables us to attract both weekday business travelers and weekend leisure travelers. We prefer certain building features including stand-alone structures having a gross floor area of between 3,000 and 8,000 square meters, elevators, standard water, electricity and telecommunications connections, and sufficient surrounding space to provide one parking space for every three to five hotel rooms. We seek to develop and operate economy to mid-scale hotels with 80 to 120 guest rooms, which include amenities such as a cafe, self-service laundry facilities, business center and conference rooms that are attractive to key demand segments such as individual business and leisure travelers. We balance location, demand, property pricing and rent to ensure low operating leverage ratio that enables attractive and sustainable returns to be achieved by the hotels.

For our leased-and-operated hotels, we require our development team and operations team to assess the potential financial return of every proposed new hotel. We typically only develop hotels that exhibit a potential for achieving our internal financial return objectives both in the near term and over the term of the lease agreement.

Hotel Development Team. Our hotel development team consisted of 179 members as of December 31, 2017, many of whom have over two years of experience in real estate development and construction. As of the same date, our hotel development team was led by 58 managers covering 55 regions, with each regional manager supervising ten to fifteen business development employees. Each regional manager has in-depth knowledge of the target markets in the specific region, and draws on local knowledge to supervise the identification, evaluation and selection of suitable hotel properties by our business development employees.

Franchised-and-Managed Hotel Development. For our franchised-and-managed hotels, we conduct research and evaluation both on the hotel properties and on the qualifications of the potential franchisees. The hotel property research criteria and procedures are the same for our franchised-and-managed model and our leased-and-operated model. When evaluating a prospective franchisee, we review the franchisee’s financial records, credit history, indebtedness and capitalization in order to ensure that the franchisee has sufficient resources to complete the property conversion and develop the hotel to a fully operational status. We provide franchisees with our detailed design and construction manual, we generally supervise the construction process and offer cost-savings suggestions. These measures assist franchisees in refurbishing, renovating or constructing their properties after they join our brands and helps them meet our brand specifications. Before construction is completed, we carry out a series of pre-opening activities, such inspecting the quality of the converted property, identifying and appointing the general manager and other members of the hotel management team, and training hotel staff in anticipation of the hotel’s opening. After a franchise agreement is executed, it typically takes between five and twelve months to open the subject hotel for business. Our business development team actively participates in local hotel association and industry conferences to expand our network, to become more familiar with local markets and explore cooperation opportunities with potential franchisees. We also attract potential franchisees through word-of-mouth referrals made by our existing franchisees, our marketing efforts, and the experience of guests satisfied with our quality service.

Leased-and-Operated Hotel Development. While we focus on operating hotels under our franchised-and-managed model, when we identify appropriate opportunities, we also directly operate selected hotels under our leased-and-operated model. Our development team follows a structured and systematic process to evaluate, select and renovate properties for our branded hotels. This process begins with a study of the suitability of a prospective new market, as applicable, in terms of economic conditions, demographics, transportation infrastructure, city planning and development, and the availability of existing hotel accommodations. After deciding to pursue opportunities in a particular city, our regional development team commences a search of attractive properties within that market, taking into consideration a variety of factors, including convenience of location and proximity to major business and leisure centers. In evaluating a potential site, our business development team conducts an interview with the property owner, gathers information about the property, conducts a site visit, takes pictures and prepares a preliminary report for the regional manager to assess the suitability of the location. If a site passes this initial review process, our engineering department then carefully reviews blueprints, the layout and design of the property, and prepares a conversion plan. Our legal department reviews any permits, authorizations, certificates, title documents, lease agreements, mortgages or other legal documentation, as applicable, and assesses any legal risk. Our operations department conducts further site visits to further assess the commercial viability of the location. Our business development team then presents a final report to the regional manager which includes a financial forecast and construction budget. If the final report is approved by the regional manager, our chief executive officer will review the report and make a final decision. If our chief executive officer decides to proceed, then we enter into a memorandum of understanding with the prospective property owner and proceed to negotiate the details of the final lease agreement, which also is subject to comments and approval by our engineering, legal and operations departments.

Hotel Management

Our management team has accumulated significant experience with respect to the operation of economy and mid-scale hotels. Building on this experience, our management team has developed a robust operational platform for our domestic operations in China, implemented a rigorous budgeting process, and utilized our information systems to monitor the performance of our hotels. Our hotels are managed by general managers trained by us. General managers report to regional managers and are responsible primarily for the day-to-day operation of our hotels. The regional managers oversee the operation of each hotel in the relevant regions and they also regularly visit the hotels and supervise the marketing and promotion programs implemented by the general manager of the hotel. General managers are involved early on in the process of constructing or converting a new property through the opening of the new hotel. General managers, along with our quality inspection team, construction team and regional managers, are responsible for implementing GreenTree Inns standards for brand quality, handling personnel matters of hotel staff, maintaining proper financial reports and records, overseeing procurement of hotel supplies to be purchased locally, and implementing marketing and promotional programs. Each general manager serves as the primary contact point between our headquarters and every hotel, and works closely with our corporate level departments in managing the performance of the hotels for which the General Manager is responsible.

Key features of our hotel management include the following:

Budgeting and Monitoring. Our finance and accounting personnel work with each hotel’s general manager to prepare a detailed annual budget. Based on financial and operating data gathered by the Central Reservation System, or CRS, and Property Management System, or PMS, for each given hotel, we make projections as to expected revenue, hotel operating costs, expenditures on marketing, renovations or other property improvements. Our centralized monitoring function also tracks trends in operating or financial performance, in particular with respect to occupancy rates, average daily rates and RevPAR, and shares this information and analyses with the hotel’s general manager so that appropriate strategies may be formulated in response to the data.

Quality Assurance. The quality and consistency of our hotels and accommodations are the keys to maintaining the integrity and attractiveness of our brands. Our management plays a central role in assuring that the quality standards of our brands are implemented uniformly across our hotel network. Regional managers and the general managers are responsible for supervising various aspects of the operation of our hotels, including hotel maintenance and renovation, restaurant service, housekeeping and customer service, to help ensure that our rigorous quality standards are maintained. Our quality inspection department dispatches teams to conduct both scheduled and unannounced evaluations of each of our hotels, and notifies the hotel’s general manager of any repairs, maintenance work or upgrades that need to be conducted. Our quality inspection department also regularly reviews and updates our quality standards and oversees their implementation in each of our hotels.

Flexible and Cost-effective Procurement. We have a flexible procurement system that enables us to obtain the best pricing available for the quality of goods sourced for our hotels and to minimize operating expenses. We maintain a list of approved suppliers for goods used in our hotels which display any of our logos or brands. As a leading hotel network in China, we have significant leverage in price negotiations with our suppliers and enjoy cost savings by purchasing in bulk, which cost savings we pass on to franchisees directly. Franchisees are encouraged to negotiate favorable delivery prices directly with these suppliers. Franchisees are also encouraged to recommend quality suppliers to us that meet our stringent standards, including as to quality, price, delivery and maintenance services, and that can be approved by our central purchasing department. For other goods that do not display our logos or brands, franchisees can opt to use either one of our approved suppliers or other suppliers as long as they can meet our standards. We believe this approach helps distinguish our brands, defines the style of our hotels and ensures quality and consistent experience for our guests.

Franchisee Services. We provide dedicated support to our franchisees to assist them in addressing any issues that may require the expertise of our various departments. We coordinate with our construction, engineering, procurement, information technology and other departments to help answer questions or troubleshoot problems which a franchisee brings to us. Our franchisee services department provides an alternative channel, in addition to the hotel general manager, for our franchisees to seek assistance. We believe that this service underscores our commitment to our service-oriented culture and strengthens the relationships we have with our franchisees.

GreenTree Academy and E-Learning Program. Formed in 2006, GreenTree Academy is our internal hotel management school. Each of our general manager candidates is required to complete a three-month training program through the GreenTree Academy. The first stage of this training program is two months’ classroom study, and the second stage is one-month of on-site training conducted at one of our hotels. The two months’ classroom study features live lectures covering hotel operation and management skills. The one month on-site training provides our general manager candidates with an opportunity to apply all of the skills they have learned and to gain better understanding of our GreenTree Inns standards our guest-focused and our service-oriented philosophy. Trainers and professors for our GreenTree Academy are invited from our own senior management team and outside professionals in the hospitality industry. In addition to cultivating our general manager candidates, our GreenTree Academy also is responsible for delivering training to our new hotel employees, which training comprises 40 days of combined class study and field practice. Our GreenTree Academy supervises and assists the general manager of each hotel to conduct weekly training for hotel employees at various levels. The GreenTree Academy coordinates to compile and disseminate training materials, monitors progress and assesses training results. We currently have 25 dedicated staff to organize and coordinate the training activities delivered by the GreenTree Academy. In addition, we also have an E-Learning Program in place through which all training materials are organized and uploaded to our internal website. Through our E-Learning Program, all valuable knowledge and experience is preserved and accumulated and can be broadly shared and conveniently referred to by our employees. In order to be granted a promotion, hotel employees either on our payroll or the payrolls of our franchisees need to complete certain GreenTree Academy and/or E-Learning Program modules and pass exams relevant to their desired job role.

Hotel Information and Operational Systems

Our proprietary information and operational systems, which compiles information from all of our hotels with our operational systems, is a key tool that allows us to track occupancy levels, average daily rate, RevPAR, net operating income and other important operational data and performance indicators for each of our hotels and operating divisions. These systems facilitates the storage, processing and analysis of large amounts of data, which we use to improve our cost-efficiency, to allocate managerial and marketing resources more effectively, to analyze the impact of our marketing and promotional campaigns and set prices levels to maximize RevPAR. By centralizing and organizing our operations and financial data, our information and operational systems enable us to respond promptly and effectively to business trends in specific hotels or localities. We believe that centralizing our information and operational systems and providing our franchisees with ongoing access to these systems and information also helps our franchisees to operate more profitably, enhancing our ability to retain existing franchisees and attract new franchisees.

Our principal hotel information and operational systems comprise the following:

Central Reservation System (CRS). Our central reservation system, or CRS, is our primary information collection and distribution platform which is operated by our team of IT specialists based in Shanghai. Our hotels rooms may be reserved through multiple channels including our reservation mobile applications and website, our 24-hour toll-free call center, WeChat, each hotel’s front desk, as well as third-party hotel reservation agents and OTAs such as Meituan, eLong, Qunar, Alitrip, Booking, Expedia and Agoda. A predominant proportion of our room night sales was generated from our strong direct sales channels comprising our website and mobile app. In 2015, 2016 and 2017, approximately 97% of the room nights in our hotel network was sold through our direct sales channels, while OTAs only contributed approximately 3% of our room nights.

Information about reservation at our hotels is gathered and processed by the CRS and connected and distributed back to each of the multiple reservation channels in real time. Through our CRS, we can monitor the availability of each hotel room. Detailed hotel room reservation information enables us to maximize the efficient use of our rooms. For example, even when a specific hotel’s rooms are fully booked, we can still allocate hotel rooms to guests based on their expected arrival and departure times in order to prepare for the arrival of our next guests in advance. We seek to increase and maximize utilization by renting our hotel rooms on a partial-day basis. In addition, our CRS is responsible for managing the information of our membership program. The CRS records and analyzes our members’ personal information, reward points, visit history and feedback. This information also is provided to each hotel and our management to improve service quality.

Property Management System (PMS). Each hotel is equipped with a PMS server that operates independently to gather and summarize operational and financial data for each hotel. The PMS is synchronized with the CRS to facilitate access to our members’ information and obtain room reservations from the CRS. The PMS enables us to monitor the operations of each hotel in our network and to regularly obtain fundamental business data for analysis by our management.

Management Information System (MIS). Our proprietary, internally-developed MIS collects and analyzes data regarding hotel room reservations, members’ information and feedback, and certain operational and financial data of our hotels, such as room rates and occupancy rates based on input from the CRS and PMS. Our MIS compiles information from our CRS and PMS to establish a database and extracts data based on the needs of our management. Our MIS enables us to generate useful insights and to conduct in-depth analyses of hotel operations on a daily basis for each general manager in our hotel network. These operational reports, in turn, enable our regional managers to monitor the performance of hotels in a given region, and nation-wide hotel data compilations, statistical reports and comparison analyses facilitate strategic and tactical decision-making by our management. In addition, our MIS helps our hotel management ascertain certain factors contributing to our operational statistics, helps provide advance warning of potential problems and aids with their correction. Hotel general managers and regional managers use data provided by the MIS to refine and improve hotel performance and respond to market changes at the local level in a timely manner. Our MIS also helps us evaluate the performance of each of our hotel general managers and regional managers.

Financial and Accounting System. Our financial and accounting system is used both by employees in our financial and accounting department at our headquarters and at the local hotel level. Our financial and accounting system manages our accounts receivable, accounts payable, expenses tracking, bookkeeping, taxation and other services both for our franchisees and us.

We vigilantly protect our information and operational systems. We use redundant power systems and Internet access to ensure that our guests can continually access our website, even in the event of a power outage at our main data center or a disruption in the connection between our PMS and our hotels. All of our servers are equipped with uninterrupted power supplies, and are supported by backup power generators as well as redundant file systems to help ensure the continuous availability of our data. We also regularly back up our data to minimize any potential impact of data loss due to system failure.

We have upgraded the infrastructure of our information and operational systems. These upgrades enable us to rapidly develop our business by increasing the number of hotels in our network. Our data center can support a large number of guests simultaneously accessing our mobile applications and website hotel reservations systems.

We also are improving the security of our IT systems, which includes developing the security of our office networks, our internal virtual private network and our guests’ access to our networks.

In addition, we have enabled greater accessibility to our internal systems by our employees through the addition of e-meetings as well as e-Human Resources, or e-HR, and e-Learning systems.

e-HR system. Our e-HR system enables comprehensive tracking of the organizational and personnel information of our company. Through this system our HR department is able to dynamically manage information about our employees and more efficiently administer standard programs as to wages, welfare benefits, work attendance, vacations and performance. Such data are securely stored on the system and allow our HR department to supervise the training and development of our personnel.

e-Learning system. Our e-Learning system offers modular, video-based programs to all employees of our company. This system enables personnel to acquire professional knowledge and complete courses in which they are interested at their own pace in order to develop skills and advance their careers. The content and materials for each course module are developed and produced by our GreenTree Academy team. Each course module is only 5-10 minutes in length for condensed, convenient learning. Additionally, the GreenTree Academy formulates learning plans for different job positions on a regular basis to help clarify and assist staff with planning their vocational development so they can enhance their existing skills.

e-Meeting system. Our e-meeting system supports routine management and training activities of our company by increasing efficiency of inter-departmental meetings and by facilitating remote working arrangements outside normal business hours. This system also enables the operations department to provide remote online management training to hotel managers, staff and franchisees on a weekly basis, helping to make our operations and management practices more efficient and consistent.

Sales and Marketing

Franchisees

We intend to continue expanding our hotel network primarily through our franchised-and-managed model. Our business development team utilizes our brand names and our national presence to engage with potential franchisees and to compete with other economy and mid-scale hotel networks. We aim to share our business philosophy with potential franchisees and emphasize the consistency of our services. We emphasize the benefits of affiliating with our brands, our commitment to improving hotel profitability, our proprietary operations system, our training and support program and our extensive network of corporate accounts and individual members. Our objective is to grow our franchise base by continuing to promote our brands. We also encourage franchisees to operate multiple hotels under our brand by offering volume discounts on franchise management fees to franchisees who open multiple hotels under our brand within a certain period of time. We do not, however, encourage franchisees to open too many hotels simultaneously to ensure that their existing hotel operations receive due attention and that our guests enjoy the consistent quality services they deserve. As of December 31, 2017, we had 257 franchisees who had opened two or more hotels under our brands. When we spot new hotel development opportunities, we offer these prime opportunities to existing franchisees, developers of hotels, owners of independent hotels and motels, and owners of hotels affiliated with other economy hotel chains on a priority basis. We believe that this practice will enhance trust between us and existing and potential franchisees and may effectively increase our ability to convert such development opportunities into hotels under our franchised-and-managed model.

Guests

Our guest sales and marketing efforts target individual business and leisure travelers. Despite our growing number of international guests, our guests are primarily PRC citizens. As of December 31, 2017, approximately

82.0% of our guests were intra-Asia travelers. Our marketing and advertising efforts also include outdoor advertisements such as billboards and signs, advertisements and materials at our hotels, promotional materials sent to our members, television, Internet and radio advertising, advertising on high-speed rail networks, print advertising in consumer media and at promotional events, special holiday promotions, co-marketing activities and participation in social networking activities. The focus of our marketing and advertising programs is to promote the core characteristics of our brands — comfort, quality, value and convenience. Our advertising campaigns encourage consumers to “just experience” our hotels and to contact us directly.

Our Investment in Yibon

In April 2017, we purchased 30% of the equity interest in Yibon Hotel Group Co., Ltd., or Yibon, together with a group of investors that are not related to us. Yibon is a hotel operator focusing on the economy hotel segment in China. As of December 31, 2017, Yibon had 472 hotels with 25,632 rooms and 84 hotels in the pipeline with 3,886 rooms planned. In 2016, Yibon recorded a net loss. Furthermore, subject to certain conditions, the co-investors in the Yibon investment will have a right to exchange their equity interest in Yibon into our shares in 2020. See “Share Capital — History of Securities Issuances — Outstanding Right Exchangeable with our Shares.”

Employees

We had 2,185, 2,020 and 2,259 employees as of December 31, 2015, 2016 and 2017, respectively. None of our employees is represented by a labor union. As of December 31, 2017, of our 2,259 employees, 638 were leased-and-operated hotel-based staff, 806 were franchised-and-managed hotel-based staff, 179 were investment and development staff, 94 were regional manager/operations staff, 93 were quality control staff, 47 were central reservation center staff, 25 were GreenTree Academy training staff and 377 were working at our headquarters offices. We believe that our employees are our company’s greatest resource and that developing and retaining a team of capable and motivated staff is critical to our success. We aim to hire managerial employees who possess backgrounds and experience in the hospitality industry and other services industries having an emphasis on the addressing customers’ needs. We also recruit top graduates from highly-ranked universities that offer courses of study in hotel management. We require our employees to have at least a two-year associate’s degree. We aim to recruit, train and retain the best talent through a disciplined recruiting and training process while offering competitive performance-linked and KPI-driven career advancement and development opportunities.

General Managers

To help ensure that our franchised-and-managed hotels provide high quality service on a consistent basis, our general managers and certain other managerial employees of our franchised-and-managed hotels are trained and dispatched by us. Pursuant to the franchise-and-management agreements, the Group charges the franchisees fixed hotel manager fees to compensate the Group for the franchised-and-managed hotel managers’ salaries, social welfare benefits and certain other out-of-pocket expenses as incurred. The hotel manager fee is recognized as revenue on a monthly basis. In addition to the standard compensation, our franchisees also are permitted to offer performance-based compensation to managers of their locations. Several factors are considered in evaluating our general managers such as financial performance of the hotel for which the general manager is responsible, guest satisfaction, employee satisfaction, results of the hotel’s periodic quality inspections and results of the general manager’s training programs and annual examinations.

Employees of Franchised-and-Managed Hotels

At our franchised-and-managed hotels, aside from our general managers, we do not employ hotel employees and we therefore are not responsible for compensating local employees, which functions are undertaken by the franchisee. However to help ensure that our franchised-and-managed hotels provide high quality service on a consistent basis, we have in place both mandatory and optional training programs designed for employees of our franchised-and-managed hotels. These training programs provide quality monitoring assistance and comprehensive training on various aspects of hotel operations. With our franchisees’ permission, we also offer promotions to hotel employees, opportunities to join our company and transition to other roles within our network, based on demonstrated job performance as well as satisfactory completion of mandatory training programs and passing examinations. We also encourage our franchisees to follow our employment practices since we believe that these practices will help employees of our franchised-and-managed hotels improve productivity, increase job satisfaction, and feel a similar sense of ownership loyalty to us and our brands.

Employees of Leased-and-Operated Hotels

As of December 31, 2017, we had 638 employees working for our leased-and-operated hotels. Two to three months in advance of a hotel’s opening, all of the hotel’s employees are required to complete formal training under the supervision of the hotel’s general manager and our human resources department. GreenTree Academy staff and our regional managers will conduct an inspection of the hotel’s quality after the conclusion of the training. For general managers, we have an additional three-month program to give them experience in each of our departments on rotating basis to get further training. Some of these new hires will be selected and promoted to the position of duty manager, and outstanding trainees will quickly be promoted to the position of general manager. We have found this training program to be effective in initiating and motivating our new hires.

Competition

China’s hospitality industry is fragmented, highly competitive and ripe for consolidation, especially among branded hotel chains. We compete with other branded and stand-alone hotels for guests in each of the markets where we operate. Different brands in the hospitality industry compete primarily on the basis of room rates, quality of accommodations, brand name recognition, convenience of location, geographic coverage, quality and range of services provided, guest amenities and membership benefits. We compete mainly with other economy and mid-scale Chinese as well as international branded hotel networks in China, such as Jinjiang, Home Inns, 7 Days Inn, Hanting, Super 8 and Ibis, as well as various regional and local hotel chains. As we develop new branded offerings, we expect to compete directly with other hotel operators in many of the mid- to up-scale, mid-scale and economy segments.

Intellectual Property

Our brand, trade names, trademarks, trade secrets and other intellectual property rights distinguish our technology platforms, services and products from those of our competitors. Our intellectual property contributes to our competitive advantage in the economy and mid-scale hotel segments of China’s hospitality industry. To protect our brand and other of our intellectual property rights, we rely on a combination of trademark, trade secret and copyright laws. We also impose confidentiality obligations on our employees, contractors and other persons who provide services to our company. As of December 31, 2017, we had a total of 177 trademarks, 22 software registration certificates, one copyright and 11 patents registered in China. The expiration dates of these trademarks fall between the years of 2018 and 2027, including “GreenTree Inn.” Once the ten-year term of our registered trademarks has expired, we will be able to renew our trademark registrations for another ten years upon paying a renewal fee. We have registered our domain names, including 998.com, greentree.cn, greentree.com.cn and others, with the Internet Corporation for Assigned Names and Numbers, or ICANN.

Our efforts to protect our intellectual property rights may not be adequate, and third parties may infringe on or misappropriate our rights. If others are able to copy and use our proprietary information and operational systems and other proprietary technology platforms of ours without spending time and resources to develop their own, we may not be able to maintain or improve our competitive position. Furthermore, the application and interpretation of laws governing intellectual property rights in China is uncertain and evolving and could involve substantial risks to us. If litigation is necessary to enforce our intellectual property rights, or to determine the scope of the proprietary rights of others, we may have to incur substantial costs or divert other resources which could harm our business and prospects. See “Risk Factors — Risks Related to Our Business — Any failure to protect our trademarks and other intellectual property rights could negatively impact our business.”

Insurance

We believe that our hotels are covered by adequate property, equipment liability and money insurance policies with coverage features and insured limits that we believe are customary for similar companies in China. We also require our franchisees to carry adequate property, equipment liability and money insurance policies. We carry property insurance that covers the assets that we own at our hotels. Although we require our franchisees to carry customary insurance policies, we cannot guarantee that they will adhere to this requirement and actually purchase such policies. If we were held liable for amounts and claims exceeding the limits of our insurance coverage, or outside the scope of such coverage, our business, financial condition and results of operations may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business — We have limited insurance coverage.”

Facilities

Our headquarters are located in Shanghai, China, where we lease approximately 9,396 square meters of office space. As of December 31, 2017, we owned two hotel properties having an aggregate GFA of 10,389 square meters, and we leased the properties of our leased-and-operated hotels having an aggregate size of 153,015 square meters. For more detailed information about the locations of our hotels, see “— Our Hotel Network.”

In February 2018, we entered into a purchase agreement for part of a building to be leased to potential franchisees in Xuzhou, Jiangsu Province at a price of RMB54.6 million. We have made a downpayment of approximately 50% of the purchase price, and we expect to settle the balance by the end of March 2018 and take delivery of the premises by the end of April 2018.

Legal Proceedings

We have been subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time, including actions relating to among others property lease, franchise agreements with our franchisees, infringement of our brand, employment related disputes, personal injury, property damage or other harm resulting from acts or omissions by individuals or entities outside of our control, including franchisees and third-party property owners. Various disputes in connection with the properties we lease or with the franchise agreements may occur from time to time, which may cause our hotel operations to be affected or terminated in the worst-case scenario. As of January 31, 2018, we had 29 pending legal proceedings in connection with the franchised-and-managed hotels. We are the plaintiff in most of these cases. See “Risk Factors — Risks Related to Our Business — We are subject to risks related to litigation filed by or against us, and adverse litigation results may harm our business and financial condition.”

Except as otherwise disclosed in this prospectus, we are not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is, individually or in the aggregate, likely to have a material adverse effect on our business, financial condition or results of operations.

We have not set aside a reserve fund for litigation its which we are the defendant, because we believe that we are not likely to lose such litigation, or that if we were to lose such litigation, such loss would not have a material effect on our financial condition and results of operations.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or our shareholders’ rights to receive dividends and other distributions from us.

The hotel industry in China is subject to a number of laws and regulations, including laws and regulations relating specifically to hotel operation and management and commercial franchising, as well as those relating to environmental and consumer protection. As with other industries in China, regulations governing the hotel industry in China are still developing and evolving and might be amended, upgraded or reenacted from time to time. As a result, when any prevailing regulations are amended or upgraded, the hotel industry may be required to meet new or stricter standards, criteria or requirements. This section summarizes the principal PRC regulations currently relevant to our business and operations.

Regulations on Foreign Ownership

The principal and most current regulation governing foreign ownership of hotel businesses in the PRC is the Foreign Investment Industrial Guidance Catalog (revised in 2017) issued by the National Development and Reform Commission and the PRC Ministry of Commerce, or the MOC on June 28, 2017 and effective as of July 28, 2017. Pursuant to this regulation, there are no restrictions on foreign investment in hotel businesses in China aside from business licenses and other permits that every hotel must obtain.

In addition, under the Interim Provisions on the Investment of Foreign-invested Companies in China promulgated on July 25, 2000 and amended on October 28, 2015, any foreign invested enterprise that intends to invest within the territory of China shall abide by the state laws and regulations, and the investment by the foreign invested enterprises shall follow the Foreign Investment Industrial Guidance Catalog as updated from time to time by reference, according to which, foreign invested enterprises are not permitted to invest in fields where foreign investment is prohibited, such as Internet news information services, online publication services and etc.

Furthermore, under the Interim Administrative Measures for the Record-filing of the Incorporation and Change of Foreign-invested Enterprises (Revised in 2017) which were promulgated and entered into effect on July 30, 2017, if foreign-invested enterprises and their investors conduct investment and operation activities in restricted investment sectors listed in the special access administrative measures prescribed by the state without approval, the competent commerce departments shall order them to make corrections within a prescribed time limit, and impose a fine of less than RMB30,000. In the case of violation of other laws and regulations, the relevant departments shall investigate the corresponding legal liability. In addition, if foreign-invested enterprises and their investors conduct investment and operation activities in forbidden investment sectors listed in the special access administrative measures prescribed by the state, the competent commerce departments shall order them to make corrections within a prescribed time limit, and impose a fine of less than RMB30,000. In the case of violation of other laws and regulations, the relevant departments shall investigate the corresponding legal liability. For example, if any investment violates the Securities Law of the People’s Republic of China (Revised in 2014), the person undertaking such investment may be subject to investigations initiated by the China Securities Regulatory Commission or its local branches, and severe penalties or other administrative measures may also be imposed.

Regulations on Hotel Operation

In November 1987, the Ministry of Public Security issued the Measures for the Control of Security in the Hotel Industry, and in June 2004, the State Council promulgated the Decision of the State Council on Establishing Administrative License for the Administrative Examination and Approval Items Really Necessary To Be Retained, which was amended on August 25, 2016. Under these two regulations, anyone who applies to operate a hotel is subject to examination and approval by the local public security authority and must obtain a special industry license. The Measures for the Control of Security in the Hotel Industry impose certain security control obligations on the operators. For example, the hotel must examine the identification card of any guest to whom accommodation is provided and make an accurate registration. The hotel must also report to the local public security authority if it discovers anyone violating the law or behaving suspiciously or an offender wanted by the public security authority. The Law of the PRC on Penalties for the Violation of Public Security Administration was promulgated on October 26, 2012 and entered into force on January 1, 2013. Pursuant to the Measures for the Control of Security in the Hotel Industry, the Law of the PRC on Penalties for the Violation of Public Security Administration and relevant local regulations, operating a hotel business without having obtained a special industry license may subject the operator to warnings, detention of between 10 and 15 days as well as fines of RMB500 to RMB1,000. Operators of hotel businesses who failed to obtain the special industry license, or who obtained the special industry license but have violated applicable administrative regulations, may also be subject to orders to suspend or cease their operations, forfeit of illegal gains, and in serious circumstances, additional fines. See “Risk Factors — Risks Related to Our Business — Failure to comply with government regulations relating to the franchise business model, hospitality industry, construction, fire prevention, food hygiene, safety and environmental protection could materially and adversely affect our business and results of operations.”

In April 1987, the State Council promulgated the Public Area Hygiene Administration Regulation and subsequently amended the same on February 6, 2016, and on March 10, 2011, the Ministry of Health promulgated the Implementing Measures for the Public Area Hygiene Administration Regulation and the National Health and Family Planning Commission amended this regulation on January 19, 2016. According to these regulations, a hotel must obtain a public area hygiene license before opening for business. Pursuant to these regulations, hotels failing to obtain a public area hygiene license or comply with other requirements set forth in such regulations may be subject to the following administrative penalties depending on the seriousness of their respective activities: (i) warnings; (ii) fines between RMB500 and RMB30,000; or (iii) orders to suspend operations for rectification, or to revoke the public hygiene license. See “Risk Factors — Risks Related to Our Business — Failure to comply with government regulations relating to the franchise business model, hospitality industry, construction, fire prevention, food hygiene, safety and environmental protection could materially and adversely affect our business and results of operations.”

With the purpose of guaranteeing food safety and the safeguarding the health and life safety of the public, the Standing Committee of the National People’s Congress, or the SCNPC, enacted the PRC Law on Food Safety in February 2009 and amended the same on April 24, 2015. Also, the SCNPC adopted the Implementation Rules of the Food Safety Law which came into effect on July 20, 2009 and amended on February 6, 2016. On March 4, 2010, the Ministry of Health promulgated the Administrative Measures on Food and Beverage Service Licensing and Administrative Measures on Food Safety Supervision in Food and Beverage Services. Both measures came into force on May 1, 2010. Pursuant to the above measures, providers of consumer food services are required to obtain a food catering service license, and are responsible for safety in food and beverage services. On July 30, 2009, the SAIC promulgated the Administrative Measures for the Food Circulation License which was subsequently repealed in 2015 to comply with the newly amended PRC Law on Food Safety. Under this measure, providers for food circulation service shall obtain a food circulation license. In August 2015, the China Food and Drug Administration, or the CFDA promulgated the Administrative Measures for Food Operation Licensing and subsequently amended the same on November 17, 2017. Also, the CFDA adopted the Announcement on Launching the Use of Food Business License which came into effect on September 30, 2015. Under above measures, a food operation permit shall be obtained in accordance with the law to engage in food selling and catering services within the territory of the People’s Republic of China. The former food catering service or circulation license will be de-registered by the authority that has issued the license upon its expiration. However, a former food catering service or circulation license that does not expire will continue to be valid; if, during the validity period thereof, the food business operator applies for replacing it with food business license, the licensing authority shall make the replacement according to relevant provisions. Each of the restaurants run in our hotels is required to obtain a food business or catering service or circulation license in order to offer food services. Pursuant to the PRC Law on Food Safety, hotels failing to obtain a food service license (or formerly food hygiene license) may be subject to: (i) confiscation of illegal gains, food illegally produced for sale and tools, facilities and raw materials used for illegal production; or (ii) fines between RMB50,000 and RMB100,000 if the value of food illegally produced is less than RMB10,000 or fines equal to 10 to 20 times of the value of food if such value is equal to or more than RMB10,000. See “Risk Factors — Risks Related to Our Business — Failure to comply with government regulations relating to the franchise, hospitality industry, construction, fire prevention, food hygiene, safety and environmental protection could materially and adversely affect our business and results of operations.”

The PRC legal framework governing fire prevention is set forth in the Fire Prevention Law which was adopted on April 29, 1998 and amended on October 28, 2008. According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Public Security and its local counterparts at or above county level shall monitor and administer the fire prevention affairs. The Fire Prevention Law provides that the fire prevention design or construction of a construction project must conform to the national fire prevention technical standards. Before construction and decoration of a hotel, the construction entity shall submit the fire prevention design documents to the local fire prevention department of the public security authority for examination and approval. Upon completion, the construction entity must go through the fire prevention acceptance check with the relevant fire prevention department and no construction may be put into use before it is accepted by the relevant authorities. For each public assembly venue such as a hotel, the construction entity or entity using such venue shall, prior to use and operation of any business thereof, apply for a safety check on fire prevention with the relevant fire prevention department under the public security authority at or above the county level where the venue is located, and such place could not be put into use and operation if it fails to pass the safety check on fire prevention or fails to conform to the safety requirements for fire prevention after such check. Pursuant to these regulations, hotels failing to obtain approval of fire prevention design plans or failing fire prevention safety inspections (including acceptance check and safety check on fire prevention) may be subject to: (i) orders to suspend the construction of projects, use or operation of business; and (ii) fines between RMB30,000 and RMB300,000. Pursuant to the Administrative Regulations Concerning Supervision on the Fire Safety of Construction Projects and Regulations Concerning Supervision and Inspection on Fire Safety, both as amended on July 17, 2012 and effective on November 11, 2012, for each hotel with a construction area of no less than 10 thousand square meters, the construction entity or entity operating such hotel shall, prior to putting it in use and operating it for business, submit the fire prevention design documents to the fire prevention department of the public security authority for approval, go through acceptance check on fire prevention thereby and thereafter go through fire safety inspection on public assembly venues; for each hotel with a construction area of less than 10 thousand square meters, the construction entity or entity operating such hotel shall, prior to putting it in use and operating it for business, submit the documents in relation to the fire prevention design and acceptance check on fire prevention to the fire prevention department of the public security authority for filing purpose, and go through fire safety inspection on public assembly venues. Each hotel passing the fire safety inspection on public assembly venues will obtain a certificate for fire safety inspection on public assembly venues. See “Risk Factors — Risks Related to Our Business — Failure to comply with government regulations relating to the franchise, hospitality industry, construction, fire prevention, food hygiene, safety and environmental protection could materially and adversely affect our business and results of operations.”

In January 2006, the State Council promulgated the Regulations for Administration of Entertainment Places. In March 2006, the Ministry of Culture issued the Circular on Carrying Out the Regulations for Administration of Entertainment Places. Under these regulations, hotels that provide entertainment facilities, such as discos or ballrooms, are required to obtain a license for entertainment business operations.

In 1988, the National Tourism Administration of China promulgated the Regulations on the Assessment of the Star Rating of Tourist Hotels and amended the same on February 6, 2016, or the Star Rating Regulations. Under the Star Rating Regulations, all hotels with operations of over one year are eligible to apply for a star rating assessment. There are five ratings from one star to five stars for tourist hotels, assessed based on the level of facilities, management standards and quality of service. According to the Classification and Assessment of the Star Rating of Tourist Hotels (GB/T14308-2010) issued by the National Tourism Administration of China, a star rating, once granted, is valid for five years.

All of the foregoing regulations on hotel operation apply to our company both as the operator of our leased-and-operated hotels, and as the franchisor of our franchised-and-managed hotels.

Regulations on Leasing

Under the Law on Urban Real Estate Administration promulgated by the SCNPC, which took effect as of January 1995 with the latest amendment in August 2009, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department. Pursuant to implementing rules stipulated by certain provinces or cities, such as Tianjin, if the lessor and lessee fail to go through the registration procedures, both lessor and lessee may be subject to warnings, rectifications and/or other penalties. See “Risk Factors — Risks Related to Our Business — Our lessors’ failure to comply with lease registration and other compliance requirements under PRC law may subject these lessors or us to fines or other penalties that may negatively affect our ability to operate our hotels.”

In March 1999, the National People’s Congress, the China legislature, passed the PRC Contract Law, of which Chapter 13 governs lease agreements. According to the PRC Contract Law, subject to consent of the lessor, the lessee may sublease the leased item to a third party. Where the lessee subleases the lease item, the leasing contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the contract if the lessee subleases the lease item without the consent of the lessor. See “Risk Factors — Risks Related to Our Business — The legal rights of our franchisees and us to use certain leased properties could be challenged by property owners or other third parties, which could prevent our franchisees or us from operating the affected hotels or increase the costs associated with operating these hotels.”

On December 1, 2010, the Ministry of Housing and Urban-Rural Development promulgated the Administrative Measures for Commodity Housing Tenancy, which took effect on February 1, 2011. Under this regulation, a property may not be leased in some circumstances, including if the designated use of the property is changed in violation of applicable regulations. This regulation further provides that the competent real estate departments of the people’s governments of the municipalities directly under the central government, cities and counties shall urge those who violate above provisions to make corrections within a specified time limit, and impose a fine below RMB5,000 on those who have not obtained illegal income. A fine between three and five times the amount of illegal income up to RMB30,000 may be imposed on those who have obtained illegal gains.

In March 16, 2007, the National People’s Congress passed the PRC Property Law, pursuant to which where a mortgagor leases the mortgaged property before the mortgage contract is concluded, the previously established leasing relation shall not be affected; and where a mortgagor leases the mortgaged property after the creation of the mortgage interest, the leasing interest will be subordinated to the registered mortgage interest. See “Risk Factors — Risks Related to Our Business — The legal rights of our franchisees and us to use certain leased properties could be challenged by property owners or other third parties, which could prevent our franchisees or us from operating the affected hotels or increase the costs associated with operating these hotels.”

Regulations on Usage of Land or Property

The regulations governing the land or property usage mainly include the Land Administration Law of the People’s Republic of China adopted by the Standing Committee of the National People’s Congress on June 25, 1986, and most recently amended on August 28, 2004, and the Regulations on the Implementation of the Land Administration Law of the People’s Republic of China promulgated according to the Order of the State Council No. 256 on December 27, 1998 and further revised in accordance with the Decision of the State Council on Revising Certain Administrative Regulations on July 29, 2014.

According to the above regulations, state-owned land, construction entities shall use such land, construction according to the stipulations of the land use right lease contract or according to the provisions of the approval documents relevant to the allocation of land use rights. The conversion of the land to land used for construction purposes shall receive the consent of the competent land administrative departments of relevant people’s governments and be submitted to the people’s governments that originally granted land use approval. When changing the purpose of land within urban planning areas, consent shall be obtained from the relevant urban planning administration departments before submission; without such approvals, the use of land specified in the relevant overall land utilization plan shall not be changed. Under these regulations, failure to comply with the approved usage may subject the owners of such properties and/or the tenants to fines or other penalties, including potentially being required to cease such non-compliant operations and being requested by the relevant land administrative authority to return the land.

Regulations on Consumer Protection

In October 1993, the SCNPC promulgated the Law on the Protection of the Rights and Interests of Consumers which has been amended on October 25, 2013, or the Consumer Protection Law. Under the Consumer Protection Law, a business operator providing a commodity or service to a consumer is subject to a number of requirements, including the following:

•	to ensure that commodities and services meet with certain safety requirements;

•	to disclose serious defects of a commodity or a service and to adopt preventive measures against damage occurrence;

•	to provide consumers with accurate information and to refrain from conducting false advertising;

•	not to set unreasonable or unfair terms for consumers or alleviate or release itself from civil liability for harming the legal rights and interests of consumers by means of standard contracts, circulars, announcements, shop notices or other means; and

•	not to insult or slander consumers or to search the person of, or articles carried by, a consumer or to infringe upon the personal freedom of a consumer.

Business operators may be subject to civil liabilities for failing to fulfill the obligations discussed above. These liabilities include restoring the consumer’s reputation, eliminating the adverse effects suffered by the consumer, and offering an apology and compensation for any losses incurred. The following penalties may also be imposed upon business operators for the infraction of these obligations: issuance of a warning, confiscation of any illegal income, imposition of a fine, an order to cease business operation, revocation of its business license or imposition of criminal liabilities under circumstances that are specified in laws and statutory regulations.

On December 26, 2003, the PRC Supreme People’s Court published the Interpretation of Some Issues Concerning the Application of Law for the Trial of Cases on Compensation for Personal Injury which took effect on May 1, 2004. On December 26, 2009, the PRC Standing Committee of the National People’s Congress promulgated the Tort Law of the People’s Republic of China which took effect on July 1, 2010. The above interpretation and law further increase the liabilities of business operators engaged in the operation of hotels, restaurants, or entertainment facilities and subject such operators to compensatory liabilities for failing to fulfill their statutory obligations to a reasonable extent or to guarantee the personal safety of others.

Regulations on Environmental Protection

On February 29, 2012, the SCNPC issued the amended Law on Promoting Clean Production, which regulates service enterprises such as restaurants, entertainment establishments and hotels and requires them to use technologies and equipment that conserve energy and water, serve other environmental protection purposes, and reduce or stop the use of consumer goods that waste resources or pollute the environment.

According to the Environmental Protection Law of the People’s Republic of China promulgated by the SCNPC on December 26, 1989 and amended on April 24, 2014 and the Environmental Impact Assessment Law of the People’s Republic of China promulgated by the SCNPC on October 28, 2002 and amended on July 2, 2017, respectively, the Regulations Governing Environmental Protection in Construction Projects promulgated by the State Council on November 29, 1998 and amended on July 16, 2017, and the Regulations Governing Completion Acceptance of Environmental Protection in Construction Projects promulgated by the Ministry of Environmental Protection on December 27, 2001, hotels shall submit a Report on Environmental Impact Assessment and an Application Letter for Acceptance of Environmental Protection Facilities in Construction Projects to competent environmental protection authorities for approvals before commencing the operation. Pursuant to the Environmental Impact Assessment Law of the People’s Republic of China, any hotel failing to obtain the approval of an Environmental Impact Assessment may be ordered to cease construction and apply for the approval within a specified time limit. If the hotel still fails to obtain approval within the specified time limit, it may be subject to fines between RMB50,000 and RMB200,000, and the person directly responsible for the project may be subject to certain administrative penalties. Pursuant to the Regulations Governing Completion Acceptance of Environmental Protection in Construction Projects, any hotel failing to obtain an Acceptance of Environmental Protection Facilities in Construction Projects may be subject to fines and an order to obtain approval within a specified time limit.

The Water Pollution Prevention Law first came into effect as of November 1, 1984 and latest amended on June 27, 2017, respectively. The law applies to the prevention and control of pollution of rivers, lakes, canals, irrigation channels, reservoirs and other surface water bodies and groundwater within the PRC. According to the provisions of the Water Pollution Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Environmental Protection and its local counterparts at or above county level shall take charge of the administration and supervision on the matters of prevention and control of water pollution.

The Water Pollution Prevention Law provides that environmental impact assessment should be conducted in accordance with the relevant laws and regulations for new construction projects and expansion or reconstruction projects and other facilities on water that directly or indirectly discharge pollutants to water bodies. Facilities for the prevention and control of water pollution at a construction project shall be designed, built and put into use along with the main structure of the construction project. The construction project shall only be used after facilities for the prevention and control of water pollution pass the inspection and acceptance by the Ministry of Environmental Protection and its competent local counterparts. Dismantling or putting off operation of such installations shall be subject to prior approval of the local counterpart of the Ministry of Environmental Protection at or above the county level.

The Administrative Rules regarding the Payment of the Pollutant Discharge Fee, which was promulgated by the State Council and took effect on July 1, 2003 provides that the enterprises should pay the charges for disposing pollutant according to the laws regarding atmospheric pollution, water pollution, solid waste pollution and radioactive contamination and according to enterprises’ actual situation of disposing pollutants. If enterprises fail to pay the charges for disposing pollutants according to the relevant regulations, the environmental protection department is entitled to order the enterprise to pay the charges within limited period of time, otherwise the enterprise will be fined from 200% to 300% of the charges or be ordered to suspend business for rectification. See “Risk Factors — Risks Related to Our Business — Failure to comply with government regulations relating to the franchise, hospitality industry, construction, fire prevention, food hygiene, safety and environmental protection could materially and adversely affect our business and results of operations.”

Regulations on Commercial Franchising

Franchise operations are subject to the supervision and administration of the MOC, and its regional counterparts. Such activities are currently regulated by the Regulations for Administration of Commercial Franchising promulgated by the State Council on February 6, 2007, effective as of May 1, 2007. The Regulations for Administration of Commercial Franchising were supplemented by the new Administrative Measures for

Archival Filing of Commercial Franchises which were issued by the MOC on December 12, 2011 and took effect on February 1, 2012 and the new Administrative Measures for Information Disclosure of Commercial Franchises which were issued by the MOC on February 23, 2012 and took effect on April 1, 2012.

Under the above applicable regulations, a franchisor must have certain prerequisites including a mature business model trademark, the capability to provide long-term business guidance and training services to franchisees and ownership of at least two directly-managed storefronts that have been in operation for at least one year within China. Franchisors engaged in franchising activities without satisfying the above requirements may be subject to penalties such as forfeit of illegal income and imposition of fines between RMB100,000 and RMB500,000 and may be bulletined by the MOC or its local counterparts. Franchise contracts shall include certain required provisions, such as terms, termination rights and payments.

A franchisor is required to file its business license, sample franchise agreement and other documents to the provincial commerce authority where it is registered for record within fifteen days following the execution of its first franchise agreement with a franchisee inside the PRC. If the franchisor conducts franchise business in two or more municipalities, provinces or autonomous regions, it is required to file with the Ministry of Commerce. Franchisors who comply with the provisions of the above applicable regulations shall, in accordance with the law, make filing through commercial franchise information management system established by the Ministry of Commerce. Moreover, the franchisor shall file information regarding the execution, withdrawal, renewal of and amendment to franchise agreements to the commerce authority for record before March 31 of each year.

Any changes in the recorded information of the franchisor should also be filed with the relevant commerce authority within thirty days following the occurrence of these changes. For a franchisor failing to file in accordance with these regulations, the relevant commerce authority may order it to comply within a designated time frame and impose a fine ranging from RMB10,000 to RMB50,000. If the franchisor fails to comply as ordered, the relevant commerce authority may impose another fine ranging from RMB50,000 to RMB100,000 and publicly announce the franchisor’s violation.

The term of a franchise contract shall be no less than three years unless otherwise agreed by franchisees. The franchisee is entitled to terminate the franchise contract in his sole discretion within a set period of time upon signing of the franchise contract.

Pursuant to the Administrative Measures for Information Disclosure of Commercial Franchises, 30 days prior to the execution of franchise contracts, franchisors are required to provide franchisees with copies of the franchise contracts, as well as written true and accurate basic information on matters including:

•	the name, domiciles, legal representative, registered capital, scope of business and basic information relating to its commercial franchising;

•	basic information relating to the registered trademark, logo, patent, know-how and business model;

•	the type, amount and method of payment of franchise fees (including payment of deposit and the conditions and method of refund of deposit);

•	the price and conditions for the franchisor to provide goods, service and equipment to the franchisee;

•	the detailed plan, provision and implementation plan of consistent quality services including operational guidance, technical support and business training provided to the franchisee;

•	detailed measures for guiding and supervising the operation of the franchisor, including certain of operational guidance, method of provision and implementation plan, including site selection, fitting out and decoration, store management, advertising promotions and product configuration; division of liabilities between the franchiser and the franchisee in respect of the handling of customer complaints and remediation thereof, etc.;

•	investment budget for all franchised hotels of the franchisee;

•	the current numbers, territory and operation evaluation of the franchisors within China;

•	a summary of accounting statements audited by an accounting firm and a summary of audit reports for the previous two years;

•	information on any lawsuit in which the franchisor has been involved in the previous five years;

•	basic information regarding whether the franchisor and its legal representative have any record of material violation; and

•	other information required to be disclosed by the MOC.

In the event of failure to disclose or misrepresentation, the franchisee may terminate the franchise contract and the franchisor may be fined up to RMB100,000. In addition, such noncompliance may be bulletined.

According to the 2008 Handbook of Market Access of Foreign Investment promulgated by the MOC in December 2008, if an existing foreign-invested company wishes to operate a franchise in China, it must apply to its original examination and approval authority to expand its business scope to include “engaging in commercial activities by way of franchise.”

Regulations on Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including copyrights, patents, trademarks and domain names.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark. The PRC Trademark Law and its implementation rules protect registered trademarks. The PRC Trademark Law has adopted a ”first-to-file” principle with respect to trademark registration. The Trademark Office under the State Administration of Industry and Commerce is responsible for the registration and administration of trademarks throughout the PRC, and grants a term of ten years to registered trademarks and another ten years if requested upon expiry of the initial or extended term. Trademark license agreements must be filed with the Trademark Office for record.

Patent. Pursuant to the PRC Patent Law and its implementation rules, once a patent for an invention, utility model or design has been granted, unless otherwise provided by the Patent Law, no entity or individual may use the patent, patented product or patented process for production or business purposes without the authorization of the patent owner. Once a patent has been granted for a design, no entity or individual may manufacture, sell or import any product containing the patented design without the permission of the patent owner. If a patent is found to have been infringed, the infringer must, in accordance with relevant regulations, cease such infringement, take remedial action and pay damages.

Domain Name. Domain names are protected under the Administrative Measures on the China Internet Domain Names promulgated by the MIIT in 2004, which will be replaced by the Administrative Measures on the Internet Domain Names effective on November 1, 2017. The MIIT is the major regulatory authority responsible for the administration of the PRC Internet domain names. The registration of domain names in PRC is on a “first-apply-first-registration” basis. A domain name applicant will become the domain name holder upon the completion of the application procedure.

Regulations on Internet Information Services

The Telecommunications Regulations of the People’s Republic of China (Revised in 2016) which took effect on February 6, 2016 and the Administrative Measures for Internet Information Services (Revised in 2011)

which took effect on January 8, 2011 provide that anyone wishing to engage in the provision of commercial internet information services shall apply to the telecommunications administration authority of the province, autonomous region or municipality directly under the Central Government or the State Council’s department in charge of the information industry for an operating permit for value-added telecommunications services of internet information services.

If anyone operates telecommunications business without authorization or beyond its scope of business, the State Council’s department in charge of the information industry or the telecommunications administration authority of the province, autonomous region or municipality directly under the central government shall, ex officio, order rectification of the matter, confiscate the illegal income and impose a fine of up to five times the amount illegal income; if there is no illegal income or if the illegal income is less than RMB50,000, a fine of not less than RMB100,000 and not more than RMB1 million shall be imposed; if the case is serious, the perpetrator shall be ordered to suspend operations and undergo rectification.

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations promulgated by the State Council, as amended on August 5, 2008, or the Foreign Exchange Regulations. Under the Foreign Exchange Regulations, the payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

On February 13, 2015, the SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of the SAFE, will directly examine the applications and conduct the registration.

On March 30, 2015, the SAFE promulgated Circular 19, to expand the reform nationwide. Circular 19 allows foreign-invested enterprises to make equity investments by using RMB fund converted from foreign exchange capital. Under Circular 19, the foreign exchange capital in the capital account of foreign-invested enterprises upon the confirmation of rights and interests of monetary contribution by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operation needs of the enterprises. The proportion of discretionary settlement of foreign exchange capital of foreign-invested enterprises is currently 100%. SAFE can adjust such proportion in due time based on the circumstances of international balance of payments. However, Circular 19 and another circular promulgated by SAFE in June 2016, SAFE Circular 16, continues to, prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, investment and financing (except for security investment or guarantee products issued by bank), providing loans to non-affiliated enterprises or constructing or purchasing real estate not for self-use. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries which would materially and adversely affect our liquidity and our ability to fund and expand our business.”

Regulations on Employee Stock Incentive Plans of Overseas Publicly-Listed Company

In December 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, which set forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account. In January 2007, the State Administration of Foreign Exchange issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly listed company.

On February 25, 2012, the State Administration of Foreign Exchange promulgated the Circulars on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Equity Incentive Plans of Overseas-Listed Company, or the Stock Option Rules. Under this rule, PRC citizens or non-PRC citizens who reside in China for a continuous period of not less than one year, who participate in an equity incentive plan of an overseas publicly listed company are required to register, through our PRC Subsidiary, collectively entrust a domestic agency, or the “Domestic Agency”, to handle issues like foreign exchange registration, account establishment, funds transfer and remittance, and entrust an overseas institution, or the “Overseas Trustee” to handle issues like exercise of options, purchase and sale of corresponding stocks or equity and transfer of corresponding funds. A “Domestic Agency” shall be a domestic company participating in the equity incentive plan or a domestic institution which is qualified for asset custody business as chosen by us according to PRC law. We and our executive officers and other employees who are PRC citizens or non-PRC citizens who reside in China for a continuous period of not less than one year and have been granted options will be subject to these regulations upon the completion of this offering. Failure by these individuals to complete their SAFE registrations may subject us and them to fines and other legal sanctions. See “Risk Factors — Risks Related to Doing Business in China — Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plan may subject the PRC plan participants or us to fines and other legal or administrative sanctions.”

The SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

Further, a notice concerning the individual income tax on earnings from employee share options jointly issued by Ministry of Finance, or the MOF, and the State Administration of Taxation, or the SAT, on March 28, 2005, and its implementing rules, provide that domestic companies that implement employee share option programs shall (a) file the employee share option plans and other relevant documents to the local tax authorities having jurisdiction over them before implementing such employee share option plans; (b) file share option exercise notices and other relevant documents with the local tax authorities having jurisdiction over them before exercise by the employees of the share options, and clarify whether the shares issuable under the employee share options mentioned in the notice are the shares of publicly listed companies; and (c) withhold taxes from the PRC employees in connection with the PRC individual income tax.

Regulations on Share Capital

In October 2005, the SCNPC issued the amended Company Law of the People’s Republic of China, which became effective on January 1, 2006 and was amended on March 1, 2014. In April 2006, the SAIC, the MOC, the General Administration of Customs and the SAFE jointly issued the Implementation Opinions on Several Issues regarding the Laws Applicable to the Administration of Approval and Registration of Foreign-invested Companies. Pursuant to the above regulations, shareholders of a foreign-invested company are obligated to make full and timely contribution to the registered capital of the foreign-invested company. The shareholders can make their capital contributions in cash or in kind, including in the forms of contributions of intellectual property rights or land use rights that can be valued and is transferable. Contribution to a foreign-invested company’s registered capital in cash must not be less than 30% of the total registered capital of the company. The shareholders may choose to make the contributions either in a lump sum or in installments. If the shareholders choose to make the contributions in installments, the first tranche of the contribution shall be no less than 15% of the total registered capital and shall be paid within three months of the establishment of the company and the remaining contribution shall be paid within two years of the establishment of the company.

Regulations on Dividend Distribution

The principal regulation governing distribution of dividends of foreign-invested enterprises is the Corporate Law, as amended on December 28, 2013 which amendment takes effect on March 1, 2014.

Under the Corporate Law, foreign-invested enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. Furthermore, foreign-owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations on Offshore Financing

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

The Company has confirmed to us none of the holders or beneficiary owners of the Company are PRC residents. Nevertheless, we may not be aware of the identities of all of our beneficial owners.

Regulations on Overseas Listing

On August 8, 2006, six PRC regulatory agencies, namely the MOC, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission, or the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of

Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule, as amended on June 22, 2009, purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking the CSRC approval of their overseas listings.

On December 14, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. The CSRC approval procedures require the filing of a number of documents with the CSRC and the approval process takes several months to complete.

Regulations Relating to Employment

The PRC National People’s Congress promulgated the Labor Contract Law which became effective on January 1, 2008 and was amended on December 28, 2012, and the State Council promulgated implementing rules for the labor contract law on September 18, 2008. The labor contract law and the implementing rules impose requirements concerning, among others, the execution of written contracts between employers and employees, the time limits for probationary periods, and the length of employment contracts. Also, under the labor contract law an employer is not permitted to establish staffing companies to place workers with themselves or their subsidiaries, and no enterprises is permitted to provide work placement business without obtaining a work placement license, for an enterprise that acts in violation of such provisions, the labor administrative department shall order it to stop the illegal act, confiscate all illegal gains, if there is no illegal gain, a fine of not more than RMB50,000 shall be imposed.

On October 28, 2010, the National People’s Congress of China promulgated the PRC Social Insurance Law, which became effective on July 1, 2011. In accordance with the PRC Social Insurance Law and other relevant laws and regulations, enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan, a housing provident fund, and a handicapped employment security fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of up to 0.05% or 0.2% per day, as the case may be. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. In addition, the PRC Individual Income Tax Law requires companies operating in China to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment.

Regulations Relating to Tax

Income Tax and Withholding Tax

The EIT Law applies a uniform 25% enterprise income tax rate to PRC resident enterprises, including both foreign-invested enterprises and domestic enterprises. The EIT Law imposes an enterprise income tax of 10% on dividends distributed by a foreign-invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered a “nonresident enterprise” without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding tax rate. Holding companies in Hong Kong, for example, are subject to a 5% withholding tax rate if the holding companies are the beneficial owners of the dividends. The Cayman Islands, where we are incorporated, does not have such a tax treaty with China. Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% withholding tax if we are considered a “non-resident enterprise” under the EIT Law.

The EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises.” The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” The State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. According to SAT Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (a) the primary location of the day-to- day operational management is in China; (b) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (c) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in China; and (d) 50% or more of voting board members or senior executives habitually reside in China. In addition, the SAT issued the Administrative Measures on Income Taxes of Chinese-controlled Offshore Incorporated Resident Enterprises (Trial Implementation), or Tax Trial Measures, on July 27, 2011, and effective on September 1, 2011 and amended in 2015, providing more guidance on the implementation of Circular 82. Both Circular 82 and the Tax Trial Measures apply only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups and are not applicable to our case. But determining criteria set forth in Circular 82 and the Tax Trial Measures may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals.

The SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Resident Enterprises, or SAT Public Notice 7, on February 3, 2015, which replaced or supplemented certain previous rules under the Circular on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-Resident Enterprises, or SAT Circular 698.

Under SAT Public Notice 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to SAT Public Notice 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties in China, and equity investments in PRC resident enterprises. In respect of an indirect offshore transfer of assets of a PRC establishment, the relevant gain is to be regarded as effectively connected with the PRC establishment and therefore included in its enterprise income tax filing, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a PRC establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. There is uncertainty as to the implementation details of SAT Public Notice 7. If SAT Public Notice 7 was determined by the tax authorities to be applicable to some of our transactions involving PRC taxable assets, our offshore subsidiaries conducting the relevant transactions might be required to spend valuable resources to comply with SAT Public Notice 7 or to establish that the relevant transactions should not be taxed under SAT Public Notice 7. See “Risk Factors — Risks Related to Doing Business in China — It is unclear whether we will be considered as a PRC “resident enterprise” under the Enterprise Income Tax Law of the PRC, and depending on the determination of our PRC “resident enterprise” status, dividends paid to us by our PRC subsidiaries may be subject to PRC withholding tax, we may be subject to 25% PRC income tax on our worldwide income, and holders of our ADSs may be subject to PRC withholding tax on dividends on, and gains realized on their transfer of, our ADSs.”

On October 17, 2017, the SAT issued a Public Notice of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises at Source, or SAT Public Notice 37. This SAT Public Notice 37 has entered into force as of December 1, 2017, according to which, SAT Circular 698 has been abolished from December 1, 2017.

Under the SAT Public Notice 37 and other applicable PRC laws, the withholding agent (for example, payers of PRC-sourced income to non-PRC residents) is obligated to withhold PRC income taxes from the payment. The withholding agent shall, within seven days of the day on which the withholding obligation occurs, declare and remit the withholding tax to the competent tax authority at its locality. The withholding agent shall establish account books for all tax it has withheld and remitted on a commission basis and archive relevant contractual documents, so as to record the exact information about the enterprise income withheld and remitted for the non-resident enterprise.

Although the withholding agents have the obligation to withhold relevant PRC taxes, in the event of a failure to withhold, the non-PRC residents are still required to pay such taxes on their own. Failure to comply with the tax payment obligations by the non-PRC residents will result in penalties, including full payment of taxes owed, fines and default interest on those taxes.

PRC Value-Added Tax

On March 23, 2016, the Ministry of Finance of China and the State Administration of Taxation of China jointly issued the Circular on the Nationwide Implementation of Pilot Program for the Collection of Value Added-Tax Instead of Business Tax, or Circular 36, which became effective on May 1, 2016. Subsequent to the effectiveness of Circular 36, most of our PRC subsidiaries’ business will be subject to value-added tax, or VAT, at a rate of 6% and they would be permitted to offset input VAT by providing valid VAT invoices received from vendors against their VAT liability.

According to Circular 36, the entities and individuals providing the services within the PRC shall be subject to VAT. The services are treated as being provided within the PRC where either the service provider or the service recipient is located in the PRC. The services subject to VAT include the provision of financial services such as transferring financial instruments. Based on the definition of “financial instruments” under Circular 36, the ADSs and/ shares are likely to be treated as financial instruments. As such, where a holder of the ADSs and/ shares who is an entity or individual located outside of the PRC re-sells the ADSs and/ shares to an entity or individual located outside of the PRC and derives any gain, since neither the service provider nor the service recipient is located in the PRC, theoretically Circular 36 does not apply and the buyer does not have the obligation to withhold the VAT or the local levies. However, there is uncertainty as to the applicability of VAT if either the seller or buyer of ADSs and/ shares is located within the PRC.

MANAGEMENT

Directors, Executive Officers and Senior Management

The following table sets forth certain information relating to our current directors, executive officers and senior management.

Name	Age	Position/Title
Alex S. Xu ( )	53	Chairman and chief executive officer
Gregory James Karns	61	Director, general counsel
Akira Hirabayashi	50	Independent director
Bingwu Xie ( )	47	Independent director
Yiping Yang ( )*	34	Director and vice president, operations
Dong Li ( )**	41	Independent director
Xin Yue Jasmine Geffner	45	Chief financial officer
Wen Qi ( )	39	Vice president, human resources and administration
Yong Yang ( )	38	Vice president, development

*	Expected to cease to be a director immediately prior to the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.
**	Has accepted appointment as our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Mr. Alex S. Xu ( ) is our founder and has served as our chairman of the board of directors and chief executive officer since 2004. Mr. Xu is the founder of American Pacific Homes, Inc., a premier residential real estate developer in California, and has served as its chairman since 1997. He also has served as a managing director of Foothill Medical Centers since 1997. Prior to founding our company, Mr. Xu served as the chief operating officer of U.S. Uni-President Investment and Development from 1995 to 1997. From 1994 to 1996, Mr. Xu served as the director of finance with Santa Anita Realty Enterprises, Inc. From 1990 to 1994, Mr. Xu worked as the accounting and corporate data service manager for Broadway Stores Inc. Mr. Xu received a bachelor’s degree in engineering from Beijing Institute of Technology in 1984 and two master’s degrees in computer engineering and in applied mathematics from the University of Southern California in 1990.

Mr. Gregory James Karns has served as a director and general counsel of our company since 2005. Mr. Karns has worked as an associate and as a partner successively with Cox, Castle & Nicholson LLP since 1989. From 1985 to 1989, Mr. Karns worked as an associate with Jones, Day, Reavis & Pogue. From 1983 to 1985, he worked as an associate with Kindel & Anderson. Mr. Karns received a bachelor’s degree in political science from the University of California, Santa Cruz in 1980 and a juris doctor degree from Loyola Law School in 1983.

Mr. Akira Hirabayashi has served as an independent director of our company since 2011. He currently serves as the chief executive officer of Accordia Golf Co., Ltd. starting from January 2018. From 2016 to 2017, Mr. Hirabayashi served as vice chairman and a director of H.I.S. Co., Ltd. and also as chief executive officer of H.I.S. Hotel Holdings Co., Ltd. From 2008 to 2016, Mr. Hirabayashi served as the representative executive director and president of H.I.S. Co., Ltd. From 2007 to 2008, he served as a director of H.I.S. Co., Ltd. From 1993 to 2007, Mr. Hirabayashi served successively as a supervisor, manager, deputy general manager, and senior general manager in the regional sales department of H.I.S. Co., Ltd. Mr. Hirabayashi graduated from Koseigakuen Senior High School in 1986.

Mr. Bingwu Xie ( ) has served as an independent director of our company since 2011. Mr. Xie is the founder and owner and has served as a director of Global Standard Investment Management Co., Ltd. since 2009 and as a director of ValueAlert Co, Ltd. since 2005. From 2014 to 2016, Mr. Xie served as a partner of Gopher Asset Management Limited and as the deputy chief investment officer of Noah Holdings (Hong Kong) Limited. From 2009 to 2014, Mr. Xie served as a managing director in the mergers and acquisitions department of ZEG Capital Management Co., Ltd. with Zhongzhi Enterprise Group, and as corporate vice president in charge of the real estate finance division of Zhongrong International Trust Co., Limited. From 2000 to 2009, Mr. Xie held various positions with Lehman Brothers in Japan and Hong Kong as a vice president and senior vice president of the investment management division, as a vice president in the fixed income division, and served as China country head of the real estate private equity division since December 2006. Mr. Xie received a bachelor’s degree in English for science and technology from Harbin Institute of Technology in 1993 and a master’s degree in international development (economics) from the International University of Japan in 1998.

Dr. Yiping Yang ( ) has served as a director of our company since 2018 and as our vice president for operations since 2017, and as our vice president for sales and marketing since 2016. Dr. Yang has worked at our company as a secretary of general managers and a group marketing director since 2016, with responsibility for sales channels, customer reservation services, online promotion, public relations, and graphic design. She initially joined our company as executive assistant to the chairman. From 2011 to 2015, Dr. Yang held various roles as a marketing director, sales manager, and assistant general manager with Jingfeng Industry Co., Ltd, Jiangxi, a chain manufacturing company. Dr. Yang received a bachelor’s degree in applied mathematics from Shanghai Jiao Tong University in 2004 and passed the qualifying exam for the doctoral program in 2006. She received a doctoral degree in financial engineering from the Chinese University of Hong Kong in 2010.

Mr. Dong Li ( ) will serve as our independent director immediately upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Li has served as a director since September 2017 and as chief financial officer since July 2017 of OneSmart International Education Group Limited. Mr. Li served as chief financial officer of Pegasus Media Group Limited from April 2016 to April 2017 and chief financial officer of Ecovacs Robotics Holdings Limited from March 2015 to February 2016. From September 2008 to February 2015, Mr. Li worked as an associate and later vice president in investment banking at Bank of America Merrill Lynch and ICBC International in Hong Kong. Prior to that, Mr. Li worked in KPMG’s auditing practice group for an extended period of time in its Beijing and Silicon Valley offices, respectively. Mr. Li received a bachelor’s degree in accounting from School of Economics and Management, Tsinghua University in July 1999, as well as a master’s degree in business administration in finance from Kellogg School of Management, Northwestern University in June 2008. Mr. Li is a member of the Chinese Institute of Certified Public Accountants and the Certified General Accountants Association of Canada.

Ms. Xin Yue Jasmine Geffner has served as our chief financial officer since 2017. Ms. Geffner served as a vice president in charge of corporate finance and development with Asia Pacific in LeEco from 2016 to 2017 and as an independent director of AG Semiconductor (Hong Kong) Ltd. from 2013 to 2017. From 2014 to 2016, she served as the chief financial officer of Carnival Group International Holdings Limited. From 2011 to 2014, she served as a managing director of Kader International Investment Ltd. From 2008 to 2011, she served as a director of corporate and institutional banking in ANZ. From 2005 to 2008, Ms. Geffner worked for HSBC as a head of China business development and as a vice president of the consumer and retail group. Ms. Geffner received a bachelor’s degree in international marketing and finance from the City University of New York in 1994 and an MBA degree from the Stern School of Business at New York University in 1997. Ms. Geffner qualified as a CFA in 2000.

Ms. Wen Qi ( ) has served as our vice president for human resources and administration since 2016. Ms. Qi has held various positions in our company since 2006. From 2013 to 2016, she served as the director of our information technology department with responsibility for scheduling programs, appraising employees’ performance and planning the development of information technology solutions for our company. From 2011 to 2013, Ms. Qi served as a director of our purchasing department. From 2008 to 2009, and from 2009 to 2011, she successively served as a supervisor and as a director of our legal affairs department. From 2006 to 2007, Ms. Qi worked as the executive secretary to the chairman of our board of directors. Ms. Qi received a bachelor’s degree in law from University of Science and Technology Beijing in 2002 and received a master’s degree in law from the University of Hertfordshire in 2005.

Mr. Yong Yang ( ) has served as our vice president for development since 2015. Mr. Yang worked with our company as a regional manager from 2013 to 2015 and as a regional deputy manager from 2012 to 2013. In 2012, he served as our regional director of the Southern Anhui Region. From 2011 to 2012, Mr. Yang worked with our company as a regional manager and a development specialist. From 2011 to 2010, he worked successively as a deputy manager and then manager of our Anhui branch. From 2007 to 2009, Mr. Yang served as assistant general manager of the Hefei branch of Homeinns Hotels Co., Ltd. Mr. Yang studied economic management at the College of Economics and Management at the Anhui Administration Institute and graduated in 2004.

Duties of Directors

Under Cayman Islands law, all of our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in good faith and in a manner they believe to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by any of our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered. Our directors may exercise all the powers of our company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital, and issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Nomination, Election and Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders, pursuant to our amended and restated memorandum and articles of association. Each of our directors will hold office until his or her successor takes office or until his or her earlier death, resignation or removal or the expiration of his or her initial term of four years from the completion of our initial public offering. A director will cease to be a director if, among other things, the director (i) dies, or becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated. Our officers are elected by and serve at the discretion of the board of directors.

Members of our board of directors will be nominated by the nominating and corporate governance committee of the board. Director nominees will be elected by a simple majority vote of shareholders at our annual general meeting.

Board Committees

A company of which more than 50% of the voting power is held by a single person or entity is considered a “controlled company” under the NYSE Listed Company Manual. A controlled company need not comply with the NYSE corporate governance rules requiring a board of directors to have a majority of independent directors, to have independent compensation committee, and to have independent nominations/corporate governance committees. Following the completion of this offering and as long as GTI or Mr. Alex S. Xu owns at least 50% of the voting power of our company, we will be a “controlled company” as defined under the NYSE Listed Company Manual. We have no current intention to rely on the controlled company exemption.

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. As a foreign private issuer, we are permitted to follow home country corporate governance practices under the Corporate Governance Rules of the New York Stock Exchange.

Audit Committee

At the time of the completion of this offering, our audit committee will initially consist of Bingwu Xie, Akira Hirabayashi and Dong Li. Bingwu Xie will be the chairman of our audit committee. We expect Dong Li to satisfy the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. We expect each of Bingwu Xie, Akira Hirabayashi and Dong Li to satisfy the requirements for an “independent director” within the meaning of Section 303A of the Corporate Governance Rules of the New York Stock Exchange, or the NYSE, and to meet the criteria for independence set forth in Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. Our audit committee will consist solely of independent directors.

The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our audit committee is responsible for, among other things:

•	selecting, and evaluating the qualifications, performance and independence of, the independent auditor;

•	pre-approving or, as permitted, approving auditing and non-auditing services permitted to be performed by the independent auditor;

•	considering the adequacy of our internal accounting controls and audit procedures;

•	reviewing with the independent auditor any audit problems or difficulties and management’s response;

•	reviewing and approving related party transactions between us and our directors, senior management and other persons specified in Item 6B of Form 20-F;

•	reviewing and discussing the quarterly financial statements and annual audited financial statements with management and the independent auditor;

•	establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	meeting separately, periodically, with management, internal auditors and the independent auditor; and

•	reporting regularly to the full board of directors.

Compensation Committee

Our compensation committee will initially consist of Gregory James Karns, Alex S. Xu and Bingwu Xie. Gregory James Karns will be the chairman of our compensation committee. We expect Bingwu Xie to satisfy the requirements for an “independent director” within the meaning of Section 303A of the New York Stock Exchange Corporate Governance Rules.

Our compensation committee will be responsible for, among other things:

•	reviewing, evaluating and, if necessary, revising our overall compensation policies;

•	reviewing and evaluating the performance of our directors and executive officers and determining the compensation of our directors and executive officers;

•	reviewing and approving our executive officers’ employment agreements with us;

•	determining performance targets for our executive officers with respect to our incentive compensation plan and share incentive plan;

•	administering our share incentive plan in accordance with the terms thereof; and

•	carrying out such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will initially consist of Alex S. Xu, Akira Hirabayashi and Gregory James Karns. Alex S. Xu will be the chairman of our nominating and corporate governance committee. We expect Akira Hirabayashi to satisfy the requirements for an “independent director” within the meaning of Section 303A of the New York Stock Exchange Corporate Governance Rules.

Our nominating and corporate governance committee will be responsible for, among other things:

•	selecting the board nominees for election by the shareholders or appointment by the board;

•	periodically reviewing with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•	advising the board periodically with regards to significant developments in corporate governance law and practices as well as our compliance with applicable laws and regulations, and making recommendations to the board on corporate governance matters.

Code of Ethics and Corporate Governance

We have adopted a code of ethics, which is applicable to all of our directors, executive officers and employees. We will make our code of ethics publicly available on our website.

In addition, our board of directors has adopted a set of corporate governance guidelines covering a variety of matters, including approval of related party transactions. Our corporate governance guidelines also provide that any adoption of a new equity incentive plan and any material amendments to such plans will be subject to the approval of our non-executive directors. The guidelines reflect certain guiding principles with respect to our board’s structure, procedures and committees. The guidelines are not intended to change or interpret any applicable law, rule or regulation or our amended articles of association.

Qualification

There is no requirement for our directors to own any shares in our company in order for them to qualify as a director.

Employment Agreements

We have entered into employment agreements with all of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate his or her employment for cause at any time, with prior written notice, for certain acts of the employee, including but not limited to a conviction to a felony, or willful gross misconduct by the employee in connection with his employment, and in each case if such acts have resulted in material and demonstrable financial harm to us. An executive officer may, with prior written notice, terminate his or her employment at any time for any material breach of the employment agreement by us that is not remedied promptly after receiving the remedy request from the employee. Furthermore, either party may terminate the employment agreement at any time without cause upon advance written notice to the other party. Upon termination, the employee is generally entitled to a severance pay of at least one month’s salary.

Each executive officer has agreed to hold, both during and subsequent to the terms of his or her agreement, in confidence and not to use, except in pursuance of his or her duties in connection with the employment, any of our confidential information, technological secrets, commercial secrets and know-how. Our executive officers have also agreed to disclose to us all inventions, designs and techniques resulted from work performed by them, and to assign us all right, title and interest of such inventions, designs and techniques. Moreover, each of our executive officers has agreed that during the term of his or her employment with us and three years thereafter: (i) not to serve, invest or assist in any business that competes with our business; and (ii) not to solicit any of our officers, directors, employees or agents.

Compensation of Directors and Executive Officers

The directors may determine remuneration to be paid to the directors. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. The directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital and issue debentures or other securities whether outright or as security for any debt obligations of our company or of any third party.

In 2017, we and our subsidiaries paid aggregate cash compensation of RMB2.6 million (US$0.4 million) to our directors and executive officers as a group. In addition, we recorded one-time share-based compensation expenses of RMB38 million (US$5.8 million) for GTI’s shares issued to certain of our directors for their past services as directors. Other than this one-time share-based compensation, we did not pay any other cash compensation or benefits in kind to our directors and executive officers. We also set aside an aggregate of RMB102 thousand (US$15.7 thousand) for pensions, retirement or other benefits for our directors and executive officers in 2017.

For information regarding options granted to our directors and executive officers, see “— Share Incentive Plan.”

Share Incentive Plan

2018 Share Incentive Plan

In January 2018, our board of directors adopted our 2018 share incentive plan to attract and retain personnel, provide additional incentives to our employees, directors and consultants, and promote the success of our business. The 2018 share incentive plan provides for the grant of options, restricted shares and restricted share units, collectively referred to as awards. Our board of directors has authorized the issuance of up to 9,000,000 Class A ordinary shares upon exercise of awards granted under our 2018 share incentive plan.

Plan Administration

The compensation committee of our board of directors, or before the compensation committee is established, the chairman of our board of directors, will administer the 2018 share incentive plan. The compensation committee or the chairman of the board of directors, as appropriate, will determine the participants to receive awards, the type and number of awards to be granted and the terms and conditions of each award grant.

Award Agreements

Awards granted under our 2018 share incentive plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each grant, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Transfer Restrictions

The right of a grantee in an award granted under our 2018 share incentive plan may not be transferred in any manner by the grantee other than by will or the laws of succession and, with limited exceptions, may be exercised during the lifetime of the grantee only by the grantee.

Option Exercise

The term of options granted under the 2018 share incentive plan may not exceed ten years from the date of grant. The consideration to be paid for our ordinary shares upon exercise of an option or purchase of shares underlying the option may include cash, check or other cash-equivalent, ordinary shares, consideration received by us in a cashless exercise, or any combination of the foregoing methods of payment.

Acceleration upon a Change of Control

If a change of control of our company occurs, the award agreement may provide for acceleration of the vesting of the awards pursuant to the agreement. Our compensation committee or our board of directors may (i) cancel the awards for fair market value, (ii) provide for issuance of substitute awards or (iii) provide that for at least 15 days prior to the change of control the awards shall be exercisable as to all shares subject thereto and such awards shall terminate after the change of control.

Termination and Amendment

Unless terminated earlier, our 2018 share incentive plan will expire after ten years. Our board of directors has the authority to amend or terminate our 2018 share incentive plan, subject to shareholder approval to the extent necessary to comply with applicable law. Shareholders’ approval is required for any amendment to the 2018 share incentive plan that (i) increases the number of ordinary shares available under the 2018 share incentive plan or changes the maximum number of shares for which awards may be granted to any participant or, (ii) diminish any of the rights of the participant under any award previously granted to such participant under the plan without such participant’s consent.

Granted Options

Our board of directors has only granted options to participants in our 2018 share incentive plan. In January 2018, we granted 1,703,000 options to purchase our Class A ordinary shares to certain of our employees and directors. All of these options were subject to applicable vesting schedules. As of the date of the prospectus, there were (i) 1,703,000 Class A ordinary shares issuable upon the exercise of outstanding options and (ii) 7,297,000 Class A ordinary shares reserved for future issuance. The table below summarizes, as of the date of this prospectus, the options we have granted to our directors and executive officers under our 2018 share incentive plan.

Name	Number of shares underlying options granted	Exercise price (US$ per share)		Grant date	Expiration date
Alex S. Xu	*		(1)	January 15, 2018	January 15, 2024
Gregory James Karns	*		(1)	January 15, 2018	January 15, 2024
		12.00	(2)	January 15, 2018	January 15, 2024
Akira Hirabayashi	*		(1)	January 15, 2018	January 15, 2024
Bingwu Xie	*		(1)	January 15, 2018	January 15, 2024
Yiping Yang	*	16.00		January 15, 2018	January 15, 2024
Xin Yue Jasmine Geffner	*	12.00		January 15, 2018	January 15, 2024
Wen Qi	*	12.00		January 15, 2018	January 15, 2024
Yong Yang	*	12.00		January 15, 2018	January 15, 2024

*	Less than 1% of our total shares outstanding.
(1)	Equals to the public offering price. For services as directors of our Company.
(2)	For services as general counsel of our Company.

PRINCIPAL SHAREHOLDER

The following table sets forth information with respect to beneficial ownership of our shares by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	GTI, which is the only shareholder known to us to own beneficially 5.0% or more of our shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option or other right or the conversion of any other security.

The calculations in the table below assume there are 91,352,209 shares outstanding immediately prior to the completion of this offering, comprising (i) 56,589,300 Class A ordinary shares and (ii) 34,762,909 Class B ordinary shares, and reflecting the issuance by us of 19,400,000 Class A ordinary shares pursuant to this offering.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering		Percentage of Votes Held After This Offering
	Number	%	Number	%	%
Directors and Executive Officers:
Alex S. Xu(1)	91,352,209	100.0	91,352,209	82.5	89.2
Gregory James Karns	—	—	—	—	—
Akira Hirabayashi	—	—	—	—	—
Bingwu Xie	—	—	—	—	—
Yiping Yang	—	—	—	—	—
Xin Yue Jasmine Geffner	*	*	*	*	*
Wen Qi	—	—	—	—	—
Yong Yang	—	—	—	—	—
All directors and executive officers as a group	91,419,709	100.0	91,419,709	82.5	89.2
Principal Shareholder:
GreenTree Inns Hotel Management Group, Inc.(2)(3)(4)	91,352,209	100.0	91,352,909	82.5	89.2

Notes:

*	Beneficially owns less than 1% of our outstanding shares.

(1)	Represents (i) 56,589,300 Class A ordinary shares and (ii) 34,762,909 Class B ordinary shares held by GTI. Mr. Alex S. Xu is considered to beneficially own all the shares held by GTI by virtue of (i) his director position on GTI’s 2-member board of director; and (ii) his 83.9% voting power in GTI. As a result, Mr. Alex S. Xu has the power to (i) vote, or to direct the voting of, and (ii) dispose, or to direct the disposition of, all the shares held by GTI.

(2)

GTI pledged 20% of the shares of our company to Pudong Development Bank. See “Risk Factors — Risks Related to the ADSs and this offering — GTI has pledged 20% of our ordinary shares to Pudong Development Bank, and following the completion of this offering will be required to pledge additional ordinary shares. If Pudong Development Bank forecloses on these shares, the market price of our ADSs could decline.” Immediately after the completion of this offering, 74.5% of our Class A ordinary shares and 100% of our Class B ordinary shares will be owned by GTI, our parent company. Subsequently, GTI intends to register and distribute to each of its shareholders not more than 60% of the number of our shares that represent the percentage of such shareholder’s ownership in GTI as of the closing date of this offering. As a condition to receive our shares, GTI’s shareholders will be required to enter into lock-up agreements with us to agree, among others, not to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend, make any short sale, file a registration statement, or make any demand for or exercise any right to file a registration statement, under the Securities Act or otherwise dispose of any of our shares prior to the expiry of a six-month period following the date of this prospectus. The number of our shares subject to such lock-up agreements will be reduced by 25% at the end of the six month period following the date of this prospectus and each six month period thereafter through the two-year anniversary of the date of this prospectus.

(3)	GTI’s ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to three (3) votes per share. Currently, GTI has 33,414,026 Class A ordinary shares and 57,938,182 Class B ordinary shares issued and outstanding.

(4)	Mr. Alex S. Xu, directly or indirectly through entities controlled by him, holds 57,938,182 Class B ordinary shares of GTI, including (a) 36,340,682 Class B ordinary shares of GTI held by Mr. Xu’s family trust, for which Mr. Xu and his wife are settlors and trustees and accordingly, Mr. Xu has voting and dispositive control, (b) 17,047,500 Class B ordinary shares of GTI held by GreenTree Hotel Management, Inc., a company incorporated in Samoa and to which Mr. Xu is the sole shareholder and exercises sole voting and dispositive control, and (c) 4,550,000 Class B ordinary shares of GTI held by Keystone Pacific, LLC, a California limited liability company whose sole members are Mr. Xu, individually, and Mr. Xu’s family trust, and accordingly to which Mr. Xu exercises voting and dispositive control, which in the aggregate result in Mr. Xu’s 83.9% voting power in GTI. Mr. Kent Chien Te Wu directly or indirectly through entities controlled by him, holds 10,267,667 Class A ordinary shares of GTI, including (a) 9,667,667 Class A ordinary shares of GTI through Wu Green Tree Limited Partnership, a California limited partnership (“Wu Green Tree”), and (b) 600,000 Class A ordinary shares of GTI individually. The business office of Mr. Wu and Wu Green Tree is 260 Newport Center Drive, Newport Beach, CA 92660. The voting and dispositive power over the Class A ordinary shares of GTI held by Wu Green Tree are controlled by the two general partners of Wu Green Tree, Kent Chien Te Wu, and Maggie Tzu Chiang Wu, his wife, and accordingly Mr. Wu has the power to (i) vote, or direct the voting of, and (ii) dispose, or direct the disposition of, all GTI shares held by Wu Green Tree. Other than Mr. Xu and Mr. Wu, no other shareholder is known to us to own beneficially 5.0% or more of the shares of GTI.

As of December 31, 2017, none of our outstanding shares were held by shareholders of record in the U.S. We are not aware of any arrangement that may at a subsequent date, result in a change of control of our company.

GTI acquired its shares in offerings that were exempted from registration under the Securities Act of 1933, as amended, or the Securities Act, because such offerings involved either private placements or offshore sales to non-U.S. persons.

Historical Changes in Our Shareholding

See “Description of Share Capital — History of Securities Issuances” for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management — Employment Agreements.”

Share Incentive Plan

See “Management — Share Incentive Plan.”

Other Transactions with Related Parties

Guarantee for APAM Holdings, LLC

In connection with the plan of APAM Holdings, a hotel project management company wholly owned by Alex S. Xu, our chairman and chief executive officer, to invest in hotel assets in the United States, we entered into a guarantee arrangement with China Everbright Bank and The Bank of East Asia Limited, under which we made a deposit of RMB with the former bank in order for the latter bank to issue a credit line to be utilized by APAM Holdings for its investment in Bayshore, a hotel project development company wholly owned by Alex S Xu. We deposited cash of RMB65 million into a collateral account at China Everbright Bank, which was replaced with a deposit of RMB70 million in 2016, pursuant to the guarantee arrangement. The amount of RMB65 million and RMB70 million was included in “restricted cash” in our consolidated balance sheets as of December 31, 2015 and 2016, respectively. In 2017, the guarantee was released and our cash deposit was released from the collateral account.

In addition, we provided two loans to Bayshore in each of 2012 and 2013, in the aggregate amount of US$1,250,000. These loans were fully repaid by Bayshore in 2017.

Transactions with GTI

In December 2016, in connection with GTI’s plan to acquire certain assets unrelated to GTI’s hotel business, currently form the principal assets of GreenTree Hospitality, cash of RMB110 million was put up as performance bond in December 2016. Such amount was classified as our restricted cash as of December 31, 2016.

In March 2017, GTI obtained an Euro-denominated loan of approximately RMB900 million from Pudong Development Bank, as part of GTI’s acquisition financing plan. As required by Pudong Development Bank, a restricted cash collateral of RMB900 million was made by GTI to secure the bank loan. Upon its formation, GreenTree Hospitality is also liable to maintain such restricted cash collateral account to secure GTI’s obligations under the bank loan.

In April 2017, the performance bond of RMB110 million was released upon completion of the acquisition. In July 2017, RMB120 million of the collateral was replaced by GTI with cash from one of its subsidiaries that is not part of our group, thereby releasing a corresponding amount of our cash from the restricted cash account. In December 2017, GTI repaid RMB340 million of the loan in two installments, and approximately RMB560 million of the bank loan remains outstanding. GTI has also replaced the remaining cash collateral of RMB780 million with 20% of equity interest in our company and a personal guarantee from Mr. Alex S. Xu. As a result, our cash of RMB780 million was released from the restricted cash account.

Transactions with CYTS Shanghai Jinyuhao International Hotel Co. Ltd.

CYTS Shanghai Jinyuhao International Hotel Co. Ltd., or JYH, is a company that owns a hotel building with a plan to develop an upscale hotel. With an intention to invest in JYH, we made a loan to JYH in 2014 and subsequently procured approximately 25.8% of JYH’s equity interest in the same year. As of December 31, 2015, the outstanding amount of the loan was RMB18.1 million. JYH also made advances to us for working capital needs in 2014 and 2015. We repaid the advances in the amount of RMB12.8 million, and the outstanding advances due to JYH amounted to RMB32.3 million as of December 31, 2015. In 2016, we repaid the advances in the amount of RMB14.2 million. In August 2016, we sold our equity interest in JYH to Shanghai Yongjin Property Management Co., Ltd. for a total consideration of RMB129.7 million, and JYH ceased to be our related party.

Transactions with Tianjin GreenTree Tianbao Hotel Management Co., Ltd.

We own 50% of equity interest in Tianjin GreenTree Tianbao Hotel Management Co., Ltd., or Tianbao, one of our franchisees. In 2015, 2016 and 2017, we generated franchise fee revenue from Tianbao of RMB0.6 million, RMB0.5 million and RMB0.4 million (US$0.1 million), respectively. As of December 31, 2015, the RMB45.7 thousands due from Tianbao represents franchise fees payable to us. Meanwhile, when guests book hotel rooms through our central reservation system and opt for prepay for the stay, we collect the payment first and settle with our franchisees on a monthly basis. The RMB178.8 thousand and RMB473.0 thousand (US$72.7 thousand) as of December 31, 2016 and 2017, respectively represents the prepaid payment we collected for and to be settled with Tianbao.

Transactions with Yancheng Zexin Hotel Management Co., Ltd.

We own 50% of equity interest in Yancheng Zexin Hotel Management Co., Ltd., or Zexin, one of our franchisees. In 2015, 2016 and 2017, we generated franchise fee revenue from Zexin of RMB66.0 thousand, RMB152.3 thousand and RMB232.8 thousand (US$35.8 thousand), respectively. As of December 31, 2015 and 2016, the RMB1.1 million due from Zexin and RMB0.5 million represents franchise fees payable to us and advances from us. In 2017, we made a loan to Zexin. The outstanding amount of the loan as of December 31, 2017 RMB3.5 million (US$0.5 million).

Transactions with Napa Infinity Winery (Shanghai) Inc.

Napa Infinity Winery (Shanghai) Inc., or Napa, is a wine distributor controlled by the brother of Mr. Alex S. Xu. We made advances to Napa for working capital purposes from time to time. In 2015 and 2016, we made advances of RMB3.6 million and RMB0.4 million, respectively, to Napa, and the outstanding balances of such advances amounted to RMB3.6 million and RMB4.0 million, respectively. In 2017, we made purchases of wine with Napa in the aggregate amount of RMB4.0 million (US$0.6 million), which was settled by offering the advances we made to Napa.

Transactions with Pacific Hotel Management (Rongcheng) Co., Ltd.

Pacific Hotel Management (Rongcheng) Co., Ltd., or Rongcheng, is a foreign invested company whose legal representative is the brother of Mr. Alex S. Xu. We made advances to Pacific Hotel Management (Rongcheng) Co., Ltd., or Rongcheng, an investment company owning a commercial building, from time to time for working capital purposes, including paying for local taxes and charges. In 2015 and 2016, we made advances of RMB3.6 million and RMB0.1 million, respectively, and the outstanding balances of such advances were nil and RMB0.1 million, respectively. Rongcheng settled these advances with us in 2017.

Transactions with 519 Information Technology (Shanghai) Inc.

519 Information Technology (Shanghai) Inc., or 519, is a wine distributor controlled by the brother of Mr. Alex S. Xu, and we purchase wine to be consumed at our hotels. As of December 31, 2016, the RMB4,100 (US$591) due to 519 represents the outstanding payment for the wine we purchased. The amount was settled in 2017.

Transactions with Ms. Yan Zhang

Ms. Yan Zhang was a senior officer of our company. In 2016, we lent Ms. Zhang RMB150.0 million to set up a company as part of the deal structure in an investment by GTI. The loan is unsecured and bear an annual interest rate of 3.5% and is repayable upon demand before December 31, 2017. In 2016 and 2017, Ms. Zhang repaid RMB30.0 million and RMB128.1 million, respectively and we recorded interest income of RMB4.6 million and RMB3.5 million (US$0.5 million) for the respective years. The loan was fully repaid in 2017.

In July 2017, we entered into a share transfer agreement with a company controlled by Ms. Zhang to sell its 45.29% equity interest in Wiselong Enterprise Management Co., Ltd., for a cash consideration of RMB23.4 million (US$3.6 million). We recognized a disposal gain of RMB1.6 million (US$0.3 million) in 2017.

Transactions with Steigenberger (Beijing) Hotel Management Co., Ltd.

Steigenberger (Beijing) Hotel Management Co., Ltd., or Steigenberger, is an equity investee of ours. In 2017, we made a loan to Steigenberger, and the outstanding amount of such loan as of December 31, 2017 was RMB225.0 thousand (US$34.6 thousand).

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are governed by our amended and restated memorandum and articles of association, or our articles, and the Companies Law (2016 Revision) of the Cayman Islands, which we refer to as the Cayman Companies Law, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital was US$250,000,000 divided into (i) 400,000,000 Class A ordinary shares, par value US$0.50 per share, and (ii) 100,000,000 Class B ordinary shares, par value US$0.50 per share. Upon the completion of this offering, we will have 75,989,300 Class A ordinary shares and 34,762,909 Class B ordinary shares issued and outstanding, reflecting the issuance by us of 19,400,000 Class A ordinary shares pursuant to this offering.

Our amended and restated memorandum and articles of association currently effective, which we refer to as our articles, were adopted on March 11, 2018.

The following are summaries of certain material provisions of our articles and the Cayman Companies Law insofar as they relate to the material terms of our shares.

Shares

General

All of our issued and outstanding shares are fully paid and non-assessable. Our shares are issued in registered form, and are issued when registered in our register of shareholders. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. We may not issue shares to bearer.

Dividends

The holders of our shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Our share capital is currently divided into two classes of shares. Upon completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one (1) vote per share and holders of Class B ordinary shares are entitled to three (3) votes per share, in respect of matters requiring the votes of shareholders of our Company if such Class B ordinary share is owned by GTI, Mr. Alex S. Xu, our founder, chairman and chief executive officer, Mr. Alex S. Xu’s family trusts or his or the family trust’s designated transferees.

Voting at any meeting of shareholders is by poll.

Transfer of Shares

Any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in any usual or common form or any other form approved by our board of directors, executed by or on behalf of the transferor.

Our board of directors may, in its absolute discretion, decline to register any transfer of any share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of any share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	the share transferred is fully paid and free of any lien in favor of us;

•	any fee related to the transfer has been paid to us; and

•	in the case of any transfer to joint holders, the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they shall within two months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Winding Up

On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

The liquidator may, with the sanction of a special resolution of our shareholders, divide amongst the shareholders in species or in kind the whole or any part of the assets of our Company, and may for such purpose set such value as the liquidator deems fair upon any property to be divided as aforesaid and may determine how the division shall be carried out as between our shareholders or different classes of shareholders.

We are a “limited liability” company registered under the Cayman Companies Law, and under the Cayman Companies Law, the liability of our shareholders is limited to the amount, if any, unpaid on the shares respectively held by them. Our memorandum of association contains a declaration that the liability of our members is so limited.

Redemption, Repurchase and Surrender of Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by special resolution of our shareholders. Our Company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or as otherwise authorized by our articles. Under the Cayman Companies Law, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Law no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares outstanding or (iii) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders (or any of them) for any amounts unpaid on their shares in a notice served to such shareholders at least fourteen calendar days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obliged by the Cayman Companies Law to call shareholders’ annual general meetings. Our articles provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors or by our chairman. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present in person or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.

The Cayman Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that upon the requisition of shareholders representing in aggregate not less than one-third of all the votes attaching to the issued shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Proceedings of Board of Directors

Our articles provide that our business is to be managed and conducted by our board of directors. The quorum necessary for board meetings may be fixed by the board and, unless so fixed at another number, will be a majority of the directors.

Our articles provide that the board may from time to time at its discretion exercise all powers of our company to raise capital or borrow money, to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of our company and issue debentures, bonds and other securities of our company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Changes in Capital

Our shareholders may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them, into shares of a smaller amount; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Inspection of Books and Records

Holders of our shares will have no general right under the Cayman Companies Law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Exempted Company

We are an exempted company with limited liability duly incorporated and validly existing under the Cayman Companies Law. The Cayman Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value, negotiable or bearer shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares in the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). Upon the completion of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We may follow home country practice for certain corporate governance practices after the completion of this offering which may differ from the Corporate Governance Rules of the New York Stock Exchange. The listing requirements of the New York Stock Exchange require that every listed company hold an annual general meeting of shareholders. In addition, our articles allow our directors to call extraordinary general meetings of our shareholders pursuant to the procedures set forth in our articles.

Differences in Corporate Law

The Cayman Companies Law is derived, to a large extent, from the older Companies Acts of England, but does not follow recent statutory enactments in England and accordingly there are significant differences between the Cayman Companies Law and the current Companies Act of England. In addition, the Cayman Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Cayman Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Law. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separately from the statutory provisions relating to mergers and consolidations, the Cayman Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Law.

The Cayman Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months of the offer being made, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

•	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

•	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

•	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Companies Law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our articles, as amended and restated from time to time, for a proper purpose and in what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles allow our shareholders holding in aggregate not less than one-third of all the votes attaching to the issued shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles, directors may be removed by special resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the fiduciary duties owed by our directors do require that such transactions must be entered into bona fide in the best interests of our company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Law, our company may be wound up by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our articles, if our share capital is divided into more than one class of shares, we may materially adversely vary the rights attached to any class only with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Law and our articles, our articles may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our articles governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Under our articles, our board of directors is empowered to issue or allot shares or grant options, restricted shares, restricted share units, share appreciation rights, dividend equivalent rights, warrants and analogous equity-based rights with or without preferred, deferred, qualified or other special rights or restrictions. In particular, pursuant to our articles, our board of directors has the authority, without further action by the shareholders, to issue all or any part of our capital and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions therefrom, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our shares. Our board of directors, without shareholder approval, may issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of our shares. Subject to the directors’ fiduciary duty of acting in the best interests of our company, preferred shares can be issued quickly with terms calculated to delay or prevent a change in control of us or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of the shares, and may adversely affect the voting and other rights of the holders of shares.

History of Securities Issuances

Securities Issuance by Us Since Our Incorporation

In November 2017, GTI subscribed for a total of 48,635,251 Class A ordinary shares and 42,716,957 Class B ordinary shares of us with the entire share capital of GreenTree Samoa it then held.

On March 11, 2018, we redesignated 7,954,048 of our Class B ordinary shares as Class A ordinary shares.

Share Options

Our 2018 share incentive plan provides for the grant of options restricted, shares and restricted share units, collectively referred to as awards. Up to 9,000,000 Class A ordinary shares upon exercise of awards may be granted under the 2018 share incentive plan. As of the date of this prospectus, the number of shares which may be issued pursuant to all outstanding options under the 2018 share incentive plan is 1,703,000.

For additional information, see “Management — Share Incentive Plan.”

Outstanding Right Exchangeable with our Shares

In April 2017, we purchased 30% of the equity interest in Yibon Hotel Group Co., Ltd., or Yibon, together with a group of investors that are not related to us. The investment agreement provides that, among other things, the co-investors have the right to exchange their equity interests in Yibon into shares of our company once a listing application is filed with the New York Stock Exchange. In December 2017, we entered into a supplemental agreement with the co-investors to amend their exchange rights. The supplemental agreement provides that if Yibon’s financial statements prepared in accordance with U.S. GAAP and audited by a Big Four accounting firm is made available by April 30, 2020, any of the co-investors may exchange their equity interest in Yibon into our shares. The number of shares deliverable upon exchange will be based on a formula of a “PE ratio”, multiplied by Yibon’s 2019 earnings (after excluding non-recurring items), multiplied by the percentage equity interest in Yibon held by the exchanging holder, and divided by our company’s average closing price for the 20 trading days immediately before Yibon’s 2019 audited financial statements are provided by the exchanging shareholders. The PE ratio is defined as our company’s average closing price for the 20 trading days immediately before Yibon’s 2019 audited financial statements are provided by the exchanging shareholders divided by our company’s earnings (after excluding non-recurring items) per share for 2019. As of the date of this prospectus, all 70% of Yibon’s equity holders have executed the supplement agreement.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of one (1) Class A ordinary share, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

•

Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

•	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

•	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

•	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

•	Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of six months after the completion of this offering. The six-month lock up period is subject to adjustment under certain circumstances as described in the section entitled “Shares Eligible for Future Sales — Lock-up Agreements.”

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•  To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•	are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

•	are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•	disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

•	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

In the deposit agreement, we agree to indemnify the depositary under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•	compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have 19,400,000 ADSs outstanding representing approximately 17.5% of our shares. In addition, options to purchase an aggregate of 1,703,000 shares will be outstanding upon the completion of this offering.

All of the ADSs sold in this offering and the Class A ordinary shares they represent will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding shares immediately prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted shares may also be sold outside of the U.S. to non-U.S. persons in accordance with Rule 904 of Regulation S under the Act. This prospectus may not be used in connection with any resale of our ADSs acquired in this offering by our affiliates.

Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our shares or ADSs, and while we have applied to list our ADSs on the New York Stock Exchange, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our shares not represented by ADSs.

Lock-up Agreements

We have agreed, subject to certain exceptions, not to offer, pledge, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our shares, in the form of ADSs or otherwise, for a period of six months after the date of this prospectus, subject to certain exceptions.

GTI, our sole shareholder, has agreed that it will not sell, grant any right or warrant to purchase, lend, make any short sale, file a registration statement, or make any demand for or exercise any right to file a registration statement with the Securities and Exchange Commission, with respect to, or otherwise dispose of directly or indirectly (including, without limitation, by entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership interests), whether any of these transactions are to be settled by delivery of ADSs, our ordinary shares or other securities of our company that are substantially similar to our ordinary shares or ADSs, in cash or otherwise, or publicly disclose the intention to do any of the foregoing, subject to certain exceptions.

In addition, after the completion of this offering, GTI intends to register and distribute to each of its shareholders not more than 60% of the number of our shares that represent the percentage of such shareholders’ ownership in GTI as of the closing date of this offering. As a condition to receiving our shares, GTI’s shareholders will be required to enter into lock-up agreements with us to agree, among others, not to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend, make any short sale, file a registration statement, or make any demand for or exercise any right to file a registration statement, under the Securities Act or otherwise dispose of any of our shares prior to the expiry of a six month period following the date of this prospectus. The number of our shares subject to such lock-up agreements will be reduced by 25% at the end of the six month period following the date of this prospectus and each six month period thereafter through the two-year anniversary of the date of this prospectus.

After the expiration of the six month period following the date of this prospectus, the shares or ADSs held by our directors, executive officers and certain other securityholders may be sold subject to the restrictions under Rule 144 under the Securities Act or other exemptions from registration with the SEC or by means of SEC-registered public offerings.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•	1% of the number of our shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 1,107,522 shares immediately after this offering; and

•	the average weekly trading volume of our ADSs on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased shares under a written compensatory plan or contract may be entitled to sell such shares in the U.S. in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following is a general summary of the material Cayman Islands, People’s Republic of China and U.S. federal income tax consequences relevant to an investment in our ADSs and Class A ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the U.S. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ADSs and Class A ordinary shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Maples and Calder (Hong Kong) LLP, our special Cayman Islands counsel. To the extent that this discussion relates to matters of PRC tax laws and regulations, it is the opinion of Zhonglun W&D Law Firm, our special PRC counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of dividends or capital to any holder of our shares or ADSs, nor will gains derived from the disposal of our shares or ADSs be subject to Cayman Islands income or corporation tax. No stamp duty is payable in respect of the issue of our shares or on an instrument of transfer in respect of our shares.

Pursuant to Section 6 of the Tax Concessions Law (2011 Revision) of the Cayman Islands, we have obtained an undertaking from the Financial Secretary of the Cayman Islands:

(1) that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

(2) in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of our company; or

(ii)	by way of the withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concessions Law (2011 Revision).

The undertaking is for a period of twenty years from November 3, 2017.

People’s Republic of China Taxation

Income Tax and Withholding Tax

In March 2007, the National People’s Congress of China enacted the PRC Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008.

The EIT Law applies a uniform 25% enterprise income tax rate to PRC resident enterprises, including both foreign-invested enterprises and domestic enterprises. The EIT Law imposes an enterprise income tax of 10% on dividends distributed by a foreign-invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered a “nonresident enterprise” without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding tax rate. The Cayman Islands, where we are incorporated, does not have such a tax treaty with China. Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% withholding tax if we are considered a “non-resident enterprise” under the EIT Law.

The EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises.” The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” The State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in China, which include: (a) the location where senior management members responsible for an enterprise’s daily operations discharge their duties; (b) the location where financial and human resource decisions are made or approved by organizations or persons; (c) the location where the major assets and corporate documents are kept; and (d) the location where more than half (inclusive) of all directors with voting rights or senior management have their habitual residence. In addition, the SAT issued the Administrative Measures on Income Taxes of Chinese-controlled Offshore Incorporated Resident Enterprises (Trial Implementation), or Tax Trial Measures, on July 27, 2011, effective September 1, 2011, providing more guidance on the implementation of Circular 82. The Tax Trial Measures clarify matters including resident status determination, post-determination administration and competent tax authorities. Both Circular 82 and the Tax Trial Measures apply only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups and are not applicable to our case. But the determining criteria set forth in Circular 82 and the Tax Trial Measures may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals. As such, it is still unclear if the PRC tax authorities would determine that, notwithstanding our status as the Cayman Islands holding company of our operating business in China, we should be classified as a PRC “resident enterprise.”

While we do not currently consider our company or any of our overseas subsidiaries to be a China resident enterprise, there is a risk that the PRC tax authorities may deem our company as a PRC resident enterprise since a substantial majority of the members of our management team are located in China, in which case we would be subject to the PRC enterprise income tax at the rate of 25% on worldwide income. If the Chinese tax authorities determine that we are a resident enterprise, non-PRC shareholders and ADS holders may be subject to PRC withholding tax upon dividends payable by us and gains on the sale of ordinary shares or ADSs may be subject to a PRC income tax. Any such PRC tax would generally be imposed at a rate of 10% in the case of a non-PRC enterprise holder and at a rate of 20% in the case of a non-PRC individual holder unless such holder is eligible for the benefits of a tax treaty that provides for a reduced rate. It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

Value-added Tax

On March 23, 2016, the Ministry of Finance of China and the State Administration of Taxation of China jointly issued the Circular on the Nationwide Implementation of Pilot Program for the Collection of Value Added-Tax Instead of Business Tax, or Circular 36, which became effective on May 1, 2016. Subsequent to the effectiveness of Circular 36, most of our PRC subsidiaries’ business will be subject to value-added tax, or VAT, at a rate of 6% and they would be permitted to offset input VAT by providing valid VAT invoices received from vendors against their VAT liability.

According to Circular 36, the entities and individuals providing the services within the PRC shall be subject to VAT. The services are treated as being provided within the PRC where either the service provider or the service recipient is located in the PRC. The services subject to VAT include the provision of financial services such as transferring financial instruments. Based on the definition of “financial instruments” under Circular 36, the ADSs and/ shares are likely to be treated as financial instruments. As such, where a holder of the ADSs and/ shares who is an entity or individual located outside of the PRC re-sells the ADSs and/ shares to an entity or individual located outside of the PRC and derives any gain, since neither the service provider nor the service recipient is located in the PRC, theoretically Circular 36 does not apply and the buyer does not have the obligation to withhold the VAT or the local levies. However, there is uncertainty as to the applicability of VAT if either the seller or buyer of ADSs and/ shares is located within the PRC.

Material U.S. Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our ADSs and shares as of the date hereof. This summary is only applicable to ADSs and shares held as capital assets by a U.S. Holder (as defined below).

As used herein, the term “U.S. Holder” means a beneficial owner of our ADSs or shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our ADSs or shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a person required to accelerate the recognition of any item of gross income with respect to our ADSs or shares as a result of such income being recognized on an applicable financial statement;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of our stock by vote or value;

•	a partnership or other pass-through entity for U.S. federal income tax purposes; or

•	a person whose “functional currency” is not the U.S. dollar.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our ADSs or shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ADSs or shares, you should consult your tax advisors.

This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local or non-U.S. tax laws. If you are considering the purchase, ownership or disposition of our ADSs or shares, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

ADSs

If you hold ADSs, for U.S. federal income tax purposes, you generally will be treated as the owner of the underlying shares that are represented by such ADSs. Accordingly, deposits or withdrawals of shares for ADSs will not be subject to U.S. federal income tax.

Taxation of Dividends

Subject to the discussion under “— Passive Foreign Investment Company” below, the gross amount of any distributions on the ADSs or shares (including any amounts withheld to reflect Chinese withholding taxes) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. Holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the U.S. We have applied to list the ADSs on the New York Stock Exchange. Provided that the listing is approved, U.S. Treasury Department guidance indicates that our ADSs will be readily tradable on an established securities market in the U.S. Thus, subject to the discussion under “— Passive Foreign Investment Company” below, we believe that dividends we pay on our ADSs will meet the conditions required for the reduced tax rate. Since we do not expect that our shares will be listed on an established securities market, we do not believe that dividends that we pay on our shares that are not represented by ADSs will meet the conditions required for these reduced tax rates. There also can be no assurance that our ADSs will continue to be readily tradable on an established securities market in later years. Consequently, there can be no assurance that dividends paid on our ADSs will continue to be afforded the reduced tax rates. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the U.S. In the event that we are deemed to be a China resident enterprise under the Chinese tax law (see “Taxation — People’s Republic of China Taxation” above), we may be eligible for the benefits of the income tax treaty between the U.S. and China, or the Treaty. In that case, dividends we pay on our shares would be eligible for the reduced rates of taxation whether or not the shares are readily tradable on an established securities market in the U.S., and whether or not the shares are represented by ADSs. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your tax advisors regarding the application of these rules given your particular circumstances.

Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a passive foreign investment company, or PFIC, in the taxable year in which such dividends are paid or in the preceding taxable year (see “— Passive Foreign Investment Company” below).

In the event that we are deemed to be a Chinese resident enterprise under the Chinese tax law, you may be subject to Chinese withholding taxes on dividends paid to you with respect to the ADSs or shares. See “Taxation — People’s Republic of China Taxation.” In that case, subject to certain conditions and limitations (including a minimum holding period requirement), Chinese withholding taxes on dividends may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or shares will be treated as foreign source income and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the distribution ordinarily would be treated, first, as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs or shares), and, second, the balance in excess of adjusted basis generally would be taxed as capital gain recognized on a sale or exchange. However, we do not expect to determine our earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that distributions will generally be reported to the Internal Revenue Service, or IRS, and taxed to you as dividends (as discussed above), even if they might ordinarily be treated as a tax-free return of capital or as capital gain.

Passive Foreign Investment Company

In general, we will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income, or

•	at least 50% of the value (based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person), as well as gains from the sale of assets (such as stock) that produce passive income, foreign currency gains, and certain other categories of income. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of determining whether we are a PFIC, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not expect to be a PFIC for the foreseeable future (not including the current taxable year), although there can be no assurance in this regard, since the determination of our PFIC status cannot be made until the end of a taxable year and depends significantly on the composition of our assets and income throughout the year.

It is unclear, however, whether we will be a PFIC for the current taxable year. If a CFC is a “publicly traded corporation” for the taxable year, the PFIC asset test is applied based on the value of the CFC’s assets. Otherwise, the asset test is applied based on the adjusted tax bases of the CFC’s assets as determined for the purposes of computing earnings and profits under U.S. federal income tax principles. We are a CFC for the current taxable year, and while we expect to become a publicly traded corporation sometime close to the end of our first quarter, it is unclear how the asset test will apply to us in respect of our current taxable year, as it is not clear how the asset test should be applied to a CFC in respect of its taxable year in which it becomes a publicly traded corporation (specifically, it is not clear whether the CFC can be treated as a “publicly traded corporation” for the taxable year). If we are not treated as a publicly traded corporation for the current taxable year, there is a significant risk that we will be treated as a PFIC. You should consult your tax advisors about how to apply the asset test with respect to us for the current taxable year.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. For taxable years in which we are treated as a publicly traded corporation, or for which we are no longer a CFC, the calculation of the value of our assets will be based, in part, on the quarterly market value of our ADSs, which is subject to change. Therefore, a decrease in the market value of our ADSs may also result in our becoming a PFIC.

If we are a PFIC for any taxable year during which you hold our ADSs or shares and you do not make a timely mark-to-market election, as described below, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of ADSs or shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold our ADSs or shares, you will generally be subject to the special tax rules described above for that year and for each subsequent year in which you hold the ADSs or shares (even if we do not qualify as a PFIC in any subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your ADSs or shares had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your tax advisor about this election.

In certain circumstances, in lieu of being subject to the special tax rules discussed above, you may make a mark-to-market election with respect to your ADSs or shares provided such ADSs or shares are treated as “marketable stock.” The ADSs or shares generally will be treated as marketable stock if the ADSs or shares are “regularly traded” on a “qualified exchange or other market” (within the meaning of the applicable Treasury regulations). Under current law, the mark-to-market election may be available to holders of ADSs if the ADSs are listed on the New York Stock Exchange, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for purposes of the mark-to-market election. It should also be noted that it is intended that only the ADSs and not the shares will be listed on the New York Stock Exchange. Consequently, if you are a holder of shares that are not represented by ADSs, you generally will not be eligible to make a mark-to-market election.

If you make an effective mark-to-market election, for each taxable year that we are a PFIC, you will include as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted basis in the ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of your ADSs in a year that we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

Your adjusted basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or other market, or the IRS consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

A different election, known as the “qualified electing fund” or “QEF” election is generally available to holders of PFIC stock, but requires that the corporation provide the holders with a “PFIC Annual Information Statement” containing certain information necessary for the election, including the holder’s pro rata share of the corporation’s earnings and profits and net capital gains for each taxable year, computed according to U.S. federal income tax principles. We do not intend, however, to determine our earnings and profits or net capital gain under U.S. federal income tax principles, nor do we intend to provide U.S. Holders with a PFIC Annual Information Statement. Therefore, you should not expect to be eligible to make this election.

If we are a PFIC for any taxable year during which you hold our ADSs or shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

You will generally be required to file IRS Form 8621 if you hold our ADSs or shares in any year in which we are classified as a PFIC. You are urged to consult your tax advisors concerning the U.S. federal income tax consequences of holding ADSs or shares if we are considered a PFIC in any taxable year.

Taxation of Capital Gains

For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of ADSs or shares in an amount equal to the difference between the amount realized for the ADSs or shares and your adjusted basis in the ADSs or shares. Subject to the discussion under “—Passive Foreign Investment Company” above, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the ADSs or shares for more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss. However, if we are treated as a Chinese resident enterprise for Chinese tax purposes and Chinese tax is imposed on any gain, and if you are eligible for the benefits of the Treaty, you may elect to treat such gain as foreign source gain. If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as foreign source, then you may not be able to use the foreign tax credit arising from any Chinese tax imposed on the disposition of our ADSs or shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). You are urged to consult your tax advisors regarding the tax consequences if any Chinese tax is imposed on gain on a disposition of our ADSs or shares, including the availability of the foreign tax credit and the election to treat any gain as foreign source, under your particular circumstances.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of our ADSs or shares and the proceeds from the sale, exchange or other disposition of our ADSs or shares that are paid to you within the U.S. (and in certain cases, outside the U.S.), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement dated the date of this prospectus with respect to the ADSs being offered. Under the terms and subject to the conditions in the underwriting agreement, the underwriters named below, for whom Morgan Stanley & Co. International plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as representatives, have severally agreed to purchase the number of ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. International plc
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
ICBC International Securities Limited

Total:	19,400,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,910,000 additional ADSs from us at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,910,000 ADSs.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	US$	US$	US$
Underwriting discounts and commissions to be paid by us	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$            . We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to US$            .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

We have applied to list our ADSs on the New York Stock Exchange under the trading symbol “GHG”.

We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending six months after the date of this prospectus (the “restricted period”):

•	offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend, make any short sale, or otherwise dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ordinary shares or ADSs; or

•	file any registration statement with the Securities and Exchange Commission relating to the offering of our ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs, whether any such transaction described above is to be settled by delivery of our ordinary shares or ADSs or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of ordinary shares or ADSs to the underwriters pursuant to the underwriting agreement;

•	the issuance by the Company of ordinary shares or ADSs upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares or ADSs , provided that (i) such plan does not provide for the transfer of ordinary shares or ADSs during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of ordinary shares or ADSs may be made under such plan during the restricted period.

The representatives, in their sole discretion, may release our ordinary shares and ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

GTI, our sole shareholder, has agreed that, without our prior written consent and the prior written consent of the representatives on behalf of the underwriters, it will not offer, sell, contract to sell, grant any option to purchase, lend, make any short sale, file a registration statement, or make any demand for or exercise any right to file a registration statement with the Securities and Exchange Commission, with respect to, or otherwise dispose of directly or indirectly (including, without limitation, by entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership interests), whether any of these transactions are to be settled by delivery of ADSs, our ordinary shares or other securities of our company that are substantially similar to our ordinary shares or ADSs, in cash or otherwise, or publicly disclose the intention to do any of the foregoing, subject to certain exceptions.

Our prior written consent and the prior written consent of the representatives on behalf of the underwriters are required to release our ordinary shares and ADSs and other securities subject to the lock-up agreements above in whole or in part at any time during the six month period following the date of this prospectus.

In addition to the foregoing, after the completion of this offering, GTI intends to register and distribute to each of its shareholders not more than 60% of the number of our shares that represent the percentage of such shareholders’ ownership in GTI as of the closing date of this offering. As a condition to receiving our shares, GTI’s shareholders will be required to enter into lock-up agreements with us to agree, among others, not to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend, make any short sale, file a registration statement, or make any demand for or exercise any right to file a registration statement, under the Securities Act or otherwise dispose of any of our shares prior to the expiry of a six month period following the date of this prospectus. The number of our shares subject to such lock-up agreements will be reduced by 25% at the end of the six month period following the date of this prospectus and each six month period thereafter through the two-year anniversary of the date of this prospectus.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

ICBC International Securities Limited is underwriting and distributing the ADSs outside the United States.

Pricing of the Offering

Prior to this offering, there has been no public market for the ADSs. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved up to 5% of the ADSs being offered by this prospectus for sale to and purchase by our directors, officers, employees, business associates and related persons at the initial public offering price through a directed share program in accordance with applicable laws. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or a portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs.

Selling Restrictions

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ADSs may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act. The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any ADSs recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs which are the subject of the offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of ADSs which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany, or Germany, or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to

ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs may not be distributed in Italy except:

•	to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended, or the Decree No. 58, and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

•	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended, or the Banking Law, Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in

Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

The ADSs have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

•	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA,

•	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

•	Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the ADSs described herein. The ADSs may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the ADSs have been or will be filed with or approved by any Swiss regulatory authority. The ADSs are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the ADSs will not benefit from protection or supervision by such authority.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

United Arab Emirates (Excluding the Dubai International Financial Center)

The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates, or U.A.E., other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.

The information contained in this prospectus does not constitute a public offer of ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21 of the FSMA does not apply to us; and

•	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

US$
SEC registration fee	49,997
New York Stock Exchange listing fee	139,240
Financial Industry Regulatory Authority filing fee	60,737
Printing and engraving expenses	800,000
Legal fees and expenses	3,215,176
Accounting fees and expenses	522,000
Miscellaneous	800,000

Total	5,587,150

These expenses will be borne by us, except for underwriting discounts and commissions, which will be borne by us.

LEGAL MATTERS

We are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters of U.S. federal securities and New York state law. Certain legal matters of U.S. federal securities and New York state law in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Zhonglun W&D Law Firm and for the underwriters by King & Wood Mallesons. Simpson Thacher & Bartlett LLP and Maples and Calder (Hong Kong) LLP may rely upon Zhonglun W&D Law Firm with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon King & Wood Mallesons with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of December 31, 2015, 2016 and 2017 and for each of the three years in the period ended December 31, 2017 included in the prospectus and the registration statement have been audited by Ernst & Young Hua Ming LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. Such financial statements are included in reliance upon the report given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP are located at 50/F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, China.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying Class A ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon the completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of GreenTree Hospitality Group Ltd. :

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GreenTree Hospitality Group Ltd. (the “Company”) as of December 31, 2015, 2016 and 2017, and the related consolidated statements of comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2015, 2016 and 2017, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young Hua Ming LLP

We have served as the Company’s auditor since 2012.

Shanghai, the People’s Republic of China

February 9, 2018

GREENTREE HOSPITALITY GROUP LTD.

CONSOLIDATED BALANCE SHEETS

		As of December 31,
		2015	2016	2017	2017	2017	2017
	Notes	RMB	RMB	RMB	USD	RMB	USD
						Pro forma Shareholders’ Equity (Note 2)
						Unaudited
ASSETS
Current assets:
Cash and cash equivalents		505,856,520	896,782,935	161,963,665	24,893,360
Restricted cash		65,000,000	190,200,000	—	—
Short-term investments		185,000,000	—	781,850,000	120,168,145
Trading securities		213,614,400	273,492,193	307,754,960	47,301,071
Accounts receivable, net of allowance for doubtful accounts of RMB4,972,071, RMB4,260,207 and RMB4,714,042 (USD724,535) as of December 31, 2015, 2016 and 2017 respectively		36,864,832	36,435,108	53,882,894	8,281,649
Amounts due from related parties	15	59,717,034	149,431,698	3,248,692	499,315
Prepaid rent		14,715,783	12,841,222	4,292,472	659,741
Inventories		1,897,635	1,844,155	2,355,154	361,981
Other current assets		10,993,551	21,011,601	127,269,801	19,561,009
Loans receivable, net	3	22,510,357	—	6,600,000	1,014,401
Deferred tax assets	12	15,297,597	19,337,708	36,207,884	5,565,050

Total current assets		1,131,467,709	1,601,376,620	1,485,425,522	228,305,722

Amounts due from related parties	15	—	—	2,600,000	399,613
Restricted cash		—	—	3,000,000	461,092
Property and equipment, net	4	141,394,209	110,436,301	96,669,251	14,857,792
Intangible assets, net	5	5,981,076	4,927,259	3,727,383	572,888
Goodwill	6	2,959,183	2,959,183	2,959,183	454,818
Long-term investments	7	81,158,345	35,497,064	122,508,832	18,829,263
Other assets		8,318,856	82,213,203	5,741,301	882,422
Deferred tax assets	12	35,870,637	38,341,650	33,351,457	5,126,025

TOTAL ASSETS.		1,407,150,015	1,875,751,280	1,755,982,929	269,889,635

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable		7,567,194	7,701,294	7,293,341	1,120,966
Advance from customers		18,468,583	35,778,906	33,662,363	5,173,810
Amounts due to related parties	15	32,276,966	182,925	473,018	72,702
Salary and welfare payable		31,148,402	37,070,609	44,577,683	6,851,464
Deferred rent		2,362,216	2,492,094	2,916,205	448,213
Deferred revenue		74,242,772	96,886,986	109,101,986	16,768,668
Accrued expenses and other current liabilities	8	107,311,155	212,730,917	293,741,951	45,147,311
Income tax payable		74,014,470	80,076,960	103,830,578	15,958,468
Dividends payable		—	—	39,691,103	6,100,411	189,336,003	29,100,411
Deferred tax liabilities	12	18,416,172	18,595,997	27,745,951	4,264,475

Total current liabilities		365,807,930	491,516,688	663,034,179	101,906,488

GREENTREE HOSPITALITY GROUP LTD.

CONSOLIDATED BALANCE SHEETS — (Continued)

		As of December 31,
		2015	2016	2017	2017	2017	2017
	Notes	RMB	RMB	RMB	USD	RMB	USD
						Pro forma Shareholders’ Equity (Note 2)
						Unaudited
Deferred rent		45,386,866	39,321,269	23,050,635	3,542,818
Deferred revenue		76,857,692	104,469,422	144,258,584	22,172,138
Other long-term liabilities		47,608,692	99,987,846	73,937,277	11,363,951
Deferred tax liabilities	12	15,809,604	9,844,679	5,797,260	891,023
Unrecognized tax benefits	12	78,476,252	103,688,865	113,299,633	17,413,835

Total liabilities.		629,947,036	848,828,769	1,023,377,568	157,290,253

Commitments and contingencies	16

Shareholders’ equity:
Class A ordinary shares (USD0.50 par value per share; 60,000,000 shares authorized; 48,635,252 shares issued and outstanding as of December 31, 2015, 2016 and 2017)	9	160,189,926	160,189,926	160,189,926	24,620,741	160,189,926	24,620,741
Class B ordinary shares (USD0.50 par value per share; 200,000,000 shares authorized; 42,716,957 shares issued and outstanding as of December 31, 2015, 2016 and 2017)	9	140,696,841	140,696,841	140,696,841	21,624,709	140,696,841	21,624,709
Additional paid-in capital		174,261,734	174,261,734	212,309,734	32,631,409	212,309,734	32,631,409
Retained earnings		308,450,940	556,468,509	223,134,889	34,295,204	73,489,989	11,295,204
Accumulated other comprehensive loss		(7,278,172)	(5,403,169)	(4,086,149)	(628,030)	(4,086,149)	(628,030)

Total GreenTree Hospitality Group Ltd. shareholders’ equity		776,321,269	1,026,213,841	732,245,241	112,544,033	582,600,341	89,544,033
Noncontrolling interests	12	881,710	708,670	360,120	55,349	360,120	55,349

Total shareholders’ equity	12	777,202,979	1,026,922,511	732,605,361	112,599,382	582,960,461	89,599,382

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		1,407,150,015	1,875,751,280	1,755,982,929	269,889,635

The accompanying notes are an integral part of these consolidated financial statements.

GREENTREE HOSPITALITY GROUP LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

		Year Ended December 31,
		2015	2016	2017	2017
	Notes	RMB	RMB	RMB	USD
Revenues:
Leased-and-operated hotels		204,761,213	183,772,609	189,134,406	29,069,426
Franchised-and-managed hotels (including franchise revenue from related parties of RMB667,343, RMB693,111 and RMB633,405 for the years ended December 31, 2015, 2016 and 2017, respectively)		397,987,162	421,576,522	535,632,128	82,325,151
Membership fees		31,972,224	42,439,476	53,365,279	8,202,093

Total revenues		634,720,599	647,788,607	778,131,813	119,596,670

Operating costs and expenses:
Hotel operating costs	10	(264,335,262)	(240,132,208)	(233,646,052)	(35,910,741)
Selling and marketing expenses		(24,643,289)	(26,609,110)	(45,032,441)	(6,921,359)
General and administrative expenses		(64,307,833)	(77,932,944)	(121,657,492)	(18,698,414)
Other operating expenses		(14,757,367)	(3,072,559)	(5,629,448)	(865,230)

Total operating costs and expenses		(368,043,751)	(347,746,821)	(405,965,433)	(62,395,744)
Other operating income		21,094,998	12,221,732	15,283,828	2,349,081

Income from operations		287,771,846	312,263,518	387,450,208	59,550,007
Interest income and other, net		19,642,825	22,039,369	26,238,440	4,032,774
Interest expense		—	—	(1,442,709)	(221,740)
Gains from trading securities		25,544,696	24,564,162	59,165,221	9,093,528
Other income (expense), net		—	1,321,699	1,191,211	183,086

Income before income taxes		332,959,367	360,188,748	472,602,371	72,637,655
Income tax expense	12	(80,077,298)	(83,923,610)	(186,651,155)	(28,687,757)

Income before share of loss in equity investees		252,882,069	276,265,138	285,951,216	43,949,898
Share of loss in equity investees, net of tax		(17,212,790)	(10,464,579)	(899,584)	(138,264)

Net income		235,669,279	265,800,559	285,051,632	43,811,634

Net loss attributable to noncontrolling interests		122,607	173,040	348,550	53,571

Net income attributable to ordinary shareholders		235,791,886	265,973,599	285,400,182	43,865,205

Net earnings per share:
Class A ordinary shares-basic and diluted	17	2.58	2.91	3.12	0.48
Class B ordinary shares-basic and diluted	17	2.58	2.91	3.12	0.48

Weighted average shares outstanding
Class A ordinary shares-basic and diluted	17	48,635,252	48,635,252	48,635,252	48,635,252
Class B ordinary shares-basic and diluted	17	42,716,957	42,716,957	42,716,957	42,716,957

Other comprehensive income, net of tax
— Foreign currency translation adjustments		1,977,966	1,875,003	1,317,020	202,422

Comprehensive income, net of tax		237,647,245	267,675,562	286,368,652	44,014,056
Comprehensive loss attributable to noncontrolling interests		122,607	173,040	348,550	53,571

Comprehensive income attributable to ordinary shareholders		237,769,852	267,848,602	286,717,202	44,067,627

The accompanying notes are an integral part of these consolidated financial statements.

GREENTREE HOSPITALITY GROUP LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In Renminbi, except share data, unless otherwise stated)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total GreenTree Hospitality Group Ltd. Shareholders’ Equity	Noncontrolling interests	Total Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2015	48,635,252	160,189,926	42,716,957	140,696,841	174,261,734	124,714,953	(9,256,138)	590,607,316	283,192	590,890,508
Distribution to the shareholders (Note 1)	—	—	—	—	—	(52,055,899)	—	(52,055,899)	—	(52,055,899)
Net income (loss)	—	—	—	—	—	235,791,886	—	235,791,886	(122,607)	235,669,279
Contribution from noncontrolling interests	—	—	—	—	—	—	—	—	721,125	721,125
Foreign currency translation adjustments	—	—	—	—	—	—	1,977,966	1,977,966	—	1,977,966

Balance at December 31, 2015	48,635,252	160,189,926	42,716,957	140,696,841	174,261,734	308,450,940	(7,278,172)	776,321,269	881,710	777,202,979

Distribution to the shareholders (Note 1)	—	—	—	—	—	(17,956,030)	—	(17,956,030)	—	(17,956,030)
Net income (loss)	—	—	—	—	—	265,973,599	—	265,973,599	(173,040)	265,800,559
Foreign currency translation adjustments	—	—	—	—	—	—	1,875,003	1,875,003	—	1,875,003

Balance at December 31, 2016	48,635,252	160,189,926	42,716,957	140,696,841	174,261,734	556,468,509	(5,403,169)	1,026,213,841	708,670	1,026,922,511

Distribution to the shareholders (Note 1)	—	—	—	—	—	(618,733,802)	—	(618,733,802)	—	(618,733,802)
Net income (loss)	—	—	—	—	—	285,400,182	—	285,400,182	(348,550)	285,051,632
Foreign currency translation adjustments	—	—	—	—	—	—	1,317,020	1,317,020	—	1,317,020
Share-based compensation (Note 11)	—	—	—	—	38,048,000	—	—	38,048,000	—	38,048,000

Balance at December 31, 2017	48,635,252	160,189,926	42,716,957	140,696,841	212,309,734	223,134,889	(4,086,149)	732,245,241	360,120	732,605,361

Balance at December 31, 2017 (USD)		24,620,741		21,624,709	32,631,409	34,295,204	(628,030)	112,544,033	55,349	112,599,382

The accompanying notes are an integral part of these consolidated financial statements.

GREENTREE HOSPITALITY GROUP LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Operating activities:
Net income	235,669,279	265,800,559	285,051,632	43,811,634
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,683,285	35,354,865	24,956,433	3,835,734
Impairment of long-lived assets	7,054,450	—	—	—
Share of loss in equity method investments	17,212,790	10,464,579	899,584	138,264
Gains from disposal of a long-term investment	—	(35,719,805)	(1,649,041)	(253,453)
Interest income	(17,633,492)	(15,310,169)	(14,698,429)	(2,259,107)
Interest expenses	—	—	1,442,709	221,740
Bad debt expense	2,267,966	1,866,310	483,610	74,329
Gains from trading securities	(25,544,696)	(24,564,162)	(59,165,221)	(9,093,528)
(Gain) loss on disposal of property and equipment	(3,562,984)	2,750,182	3,899,331	599,316
Foreign exchange (gain) loss	(3,452,204)	(4,452,855)	2,784,857	428,025
Share-based compensation	—	—	38,048,000	5,847,871
Income tax expenses related to dividend distribution	—	—	67,675,809	10,401,581
Changes in operating assets and liabilities:
Restricted cash	—	(10,200,000)	7,200,000	1,106,620
Accounts receivable	(2,693,631)	(1,436,586)	(17,931,396)	(2,756,005)
Prepaid rent	346,090	1,874,561	8,548,750	1,313,919
Inventories	(794,272)	53,480	(510,999)	(78,539)
Amounts due from related parties	1,460,735	16,804,025	13,816,640	2,123,579
Other current assets	(655,939)	(10,018,050)	(5,892,325)	(905,634)
Loans receivable	784,612	1,515,836	—	—
Other assets	(2,153,856)	849,292	1,728,263	265,629
Accounts payable	(298,932)	134,100	(407,953)	(62,701)
Amounts due to related parties	(3,692,141)	182,925	290,093	44,586
Salary and welfare payable	3,356,841	5,922,207	7,507,074	1,153,816
Deferred revenue	(1,846,762)	50,255,944	52,004,162	7,992,893
Advance from customers	13,302,339	17,310,323	(2,116,543)	(325,307)
Accrued expenses and other current liabilities	22,964,210	105,419,762	44,287,986	6,806,939
Income tax payable	9,092,880	6,062,490	20,753,618	3,189,773
Unrecognized tax benefits	45,132,492	25,212,613	9,610,768	1,477,148
Deferred rent	(5,544,725)	(5,935,719)	(15,846,523)	(2,435,566)
Other long-term liabilities	30,605,779	15,656,106	10,672,479	1,640,330
Deferred taxes	(5,759,033)	(12,296,224)	(6,777,448)	(1,041,675)

Net cash provided by operating activities	357,301,081	443,556,589	476,665,920	73,262,211

Investing activities:
Purchases of property and equipment	(12,956,807)	(5,837,534)	(16,552,148)	(2,544,019)
Purchases of intangible assets	(1,026,736)	(255,788)	(15,386)	(2,365)
Increase in long-term investments	(4,000,000)	(2,090,123)	(100,701,474)	(15,477,533)
Proceeds from disposal of a long-term investment	—	63,986,039	—	—
Advance to equity method investees	(13,911,076)	(14,200,539)	—	—
Prepayments for investments	—	(9,000,000)	—	—
Purchases of short-term investments	(653,336,900)	(368,000,000)	(781,850,000)	(120,168,145)

GREENTREE HOSPITALITY GROUP LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Proceeds from short-term investments	484,975,871	564,709,574	—	—
Proceeds from disposal of property and equipment	1,472,615	—	2,678,696	411,708
Purchases of trading securities	(13,484,140)	(164,576,117)	(39,972,398)	(6,143,645)
Loan to related parties	—	(150,000,000)	(3,500,000)	(537,940)
Repayment of loan from a related party	—	30,000,000	128,110,474	19,690,219
Repayment from a related party	—	—	8,671,250	1,332,747
Loan to franchisees	—	—	(6,600,000)	(1,014,401)
Bridge loan to a third party	(20,000,000)	—	—	—
Proceeds from disposal of trading securities	45,835,072	129,262,486	64,874,851	9,971,082

Net cash (used in) provided by investing activities	(186,432,101)	73,997,998	(744,856,135)	(114,482,292)

Financing activities:
Distribution to the shareholders (Note 1)	(52,055,899)	(17,956,030)	(579,042,699)	(88,997,233)
Income tax paid related to the above distribution	—	—	(64,675,809)	(9,940,490)
Restricted cash	—	(115,000,000)	180,000,000	27,665,493
Proceeds from short-term borrowings	—	—	60,000,000	9,221,831
Repayment of short-term borrowings	—	—	(61,442,709)	(9,443,571)
Contribution from noncontrolling interests	721,125	—	—	—

Net cash used in financing activities	(51,334,774)	(132,956,030)	(465,161,217)	(71,493,970)

Effect of exchange rate changes on cash and cash equivalents	5,430,170	6,327,858	(1,467,838)	(225,603)

Net increase (decrease) in cash and cash equivalents	124,964,376	390,926,415	(734,819,270)	(112,939,654)
Cash and cash equivalents at the beginning of the year	380,892,144	505,856,520	896,782,935	137,833,014

Cash and cash equivalents at the end of the year	505,856,520	896,782,935	161,963,665	24,893,360

Supplemental disclosure of cash flow information:
Interest expenses paid	—	—	(1,442,709)	(221,740)
Income taxes paid	(31,610,959)	(64,944,731)	(160,064,218)	(24,601,420)

Supplemental schedule of non-cash investing and financing activities:
Acquisition of investment through conversion of loan (Note 7)	—	20,000,000	—	—
Receivable from disposal of investment included in other assets (Note 7)	—	65,743,639	—	—
Unrealized gain from disposal of investment included in other long-term liabilities (Note 7)	—	36,723,048	—	—

The accompanying notes are an integral part of these consolidated financial statements.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

GreenTree Hospitality Group Ltd. (the “Company”) was incorporated in the Cayman Islands on October 18, 2017. Alex S. Xu is the founder, Chief Executive Officer (“CEO”) and controlling shareholder of the Company (through his shareholding of Class A ordinary shares and Class B ordinary shares of GreenTree Inns Hotel Management Group. Inc. (“GTI”) which account for 63.97% of the voting interest of the Company) (the “Founder”).

In preparation of its initial public offering in the United States, the Company had undergone a reorganization in 2017 whereby the Company became the parent entity of its consolidated subsidiaries. As part of the reorganization, the business operations of the consolidated subsidiaries were transferred to the Company. In return, the Company issued 48,635,251 Class A ordinary shares and 42,716,957 Class B ordinary shares to GTI, a company controlled by the Founder. (the “Reorganization”). Subsequent to the Reorganization, GTI became the sole shareholder of the Company.

As the Company, its subsidiaries are all under the control of the Founder, the reorganization was accounted for as a transaction under common control in a manner similar to a pooling of interests. Therefore, the accompanying consolidated financial statements have been prepared as if the corporate structure of the Company had been in existence since the beginning of the periods presented.

The Company paid dividends to GTI to fund the repurchase of ordinary shares by GTI of RMB52,055,899, RMB17,956,030 and RMB30,382,838 (USD4,669,756) for the years ended December 31, 2015, 2016 and 2017, respectively.

In conjunction with the Reorganization, pursuant to the board resolutions issued in December 2017, the

Company declared cash dividends of RMB588,350,964 (USD90,427,887) to GTI. RMB548,659,861 (USD84,327,477) of the dividend was paid in December 2017.

The Company and its subsidiaries are hereinafter referred to as the Group. The principal business activities of the Group are to develop leased-and-operated and franchised-and-managed economy hotels under the “GreenTree” brand in the PRC. The Group’s major direct and indirect invested subsidiaries consist of the following as of December 31, 2017:

Major subsidiaries	Percentage of Ownership	Date of Incorporation, Merger or Acquisition	Place of Incorporation	Major Operation
GreenTree Inns Hotel (Shanghai) Management, Inc.	100%	November 30, 2004	PRC	Hotel management
GreenTree Inns Hotel (China) Management, Inc.	100%	June 30, 2005	PRC	Hotel management
GreenTree Inns Jiangpu Hotel (Shanghai) Company Limited	100%	August 9, 2005	PRC	Hotel management
Hexie (Changzhou) Hotel Management Co., Ltd.	100%	September 14, 2006	PRC	Hotel management
GreenTree Inns Hotel (Jiangsu) Management, Inc.	100%	January 30, 2007	PRC	Hotel management
GreenTree Inns Hotel (Changning) Management, Inc.	100%	January 30, 2007	PRC	Hotel management

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Major subsidiaries	Percentage of Ownership	Date of Incorporation, Merger or Acquisition	Place of Incorporation	Major Operation
GreenTree Inns Hotel (Tianjin) Co., Ltd.	100%	August 2, 2007	PRC	Hotel management
GreenTree Inns Hotel (Zhejiang) Management, Inc.	100%	August 13, 2007	PRC	Hotel management
GreenTree Inns Hotel (Sichuan) Management, Inc.	100%	January 8, 2008	PRC	Hotel management
GreenTree Inns Hotel (Beijing) Management, Inc.	100%	March 17, 2008	PRC	Hotel management
Shiruide Hotel Management (Shanghai) Co., Ltd.	100%	February 16, 2009	PRC	Hotel management
Jinan Dongrunbao Inns Management Co., Ltd.	100%	April 22, 2009	PRC	Hotel management
GreenTree Suites Management Corp(“GreenTree Suites”)	100%	June 30, 2009	Cayman Islands	Investment holding
Pacific Hotel Investment, Inc.(“PHI”)	100%	June 30, 2009	Samoa	Investment holding
GreenTree Inns Hotel Management Group, Inc.(“GreenTree Samoa”)	100%	October 28, 2010	Samoa	Investment holding
GreenTree Hotels (Hong Kong), Limited	100%	February 17, 2011	Hong Kong	Investment holding
Shanghai Evergreen Technology Co., Ltd. (“Shanghai Evergreen”)	100%	October 20, 2011	PRC	Information technology services
Shanghai Beifu Industrial Co., Ltd. (“Shanghai Beifu”)	100%	February 25, 2014	PRC	Hotel management
Shenzhen Gegao Investment Management Co., Ltd.	100%	May 7, 2015	PRC	Investment holding
Yancheng Ruixin Hotel Management Co., Ltd.	70%	June 5, 2015	PRC	Hotel management
Shanghai Jingjia Hotel Co., Ltd	100%	February 15, 2017	PRC	Hotel management

Leased-and-operated hotels

The Group owns hotel property or leases hotel properties from property owners and is responsible for all aspects of hotel operations and management, including hiring, training and supervising the managers and employees required to operate the hotels. In addition, the Group is responsible for hotel development and customization to conform to the standards of the “GreenTree” brand, as well as repairs and maintenance, operating expenses and management of properties over the term of the lease, which ranges from 10 to 20 years.

Under the lease arrangements, the Group typically receives rental holidays of three to six months and pays fixed rent on a monthly or quarterly basis for the first three or five years of the lease term, after which the rental

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Leased-and-operated hotels (continued)

payments may be subject to an increase every three to five years. The Group recognizes rental expense on a straight-line basis over the lease term.

Franchised-and-managed hotels

The Group enters into franchise arrangements with property owners or franchisees who lease hotel properties from property owners for which the Group is not responsible for employee recruiting and compensation, except for the general manager of most franchised-and-managed hotel. Under a typical franchise agreement, the franchisee is required to pay an initial franchise fee and ongoing management service fees equal to a certain percentage of the revenues of the hotel. The franchisee is responsible for the costs of hotel development and customization and the costs of its operations. The term of the franchise agreement is 5 to 20 years and is renewable only upon mutual agreement between the Group and the franchisee.

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances are eliminated upon consolidation.

The Group evaluates its business activities and arrangements with the entities that operate the franchised-and-managed hotels to identify potential variable interest entities. Generally, these entities qualify for the business scope exception; therefore consolidation is not appropriate under the variable interest entity consolidation guidance.

Unaudited pro-forma shareholders’ equity

On February 8, 2018, a dividend of RMB149,644,900 (USD 23,000,000) was declared by the Company. The unaudited pro forma shareholders’ equity as of December 31, 2017, as adjusted for the assumed declaration of the dividend as of December 31, 2017, is set forth on the consolidated balance sheets.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences could be material to the consolidated financial statements.

The Group bases its estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Group’s consolidated financial statements include allowance for doubtful accounts receivable, impairment of loans receivable, impairment of equity-method investment, the useful lives and impairment of property and equipment and intangible assets, valuation allowance for deferred tax assets, impairment of goodwill, average

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Use of estimates (continued)

life of memberships, costs of awarded products and services related to its membership program and share-based compensation arrangements (Note 11).

Cash and cash equivalents

Cash and cash equivalents include cash on hand and time deposits placed with commercial banks or other financial institutions. The Group considers highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase of three months or less to be cash equivalents. All cash and cash equivalents are unrestricted as to withdrawal and use.

Restricted cash

Restricted cash comprise of deposits pledged with banks as security in relation to lawsuit compensation, the guarantee for lease agreement and the guarantees for related parties (Note 15(c)).

Short-term investments

Short-term investments include one-year time deposits and investments in wealth management products, where certain deposits with variable interest rates or principal not-guaranteed are placed with certain financial institutions. The Group accounts for short-term investments in accordance with ASC topic 320 (“ASC 320”), Investments — Debt and Equity Securities. The Group classifies the short-term investments in debt and equity securities as “held-to-maturity”, “trading” or “available-for-sale”, whose classification determines the respective accounting methods stipulated by ASC 320. Dividend and interest income, including amortization of the premium and discount arising at acquisition, for all categories of investments in securities, are included in earnings. Any realized gains or losses on the sale of the short-term investments, are determined on a specific identification method, and such gains and losses are reflected in earnings during the period in which gains or losses are realized. The securities that the Group has the positive intent and the ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost.

The securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Unrealized holding gains and losses for trading securities are included in earnings.

Investments not classified as trading or as held-to-maturity are classified as available-for-sale securities. Available-for-sale investments are reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income. Realized gains or losses are included in earnings during the period in which the gain or loss is realized. An impairment loss on the available-for-sale securities is recognized in the consolidated statements of income when the decline in value is determined to be other-than-temporary.

As of December 31, 2015, 2016 and 2017, wealth management products amount to RMB185,000,000, nil and RMB70,000,000 (USD10,758,803), respectively, whereas time deposits were nil, nil and RMB711,850,000 (USD109,409,342), respectively. Realized gains of RMB16,638,971, RMB11,709,574 and nil were recognized for the years ended December 31, 2015, 2016 and 2017, respectively.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Trading securities

The Group accounts for its investments in equity securities in accordance with ASC Subtopic 320 (“ASC 320”), Investments — Debt and Equity Securities. ASC 320 classifies the investments in equity securities as “trading” or “available-for-sale”, whose classification determines the respective accounting methods stipulated by the accounting standard for financial instruments. These securities are generally held for resale in anticipation of short-term market movements and therefore the Group classifies them as trading securities which are carried at fair value at each balance sheet date. Gains and losses, both realized and unrealized, are included in gains (losses) from trading securities in the consolidated statements of comprehensive income. As of December 31, 2015, 2016 and 2017, the trading securities amounted to RMB213,614,400, RMB273,492,193 and RMB307,754,960 (USD47,301,071), respectively, and realized gains of RMB17,073,465, RMB24,236,815 and RMB22,565,408 (USD3,468,240) were recognized for the years ended December 31, 2015, 2016 and 2017, respectively.

Accounts receivable, net of allowance for doubtful accounts

Trade receivables mainly consist of franchise fees receivable, rental amounts due from individual and corporate customers and travel agents, and sublease rental receivables due from third-party merchandisers, which are recognized and carried at the original invoice amounts less an allowance for doubtful accounts. The Group establishes an allowance for doubtful accounts primarily based on the age of the receivables and factors surrounding the credit risk of specific franchisees, customers, and merchandisers. Accounts receivable balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories mainly consist of small appliances, bedding and daily consumables. Small appliances and bedding are stated at cost, less accumulated amortization, and are amortized over their estimated useful lives, generally one year, from the time they are put into use. Daily consumables are expensed when used.

Loans receivable

Loans receivable represent amounts due from a third party individual and several third party corporates. Loans receivable are carried at the original loan principal and accrued interest, less an allowance for uncollectible accounts, as appropriate. The allowance for uncollectible accounts is estimated based on an assessment of the payment history, the existence of collateral, current information and events, and the facts and circumstances around the credit risk of the debtors.

Property and equipment, net

Property and equipment, net are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is provided using the straight line method over the following expected useful lives:

Leasehold improvements	Over the shorter of the lease term or estimated useful lives
Buildings	20 years
Furniture, fixtures and equipment	3-5 years
Motor vehicles	5 years

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Property and equipment, net (continued)

Construction in progress represents leasehold improvements under construction or being installed and is stated at cost. Cost comprises original cost of property and equipment, installation, construction and other direct costs. Construction in progress is transferred to leasehold improvements and depreciation commences when the asset is ready for its intended use.

Expenditures for repairs and maintenance are expensed as incurred, whereas the costs of betterments that extend the useful life of property and equipment are capitalized as additions to the related assets. Gain or loss on disposal of property and equipment, if any, is recognized in the consolidated statements of comprehensive income as the difference between the net sales proceeds and the carrying amount of the underlying asset.

Long-term investments

The Company’s long-term investments consist of cost method investments, equity method investments and a held-to-maturity investment.

The Group accounts for the investment in a private entity of which the Group owns less than 20% of the voting securities and does not have the ability to exercise significant influence over operating and financial policies of the entity as cost-method investment in accordance to ASC325-20, Investments – Other: Cost Method Investments. The Group’s cost-method investment is carried at historical cost in its consolidated financial statements and measured at fair value on a nonrecurring basis when there are events or changes in circumstances that may have a significant adverse effect. An impairment loss is recognized in the consolidated statements of comprehensive income equal to the excess of the investment’s cost over its fair value when the impairment is deemed other-than-temporary.

The Group uses the equity method in accordance to ASC323-10, Investments – Equity Method and Joint Ventures: Overall, to account for an equity investment over which it has significant influence but does not own a majority equity interest or otherwise control, generally accompanying a shareholding of between 20% and 50% of the voting rights. The share of earnings or losses of the investee are recognized in the consolidated statements of comprehensive income. Equity method adjustments include the Group’s proportionate share of investee income or loss, adjustments to recognize certain differences between the Group’s carrying value and its equity in net assets of the investee at the date of investment, impairments, and other adjustments required by the equity method.

The Group assesses its equity investment for other-than-temporary impairment by considering factors as well as all relevant and available information including, but not limited to, current economic and market conditions, the operating performance of the investees including current earnings trends, the general market conditions in the investee’s industry or geographic area, factors related to the investee’s ability to remain in business, such as the investee’s liquidity, debt ratios, and cash burn rate and other company-specific information.

Held-to-maturity investments are accounted for under ASC 320.

No impairment loss was recognized in any of the periods presented.

Business combinations

The Group accounts for all business combinations under the purchase method in accordance with ASC 805, Business Combinations. The cost of an acquisition is measured as the aggregate of the fair values at the date of

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Business combinations (continued)

exchange of the assets given, liabilities incurred, and equity instruments issued. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total of the cost of the acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the identifiable net assets of the acquiree, the difference is recognized directly in earnings.

The determination and allocation of fair values to the identifiable net assets acquired, liabilities assumed and noncontrolling interest is based on various assumptions and valuation methodologies requiring considerable judgment. The most significant variables in these valuations are discount rates, terminal values, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. The Group determines discount rates to be used based on the risk inherent in the acquiree’s current business model and industry comparisons. Although the Group believes that the assumptions applied in the determination are reasonable based on information available at the date of acquisition, actual results may differ from forecasted amounts and the differences could be material.

Intangible assets

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets acquired through business combinations are recognized as assets separate from goodwill if they satisfy either the “contractual-legal” or “separability” criterion, and are measured at fair value upon acquisition. Favorable leases from such business combination transactions are amortized over the remaining operating leave term. Reacquired rights represent the franchise right the Group previously granted to the acquiree through franchise agreements and are amortized over the next renewal date in the applicable agreement.

Amortization is computed using the straight-line method over the following estimated useful lives:

Trademark	10 years
Purchased software	5 years
Favorable leases	the remaining lease term
Reacquired rights	the remaining franchise term

The Group does not have any indefinite-lived intangibles other than goodwill.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the identifiable assets acquired less liabilities assumed of an acquired business. The Group’s goodwill at December 31, 2015, 2016 and 2017 was related to its acquisition of subsidiaries. The Group follows ASC subtopic 350-20, Intangibles-Goodwill and Other: Goodwill. Goodwill acquired in a business combination are not amortized, but instead tested for impairment at least annually, or more frequently if certain circumstances indicate a possible impairment may exist.

In accordance to ASC 350-20, the Group has assigned and assessed goodwill for impairment at the reporting unit level. A reporting unit is an operating segment or one level below the operating segment. The Group has determined that it has one reporting unit, which is also its only reportable segment.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Goodwill (continued)

The Group has the option to first assess qualitative factors to determine whether it is necessary to perform the two-step test in accordance with Accounting Standards Update (“ASU”) No. 2011-08 (“ASU 2011-08”), Testing Goodwill for Impairment. If the Group believes, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, the two-step quantitative impairment test described above is required. Otherwise, no further testing is required. In the qualitative assessment, the Group considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. In performing the two-step quantitative impairment test, the first step compares the carrying amount of the reporting unit to the fair value of the reporting unit based on either quoted market prices of the ordinary shares or estimated fair value using a combination of the income approach and the market approach. If the fair value of the reporting unit exceeds the carrying value of the reporting unit, goodwill is not impaired and the Group is not required to perform further testing. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then the Group must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. If the carrying amount of the goodwill is greater than its implied fair value, the excess is recognized as an impairment loss.

In 2014, the Group performed a quantitative analysis of the goodwill where no impairment loss was recognized. Subsequently, in 2015, 2016 and 2017, the Group performed a qualitative assessment for the reporting unit. Based on the requirements of ASU 2011-08, the Group evaluated all relevant factors, weighed all factors in their entirety and concluded that it was not more-likely-than-not the fair value was less than the carrying amount of the this reporting unit, and further impairment testing on goodwill was not necessary as of December 31, 2015, 2016 and 2017.

Impairment of long-lived assets

The Group evaluates impairment of its long-lived assets to be held and used, including property and equipment, definite-lived intangible assets and other non-current assets, when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable in accordance with ASC subtopic 360-10, Property, Plant and Equipment-Overall. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount that the carrying value exceeds the estimated fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long-lived assets. The Group recognized an impairment loss of RMB7,054,450, nil and nil in “other operating expense” during the years ended December 31, 2015, 2016 and 2017, respectively.

Accruals for membership program

The Group invites its customers to participate in a membership program. The Group has four tiers of membership — E-membership, R-membership, gold membership and platinum membership. A one-time membership fee is charged for new members except for the E-membership. The membership automatically expires after two years in the event of non-usage. The membership is automatically renewed if used at least once

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Accruals for membership program (continued)

within a two-year period. Members enjoy discounts on room rates, priority in hotel reservation, and accumulate membership points for their paid stays, which can be redeemed for membership upgrades, room night awards and other gifts within two years after the points are earned. The estimated incremental costs to provide gifts, membership upgrades and room night awards are accrued and recorded as selling and marketing expenses in the consolidated statements of comprehensive income. As members redeem awards or their entitlements expire, the provision is reduced correspondingly. The Group’s estimated liabilities for those points that are expected to be redeemed in the future include breakage for points that are not expected to be redeemed or claimed by its members based on historical data. As of December 31, 2015, 2016 and 2017, the accruals for membership program amounted to RMB5,001,656, RMB7,034,452 and RMB19,684,705 (USD3,025,484), respectively, based on the estimated liabilities under the membership program, and were recorded in accrued expenses and other current liabilities in the consolidated balance sheets.

Deferred revenue

Deferred revenue generally consists of initial franchise fees received from franchisees prior to the Group fulfilling its service commitments as a franchisor, cash received for membership fees, and advance rental payments the Group has received for subleased properties to third-party merchandisers.

Advance from customers

Advance from customers consists of advance rental payments from hotel guests and prepaid membership cards from franchisees. Proceeds from the sale of membership fees to franchisees are initially recognized as advance from customers and reclassified to deferred revenue upon sale to the end users.

Revenue recognition

Revenues from leased-and-operated hotels are primarily derived from hotel operations, including the rental of rooms and food and beverage sales. The Group recognizes revenues when all of the following have occurred: persuasive evidence of arrangement with the customer, services have been performed, fees are fixed or determinable and collectability of the fees is reasonably assured, as prescribed by ASC 605-10, Revenue Recognition, Overall. These criteria as related to Group revenues are considered to have been met as follows:

Revenue is recognized when rooms are occupied and food and beverages are sold.

Sublease rental revenues are derived from subleasing partial space of the leased-and-operated hotels to third-parties, which are recognized on a straight-line basis over the contractual lease term. The sublease rental revenue is recorded in leased-and-operated hotels revenue in the consolidated statements of comprehensive income amounted to RMB20,934,604, RMB27,234,661 and RMB42,218,264 (USD6,488,828) for the years ended December 31, 2015, 2016 and 2017, respectively.

Revenues from franchised-and-managed hotels are derived from franchise agreements where the franchisees are required to pay (i) an initial one-time non-refundable franchise fee, and (ii) continuing franchise fees, which mainly consist of on-going management and service fees based on a certain percentage of the room revenues of the franchised-and-managed hotels and central reservation system (“CRS”) usage fee based on a fixed rate per transaction. The one-time franchise fee is recognized when the Group has fulfilled all its commitments and

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Revenue recognition (continued)

obligations, including the assistance to the franchisees in property design, leasehold improvement, construction project management, systems installation, personnel recruiting and training, which is generally when the franchised-and-managed hotel opens for business. The ongoing management and service fees are recognized when the underlying service revenue is recognized by the franchisees’ operations. The CRS usage fees are recognized when the services are provided.

In addition, the Group designates hotel managers to certain hotels and accounts for hotel manager fees related to the hotels under the franchise program as revenues. Pursuant to the franchise-and-management agreements, the Group charges the franchisees fixed hotel manager fees to compensate the Group for the franchised-and-managed hotel managers’ salaries, social welfare benefits and certain other out-of-pocket expenses as incurred. The hotel manager fee is recognized as revenue on a monthly basis. During the years ended December 31, 2015, 2016 and 2017, the hotel manager fees that were recognized as part of franchised-and-managed hotels revenue were RMB64,013,110, RMB70,433,507 and RMB83,482,652 (USD12,831,049), respectively.

One-time fees from the sale of membership cards under the Group’s paid membership program are recognized on a straight-line basis over the estimated life of the membership, which is 3-6 years depending on membership level, based on the Group’s historical membership data. Revenue recognized from membership fees were RMB31,972,224, RMB42,439,476 and RMB53,365,279 (USD8,202,093) for the years ended December 31, 2015, 2016 and 2017, respectively. The Group monitors its membership activity patterns to re-assess the estimated lives of memberships at each reporting period.

Business tax and related tax surcharges

The Group is subject to business tax, education surtax and urban maintenance and construction tax, on the services provided in the PRC until April 2016. Business tax and related surcharges are based on revenues at rates ranging from 5% to 5.65% and are recorded as a reduction of revenues.

On March 23, 2016, the Ministry of Finance of China and the State Administration of Taxation of China jointly issued the Circular on the Nationwide Implementation of Pilot Program for the Collection of Value Added-Tax Instead of Business Tax, or Circular 36, which became effective on May 1, 2016. Subsequent to the effectiveness of Circular 36, most of the Group’s PRC subsidiaries’ business will be subject to value-added tax, or VAT, at a rate of 6% and they would be permitted to offset input VAT by providing valid VAT invoices received from vendors against their VAT liability.

Advertising and promotional expenses

Advertising related expenses, including promotion expenses and production costs of marketing materials, are charged to the consolidated statements of comprehensive income as incurred, and amounted to RMB10,252,064, RMB10,379,012 and RMB11,369,822 (USD1,747,510) for the years ended December 31, 2015, 2016 and 2017, respectively.

Government subsidies

Government subsidies are received from provincial and local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. Such subsidies allow the

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Government subsidies (continued)

Group full discretion to utilize the funds and are used by the Group for general corporate purposes. During the years ended December 31, 2015, 2016 and 2017, the Group received financial subsidies of RMB7,811,354, RMB8,632,105 and RMB10,220,995 (USD1,570,938), respectively, from various local PRC government authorities. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of the relevant government authorities. Such amounts are recorded as other operating income when received as the amount of the subsidies and the timing of payment are determined solely at the discretion of the relevant government authorities and there is no assurance that the Group will continue to receive any or similar subsidies in the future.

Interest income and other, net

Interest income and other, net consists primarily of interest income, and to a much lesser extent foreign exchange gains or losses. Interest income is mainly generated from bank deposits and other interest earning financial assets and is recognized on an accrual basis using the effective interest method.

Leases

Leases are classified as capital or operating leases. A lease that transfers to the lessee substantially all the benefits and risks incidental to ownership is classified as a capital lease. The Group did not have any leases that qualified as capital leases for the years ended December 31, 2015, 2016 and 2017. The Group leases hotel space under certain operating lease agreements. Certain of the lease agreements contain rent holidays and rent escalation provisions. Rent holidays and rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. The excess of rent expense and rent paid, as the case may be for respective leases, is recorded as deferred rent. Rental expenses amounted to RMB72,818,565, RMB66,416,232 and RMB60,839,102 (USD9,350,799) for the years ended December 31, 2015, 2016 and 2017, respectively.

Income taxes

Income taxes are provided for using the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates or change in tax status is recognized in income in the period the change in tax status occurs or the change in tax rates or tax law is enacted. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some or all of the deferred tax assets will not be realized.

In accordance with ASC subtopic 740-10, Income Taxes, Overall, the Group recognizes the benefit of a tax position if the tax position is more likely than not to prevail based on the technical merits of the tax position. Tax positions that meet the “more likely than not” threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

The Group estimates its liability for unrecognized tax benefits which are periodically assessed and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Income taxes (continued)

to tax audits, and expiration of the statute of limitations. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit or appeal or litigation process. The actual benefits ultimately realized may differ from the Group’s estimates. As each tax audit is concluded, adjustments, if any, are recorded in the Group’s financial statements. Additionally, in future periods, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. The Group has elected to include interest and penalties related to an uncertain tax position (if and when required) in “income tax expense (benefit)” in the consolidated statements of comprehensive income.

Foreign currency translation and transactions

The reporting currency of the Group is the Renminbi (“RMB”). The functional currency of the Company, GreenTree Samoa, GreenTree Suites, PHI and the entities incorporated in Hong Kong is the United States dollar (“USD”). The financial records of GTWH and the other PRC subsidiaries of GreenTree Samoa, GreenTree Suites, PHI, and GTWH are maintained in the local currency, the Renminbi (“RMB”), which is their functional currency.

Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Nonmonetary assets and liabilities are re-measured into the applicable functional currencies at historical exchange rates. Transactions in currencies other than the applicable functional currencies during the year are converted into the functional currencies at the applicable rates of exchange prevailing on the transaction dates. Transaction gains and losses are recognized in “interest income and other, net” in the consolidated statements of comprehensive income.

Assets and liabilities are translated into RMB at the exchange rate at the balance sheet date. Equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income (loss) in the consolidated statements of comprehensive income.

Convenience translation

Translations of amounts from RMB into U.S. dollars are solely for the convenience of the reader and were calculated at the noon buying rate of USD1 to RMB6.5063 on December 29, 2017, as set forth in H.10 statistical release of the Federal Reserve Board. The translation is not intended to imply that the RMB amounts could have been, or could be, converted, realized or settled into U.S. dollars at that rate on December 31, 2017, or at any other rate.

Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Fair value (continued)

Authoritative literature provides a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Group follows ASC subtopic 820-10, Fair Value Measurements and Disclosures, which establishes a three-tier fair value hierarchy, and prioritizes the inputs used in measuring fair value as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Trading securities, representing the equity investment with intent for resale in anticipation of short-term market movement, are recorded at fair values at each balance sheet date. The carrying values of other financial instruments, which consist of cash and cash equivalents, accounts receivable, loans receivable, amounts due from related parties, accounts payable and amounts due to related parties are recorded at cost which approximates their fair value due to the short-term nature of these instruments. The Group does not use derivative instruments to manage risks.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Fair value (continued)

The following table summarizes the Company’s financial assets and liabilities measured and recorded at fair value as of December 31, 2015, 2016 and 2017:

		Fair Value Measurements at Reporting Date Using
Description	Year Ended December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Trading securities	213,614,400	213,614,400	—	—
Short-term investments	185,000,000	—	185,000,000	—

	398,614,400	213,614,400	185,000,000	—

		Fair Value Measurements at Reporting Date Using
Description	Year Ended December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Trading securities	273,492,193	273,492,193	—	—
Cash equivalents	681,676,535	681,676,535	—	—

	955,168,728	955,168,728	—	—

		Fair Value Measurements at Reporting Date Using
Description	Year Ended December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Trading securities	307,754,960	307,754,960	—	—
Short-term investments	781,850,000	711,850,000	70,000,000	—

	1,089,604,960	1,019,604,960	70,000,000	—

Comprehensive income

Comprehensive income is defined as the increase in equity of the Group during a year from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Accumulated other comprehensive loss of the Group includes the foreign currency translation adjustments.

Segment reporting

The Group operates and manages its business as a single segment. The Group’s chief operating decision maker has been identified as the CEO of the Group. The results of operations of the Group are regularly reviewed by the Chief Executive Officer on a consolidated basis. The Group primarily generates its revenues from customers in the PRC. Accordingly, no geographical segments are presented. Substantially all of the Group’s long-lived assets are located in the PRC.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Employee benefits

The full-time employees of the Group’s PRC subsidiaries participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiary of the Group to make contributions to the government for these benefits beyond the contribution made. The total amounts for such employee benefits, which were expensed as incurred, RMB14,419,971, RMB21,410,446 and RMB22,859,925 (USD3,513,506) for the years ended December 31, 2015, 2016 and 2017, respectively.

Share-based compensation

Share based awards granted to employees are accounted for under ASC 718, “Compensation—Stock Compensation”, which requires that such share-based awards granted to employees be measured based on the grant date fair value and recognized as compensation expense a) immediately at grant date if no vesting conditions are required; or b) using graded vesting method, net of estimated forfeitures, over the requisite service period, which is the vesting period.

Earnings per share

Class A and Class B ordinary shares have the same rights with regard to dividends and distributions upon liquidation of the Group. Net income is allocated on a pro rata basis to the Class A and Class B ordinary shares to the extent that each class shares in income for the period. Basic EPS for each class of ordinary shares is computed by dividing net income attributable to that class by the weighted average number of ordinary shares outstanding of that class for the period. Diluted earnings per share is calculated by dividing net income attributable to the Class A and Class B ordinary shares as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary share equivalents are excluded from the computation of diluted per share if their effects would be anti-dilutive.

Concentration of credit risk

Financial instruments that potentially expose the Group to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable, amounts due from related parties and loans receivable. As of December 31, 2015, the Group had RMB624,700,021, RMB101,114,562 and RMB28,757,438 held in cash and bank deposits with banks in the PRC, Cayman Island and Hong Kong, respectively. As of December 31, 2016, the Group had RMB1,078,322,126, RMB1,414,079 and RMB5,677,150 held in cash and bank deposits with banks in the PRC, Cayman Island and Hong Kong, respectively. As of December 31, 2017, the Group had RMB917,808,935 (USD141,064,650), RMB22,172,389 (USD3,407,834) and RMB5,325,418 (USD818,502) held in cash and bank deposits with banks in the PRC, Cayman Island and Hong Kong, respectively. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions.

The Group conducts credit evaluations on its customers and generally does not require collateral or other security from such customers. The Group periodically evaluates the creditworthiness of the existing customers in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Concentration of credit risk (continued)

The Group made loans to third-party individuals who is a former franchisee, a third-party corporate and a third-party franchisee under loan agreements and is exposed to credit risk in case of defaults by the debtors. The maximum amount of loss due to credit risk is limited to the total outstanding principal plus accrued interest on the balance sheet date. As of December 31, 2015, 2016 and 2017, there were RMB22,510,357, nil and RMB6,600,000 (USD1,014,401), of loans receivable outstanding. The Group evaluates and monitors the credit worthiness of the debtors and records an allowance for uncollectible accounts based on an assessment of the payment history, the existence of collateral, current information and events, and the facts and circumstances around the credit risk of the debtor.

Currency Convertibility Risk

Substantially all of the Group’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized by the PRC government to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Foreign Currency Exchange Rate Risk

The functional currency of the Company is USD, and the reporting currency is RMB. Since July 21, 2005, RMB has been permitted by the PRC government to fluctuate within a managed band against a basket of certain foreign currencies. The appreciation of the USD against RMB was approximately 4.4% and 7.2% in 2015 and 2016, respectively. The depreciation of the USD against RMB was approximately 6.3% in 2017. Any significant revaluation of RMB may materially and adversely affect the cash flows, operating results and financial position of the Group. As a result, an appreciation of RMB against USD would result in foreign currency translation loss when translating the net assets of the Group from USD into RMB.

For the years ended December 31, 2015, 2016 and 2017, the net foreign currency translation gain resulting from the translation from USD to RMB reporting currency recorded in other comprehensive income was RMB1,977,966, RMB1,875,003 and RMB1,317,020 (USD202,422), respectively.

Recently issued accounting pronouncements

As a company with less than US$1.07 billion in revenue for the last fiscal year, the Company qualifies as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include a provision that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Company will take advantage of the extended transition period.

In May 2014, the Financial Accounting Standard Board, or FASB, issued Accounting Standards Update, or ASU, 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all exiting revenue recognition guidance, including industry-specific guidance, in current U.S. GAAP.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Recently issued accounting pronouncements (continued)

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

In August 2015, FASB issued its final standard formally amending the effective date of the new revenue recognition guidance. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2018, including interim periods beginning after December 15, 2019. While the Group is in the process of evaluating the impact of adoption of this guidance on the Group’s consolidated financial statements, it expects differences on areas including but not limited to the accounting for franchise revenue and membership program.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes or ASU 2015-17, that requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. This ASU, which may be adopted either prospectively or retrospectively, is effective for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Adoption of the ASU may result in changes in the Company’s presentation of deferred tax assets and liabilities on the Company’s financial position but will not affect the substantive content of the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10), or ASU 2016-01, which requires all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). This ASU also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this ASU eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2018, including interim periods beginning after December 15, 2019. An entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity investments that exist as of the date of adoption of the ASU. The Group is in the process of evaluating the impact of adoption of this guidance on the Group’s consolidated financial statements.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Recently issued accounting pronouncements (continued)

In February 2016, the FASB issued ASU No. 2016-02, Leases, or ASU 2016-02, which requires lessees to recognize assets and liabilities related to lease arrangements longer than 12 months on the balance sheet. This standard also requires additional disclosures by lessees and contains targeted changes to accounting by lessors. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous U.S. GAAP. As of December 31, 2016, the Group has certain leases for its leased-and-operated hotels that are not currently recognized on its consolidated balance sheets. The Group is in the process of evaluating the impact of adoption of this guidance on the Group’s consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU makes targeted amendments to the accounting for employee share-based payments, including the accounting for income taxes, forfeitures, and statutory withholding requirements, as well as classification in the statement of cash flows. The guidance is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods, beginning after December 15, 2018. The Group is in the process of evaluating the impact of adoption of this guidance on the Group’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. This ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of our portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. The amendments in this ASU are effective for fiscal years beginning after December 15, 2020, including interim periods within fiscal years beginning after December 15, 2021. The Group is in the process of evaluating the impact of adoption of this guidance on the Group’s consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU applies to all entities, including both business entities and not-for-profit entities that are required to present a statement of cash flows under Topic 230. This ASU addresses diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Group is in the process of evaluating the impact of adoption of this guidance on the Group’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. Topic 740, Income Taxes, prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. In addition, interpretations of this guidance have developed in practice for transfers of certain intangible and tangible assets. This prohibition on recognition is an exception to the principle of comprehensive recognition of current and deferred income taxes in U.S. GAAP. To more faithfully represent the economics of intra-entity asset transfers, the amendments in this ASU require that entities recognize the income tax consequences of an intra-entity transfer of an asset other than

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Recently issued accounting pronouncements (continued)

inventory when the transfer occurs. The amendments in this ASU do not change U.S. GAAP for the pre-tax effects of an intra-entity asset transfer under Topic 810, Consolidation, or for an intra-entity transfer of inventory. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual periods beginning after December 15, 2019. The Group is in the process of evaluating the impact of adoption of this guidance on the Group’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This ASU does not provide a definition of restricted cash or restricted cash equivalents. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Group expects the adoption of this ASU will impact its cash flow statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Group is in the process of evaluating the impact of adoption of this guidance on the Group’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, which simplifies the accounting for goodwill impairment by eliminating Step two from the goodwill impairment test. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, versus determining an implied fair value in Step two to measure the impairment loss. The guidance is effective for annual and interim impairment tests performed in periods beginning after December 15, 2021. The guidance should be applied on a prospective basis. The Group is in the process of evaluating the impact of adoption of this guidance on the Group’s consolidated financial statements.

In February 2017, the FASB issued ASU 2017-05 (“ASU 2017-05”), Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets. ASU 2017-05 defines an in-substance nonfinancial asset and clarifies guidance related to partial sales of nonfinancial assets. This standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Group is in the process of evaluating the impact of adoption of this guidance on the Group’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09 (“ASU 2017-09”), Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. This standard provides clarity and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation-Stock Compensation, to a change to the terms or conditions of a share-based payment award. The updated guidance is effective for interim and annual periods beginning after December 15, 2017. The Group is in the process of evaluating the impact of adoption of this guidance on the Group’s consolidated financial statements.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	LOANS RECEIVABLE, NET

Loans receivable, net is comprised of the following:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Franchisee A	1,515,836	—	—	—
Shanghai Wiselong Enterprise Management Co., Ltd. (“Wiselong”)	20,994,521	—	—	—
Franchisee B	—	—	3,500,000	537,940
Franchisee C	—	—	3,100,000	476,461

Total	22,510,357	—	6,600,000	1,014,401

Starting from 2007, the Group provided loans to Franchisee A to finance the renovation of certain franchised-and-managed hotels. In 2016, the outstanding loan was fully settled.

Amount due from Wiselong pertains to a bridge loan collateralized by two properties located in Pudong District of Shanghai. In 2016, the Group entered into an agreement to convert such loan receivable into equity interest in Wiselong (Note 7).

In March and May 2017, the Group entered into entrusted loan agreement with Franchisee B and Franchisee C to finance the renovation of certain franchised-and-managed hotels with maturity of one year and an interest rate of 8.7% per annum. No provision was made as of December 31, 2017.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Buildings	86,801,082	86,801,082	86,801,082	13,341,082
Leasehold improvements	301,400,277	262,889,675	224,431,821	34,494,539
Furniture, fixtures and equipment	80,242,118	37,965,295	32,283,771	4,961,925
Motor vehicles	5,141,577	1,101,855	1,693,006	260,210

Total	473,585,054	388,757,907	345,209,680	53,057,756
Less: Accumulated depreciation	(326,216,395)	(278,321,606)	(248,540,429)	(38,199,964)
Provision for impairment of long-lived assets	(7,054,450)	—	—	—

Net book value	140,314,209	110,436,301	96,669,251	14,857,792
Construction in progress	1,080,000	—	—	—

Property and equipment, net.	141,394,209	110,436,301	96,669,251	14,857,792

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	PROPERTY AND EQUIPMENT, NET (CONTINUED)

Depreciation expense was RMB40,299,496, RMB34,045,260 and RMB24,076,465 (USD3,700,485) for the years ended December 31, 2015, 2016 and 2017, respectively, and were included in the following captions:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Hotel operating costs	38,972,170	33,213,969	22,978,585	3,531,744
General and administrative costs	1,327,326	831,291	1,097,880	168,741

Total.	40,299,496	34,045,260	24,076,465	3,700,485

5.	INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Trademark	183,361	183,361	183,361	28,182
Purchased software	10,395,051	10,650,840	10,666,224	1,639,368
Reacquired rights	3,114,277	3,114,277	2,594,781	398,811
Favorable leases	654,372	654,372	432,376	66,455
Others	435,185	435,185	435,185	66,887

Total	14,782,246	15,038,035	14,311,927	2,199,703
Less: Accumulated amortization	(8,801,170)	(10,110,776)	(10,584,544)	(1,626,815)

Intangible assets, net	5,981,076	4,927,259	3,727,383	572,888

Amortization expense of intangible assets for the years ended December 31, 2015, 2016 and 2017 amounted to RMB1,383,789, RMB1,309,605 and RMB879,968 (USD135,249), respectively. Others, net as of December 31, 2015, 2016 and 2017 are RMB184,665, RMB108,019 and RMB64,501 (USD9,914), respectively.

The estimated aggregate amortization expense for each of the five succeeding years is as follows:

Year ending December 31,	RMB
2018	782,477
2019	712,402
2020	616,029
2021	561,146
2022	451,678
Thereafter	603,651

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	GOODWILL

The changes in the carrying amount of goodwill for the years ended December 31, 2015, 2016 and 2017 were as follows:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Balance as of January 1 and December 31	2,959,183	2,959,183	2,959,183	454,818

As of December 31, 2015, 2016 and 2017, the Group assessed impairment on its goodwill derived from the acquisitions. No impairment loss was recognized in any of the periods presented.

7.	LONG-TERM INVESTMENTS

As at December 31, 2015, 2016 and 2017, long-term investments consisted of the following:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Equity method investments
CYTS Shanghai Jinyuhao International Hotel Co. Ltd.(“JYH”)	66,710,126	—	—	—
Yancheng Zexin Hotel Management Co., Ltd.	3,899,497	3,312,809	2,565,871	394,367
Tianjin GreenTree Tianbao Hotel Management Co., Ltd.	10,548,722	10,094,132	10,008,647	1,538,301
Steigenberger (Beijing) Hotel Management Co., Ltd. (“Steigenberger”)	—	—	5,932,840	911,861
Cost method investments
Shanghai Liming Intelligent Technology Limited	—	300,000	300,000	46,109
Wiselong	—	10,895,061	—	—
Yibon Hotel Group Co., Ltd (“Yibon”)		—	103,701,474	15,938,625
Held-to-maturity investments
Wiselong	—	10,895,062	—	—

Total	81,158,345	35,497,064	122,508,832	18,829,263

Equity method investments

Investment in JYH

In August 2016, the Group entered into a share transfer and pledge agreement with Shanghai Yongjin Property Management Co., Ltd. (“Yongjin”) to sell all of the Group’s equity interests in CYTS Shanghai

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	LONG-TERM INVESTMENTS (CONTINUED)

Equity method investments (continued)

Investment in JYH (continued)

Jinyuhao International Hotel Co. Ltd. (“JYH”) for a total consideration of RMB129,729,678. As of December 31, 2016, RMB63,986,039 out of the total consideration has been received and therefore the Group recognized a disposal gain of RMB35,719,805 in 2016. The remaining uncollected balance of RMB65,743,639 (USD10,104,612) is collateralized by the corresponding number of JYH’s shares sold. The remaining uncollected balance is expected to be received in July 2018 and included in the other assets and other current assets as at December 31, 2016 and 2017, respectively. Accordingly, as of December 31, 2016 and 2017, the related unrealized gain of RMB36,723,048 (USD5,644,229) was deferred in other long-term liabilities and accrued expenses and other current liabilities, respectively.

Investment in Steigenberger

In May 2017, the Group completed the purchase of 50% equity interests of Steigenberger for a cash consideration of RMB6,000,000 (USD922,183). As the Group had the ability to exercise significant influence over Steigenberger’s operations, the Group accounted for this investment using the equity method of accounting. Out of the total purchase consideration, RMB8,308,429 (USD1,276,982) was allocated to amortizable intangible assets, RMB328,573 (USD50,501) was allocated to goodwill, RMB2,077,107 (USD319,246) was allocated to deferred tax liabilities and RMB559,895 (USD86,054) was allocated to net liabilities acquired.

None of the Group’s equity method investments was considered individually significant for the years ended December 31, 2015, 2016 and 2017. The Group summarized the condensed financial information of the Group’s equity investments as a group below in accordance with Rule 4-08 of Regulation S-X:

Balance sheet data:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Current assets	172,207,745	28,422,575	14,961,672	2,299,567
Non-current assets	593,187,045	24,585,513	39,741,645	6,108,179
Current liabilities	165,698,010	25,640,047	8,294,529	1,274,846
Non-current liabilities	432,798,078	963,621	11,214,974	1,723,710

Operating data:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Revenues	39,725,836	34,398,665	21,486,273	3,302,380
Gross profit	1,674,035	3,026,330	12,397,526	1,905,465
Operating loss	(58,247,438)	(38,577,860)	(1,976,331)	(303,756)
Net loss	(58,829,312)	(38,578,689)	(1,799,168)	(276,527)

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	LONG-TERM INVESTMENTS (CONTINUED)

Cost method and Held-to-maturity investments

The carrying amounts of Group’s cost method investments and held-to-maturity investment primarily consist of investments in Wiselong and Yibon as of December 31, 2016 and December 31, 2017, respectively.

Investment in Wiselong

In 2016, the Group acquired a 45.29% interest in Wiselong (“Wiselong Interest”) for a combination of cash and the conversion of an outstanding loan receivable. Half of the Wiselong Interest will be repurchased by Wiselong in two years at the current transaction price, plus interest of 7% and is not freely transferable without the written consent of Wiselong. Such portion of the Wiselong Interest totaling RMB10,895,062 is accounted for as a held-to-maturity investment. The remaining equity interest acquired of RMB10,895,061 is accounted for as a cost method investment, as it contains a liquidation preference and is not considered in-substance common stock.

In July 2017, the Group entered into a share transfer agreement with a company controlled by Yan Zhang to sell its 45.29% equity interest in Wiselong, with Wiselong’s consent, for cash consideration of RMB23,439,164 (USD3,602,534). The Group recognized disposal gain of RMB1,649,041(USD253,453) in 2017.

In April 2017, the Group acquired a 30% interest in Yibon for cash consideration of RMB103,701,474 (USD15,938,625) in form of capital injection into the target company. The terms of investment in 30% equity interest in the ordinary shares of Yibon includes a contingent redemption clause if certain specified criteria is not met. As a result, the investment is accounted for as a cost method investment as the shares are not in-substance common stock.

Concurrently, the Group issued two options to the other shareholders of Yibon. The Group provided all the other shareholders of Yibon a right to exchange the shares of Yibon for the shares of the Company in April 2020 in accordance to an agreed formula. The Group also provided one of the shareholders of Yibon the right to put its 12.5% equity interest to the Company if the Company fails to list by an agreed date or the said shareholder of Yibon does not exercise the other option. As these are freestanding options, they are liability-classified and are remeasured at the end of each reporting period with an adjustment for fair value recorded to the current period expense. The fair value of these options have been determined to be insignificant. The Company has determined the fair value of these options with the assistance of an independent third party valuation firm.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Other payables	60,905,649	151,763,729	175,237,562	26,933,520
Value added tax and other taxes payable	31,375,314	36,941,020	50,863,338	7,817,552
Accrued rental	3,816,889	7,597,724	2,987,206	459,125
Accrued utilities	2,582,993	3,148,750	2,482,032	381,481
Accrual for membership program	5,001,656	7,034,452	19,684,705	3,025,484
Litigation accrual	3,394,068	—	—	—
Other accrued expenses	234,586	6,245,242	5,764,060	885,920
Unrealized gains from disposal of long-term investment	—	—	36,723,048	5,644,229

Total.	107,311,155	212,730,917	293,741,951	45,147,311

9.	ORDINARY SHARES

The Group’s Class A and Class B ordinary shares are identical in all respects except for voting and conversion rights. On all matters upon which the holders are entitled to vote, the Class A shares and Class B shares then outstanding shall constitute 60% and 40% of the total voting power of the issued and outstanding shares of the Group, respectively.

10.	HOTEL OPERATING COSTS

Hotel operating costs include all direct costs incurred in the operation of the leased-and-operated hotels and cost of providing franchise services and consist of the following:

	Year ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Rental	72,018,565	65,616,232	60,252,952	9,260,709
Utilities	18,014,858	17,274,356	16,692,172	2,565,540
Personnel cost	38,682,704	32,754,011	27,546,240	4,233,780
Depreciation and amortization	39,816,116	33,751,208	22,978,585	3,531,744
Consumable, food and beverage	18,372,769	14,161,810	13,470,072	2,070,312
Costs of general managers of franchised-and-operated hotels	42,335,616	45,515,832	54,291,625	8,344,470
Other costs of franchised-and-operated hotels	19,420,231	18,822,094	23,497,850	3,611,553
Others	15,674,403	12,236,665	14,916,556	2,292,633

Total	264,335,262	240,132,208	233,646,052	35,910,741

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	SHARE BASED COMPENSATION

Grant of fully vested GTI ordinary shares to directors of the Company

On November 11, 2017, GTI issued 352,500 fully vested ordinary shares to certain directors of the Company in recognition of their past services to the Company. Accordingly, the Company recorded the related share-based compensation expense on the date of issuance of these shares of RMB38,048,000 (US$5,847,871) which was recorded in general and administrative expenses.

12.	INCOME TAXES

Samoa

Under the current laws of Samoa, GreenTree Samoa is not subject to tax on income or capital gain.

Cayman Island

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain.

Hong Kong

GreenTree Hotels (Hong Kong), Limited is subject to Hong Kong profit tax at a rate of 16.5% in 2017. No Hong Kong profit tax has been provided as the Group has not had assessable profit that was earned in or derived from Hong Kong during the years presented.

PRC

On March 16, 2007, the PRC government promulgated the Law of the People’s Republic of China on Enterprise Income Tax (“New EIT Law”), which was effective from January 1, 2008. Under the New EIT Law, domestically-owned enterprises and foreign-invested enterprises are subject to a uniform tax rate of 25%. Enterprises qualified as “High New Technology Enterprises (“HNTEs”) enjoy a preferential income tax rate of 15%.

Shanghai Evergreen was qualified as an HNTE during 2014 to 2017 under the CIT Law. Shanghai Evergreen has been entitled to a preferential income tax rate of 12.5% in 2015 and 15% during 2016 and 2017.

The current and deferred components of income tax expense appearing in the consolidated statements of comprehensive income are as follows:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Current tax	84,749,952	96,219,834	193,428,603	29,729,432
Deferred tax	(4,672,654)	(12,296,224)	(6,777,448)	(1,041,675)

Total	80,077,298	83,923,610	186,651,155	28,687,757

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	INCOME TAXES (CONTINUED)

PRC (continued)

Reconciliation between the effective income tax rate and the PRC statutory income tax rate is as follows:

	Years ended December 31,
	2015	2016	2017
PRC statutory tax rate	25%	25%	25%
Withholding tax on the PRC earnings distributed	—	—	14%
Effect of international rate difference	(1%)	(1%)	2%
Effect of preferential tax rate	(2%)	(2%)	(3%)
Tax effect of expenses that are not deductible in determining taxable profit	2%	1%	1%

Effective tax rate	24%	23%	39%

The principal components of the Group’s deferred income tax assets and liabilities as of December 31, 2017 are as follows:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Deferred tax assets:
Net loss carryforward	5,263,955	4,288,102	3,830,587	588,750
Deferred revenue	22,908,772	28,317,849	37,792,874	5,808,658
Deferred rent	11,917,271	10,453,341	6,491,710	997,758
Bad debt expenses	2,464,536	1,709,595	1,178,511	181,134
Accrued expenses	6,967,460	10,748,938	14,757,386	2,268,169
Unrealized gains from disposal of long-term investment	6,449,635	6,449,635	9,180,762	1,411,057
Valuation allowance	(4,803,395)	(4,288,102)	(3,672,489)	(564,451)

Total deferred tax assets	51,168,234	57,679,358	69,559,341	10,691,075

Deferred tax liabilities:
Depreciation of property and equipment	(14,550,140)	(8,829,772)	(4,782,353)	(735,034)
Unrealized gains from trading securities	(18,416,172)	(18,595,997)	(27,745,951)	(4,264,475)
Intangible assets	(1,259,464)	(1,014,907)	(1,014,907)	(155,989)

Total deferred tax liabilities	(34,225,776)	(28,440,676)	(33,543,211)	(5,155,498)

Deferred tax assets:
Current	15,297,597	19,337,708	36,207,884	5,565,050
Non-current	35,870,637	38,341,650	33,351,457	5,126,025

	51,168,234	57,679,358	69,559,341	10,691,075

Deferred tax liabilities:
Current	(18,416,172)	(18,595,997)	(27,745,951)	(4,264,475)
Non-current	(15,809,604)	(9,844,679)	(5,797,260)	(891,023)

	(34,225,776)	(28,440,676)	(33,543,211)	(5,155,498)

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	INCOME TAXES (CONTINUED)

PRC (continued)

Valuation allowances have been provided for deferred tax assets where, based on all available evidence, it was determined by management that more likely than not to be realized in future years. As of December 31, 2017, the Group had tax losses carryforwards of RMB15,322,350 (USD2,355,002) which will expire between 2018 and 2022 if not utilized.

The EIT law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Apart from the dividend declared by subsidiaries located in PRC in 2017 in connection with the Reorganization amounting RMB609,082,285 (USD93,614,233), as of December 31, 2017, the Group intends to permanently reinvest the remaining undistributed earnings from other foreign subsidiaries to fund future operations. The amount of unrecognized deferred tax liabilities for temporary differences related to investments in foreign subsidiaries is not determined because such a determination is not practicable.

The Group made its assessment of the level of authority for each of its uncertain tax positions (including the potential application of interests and penalties) based on the technical merits, and has measured the unrecognized expenses and benefits associated with the tax positions. It is possible that the amount of uncertain tax benefits will change in the next 12 months, however, an estimate of the range of the possible outcomes cannot be made at this time. RMB70,764,522, RMB77,443,095 and RMB84,184,447 (USD12,938,913) of the uncertain tax positions, if ultimately recognized, would affect the effective tax rate. In the years ended December 31, 2015, 2016 and 2017, the Company recorded interest expense of RMB4,763,858, RMB9,313,809 and RMB5,015,783 (USD770,912). Accumulated interest expense and penalty recorded by the Company was RMB12,000,439 and nil as of December 31, 2015, respectively, was RMB19,810,919 and nil as of December 31, 2016, respectively and RMB 23,321,212(USD3,584,405) and nil as of December 31, 2017, respectively. As of December 31, 2017, the tax years ended December 31, 2012 through 2017 for the PRC subsidiaries remain open for statutory examination by the PRC tax authorities.

Unrecognized tax benefits — January 1, 2015	33,343,760
Increases — tax positions in the current period	45,132,492

Unrecognized tax benefits — December 31, 2015	78,476,252
Increases — tax positions in the current period	47,377,320
Decreases — tax positions in prior period	(22,164,707)

Unrecognized tax benefits — January 1, 2017	103,688,865
Increases — tax positions in the current period	21,916,258
Decreases — tax positions in prior period	(12,305,490)

Unrecognized tax benefits — December 31, 2017	113,299,633

The Group’s PRC subsidiaries are subject to examination by the PRC tax authorities from 2012 through 2017 on non-transfer pricing matters, and from 2007 through 2017 on transfer pricing matters.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	MAINLAND CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATION

Full time employees of the Group in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on a certain percentage of the employees’ salaries, subject to certain ceilings. The total contribution for such employee benefits were RMB14,419,971, RMB21,410,446 and RMB22,859,925 (USD3,513,506) for the years ended December 31, 2015, 2016 and 2017, respectively. The Group has no ongoing obligation to its employees subsequent to its contributions to the PRC plan.

14.	STATUTORY RESERVES AND RESTRICTED NET ASSETS

In accordance with the PRC Regulations on Enterprises with Foreign Investment, an enterprise established in the PRC with foreign investment is required to make appropriations to certain statutory reserves, namely a general reserve fund, an enterprise expansion fund, a staff welfare fund and a bonus fund, all of which are appropriated from net profit as reported in its PRC statutory accounts. A foreign invested enterprise is required to allocate at least 10% of its annual after-tax profits to a general reserve fund until such fund has reached 50% of its respective registered capital. Appropriations to the enterprise expansion fund and staff welfare and bonus funds are at the discretion of the board of directors for the foreign invested enterprises. For other subsidiaries incorporated in the PRC, the general reserve fund was appropriated based on 10% of net profits as reported in each subsidiary’s PRC statutory accounts. General reserve and statutory surplus funds are restricted to set-off against losses, expansion of production and operation and increasing registered capital of the respective company. Staff welfare and bonus fund and statutory public welfare funds are restricted to capital expenditures for the collective welfare of employees. The reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor are they allowed for distribution except under liquidation. As of December 31, 2015, 2016 and 2017, the PRC statutory reserve funds amounted to RMB47,306,446, RMB55,266,201 and RMB57,726,641 (USD8,872,422), respectively.

In addition, under PRC laws and regulations, the Group’s PRC subsidiaries are restricted in their ability to transfer their net assets to the Company in the form of dividend payments, loans or advances. Amounts of net assets restricted include paid up capital and statutory reserve funds of the Group’s PRC totaling RMB406,992,428, RMB398,444,500 and RMB391,045,190 (USD60,102,545) as of December 31, 2015, 2016 and 2017, respectively.

Furthermore, cash transfers from the Group’s PRC subsidiaries to the Group’s subsidiaries outside of the PRC are subject to the PRC government control of currency conversion. Shortages in the availability of foreign currency may restrict the ability of the Group’s PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to the Company, or otherwise satisfy their foreign currency denominated obligations.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	RELATED PARTY TRANSACTIONS AND BALANCES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. The related parties that had transactions or balances with the Group in 2015, 2016 and 2017 consisted of:

Related Party	Nature of the party	Relationship with the Group
Alex S. Xu	Individual	Founder and CEO
Hui Xu	Individual	Brother of Alex S.Xu
Yan Zhang *	Individual	Senior management of the Group
1250 Bayshore Highway, LLC (“Bayshore”)	Hotel management	Controlled by Alex S.Xu
APAM Holdings, LLC(“APAM”)	Investment holding	Controlled by Alex S.Xu
Napa Infinity Winery (Shanghai) Inc. (“Napa”)	Wine distributor	Controlled by Hui Xu
519 Information Technology (Shanghai) Inc. (“519”)	Wine distributor	Controlled by Hui Xu
Pacific Hotel Management (Rongcheng) Co., Ltd. (“Rongcheng”)	Hotel management	Controlled by Hui Xu
GTI	Investment holding	Shareholder of the Group, controlled by Alex S Xu
Tianjin GreenTree Tianbao Hotel Management CO., Ltd. (“TB”)	Franchised hotels	Equity investee of the Group
JYH	Hotel management	Equity investee of the Group
Yancheng Zexin Hotel Management Co., Ltd. (“Ze Xin”)	Franchised hotels	Equity investee of the Group
Steigenberger	Franchised hotels	Equity investee of the Group
Beifu Hong Kong Industrial Co. Limited (“HK Beifu”)	Investment holding	Controlled by Alex.S.Xu

*Ceased to be a related party subsequent to her resignation on December 5, 2017

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

(a)	Related party balances

Due from related parties:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Current:
Yan Zhang	—	124,595,116	—	—
GTI	28,757,438	11,447,815	1,717,539	263,981
Bayshore	8,117,000	8,671,250	—	—
Rongcheng	—	141,380	—	—
JYH	18,076,427	—	—	—
TB	45,691	—	—	—
Napa	3,600,436	4,035,262	—	—
Steigenberger	—	—	225,000	34,582
Ze Xin	1,120,042	540,875	1,306,153	200,752

	59,717,034	149,431,698	3,248,692	499,315

Non-current:
Ze Xin	—	—	2,600,000	399,613

Amounts due from Ze Xin of RMB3,500,000 (USD537,940) is a loan to Ze Xin for the innovation of a franchised-and-managed hotel of the joint investor. The loan is repayable in 1-3 years with an interest rate of 9.5% per annum. The loan is pledged with the joint investor’s 50% shares in Ze Xin and his shares in other entities.

Amounts due from Steigenberger of RMB225,000 (USD34,582) is a loan to Steigenberger maturing in one year with an interest rate of 6% per annum.

Amounts due from Yan Zhang was a loan with annual interest rate of 3.5% and repaid in December 2017.

Apart from the above, the other amounts due from GTI, TB, and Ze Xin represent the advance payment to related parties or receivable from franchisee revenue which were unsecured, interest free, and repayable upon demand.

Due to related parties:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
JYH	32,276,966	—	—	—
519	—	4,100	—	—
TB	—	178,825	473,018	72,702

	32,276,966	182,925	473,018	72,702

Amounts due to related parties are primarily comprised of repayment from and receipts on behalf related parities which were unsecured, interest free and repayable upon demand.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

(b)	Related party transactions

During the years ended December 31, 2015, 2016 and 2017, related party transactions consisted of the following:

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Loan to Yan Zhang	—	(150,000,000)	—	—
Interest income from Yan Zhang.	—	4,595,116	3,515,358	540,301
Repayment from Yan Zhang	—	30,000,000	128,110,474	19,690,219
Repayment from GTI	4,375,044	17,309,623	9,730,276	1,495,516
Repayment to JYH	(12,791,034)	(14,200,539)	—	—
Repayment from Hui Xu	1,200,068	—	—	—
(Repayment to)/Advance from TB	(130,382)	224,516	294,193	45,217
Franchised revenue from TB	601,355	540,827	400,639	61,577
Repayment from Bayshore	—	—	8,671,250	1,332,747
(Repayment to)/Advance from Rongcheng	(3,588,295)	(141,380)	141,380	21,730
Advance to Napa	(3,606,366)	(434,826)	—	—
Purchase from Napa	—	—	4,035,262	620,208
Loan to Steigenberger	—	—	(225,000)	(34,582)
Franchised revenue from Ze Xin	65,988	152,284	232,766	35,775
Loan to Ze Xin	—	—	(3,500,000)	(537,940)
(Advance to)/Repayment from Ze Xin	(1,120,042)	579,167	367,488	56,482
(Repayment to)/Advance from 519	(13,225)	4,100	(4,100)	(630)

In July 2017, the Group entered into a share transfer agreement with a company controlled by Yan Zhang to sell its 45.29% equity interest in Wiselong, with Wiselong’s consent, for cash consideration of RMB 23,439,164 (USD3,602,534). The Group recognized disposal gain of RMB1,649,041 (USD253,453) in 2017.

(c)	Guarantee

The Group guaranteed a credit line taken by APAM, a company controlled by the Founder, to finance its investments in United States of America. As a result of the guarantee, RMB65 million and RMB70 million (equivalent to USD10 million) as of December 31, 2015 and 2016, respectively, of cash were pledged as restricted to use.

The Group guaranteed an acquisition made by HK Beifu, a company controlled by the Founder, with RMB110 million cash restricted to use as of December 31, 2016.

In March 2017, the Group guaranteed a bank loan taken by HK Beifu, a company controlled by the Founder, to finance an acquisition in China. As a result of the guarantee, RMB900 million of cash was pledged as security and restricted to use.

As December 31, 2017, the above guarantees are released. No other guarantees are provided to the related parties.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	COMMITMENTS AND CONTINGENCIES

Operating	lease commitments

As lessee

The Group has entered into lease agreements for business office and certain hotels which it operates. Such leases are classified as operating leases.

Future minimum lease payments under non-cancellable operating lease agreements at December 31, 2017 were as follows:

	Year Ended December 31,
	2017	2017
	RMB	USD
2018	67,314,125	10,345,992
2019	65,341,071	10,042,739
2020	60,866,919	9,355,074
2021	56,891,704	8,744,095
2022	52,176,744	8,019,419
Thereafter	192,751,581	29,625,376

Total	495,342,144	76,132,695

As lessor

The Group subleases its leased assets under operating lease arrangements for terms ranging from one to twenty years. The terms of the leases generally also require the tenants to pay security deposits and provide for periodic rent adjustments according to the then prevailing market conditions.

At December 31, 2017, the Group had total future minimum lease receivables under non-cancellable operating leases with its tenants falling due as follows:

	Year Ended December 31,
	2017	2017
	RMB	USD
2018	33,161,273	5,096,794
2019	21,096,240	3,242,433
2020	16,173,482	2,485,819
2021	15,792,418	2,427,250
2022	14,724,044	2,263,044
Thereafter	64,559,734	9,922,649

Total	165,507,191	25,437,989

Litigation and contingencies

The Company and its operations from time to time are, and in the future may be, parties to or targets of lawsuits, claims, investigations, and proceedings, including but not limited to non-compliance respect to licenses and permits, franchise agreements and lease contracts, which are handled and defended in the ordinary course of business. The Group may be unable to estimate the reasonably possible loss or a range of reasonably possible losses until developments in such matters have provided sufficient information to support an assessment of the

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation and contingencies (continued)

range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from other parties and investigation of factual allegations, rulings by the court on motions or appeals, or the progress of settlement negotiations. The Company accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Company accrues the minimum amount. The Company expenses legal costs, including those expected to be incurred in connection with a loss contingency, as incurred.

17.	EARNINGS PER SHARE

Basic and diluted earnings per share for each of the years presented is calculated as follows:

	Year Ended December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Numerator:
Net income used in calculating earnings per share-basic and diluted	235,791,886	265,973,599	285,400,182	43,865,205
Denominator:
Weighted average number of Class A ordinary shares outstanding used in calculating basic and diluted earnings per share	48,635,252	48,635,252	48,635,252	48,635,252
Weighted average number of Class B ordinary shares outstanding used in calculating basic and diluted earnings per share	42,716,957	42,716,957	42,716,957	42,716,957
Allocation of undistributed earnings — basic:
To Class A Shares	125,533,885	141,602,409	151,944,981	23,353,516
To Class B Shares	110,258,001	124,371,190	133,455,201	20,511,689
Basic and diluted earnings per share:
To Class A Shares	2.58	2.91	3.12	0.48
To Class B Shares	2.58	2.91	3.12	0.48

18.	SUBSEQUENT EVENT

In January 2018, the Company has adopted 2018 share incentive plan providing for the grant of options, restricted shares and restricted share units, collectively referred to as awards and authorized the issuance of up to 9,000,000 Class A ordinary shares upon exercise of awards granted, 1,703,000 options of which were granted.

Pursuant to a board resolution dated February 8, 2018, the Company declared a dividend of USD23,000,000 to GTI.

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed	balance sheets

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
ASSETS
Current assets
Dividends receivable	—	—	39,691,103	6,100,411

Total current assets	—	—	39,691,103	6,100,411
Non-current assets:
Investments in subsidiaries	776,321,269	1,026,213,841	732,245,241	112,544,033

TOTAL ASSETS.	776,321,269	1,026,213,841	771,936,344	118,644,444

LIABILITIES AND EQUITY
Current liabilities
Dividends payable	—	—	39,691,103	6,100,411

Total liabilities	—	—	39,691,103	6,100,411
Shareholders’ Equity:
Class A ordinary shares (USD0.5 par value per share; 60,000,000 shares authorized; 48,635,252 shares issued and outstanding as of December 31, 2015, 2016 and 2017)	160,189,926	160,189,926	160,189,926	24,620,741
Class B ordinary shares (USD0.5 par value per share; 200,000,000 shares authorized; 42,716,957 shares issued and outstanding as of December 31,2015, 2016 and 2017)	140,696,841	140,696,841	140,696,841	21,624,709
Additional paid-in capital	174,261,734	174,261,734	212,309,734	32,631,409
Retained earnings	308,450,940	556,468,509	223,134,889	34,295,204
Accumulated other comprehensive loss	(7,278,172)	(5,403,169)	(4,086,149)	(628,030)

Total Shareholders’ Equity	776,321,269	1,026,213,841	732,245,241	112,544,033

TOTAL LIABILITIES AND EQUITY	776,321,269	1,026,213,841	771,936,344	118,644,444

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (CONTINUED)

Condensed	statements of operations

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Share of profit in subsidiaries, net (Note a)	235,791,886	265,973,599	285,400,182	43,865,205

Income before tax	235,791,886	265,973,599	285,400,182	43,865,205

Net income	235,791,886	265,973,599	285,400,182	43,865,205

Other comprehensive income, net of tax -Foreign currency translation adjustments	1,977,966	1,875,003	1,317,020	202,422

Comprehensive income	237,769,852	267,848,602	286,717,202	44,067,627

Condensed	statements of cash flows

	As of December 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	USD
Cash Flows from Operating Activities
Net income	235,791,886	265,973,599	285,400,182	43,865,205
Adjustments to reconcile net income to net cash used in operating activities:
Share of profit in subsidiaries, net	(235,791,886)	(265,973,599)	(285,400,182)	(43,865,205)
Net cash provided by (used in) operating activities	—	—	—	—
Net cash provided by (used in) investing activities	—	—	—	—
Distribution to the shareholders	(52,055,899)	(17,956,030)	(579,042,699)	(88,997,233)
Dividends from subsidiaries	52,055,899	17,956,030	579,042,699	88,997,233
Net cash provided by (used in) financing activities	—	—	—	—

Net increase in cash	—	—	—	—
Cash at beginning of the year	—	—	—	—

Cash at end of the year.	—	—	—	—

GREENTREE HOSPITALITY GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (CONTINUED)

(a)	Basis of presentation

In the Company-only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since inception.

The Company records its investment in its subsidiary under the equity method of accounting as prescribed in ASC 323-10 Investment-Equity Method and Joint Ventures, such investment is presented on the balance sheet as “Investment in subsidiaries” and share of the subsidiaries’ profit or loss as “Equity in profit of subsidiaries” on the statements of operations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted and as such, these Company-only financial statements should be read in conjunction with the Group’s consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

The Cayman Companies Law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Under the form of indemnification agreement to be filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S, Regulation D or Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Securities Issuance by Us Since Our Incorporation

In November 2017, GTI subscribed for a total of 48,635,251 Class A ordinary shares and 42,716,957 Class B ordinary shares of us with the entire share capital of GreenTree Samoa it then held.

On March 11, 2018, we redesignated 7,954,048 of our Class B ordinary shares as Class A ordinary shares.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-3 of this Registration Statement.

(b) Financial Statement Schedules.

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect, dated March 11, 2018

4.1	Specimen of Share Certificate

4.2**	Form of Deposit Agreement between the Registrant and Deutsche Bank Trust Company Americas, as depositary

4.3**	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.2)

5.1	Form of Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered

8.1	Form of Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	Form of Opinion of Zhonglun W&D Law Firm regarding certain Chinese tax matters (included in Exhibit 99.2)

10.1	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.2

Investment Agreement concerning Yibon Hotel Group Co., Ltd., among Yibon Hotel Group Co., Ltd., Shanghai Beifu Industrial Co., Ltd., KIP Growth Capital Fund No. 17, Korea Investment Global Frontier Fund No. 20, Rushi Co., Ltd. and the original shareholder of Yibon Group, dated April 5, 2017 (English Translation)

21.1	Significant Subsidiaries of the Registrant

23.1	Consent of Ernst & Young Hua Ming LLP

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1 and Exhibit 8.1)

23.3	Consent of Zhonglun W&D Law Firm (included in Exhibit 99.2)

23.4	Consent of Dong Li

24.1	Powers of Attorney

99.1	Code of Business Conduct

99.2	Form of Opinion of Zhonglun W&D Law Firm regarding certain PRC law matters

*	To be filed by amendment.

**	Incorporated by reference to the Registration Statement on Form F-6 to be filed with the Securities and Exchange Commission with respect to American depositary shares representing our Class A ordinary shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on March 14, 2018.

GREENTREE HOSPITALITY GROUP LTD.

By:	/s/ Alex S. Xu
Name: Alex S. Xu
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following person in the capacity and on the dates indicated.

Signature	Title	Date

/s/ Alex S. Xu	Chairman and Chief Executive Officer (principal executive officer)	March 14, 2018
Name: Alex S. Xu

*	Director	March 14, 2018
Name: Gregory James Karns

*	Independent Director	March 14, 2018
Name: Akira Hirabayashi

*	Independent Director	March 14, 2018
Name: Bingwu Xie

*	Director	March 14, 2018
Name: Yiping Yang

*	Chief Financial Officer (principal financial and accounting officer)	March 14, 2018
Name: Xin Yue Jasmine Geffner

*By:	/s/ Alex S. Xu
Name: Alex S. Xu
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of GreenTree Hospitality Group Ltd. has signed this registration statement or amendment thereto in New York, New York on March 14, 2018.

Law Debenture Corporate Services Inc.

By:	/s/ Giselle Manon
Name: Giselle Manon
Title: Service of Process Officer